Form 10-K, Exhibit 13
period 1996-07-31
CMG INFORMATION SERVICES INC
filed 1996-10-29
CIK 914712

                                                                    Exhibit 13.1

----------------------------------------- ----
selected consolidated financial data       20
----------------------------------------- ----


Selected Consolidated Financial Data - The following table sets forth selected consolidated financial information of the company for the five years in the period ended July 31, 1996. This selected financial information should be read in conjunction with the company's Consolidated Financial Statements and related Notes.

------------------------------------------------------------------------------------------------------------------------------------

(in thousands, except per share data)
                                                                                 Years Ended July 31,
------------------------------------------------------------------------------------------------------------------------------------

                                                        1996            1995            1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------------

Consolidated Statement of Operations Data:
Net sales                                       $       28,485  $       22,293   $       19,388  $       16,548  $       13,827
Cost of sales                                           19,437          13,014           11,329          10,028           9,025
Research and development expenses                        6,971              --               --              --              --
In-process research and development expenses             2,691              --               --              --              --
Selling, general and administrative expenses            19,960           6,387            4,792           4,225           3,773
------------------------------------------------------------------------------------------------------------------------------------


Operating income (loss)                                (20,574)          2,892            3,267           2,295           1,029

Interest income (expenses), net                          2,691             225              (96)           (323)           (383)
Gain on sale of available-for-sale securities           30,049           4,781               --              --              --
Gain on issuance of stock by subsidiary                 19,575              --               --              --              --
Other income (expense), net                               (746)           (292)              --            (139)             18
Income tax expense                                     (16,673)         (2,844)          (1,211)           (627)           (279)
------------------------------------------------------------------------------------------------------------------------------------


Income from continuing operations                       14,322           4,762            1,960           1,206             385
Gain from discontinued operations                           --          23,453             (159)             --              --
Cumulative effect of change in method of
 accounting for income taxes                                --              --               --              --             463
------------------------------------------------------------------------------------------------------------------------------------

Net income                                      $       14,322  $       28,215  $         1,801   $       1,206   $         848
------------------------------------------------------------------------------------------------------------------------------------

Fully diluted earnings per share:
Income from continuing operations before
 cumulative effect of change
  in method of accounting for income taxes      $         1.45  $         0.49  $          0.25   $        0.19   $        0.06
Discontinued operations                                     --            2.41            (0.02)             --              --
Cumulative effect of change in accounting
 principle                                                  --              --               --              --            0.07
------------------------------------------------------------------------------------------------------------------------------------


Net income                                      $         1.45  $         2.90  $          0.23   $        0.19   $        0.13
------------------------------------------------------------------------------------------------------------------------------------


Weighted average shares outstanding-fully
 diluted                                                 9,898           9,744            7,801           6,310           6,226
------------------------------------------------------------------------------------------------------------------------------------

Consolidated Balance Sheet Data:
Working capital                                 $       72,009  $       47,729  $         5,925   $      (1,441)  $      (2,075)
Total assets                                           109,503          80,486           12,740           7,260           6,835
Long-term obligations                                      555             508              165             931           1,425
Redeemable convertible preferred stock                      --              --               --             250             250
Stockholders' equity (deficit)                          53,992          55,490            8,867             174          (1,015)
------------------------------------------------------------------------------------------------------------------------------------
