Form 10-K, Exhibit 13
period 1996-07-31
CMG INFORMATION SERVICES INC
filed 1996-10-29
CIK 914712

                                                                    Exhibit 13.2

----------------------------------------------
management's discussion & analysis of           21
  financial condition & results of operations
----------------------------------------------

The discussion in this report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Risk Factors that May Affect Future Results", as well as those discussed in this section and elsewhere in this report.


Overview

In 1986, CMG Information Services, Inc. was formed through the acquisition of College Marketing Group, Inc. which had been in operation since 1968. Since its origins, the Company has expanded the breadth and depth of its product and service offerings to the direct marketing industry. The Company completed and introduced the College List database in 1973, and diversified its mailing list product offerings in 1982 through the introduction of the Information Buyers List database. In 1992, the Company introduced its Elementary/High School List database. In the course of creating and developing these databases and lists, the Company also developed expertise in servicing and managing customer and prospect lists compiled by its clients, leading to the establishment of the Company's ListLab and ListLine services in 1987 and 1989, respectively. In 1989, the Company also completed the acquisition of the business of SalesLink Corporation (SalesLink), which provides "fulfillment services" including sales lead/inquiry management, product and literature fulfillment, and business-to-business telemarketing services.

In February of 1994, the Company formed a new subsidiary, BookLink Technologies, Inc. (BookLink), which developed InternetWorks, a PC-based viewer/browser for the Internet. In December 1994, the Company sold all outstanding stock of BookLink to America Online (AMER) for 1,420,000 shares of AMER common stock. After selling its AMER stock, the Company realized a pretax gain on the transaction in excess of $70 million.

In February 1995, the Company formed its Internet investment and development arm, CMG @Ventures L.P., to provide intellectual and financial capital to companies seeking to further the commercialization of the Internet and other interactive media through the development and application of information-based direct marketing products and services. The Company owns 100% of the capital and is entitled to 77.5% of the net capital gains of CMG @Ventures, L.P. During fiscal year 1995, the Company, (through CMG @Ventures) acquired, formed or invested in four new companies. Two new consolidated subsidiaries, Lycos, Inc. (Lycos), an Internet search and guide company, and NetCarta Corporation (NetCarta), a developer of Internet Web navigation and content management tools, were acquired and two minority investments were made including Freemark Communications, Inc. (Freemark) an innovator in the development of advertising sponsored e-mail services that are free to consumers, and Ikonic Inc., a developer of web sites and interactive media. In fiscal year 1996, Lycos successfully completed an initial public offering of 3,135,000 shares of its common stock, raising net proceeds to Lycos of $46 million.

The Company continued its growth and development in fiscal year 1996 with the acquisition, formation or investment in eight new companies. CMG @Ventures added four new investments in companies, including Black Sun Interactive, Inc. (Black
Sun), a developer of three dimensional interactive software, GeoCities, a builder and operator of special-interest online communities, Vicinity Corporation (Vicinity), a provider of geographically oriented content and services for the World Wide Web, and TeleT Communications (TeleT), a marketer of products which allow direct telephone-to-Internet access for adding or editing Web pages, and also enable users to communicate in their own voices to other Web users. CMG @Ventures' investment in TeleT was made in April 1996 and totalled $750,000. In September 1996, subsequent to fiscal 1996 year end, CMG @Ventures sold its equity investment in TeleT to Premiere Technologies, Inc. receiving cash and Premiere Technologies, Inc. common stock with a total value of approximately $8,250,000 at the date of closing. Also, subsequent to fiscal 1996 year end, CMG @Ventures, acquired a minority investment interest in Parable LLC (Parable), a start-up software firm developing multimedia tools and technology.

In August 1995, the Company formed a new subsidiary, CMG Direct Interactive, Inc. (CMGDI) from the Company's former ListLab division. In addition to the Company's traditional list management services, CMGDI is rapidly evolving into a database and Internet systems company, focusing on direct marketing solutions. As a result of this evolution, the Company's "lists and list services" segment is now referred to as the "lists and database services" segment and includes the operating results of this subsidiary.

Also during fiscal 1996, the Company formed three new wholly owned subsidiaries, ADSmart Corporation (ADSmart), InfoMation Publishing Corporation (InfoMation) and Planet Direct Corporation (Planet Direct). ADSmart was formed to capitalize on Internet advertising opportunities, and InfoMation will organize and deliver news feeds, web content and internal information to customers via environments such as the Internet. Planet Direct was formed to combine and leverage the Company's Internet technologies to provide a content based product for Internet service providers.

-------------------------------------------------
management's discussion & analysis of financial    22
  condition & results of operations (cont'd.)      --
                                                   23
-------------------------------------------------

The Company has adopted a strategy of seeking opportunities to realize significant gains through the selective sale of investments or having separate subsidiaries sell minority interests to outside investors. The Company believes that this strategy provides the ability to significantly increase shareholder value as well as provide capital to support the growth in the Company's subsidiaries and investments. Gains from such transactions have been substantial in recent years. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future.

In fiscal 1997, the Company will continue to develop and refine the products and services of its businesses, with the goal of significantly increasing revenue as new products are commercially introduced.

Discontinued Operations of SalesLink Subsequently Retained

During the second quarter of fiscal 1996, the Company decided to retain its subsidiary SalesLink as part of the Company's continuing operations. SalesLink was identified for disposition during the fourth quarter of fiscal 1995 and had been accounted for as a discontinued operation from that time until the second quarter of fiscal 1996. The decision was made to continue to operate SalesLink because of its potential synergies with the Company's newly formed subsidiary, CMGDI. Accordingly, the operating results of SalesLink are now included in continuing operations, classified as the Company's fulfillment services segment, and fiscal year 1995 and 1994 amounts have been reclassified to present SalesLink within continuing operations in the accompanying consolidated financial statements.

During fiscal years 1996, 1995 and 1994 SalesLink generated sales of $12,070,000, $11,086,000 and $8,900,000, respectively, and operating income of $1,566,000, $1,755,000 and $1,425,000, respectively. The total assets and liabilities of SalesLink were $4,314,000 and $1,211,000, respectively, as of July 31, 1995.


Results of Operations

The following table sets forth, for the years indicated, certain items from the Company's Consolidated Statements of Operations expressed as a percentage of net sales.


                                                                                        Fiscal Year Ended July 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                   1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                          100%            100%            100%
Cost of sales                                                                       68              58              59
Research and development expenses                                                   24              --              --
In-process research and development expenses                                         9              --              --
Selling, general and administrative expenses                                        71              29              25
---------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                            (72)             13              16
Interest income, net                                                                 9               1              --
Gain on sale of available-for-sale securities                                      105              21              --
Gain on issuance of stock by subsidiary                                             69              --              --
Equity in losses of affiliates                                                     (10)             (1)             --
Minority interest                                                                    8              --              --
Income tax expense                                                                 (59)            (13)             (6)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                                   50%             21%             10%
---------------------------------------------------------------------------------------------------------------------------

The Company's operations have been classified into three business segments (i) lists and database services, (ii) fulfillment services, and (iii) investment and development. (See note 3 of Notes to Consolidated Financial Statements.)

Fiscal 1996 Compared to Fiscal 1995

Net sales increased $6,192,000, or 27.8%, to $28,485,000 in 1996 from
$22,293,000 in 1995. The increase was primarily attributable to a sales increase of $5,660,000 from the Company's investment and development segment which was formed during the third quarter of fiscal 1995 and includes current year sales of $5,257,000 from Lycos, Inc. Additionally, fulfillment services segment sales increased $984,000 reflecting several new hi-tech and healthcare customers, and lists and database services segment sales declined $452,000 due to consolidation in the educational publishing industry and curtailed direct mail activity due to high paper and postage costs in the first half of the year. As the portfolio companies of the investment and development segment continue to develop and introduce their products commercially, the Company expects to report significant future revenue growth in this segment.

Cost of sales increased $6,423,000, or 49.4%, to $19,437,000 in 1996 from
$13,014,000 in 1995, due primarily to an increase of $4,910,000 in costs related to the Company's new investment and development segment, an increase of $574,000 in the fulfillment services segment resulting from higher sales, and an increase of $939,000 in the cost of sales for the lists and database services segment.
In the lists and database services segment, cost of sales as a percentage of net sales increased to 62.3% in 1996 from 51.4% in 1995. This increase is primarily attributable to increases in operating expenses related to the launching of the Company's new Elementary/High School Database product line. Prior to fiscal 1996 all costs related to the development of the Elementary/High School Database product were capitalized. With the development of this list now complete and operations having commenced, operating costs are being incurred and previously capitalized costs are now being amortized.

Research and development expenses totaled $6,971,000 in 1996, consisting of $5,219,000 related to the operations of the investment and development segment, $1,559,000 incurred by CMGDI within the lists and database services segment and $193,000 relating to the fulfillment services segment. In addition, the Company recorded $2,691,000 of in-process research and development expenses related to the acquisition of several Internet investments. No research and development costs were incurred in fiscal year 1995. The Company anticipates it will continue to devote substantial resources to product development and that these costs may substantially increase in future periods.

Selling expenses increased $7,113,000, or 235%, to $10,138,000 in 1996 from $3,025,000 in 1995. This increase was primarily attributable to a $6,426,000 selling expense increase in the Company's new investment and development segment, reflecting the sales and marketing efforts related to various product launches. Additionally, selling expense increases of $541,000 and $146,000 were incurred by the lists and database services and fulfillment services segments, respectively. Selling expenses increased as a percentage of net sales to 35.6% in fiscal 1996 from 13.6% in fiscal 1995. As the Company's subsidiaries continue to introduce new products and expand sales, the Company expects to incur significant promotional expenses, as well as expenses related to the hiring of additional sales and marketing personnel and increased advertising expenses, and anticipates that these costs will substantially increase in future periods.

General and administrative expenses increased $6,460,000, or 192%, to $9,822,000 in fiscal 1996 from $3,362,000 in fiscal 1995. This increase was attributable to the creation of the investment and development business segment during the third quarter of fiscal 1995, which had expense increases of $5,729,000, including payroll, facilities, goodwill amortization, legal and accounting, depreciation and other general and administrative costs. Additionally, lists and database services segment general and administrative expenses increased $471,000, reflecting the strengthening of CMGDI's management infrastructure, and general and administrative costs for the Company's fulfillment services segment increased $260,000 over prior year. General and administrative expenses increased as a percentage of net sales to 34.5% from 15.1% in fiscal 1995. The Company anticipates that its general and administrative expenses will continue to increase significantly in absolute dollar amounts as the Company's subsidiaries, particularly in the investment and development segment, continue to grow and expand their administrative staffs and infrastructures.

-------------------------------------------------
  management's discussion & analysis of financial  24
    condition & results of operations (cont'd)     --
                                                   25
-------------------------------------------------


Equity in losses of affiliates resulted from the Company's minority ownership in certain investments, which were made through CMG @Ventures and are accounted for under the equity method. Under the equity method of accounting the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. The 1995 results reflect one investment, Freemark, which was acquired during the third quarter of 1995, with $306,000 equity in losses being recognized in fiscal 1995, compared with $2,915,000 for fiscal 1996, which included results from the Company's minority ownership in Freemark, Ikonic, GeoCities, Vicinity, and TeleT. During the fourth quarter of fiscal 1996, the Company increased its ownership in Freemark and GeoCities above 50% and, accordingly, began including their operating results in the Company's consolidated operating results beginning the dates on which controlling interests were obtained. Also, subsequent to year-end the Company sold its interest in TeleT and acquired a minority interest in Parable. See Note 17 of Notes to Consolidated Financial Statements. The Company expects its remaining portfolio companies to continue to invest in development of their products and services, and to recognize operating losses, which will result in future charges recorded by the Company to reflect its proportionate share of such losses.

Gain on sale of available-for-sale securities occurred when the Company sold its remaining 1,020,000 shares of America Online (AMER) common stock, realizing a gain of $30,049,000 in October 1995. Gain on issuance of stock by subsidiary represents the Company's $19,575,000 gain recorded as a result of the sale of stock by its subsidiary, Lycos, in an initial public offering in April 1996. This gain from the Lycos stock offering reflects the increase in the Company's proportionate share of Lycos' equity. See Note 7 of Notes to Consolidated Financial Statements for a more complete description of this transaction. Interest income, net, increased primarily due to income from investment of the proceeds from the sale of the AMER stock and the Lycos public offering.

Minority interest increased to $2,169,000 in fiscal 1996 from $14,000 in fiscal 1995, reflecting minority interest in net losses of consolidated subsidiaries within the Company's investment and development business segment.

The Company's effective tax rates for the fiscal years ended July 31, 1996 and 1995 were 53.8% and 37.4%, respectively. The effective rate in fiscal 1996 differed from the federal statutory rate of 35% primarily due to the provision for state income taxes and the Company's inability to record a tax benefit from operating losses of certain entities not included in the Company's consolidated income tax return. The effective rate in fiscal 1995 differed from the federal statutory rate of 34% primarily due to the provision for state income taxes.


Fiscal 1995 Compared to Fiscal 1994

Net sales increased $2,900,000, or 15.0%, to $22,293,000 in 1995 from
$19,388,000 in 1994. The increase was primarily attributable to sales by the Company's fulfillment services segment which grew by $2,186,000, resulting from an expanded customer base and increased sales to existing customers. Sales in the lists and database services segment increased $714,000 due to an increase in the names available for sale, additional lists under management, the creation of the new Elementary and High School List database and the Teachers Who Respond database, and increased customer demand for those names.

Cost of sales increased $1,685,000, or 14.9%, to $13,014,000 in 1995 from
$11,329,000 in 1994 as a result of sales increases. In the lists and database services segment, cost of sales as a percentage of net sales, however, decreased to 51.4% in 1995 from 53.3% in 1994 due to the absorption of significant fixed costs across a greater sales level, the results of cost containment measures, and the realization of operating efficiencies.

Selling expenses increased $716,000, or 31.0%, to $3,025,000 in 1995 from $2,309,000 in 1994, including increases of $323,000, $339,000 and $54,000 in the lists and database services, fulfillment services and investment and development segments, respectively. These increases were primarily attributable to increases in payroll expenses, marketing, promotional and other costs incurred in conjunction with the Company's sales growth, the addition of CMG @Ventures and Lycos and the development of new product offerings. Selling expenses increased as a percentage of net sales to 13.6% in 1995 from 11.9% in 1994.

General and administrative expenses increased $879,000, or 35.4%, to $3,362,000 in 1995 from $2,483,000 in 1994. The increase was primarily attributable to the creation of the investment and development business segment which had expenses of $569,000 and to incremental costs incurred to support the requirements of a public entity, which included payroll, insurance, legal and accounting fees. General and administrative expenses increased as a percentage of sales to 15.1% in 1995 from 12.8% in 1994.

Equity in losses of affiliates in fiscal 1995 resulted from the Company's 40.2% ownership in one affiliate, Freemark. Under the equity method of accounting, the Company included its $306,000 proportionate share of Freemark's operating losses in equity in losses of affiliates.

Interest income (expense) improved $321,000 to income of $225,000 in 1995 from net expenses of ($96,000) in 1994, primarily due to the repayment of all long-term debt and line of credit borrowings and income from short-term investments, as a result of funds received from the Company's initial public offering in fiscal 1994. Gain on sale of available-for-sale securities occurred when the Company sold 400,000 shares of AMER common stock, realizing a gain of $4,781,000.

The Company's effective tax rates for the fiscal years ended July 31, 1995 and 1994 were 37.4% and 38.2%, respectively. The effective rate in both 1995 and 1994 differed from the federal statutory rate of 34% primarily due to the provision for state income taxes.

Discontinued operations reflect a loss from the Company's wholly owned subsidiary BookLink Technologies, Inc. and a gain on disposal of BookLink which was sold to AMER for 1,420,000 shares of AMER common stock. The market value of the stock on the date of closing (December 23, 1994) was $38,162,000.

Liquidity and Capital Resources

During fiscal 1996, the Company improved its working capital position from $47,729,000 at July 31, 1995 to $72,009,000 at July 31, 1996 and increased its cash and cash equivalents from $9,423,000 to $63,387,000, while continuing to make significant investments in the future of its business. The increases in cash and working capital were primarily a result of the Company's sale of its AMER common stock and the initial public offering of stock by one of the Company's consolidated subsidiaries, Lycos, offset by the Company's uses of its capital.

During the first quarter of fiscal 1996, the Company sold its remaining 1,020,000 shares of AMER common stock, receiving net proceeds of $57,462,000.
In April 1996, Lycos, sold 3,135,000 of its common shares in an initial public offering, receiving net proceeds of $46,021,000 and reducing the Company's ownership in Lycos from approximately 76% to approximately 58%. The Company's entire interest in Lycos (consisting of 8,000,000 shares of common stock) is owned by its majority-owned subsidiary limited partnership, CMG @Ventures, L.P. (See Notes 7 and 8 of Notes to Consolidated Financial Statements). The Company's interest in Lycos is subject to further reduction because CMG @Ventures, L.P. is obligated to sell to Lycos up to a total of 927,300 shares of common stock of Lycos, as necessary, to provide shares issuable upon exercise of options granted by Lycos under its stock option plans. Of these 927,300 shares, CMG @Ventures, L.P. is obligated to sell 666,576 shares to Lycos at a purchase price of $0.01 per share and 260,724 shares at prices ranging from $0.29 per share to $9.60 per share.

During fiscal year 1996 the Company, through its limited partnership subsidiary, CMG @Ventures, L.P. invested in eight companies, including Lycos, NetCarta, Black Sun, Freemark, GeoCities, Ikonic, TeleT, and Vicinity.

In August 1995, CMG @Ventures formed Black Sun and provided a total of $4,000,000 in funding in fiscal 1996. Also, during fiscal 1996, CMG @Ventures provided $4,500,000 funding to NetCarta and $1,000,000 to Lycos. In December 1995, CMG @Ventures invested $1,750,000 to increase its ownership in Ikonic from 19.8% to 36.8%. With its increase in ownership in Ikonic, the Company began using the equity method of accounting, rather than the cost method, for its investment in Ikonic. On July 31, 1996, Black Sun successfully completed an equity financing, issuing preferred stock to an outside party in exchange for $2,000,000, and reducing CMG @Ventures' ownership in Black Sun to 92%.

-------------------------------------------------
  management's discussion & analysis of financial 26
      condition & results of operations (cont'd.) --
                                                  27
-------------------------------------------------

CMG @Ventures invested $1,000,000 to purchase an initial 44.9% ownership interest in GeoCities in January 1996, and increased its ownership to 61.2% with an additional $1,100,000 investment in June 1996. Also in June 1996, Freemark successfully completed a $5,100,000 equity financing. Pursuant to this transaction, CMG @Ventures invested an additional $3,200,000 in Freemark, including the conversion of $1,670,000 in notes which had been funded to Freemark during fiscal 1996, and thereby increased its ownership from 43.8% to 54.3%. The Company accounted for its investments in GeoCities and Freemark on the equity method during the period CMG @Ventures owned minority interests. Beginning in June 1996, when controlling interests were acquired, the Company, accordingly, began including the operating results of GeoCities and Freemark in the Company's consolidated operating results.

In February and June 1996, CMG @Ventures invested $2,000,000 to acquire a 44.8% interest in Vicinity and $750,000 to acquire a 45.6% interest in TeleT. During fiscal 1996, the Company's investments in Vicinity and TeleT were accounted for on the equity method. Subsequent to July 31, 1996, CMG @Ventures sold its equity interest in TeleT to Premiere Technologies in exchange for $550,000 in cash and 320,883 shares of Premiere stock. The market value of the Premiere stock at the date of closing was approximately $7,700,000.

The Company has committed to fund CMG @Ventures a total of $35,000,000, of which $24,145,000 has been funded as of July 31, 1996. Subsequent to fiscal 1996 year end, CMG @Ventures invested $2,000,000 to acquire a 46% minority interest in Parable, which will be accounted for on the equity method, and funded an additional $1,910,000 to NetCarta. The Company's subsidiary, Lycos, has a $5,000,000 commitment under a "Premier Provider" agreement with Netscape Communications Corporation.

The Company's investments in Black Sun, Freemark, GeoCities, Ikonic, TeleT and Vicinity as well as its other Internet related investments in Lycos and NetCarta were made through its majority-owned subsidiary limited partnership, CMG @Ventures, L.P. and its wholly owned subsidiary CMG @Ventures, Inc. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 77.5% of the net capital gains, as defined, of these investments. The remaining 22.5% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer of the Company. Subsequent to July 31, 1996 the sharing of the net gains will be changed to 80% to the Company and 20% to the profit partners. The Company is responsible for all operating expenses of CMG @Ventures, L.P.

During fiscal year 1996, the Company also formed CMG Direct Interactive from the Company's former ListLab division and formed three new wholly owned subsidiaries, ADSmart, InfoMation, and Planet Direct. CMG has begun funding and intends to provide all required funding for start-up costs of these new ventures.

The Company's consolidated capital expenditures were $7,068,000 in fiscal 1996. Additional computer equipment was leased in fiscal 1996, primarily under operating leases. The Company's accounts receivable, accounts payable and accrued expenses increased $5,321,000, $5,925,000 and $3,539,000, respectively, compared with July 31, 1995, primarily as a result of the formation or acquisition of new consolidated subsidiaries. Minority interest in the Company's July 31, 1996 balance sheet increased $27,092,000 compared with July 31, 1995, primarily reflecting the impact of minority interests in the sales of stock by Lycos and Black Sun and the consolidation of Freemark and GeoCities in fiscal 1996.

Of the Company's consolidated cash and available-for-sale securities at July 31, 1996, 65% was held by subsidiaries that are not wholly owned by the Company. This percentage may vary significantly over time. The Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to minority shareholders of the relevant subsidiary. In addition, dividends received from a subsidiary that does not consolidate with the Company for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and available-for-sale securities may not be readily available to the Company or certain of its subsidiaries.

At July 31, 1995, the Company's credit agreement included two revolving lines of credit totaling $5.0 million. Since July 31, 1995, these lines have lapsed and the Company has not pursued renewal. Lycos has a $1.0 million credit facility which expires on June 1, 1997. No balances were outstanding under this agreement at July 31, 1996.

The Company believes that existing working capital will be sufficient to fund its current operations, investments and capital expenditures for the foreseeable future. Should additional capital be needed to fund future investment and acquisition activity, the Company may seek to raise additional capital through additional public or private offerings of shares of the Company or its subsidiaries' stock, or through debt financings.

Accounting Pronouncement

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new method will be required to make pro forma footnote disclosures of net income as if the fair value-based method of accounting required by SFAS No. 123 had been applied. The Company is required to adopt SFAS No. 123 beginning in fiscal 1997. Adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations because the Company intends to make pro forma footnote disclosures instead of adopting the new accounting method.

Risk Factors That May Affect Future Results

The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning the expected future revenues or earnings or concerning projected plans, performance, product development, product release or product shipment, as well as other estimates related to future operations are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements which may be made to reflect events or circumstances occurring after the date such statements were made or to reflect the occurrence of unanticipated events.

Factors that could cause actual results to differ materially from results anticipated in forward-looking statements include, but are not limited to the following:

*The development of the Internet, the level of usage of the Internet, future acceptance of the Company's Internet related products and services, demand for Internet advertising, the introduction of new products and services by the Company and its affiliates or its competitors and potential expense increases associated with the Company's investments at the early stages of development may materially affect the Company's operations. As a result, the Company's mix of services and products may undergo substantial changes as the Company reacts to competitive and other developments in the overall Internet market. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective advertising medium, the Company's business, results of operations and financial condition will be materially adversely affected.

*The Company's business model envisions additional opportunities to realize value through gains on its strategic investment and development activities over the next few years. Additionally, the Company's business model envisions potentially leveraging its investment in present and future Internet development opportunities through public and private placement of portions of such investments with outside investors. The Company's business model is therefore significantly impacted by capital market conditions and the availability of future funding from public and private markets.

*Along with its investment and development segment, the Company's lists and database services and fulfillment services segments are subject to industry related risks, including continued acceptance of the Company's products and services, the introduction of new products and services by the Company or its competitors, changes in the mix of services sold and the channels through which those services are sold, product pricing and cost changes, general economic conditions and specific economic conditions in the direct marketing and Internet industries.