Form 10-K, Exhibit 13
period 1996-07-31
CMG INFORMATION SERVICES INC
filed 1996-10-29
CIK 914712

                                                                    Exhibit 13.3
                       ---------------------------
                       consolidated balance sheets   28
                       ---------------------------


(in thousands, except share amounts)
                                                                                                    July 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                              1996            1995
-------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                            $    63,387      $    9,423
  Available-for-sale securities                                                             13,069          56,228
  Accounts receivable, trade, less allowance for doubtful
    accounts of $442 and $148 in 1996 and 1995                                              10,666           5,345
  License fees receivable                                                                    1,032              --
  Prepaid expenses and other current assets                                                  2,199             370
  Refundable income taxes                                                                       --             666
  Deferred income taxes                                                                        213              --
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                                        90,566          72,032
-------------------------------------------------------------------------------------------------------------------
Property and equipment                                                                      14,657           7,176
  Less accumulated depreciation and amortization                                             6,196           4,389
-------------------------------------------------------------------------------------------------------------------
  Net property and equipment                                                                 8,461           2,787
-------------------------------------------------------------------------------------------------------------------
Investments in affiliates                                                                    4,073           2,700
Costs in excess of net assets of subsidiaries acquired, net of accumulated
  amortization of $718 in 1996 and $287 in 1995                                              2,299           1,280
Other assets                                                                                 4,104           1,687
-------------------------------------------------------------------------------------------------------------------
                                                                                       $   109,503      $   80,486
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                     $     7,251      $    1,326
  Accrued expenses                                                                           6,245           2,706
  Deferred income taxes                                                                         --          19,886
  Deferred revenues                                                                          4,620              --
  Other                                                                                        441             385
-------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                   18,557          24,303
-------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                        9,122              --
Other long term liabilities                                                                    555             508
Minority interest                                                                           27,277             185
Commitments and contingencies
Stockholders' equity
  Preferred stock, $.01 par value per share. Authorized 5,000,000 shares; none issued           --              --
  Common stock, $.01 par value per share. Authorized 40,000,000 shares; issued and
    outstanding 9,166,747 shares at July 31, 1996 and 8,838,720 shares at July 31, 1995         92              88
  Additional paid-in capital                                                                 9,243           7,062
  Net unrealized holding gain                                                                   --          18,005
  Retained earnings                                                                         44,657          30,335
-------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                  53,992          55,490
-------------------------------------------------------------------------------------------------------------------
                                                                                       $   109,503       $  80,486
-------------------------------------------------------------------------------------------------------------------

see accompanying notes to consolidated financial statements

                        -------------------------------------
                 29     consolidated statements of operations
                        -------------------------------------

(in thousands, except per share amounts)
                                                                                              Years Ended July 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------------------
Net sales                                                                       $   28,485       $  22,293       $  19,388
Operating expenses:
  Cost of sales                                                                     19,437          13,014          11,329
  Research and development                                                           6,971              --              --
  In-process research and development                                                2,691              --              --
  Selling                                                                           10,138           3,025           2,309
  General and administrative                                                         9,822           3,362           2,483
---------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                        49,059          19,401          16,121
---------------------------------------------------------------------------------------------------------------------------
    Operating income (loss)                                                        (20,574)          2,892           3,267
---------------------------------------------------------------------------------------------------------------------------
Other income (deductions):
  Interest income (expense), net                                                     2,691             225             (96)
  Gain on sale of available-for-sale securities                                     30,049           4,781              --
  Gain on issuance of stock by subsidiary                                           19,575              --              --
  Equity in losses of affiliates                                                    (2,915)           (306)             --
  Minority interest                                                                  2,169              14              --
---------------------------------------------------------------------------------------------------------------------------
                                                                                    51,569           4,714             (96)
---------------------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes                               30,995           7,606           3,171
Income tax expense                                                                  16,673           2,844           1,211
---------------------------------------------------------------------------------------------------------------------------
  Income from continuing operations                                                 14,322           4,762           1,960
Discontinued operations, net of income taxes:
  Loss from operations of BookLink Technologies, Inc.                                   --            (690)           (159)
  Gain on disposal of BookLink Technologies, Inc.                                       --          24,143              --
---------------------------------------------------------------------------------------------------------------------------
    Net income                                                                  $   14,322       $  28,215       $   1,801
---------------------------------------------------------------------------------------------------------------------------
Primary earnings (loss) per share:
  Income from continuing operations                                             $     1.48       $    0.51       $    0.25
  Loss from discontinued operations of BookLink Technologies, Inc.                      --            (.07)           (.02)
  Gain on disposal of BookLink Technologies, Inc.                                       --            2.56              --
---------------------------------------------------------------------------------------------------------------------------
    Net income                                                                  $     1.48       $    3.00       $    0.23
---------------------------------------------------------------------------------------------------------------------------
Fully diluted earnings (loss) per share:
  Income from continuing operations                                             $     1.45       $    0.49       $    0.25
  Loss from discontinued operations of BookLink Technologies, Inc.                      --            (.07)           (.02)
  Gain on disposal of BookLink Technologies, Inc.                                       --            2.48              --
---------------------------------------------------------------------------------------------------------------------------
    Net income                                                                  $     1.45       $    2.90       $    0.23
---------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding:
  Primary                                                                            9,682           9,391           7,792
---------------------------------------------------------------------------------------------------------------------------
  Fully Diluted                                                                      9,898           9,744           7,801
---------------------------------------------------------------------------------------------------------------------------

see accompanying notes to consolidated financial statements

--------------------------------------------------
consolidated statements of stockholders' equity    30
--------------------------------------------------


(in thousands, except share amounts)

                                                Additional        Net                                       Related      Total
                                    Common       paid-in       unrealized      Retained      Treasury        party    stockholders'
                                    stock        capital      holding gain     earnings        stock       receivable    equity
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1993
          (4,085,538 shares)      $       41  $       291  $       --      $       319   $       (43)  $       (434) $       174
  Net income                              --           --          --            1,801            --             --        1,801
  Issuance of common stock
          (2,792,136 shares)              28        6,294          --               --            --             --        6,322
  Conversion of preferred
          stock into common
          (1,925,926 shares)              19          231          --               --            --             --          250
  Retirement of treasury stock
          (36,886 shares)                 --          (43)         --               --            43             --           --
  Decrease in related party
          receivable                      --           --          --               --            --            320          320
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1994
          (8,766,714 shares)              88        6,773          --            2,120            --           (114)       8,867
  Net income                              --           --          --           28,215            --             --       28,215
  Net unrealized holding gain             --           --      18,005               --            --             --       18,005
  Issuance of common stock
          (72,006 shares)                 --          103          --               --            --             --          103
  Tax benefit of stock option
          exercises                       --          186          --               --            --             --          186
  Decrease in related party
          receivable                      --           --          --               --            --            114          114
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1995
          (8,838,720 shares)              88        7,062      18,005           30,335            --             --       55,490
  Net income                              --           --          --           14,322            --             --       14,322
  Issuance of common stock
          (328,027 shares)                 4          367          --               --            --             --          371
  Tax benefit of stock option
          exercises                       --          695          --               --            --             --          695
  Effect of subsidiaries'
          equity transactions             --        1,119          --               --            --             --        1,119
  Sale of available-for-sale
          securities                      --           --      (18,005)             --            --             --      (18,005)
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1996
          (9,166,747 shares)      $       92  $     9,243  $        --      $   44,657  $         --    $        --    $  53,992
------------------------------------------------------------------------------------------------------------------------------------


see accompanying notes to consolidated financial statements

                        -------------------------------------
                  31    consolidated statements of cash flows
                        -------------------------------------

(in thousands)
                                                                                                        Years Ended July 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   1996        1995         1994
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Income from continuing operations                                                           $  14,322    $  4,762     $  1,960
  Adjustments to reconcile income from continuing operations to net cash provided by (used for) continuing operations:
    Depreciation and amortization                                                                 2,823         896          979
    Deferred income taxes                                                                         8,283         (92)         102
    Gain on sale of available-for-sale securities                                               (30,049)     (4,781)          --
    Gain on issuance of stock by subsidiary                                                     (19,575)         --           --
    Equity in losses of affiliates                                                                2,915         306           --
    Minority interest                                                                            (2,169)        (14)          --
    In-process research and development                                                           2,691          --           --
    Changes in operating assets and liabilities, excluding effects of acquired companies:
      Accounts and license fees receivable                                                       (7,269)        314       (1,499)
      Prepaid expenses and other current assets                                                  (1,762)        (54)        (132)
      Other assets                                                                                 (685)        (78)         (44)
      Accounts payable and accrued expenses                                                       8,232         564          974
      Deferred revenues                                                                           4,595          --           --
      Refundable and accrued income taxes                                                        12,876        (444)        (813)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) continuing operations                                            (4,772)      1,379        1,527
Net cash used for discontinued operations                                                            --        (589)        (485)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) operating activities                                             (4,772)        790        1,042
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease in related party receivable                                                           --         114          320
  Additions to property and equipment                                                            (7,068)     (1,474)      (1,002)
  Sale of property and equipment                                                                    705          --           --
  Payments related to disposal of BookLink Technologies, Inc.                                        --        (650)          --
  Income taxes paid related to disposal of BookLink Technologies, Inc.
    and available-for-sale securities                                                           (20,554)     (3,846)          --
  Proceeds from sale or maturities of available-for-sale securities                              69,918      15,531           --
  Purchase of available-for-sale securities                                                     (25,526)         --           --
  Investments in affiliates and acquisitions of subsidiaries                                     (9,892)     (3,006)          --
  Cash acquired through acquisitions of subsidiaries                                              3,882          --           --
  Other                                                                                            (772)       (966)        (267)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) investing activities                                             10,693       5,703         (949)
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Sale of common stock, net                                                                         371         128        6,272
  Net proceeds from issuance of stock by subsidiaries                                            48,058          --           --
  Net repayments under line of credit                                                                --          (3)      (1,072)
  Cash overdraft                                                                                     --          --         (799)
  Other                                                                                            (386)       (150)      (1,539)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used for) financing activities                                             48,043         (25)       2,862
---------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                        53,964       6,468        2,955
Cash and cash equivalents at beginning of year                                                    9,423       2,955           --
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                      $  63,387    $  9,423     $  2,955
---------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements

------------------------------------------                    32
notes to consolidated financial statements                    --
------------------------------------------                    33

(1) Summary of Significant Accounting Policies

(a) Principles of Consolidation and Presentation
The consolidated financial statements of CMG Information Services, Inc. (the Company) include its wholly owned and majority-owned subsidiaries, CMG Direct Interactive, Inc. (CMGDI), SalesLink Corporation (SalesLink), CMG @Ventures, Inc., CMG @Ventures, L.P., Lycos, Inc. (Lycos), NetCarta Corporation (NetCarta), Black Sun Interactive, Inc. (Black Sun), Freemark Communications, Inc. (Freemark), ADSmart Corporation, InfoMation Publishing Corporation, Planet Direct Corporation, and GeoCities. Lycos is a majority-owned public subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method. Financial information related to BookLink Technologies, Inc. (BookLink) has been presented as discontinued operations (see note 5).

(b) Revenue Recognition
Revenue from the sale of mailing lists is recognized when the mailing labels are shipped. Revenue for services is recognized upon completion of the service.

The Company's advertising revenues are derived principally from short-term Internet advertising contracts in which the Company guarantees a minimum number of impressions for a fixed fee or on a per impressions basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

The Company's license and product revenues are derived principally from product licensing fees and fees from maintenance and support of its products. License and product revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products including revenues bundled with the initial licensing fees are deferred and recognized ratably over the service period.

(c) Gain on Issuances of Stock by Subsidiaries
At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time, the subsidiary is an operating entity and not engaged principally in research and development, the Company records the increase as a gain in its Consolidated Statements of Operations. Otherwise, the increase is reflected in "effect of subsidiaries' equity transactions" in the Company's Consolidated Statements of Stockholders' Equity.

If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary or by the Company, gain recognition does not occur on issuances subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the Consolidated Statements of Stockholders' Equity.

(d) Statement of Cash Flows
Investments with maturities of three months or less at the time of acquisition are considered cash equivalents.

Net cash provided by (used for) operating and investing activities reflects cash payments for interest expense and income taxes as follows:

                                    Fiscal Years ended July 31,
-------------------------------------------------------------------
                                      1996        1995        1994
-------------------------------------------------------------------
Interest expense               $    26,000  $   23,000  $  144,000
-------------------------------------------------------------------
Income taxes                   $16,069,000  $6,753,000  $1,087,000
-------------------------------------------------------------------

During 1996, in a non-cash transaction, the Company's consolidated subsidiary, Lycos, acquired Point Communications Corporation (Point) in exchange for 526,316 shares of Lycos stock. During fiscal year 1995 significant non-cash transactions included the sale of BookLink in exchange for available-for-sale securities (see note 5) and the acquisition of one subsidiary, NetCarta, in exchange for notes payable (see note 8). During 1994, preferred stock with a stated value of $250,000 was converted into common stock.

(e) Marketable Securities
The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, based on quoted market prices, with unrealized holding gains and losses reported as a separate component of stockholders' equity.

The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value judged to be other than temporary are included in interest and other income. The cost of securities sold is based on specific identification.

(f) Accounting for Impairment of Long-Lived Assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets. During this review, the Company reevaluates the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets based upon events or circumstances which have occurred since acquisition.

(g)  Fair Value of Financial Instruments
The carrying value for cash and cash equivalents, accounts receivable and accounts payable, approximates fair value because of the short maturity of these instruments.

(h) Property and Equipment
Property and equipment is stated at cost. Depreciation and amortization is provided on the straight-line basis over the estimated useful lives of the respective assets (three to seven years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

Maintenance and repairs are charged to operating expenses as incurred. Major renewals and betterments are added to property and equipment accounts at cost.

(i) Investments in Affiliates
The Company's investments in affiliated companies for which its ownership exceeds 20%, but which are not majority-owned or controlled, are accounted for using the equity method. Under the equity method, the Company's proportionate share of each affiliate's operating results and amortization of the Company's excess investment over its equity in each affiliate's net assets is included in "equity in losses of affiliates". The unamortized excess of the Company's investments in affiliates over its equity in the underlying net assets of those affiliates at the date of acquisition was $2,847,000 and $2,381,000 at July 31, 1996 and 1995, respectively. Amortization is recorded on a straight-line basis over periods ranging from five to ten years.

(j) Costs in Excess of Net Assets of Subsidiaries Acquired
The costs in excess of net assets of subsidiaries acquired (goodwill) are principally being amortized over periods ranging from five to twenty years. The Company accounts for goodwill at the lower of amortized cost or fair value.

(k) Deferred Mailing List Costs
Costs incurred to enhance or maintain the Company's mailing lists are expensed in the period incurred.

Costs incurred to develop a new mailing list are capitalized until the mailing list has been satisfactorily compiled for marketability. Deferred mailing list costs are amortized over a five year period.

(l)  Deferred Revenues
Deferred revenues are comprised of license fees to be earned in the future on license agreements existing at the balance sheet date and billings in excess of earnings on both license and advertising contracts.

----------------------------------------------------          34
notes to consolidated financial statements (cont'd.)          --
----------------------------------------------------          35

(m) Research and Development Costs
Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. At July 31, 1996 and 1995, capitalized software development costs of $344,000 and $251,000, respectively, are included in the Company's Consolidated Balance Sheets. Additionally, at the date of acquisition, the Company evaluates the components of the purchase price of each acquisition or investment to identify amounts paid for in-process research and development. Upon completion of acquisition accounting and valuation (based on independent appraisals), such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

(n) Accounting for Income Taxes
Income taxes are accounted for under the asset and liability method under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(o) Earnings Per Share
Earnings per share is computed based on the weighted average number of common shares outstanding during each period, after giving effect to stock options and convertible preferred shares considered to be dilutive common stock equivalents.

The weighted average number of common shares outstanding prior to the Company's January 1994 initial public offering (IPO), have been determined pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, whereby common stock issued for consideration below the IPO price and stock options and warrants granted with exercise prices below the IPO price during the twelve-month period preceding the date of the initial filing of the registration statement have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all related periods.

(p) Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q) New Accounting Pronouncement
In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which established financial accounting and reporting standards for stock-based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new method will be required to make pro forma footnote disclosures of net income as if the fair value-based method of accounting required by SFAS No. 123 had been applied. The Company is required to adopt SFAS No. 123 beginning in fiscal 1997. Adoption of this pronouncement is not expected to have a material impact on the Company's financial position or results of operations because the Company intends to make pro forma footnote disclosures instead of adopting the new accounting method.

(2) Discontinued Operations of SalesLink Subsequently Retained

During the second quarter of fiscal 1996, the Company decided to retain its subsidiary SalesLink as part of the Company's continuing operations. SalesLink was identified for disposition during the fourth quarter of fiscal 1995 and had been accounted for as a discontinued operation from that time until the second quarter of fiscal 1996. The decision was made to continue to operate SalesLink because of its potential synergies with the Company's newly formed subsidiary CMGDI. Accordingly, the operating results of SalesLink are now included in continuing operations, classified as the Company's fulfillment services segment, and fiscal year 1995 and 1994 amounts have been reclassified to present SalesLink within continuing operations in the accompanying consolidated financial statements.

During fiscal years 1996, 1995 and 1994, SalesLink generated sales of $12,070,000, $11,086,000 and $8,900,000, respectively, and operating income of $1,566,000, $1,755,000 and $1,425,000, respectively. The total assets and liabilities of SalesLink were $4,314,000 and $1,211,000, respectively, as of July 31, 1995.

(3) Segment Information

The Company's continuing operations have been classified in three primary business segments, (i) lists and database services, (ii) fulfillment services, and (iii) investment and development. Lists and database services, which has historically included customer and prospect list databases and list services, began increasing its database capacity during fiscal 1996, positioning itself to serve additional markets, including database opportunities afforded by the Internet. Fulfillment services, which are provided by SalesLink, include telemarketing, sales/lead inquiry management, and product and literature fulfillment. Investment and development is a business segment formed during the third quarter of fiscal year 1995 to focus on strategic investment and development opportunities afforded by the Internet and interactive media markets. Corporate and other includes available-for-sale securities and certain cash equivalents which are not identifiable to the operations of the Company's primary business segments.

During the fiscal years ended July 31, 1996, 1995 and 1994 one significant customer accounted for approximately 13%, 14% and 12%, respectively, of net sales in the lists and database services segment. In the fulfillment services segment, three customers individually accounted for 15%, 15% and 13% of segment net sales in fiscal 1996 and 19%, 19% and 12% of segment net sales in fiscal 1995. Similarly, three customers individually accounted for 28%, 16% and 11% of fulfillment services segment 1994 net sales. Summarized financial information by business segment for the fiscal years ended July 31, 1996, 1995 and 1994 is as follows:

                                Years Ended July 31,
--------------------------------------------------------------------------------
                                            1996           1995         1994
--------------------------------------------------------------------------------
Sales:
 Lists and database services            $ 10,750,000   $11,202,000   $10,488,000
 Fulfillment services                     12,070,000    11,086,000     8,900,000
 Investment and development                5,665,000         5,000           ---
--------------------------------------------------------------------------------
                                        $ 28,485,000   $22,293,000   $19,388,000
--------------------------------------------------------------------------------
Operating income (loss):
 Lists and database services            $ (2,179,000)  $ 1,782,000   $ 1,842,000
 Fulfillment services                      1,566,000     1,755,000     1,425,000
 Investment and development              (19,961,000)     (645,000)          ---
--------------------------------------------------------------------------------
                                        $(20,574,000)  $ 2,892,000   $ 3,267,000
--------------------------------------------------------------------------------
Total assets:
 Lists and database services            $  8,338,000   $10,424,000   $ 8,661,000
 Fulfillment services                      6,366,000     4,314,000     3,651,000
 Investment and development               68,256,000     5,243,000           ---
 Corporate and other                      26,543,000    60,505,000           ---
--------------------------------------------------------------------------------
                                        $109,503,000   $80,486,000   $12,312,000
--------------------------------------------------------------------------------
Capital expenditures:
 Lists and database services            $  3,224,000   $   492,000   $   342,000
 Fulfillment services                        791,000       794,000       660,000
 Investment and development                3,053,000       188,000           ---
--------------------------------------------------------------------------------
                                        $  7,068,000   $ 1,474,000   $ 1,002,000
--------------------------------------------------------------------------------
Depreciation and amortization:
 Lists and database services            $    906,000   $   546,000   $   562,000
 Fulfillment services                        450,000       326,000       417,000
 Investment and development                1,467,000        24,000           ---
--------------------------------------------------------------------------------
                                        $  2,823,000   $   896,000   $   979,000
--------------------------------------------------------------------------------

(4) Available-for-Sale Securities

At July 31, 1996, available-for-sale securities consist of U.S. Government agency obligations, carried at fair value, which the Company does not intend to hold to maturity. The fair value of each investment at July 31, 1996 approximates its amortized cost.

---------------------------------------------------           36
notes to consolidated financial statements (cont'd)           --
---------------------------------------------------           37

At July 31, 1995, available-for-sale securities included 1,020,000 shares of America Online (AMER) stock. The unrealized holding gain, based on the change in market value of the stock from date of acquisition to July 31, 1995, is presented in the equity section of the July 31, 1995 Consolidated Balance Sheet, net of deferred income taxes. During fiscal 1996, the Company sold 1,020,000 shares of AMER stock. The net proceeds from the sale were $57,462,000 and the Company realized a gain on the sale of $30,049,000.

During fiscal 1995, the Company sold 400,000 shares of AMER stock. The net proceeds from the sale were $15,531,000. The Company realized a gain on the sale of $4,781,000.

(5) Discontinued Operations

On November 8, 1994, the Company entered into a definitive agreement to sell all outstanding stock of its wholly owned subsidiary, BookLink to AMER for $30,000,000 of AMER common stock. The Company closed the transaction on December 23, 1994 by exchanging all of the outstanding shares (800,000 shares) of BookLink common stock for 1,420,000 shares (adjusted to reflect a 2-for-1 stock split) of AMER common stock. Discontinued operations reflect a loss from BookLink operations and a gain on disposal of $24,143,000, net of income taxes of $13,144,000, in fiscal 1995. The market value of the AMER stock on the date of closing was $38,163,000, and deferred income taxes of $13,144,000 were provided as part of the transaction.

The Company's consolidated financial statements reflect the results of BookLink as discontinued operations for all periods presented. Accordingly, the net results of discontinued operations have been reflected as loss from discontinued operations in the Consolidated Statements of Operations. BookLink's fiscal 1995 results of operations included sales, loss before income taxes and income tax benefit of $100,000, $1,149,000 and $459,000, respectively. Booklink's fiscal 1994 results included $266,000 loss before income taxes and a $107,000 income tax benefit.

(6) Property and Equipment

Property and equipment consists of the following:

                                                     July 31,
--------------------------------------------------------------------------------
                                                 1996         1995
--------------------------------------------------------------------------------
Machinery and equipment                       $ 8,344,000  $3,738,000
Software                                        2,871,000     759,000
Office furniture and equipment                  1,592,000   1,284,000
Leasehold improvements                            953,000     617,000
Other equipment                                   897,000     778,000
--------------------------------------------------------------------------------
                                              $14,657,000  $7,176,000
--------------------------------------------------------------------------------

(7)  Transactions in Stock of Subsidiaries

In October 1995, the Company's majority-owned subsidiary, Lycos acquired 100% of Point, a company involved in reviewing and ranking sites on the Internet, in exchange for a minority interest in Lycos. The former owner of Point also received an option to purchase 343,000 additional shares of Lycos at an exercise price of $2.00 per share. The option has a ten-year term and became fully vested at the closing of Lycos' initial public offering in April 1996. As a result of this transaction, the Company's ownership interest in Lycos was reduced from approximately 80% to approximately 76% and the Company's net equity in Lycos increased by $190,000, net of $132,000 of deferred income taxes. The increase has been reflected as an equity transaction included in "effect of subsidiaries' equity transactions" in the accompanying Consolidated Statements of Stockholders' Equity.

In April 1996, Lycos sold 3,135,000 shares of its previously unissued common stock in an initial public offering at $16 per share, receiving net proceeds of $46,021,000. With this transaction, the Company's ownership interest in Lycos was reduced from approximately 76%, to approximately 58%, and the Company's net investment in Lycos increased from approximately $1 million to approximately $20.6 million, resulting in the recognition of a pretax gain of $19,575,000. This gain reflects the increased book value of the Company's investment in Lycos resulting from the net proceeds received by Lycos from the sale of its stock. The Company provided $8,026,000 for deferred income taxes resulting from the gain.

On July 31, 1996, another of the Company's subsidiaries, Black Sun, successfully completed an equity financing, issuing 400,000 shares of preferred stock to an outside party in exchange for $2,000,000. With this transaction, the Company's net equity in Black Sun increased from approximately $780,000 to approximately $2,082,000. Since at the time of the transaction Black Sun was engaged principally in research and development, the resulting $768,000 increase, net of $534,000 of deferred income taxes, has been reflected as an equity transaction included in "effect of subsidiaries' equity transactions" in the accompanying Consolidated Statements of Stockholders' Equity.

The above gain on issuance of stock by subsidiary and effects of subsidiaries' equity transactions are reported net of the 22.5% interest attributed to CMG @Ventures' profit partners (see note 8).

Lycos develops and provides on-line guides to the Internet's World Wide Web, enabling users of the Internet to identify, select, and access the resources and information of interest to them. Black Sun develops three dimensional interactive software. The Company's entire interests in Lycos and Black Sun are owned by its majority-owned subsidiary limited partnership, CMG @Ventures, L.P. The Company's interest in Lycos (consisting of 8,000,000 shares of common stock) is subject to further reduction because CMG @Ventures, L.P. is obligated to sell to Lycos up to a total of 927,300 shares of common stock of Lycos to provide shares issuable upon exercise of options granted by Lycos under its stock option plans. Of these 927,300 shares, CMG @Ventures, L.P. is obligated to sell 666,576 shares to Lycos at a purchase price of $0.01 per share and 260,724 shares at prices ranging from $0.29 per share to $9.60 per share.

(8) Investment in Affiliates and Subsidiaries

During fiscal year 1995 the Company, through its subsidiary limited partnership, CMG @Ventures, L.P. (CMG @Ventures), invested in two affiliates. In fiscal 1995, the Company included its share of the prorata losses from one affiliate, Freemark, in the other income section of the Consolidated Statement of Operations as the Company owned in excess of 20% of the outstanding stock of this affiliate. The Company owned less than 20% of the other affiliate, Ikonic, Inc. (Ikonic), and as such it was accounted for under the cost method of accounting.

Also, during fiscal year 1995, the Company acquired NetCarta for $773,000. The acquisition of NetCarta was primarily funded through term notes which are included in other current and long term liabilities in the accompanying Consolidated Balance Sheets. The notes require payment in three annual installments (including interest at the annual rate of 6%) of $334,000, $233,000 and $233,000, the first installment of which was paid in fiscal year 1996. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values.

During fiscal year 1995, the Company also formed and incorporated Lycos, capitalizing it with an initial $1,000,000. The Company then purchased, for $500,000 and 20% of Lycos, Inc. stock, an exclusive license to the Lycos software technology from Carnegie Mellon University.

During fiscal year 1996 the Company, through CMG @Ventures, invested in or acquired eight companies, including Lycos, NetCarta, Black Sun, Freemark, GeoCities, Ikonic, TeleT Communications (TeleT), and Vicinity Corporation (Vicinity).

In August 1995, CMG @Ventures formed Black Sun and provided a total of $4,000,000 in funding in fiscal 1996. Also, during fiscal 1996, CMG @Ventures provided $4,500,000 funding to NetCarta and $1,000,000 to Lycos. In December 1995, CMG @Ventures invested $1,750,000 to increase its ownership in Ikonic from 19.8% to 36.8%. With its increase in ownership in Ikonic, the Company began using the equity method of accounting, rather than the cost method, for its investment in Ikonic. On July 31, 1996, Black Sun successfully completed an equity financing, issuing preferred stock to an outside party in exchange for $2,000,000, and reducing CMG @Ventures' ownership in Black Sun to 92%. (See Note 7)

CMG @Ventures invested $1,000,000 to purchase an initial 44.9% ownership in GeoCities in January 1996, and increased its ownership to 61.2% with an additional $1,000,000 investment in June 1996. Also in June 1996, Freemark successfully completed a $5,100,000 equity financing. Pursuant to this transaction, CMG @Ventures invested an additional $3,200,000 in Freemark, including the conversion of $1,670,000 of notes which had been funded to Freemark during fiscal 1996, and increased its ownership from 43.8% to 54.3%. The Company accounted for its investments in GeoCities and Freemark on the equity method during the period CMG @Ventures owned minority interests. Beginning in June 1996, when controlling interests were acquired, the Company, accordingly, began including the operating results of GeoCities and Freemark in the Company's consolidated operating results.

----------------------------------------------------          38
notes to consolidated financial statements (cont'd.)          --
----------------------------------------------------          39

In February and June 1996, CMG @Ventures invested $2,000,000 to acquire a 44.8% interest in Vicinity and $750,000 to acquire a 45.6% interest in TeleT. During fiscal 1996, the Company's investments in Vicinity and TeleT were accounted for on the equity method.

The Company's investments in Lycos, NetCarta, Black Sun, Freemark, GeoCities, Ikonic, TeleT and Vicinity were made through its majority-owned subsidiary limited partnership, CMG @Ventures, L.P. and its wholly owned subsidiary CMG @Ventures, Inc. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 77.5% of the net capital gains, as defined, of these investments. The remaining 22.5% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer of the Company. The Company is responsible for all operating expenses of CMG @Ventures, L.P.

The acquisition accounting and valuation for the Company's or its subsidiaries' investments in Freemark, NetCarta, GeoCities, Point, and Vicinity resulted in a total of $2,691,000 being identified as in-process research and development, which was expensed because technological feasibility had not been reached at the dates the investments were made.


(9) Accrued Expenses

Accrued expenses consist of the following:

                                                                 July 31,
--------------------------------------------------------------------------------
                                                           1996            1995
--------------------------------------------------------------------------------
Accrued compensation and benefits                    $1,538,000      $  481,000
Accrued list owners' commissions                      1,168,000       1,152,000
Other                                                 3,539,000       1,073,000
--------------------------------------------------------------------------------
                                                     $6,245,000      $2,706,000
--------------------------------------------------------------------------------

(10) Commitments

The Company leases office space, machinery and equipment, and automobiles under various noncancelable operating leases. Future minimum lease payments are as follows:

Year ending July 31:
--------------------------------------------------------------------------------
1997                                                                 $3,438,000
1998                                                                  3,464,000
1999                                                                  2,145,000
2000                                                                    593,000
2001                                                                     42,000
--------------------------------------------------------------------------------
                                                                     $9,682,000
--------------------------------------------------------------------------------

Total rent expense charged to continuing operations was $2,112,000, $1,093,000 and $890,000 for the years ended July 31, 1996, 1995 and 1994, respectively.

In April 1996, Lycos entered into a one year "Premier Provider" agreement
("the Agreement") with Netscape Communications Corporation ("Netscape") pursuant to which Lycos was designated one of five "Premier Providers" of search and navigation services accessible from the "Net Search" button on the Netscape browser. Under the terms of the Agreement, Lycos is obligated to make installment payments totaling $5 million over the term of the Agreement. The Company is recording the cost of the Agreement ratably over its one year term, included in "cost of sales" in the Consolidated Statements of Operations. Thus, included in "cost of sales" for the year ended July 31, 1996, is the prorated portion of the Agreement since the service commenced in April 1996.

(11) Stockholders' Equity

During fiscal year 1996, the Company's stockholders approved an increase in the Company's authorized common shares to 40,000,000.

On February 2, 1996, March 17, 1995 and November 9, 1993, the Company effected 2-for-1, 3-for-2 and 2.6-for-1 common stock splits, respectively, in the form of stock dividends. Accordingly, all data shown in the accompanying consoli-dated financial statements has been retroactively adjusted to reflect these events.

(12) Stock Option Plans

The Company has two stock option plans currently in effect: the 1986 Stock Option Plan (the "1986 Plan") and the 1995 Stock Option Plan For Non-Employee Directors (the "Directors' Plan"). The Directors' Plan was adopted by the Board of Directors on May 31, 1995, and was approved by the stockholders of the Company at the 1995 Annual Meeting of Stockholders. Options under both plans are granted at fair market value on the date of the grant.

Options granted under the 1986 Plan are generally exerciseable in equal cumulative installments over a three-to-ten year period beginning one year after the date of grant. Options under the Directors' Plan become exerciseable in five equal annual installments beginning immediately after each Annual Stockholders Meeting following grant. Outstanding options under both Plans at July 31, 1996, expire through 2005.

Under the 1986 Plan, non-qualified stock options may be granted to the Company's key employees. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. 1,500,000 shares of the Company's common stock were initially reserved for issuance under this plan. During fiscal 1994, the Company's Board of Directors reserved 1,533,024 additional shares of common stock for issuance upon the exercise of options. Effective upon the acquisition of BookLink by America Online, the tandem stock options held by BookLink employees, which provided them with an option to purchase the Company's common stock or BookLink common stock, became null and void with respect to the option to purchase the Company's common stock. The number of options voided upon the sale was 398,250, having option strike prices ranging from $2.67 to $5.34. All BookLink options were assumed by America Online. See note 5 for additional information.

Pursuant to the Directors' Plan, 282,000 shares of the Company's common stock were initially reserved. Options for 47,000 shares are to be granted to each Director who is neither an officer or full time employee of the Company, nor an affiliate of an institutional investor which owns shares of common stock of the Company. Options were granted to existing Directors with five years of continuous service at the date the Plan was adopted, and are to be granted to future Directors at the time of election to the Board.

The status of the plans during the three fiscal years ended July 31, 1996, was as follows:

                                                                                             Options
                                                                                            available     Options         Option
                                                                                            for grant   outstanding       price
------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1993                                                                      229,086       411,840   $  0.128-0.657

     Authorized                                                                             1,533,024            --               --

     Issued                                                                                  (805,350)      805,350      1.539-3.334

     Exercised                                                                                     --       (75,234)     0.128-0.657

------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1994                                                                      956,760     1,141,956   $  0.231-3.334

     Authorized                                                                               282,000            --               --

     Issued                                                                                  (600,338)      600,338     2.833-13.375

     Exercised                                                                                     --       (65,700)     0.231-1.539

     Cancelled                                                                                473,520      (473,520)     1.539-5.334

------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1995                                                                    1,111,942     1,203,074   $ 0.231-13.375

     Issued                                                                                  (228,456)      228,456    10.125-35.625

     Exercised                                                                                     --      (320,842)      0.231-8.25

     Cancelled                                                                                 88,830       (88,830)    0.231-12.875

------------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 1996                                                                      972,316     1,021,858   $ 1.539-35.625

------------------------------------------------------------------------------------------------------------------------------------

Options were exerciseable with respect to 142,896 shares at July 31,1996

(13) Employee Stock Purchase Plan

On October 4, 1994, the Board of Directors of the Company adopted the 1995 Employee Stock Purchase Plan (the Plan). The purpose of the Plan is to provide a method whereby all eligible employees of the Company and its subsidiaries may acquire a proprietary interest in the Company through the purchase of shares of common stock. Under the Plan, employees may purchase the Company's common stock through payroll deductions.

At the beginning of each of the Company's fiscal quarters, commencing with February 1, 1995, employees are granted an option to purchase shares of the Company's common stock at an option price equal to 85% of the fair market value of the Company's common stock on either the first business day or last business day of the applicable quarterly period, whichever is lower.

Employees purchased 8,324 and 7,374 shares of common stock of the Company during fiscal 1996 and 1995, respectively.

----------------------------------------------------          40
notes to consolidated financial statements (cont'd.)          --
----------------------------------------------------          41

(14) Income Taxes

The provision for income taxes from continuing operations for the years ended July 31, consists of the following:

                   Current     Deferred       Total
------------------------------------------------------
July 31, 1994:
------------------------------------------------------
Federal           $1,017,000  $   67,000   $ 1,084,000
State                 92,000      35,000       127,000
------------------------------------------------------
                  $1,109,000  $  102,000   $ 1,211,000
------------------------------------------------------
July 31, 1995:
------------------------------------------------------
Federal           $2,569,000  $  (70,000)  $ 2,499,000
State                367,000     (22,000)      345,000
------------------------------------------------------
                  $2,936,000  $  (92,000)  $ 2,844,000
------------------------------------------------------
July 31, 1996:
------------------------------------------------------
Federal           $7,758,000  $6,448,000   $14,206,000
State                632,000   1,835,000     2,467,000
------------------------------------------------------
                  $8,390,000  $8,283,000   $16,673,000
------------------------------------------------------

Excluded from the tax provision in fiscal 1996 but included in deferred income tax liabilities are $666,000 provided for the effect of subsidiaries' equity transactions and $78,000 related to the difference in bases of acquired assets. Excluded from the tax provision in fiscal 1995 but included in deferred income tax liabilities were $10,810,000 provided for unrealized holding gains from the increase in the market value of available-for-sale securities and $ 9,298,000 owed in conjunction with the disposal of BookLink.

Deferred income tax assets and liabilities have been classified on the accompanying Consolidated Balance Sheets in accordance with the nature of the item giving rise to the temporary differences. The components of deferred tax assets and liabilities are as follows:

                                                     July 31, 1996                              July 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                                  Current            Non-current         Total        Current   Non-current          Total
--------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Accounts receivable
 allowance for bad debts        $  82,000           $         --  $     82,000  $      61,000    $       --  $      61,000
Other                             131,000                     --       131,000        161,000       153,000        314,000
--------------------------------------------------------------------------------------------------------------------------
Total gross deferred tax
 assets                           213,000                     --       213,000        222,000       153,000        375,000
--------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Gain on issuance of stock
 by subsidiary                         --              8,042,000     8,042,000             --            --             --
Effect of subsidiaries'
 equity transactions                   --                666,000       666,000             --            --             --
Differences in tax
 depreciation and
 amortization                          --                336,000       336,000             --        96,000         96,000
Differences in bases of
 acquired assets                       --                 78,000        78,000             --            --             --
Gain on available-for-sale
 securities                            --                     --            --     20,108,000            --     20,108,000
--------------------------------------------------------------------------------------------------------------------------
Total gross deferred tax
 liabilities                           --              9,122,000     9,122,000     20,108,000        96,000     20,204,000
--------------------------------------------------------------------------------------------------------------------------
Net deferred tax asset
 (liability)                    $ 213,000           $ (9,122,000) $ (8,909,000) $ (19,886,000)   $   57,000  $ (19,829,000)
--------------------------------------------------------------------------------------------------------------------------

State income tax expenses for the year ended July 31, 1994 have been reduced by approximately $178,000 resulting from the realization of state operating loss carryforwards.

The following table reconciles the income tax expense based on the federal statutory income tax rate to the Company's actual income tax expense:

                                                           July 31,
--------------------------------------------------------------------------------
                                                1996         1995        1994
--------------------------------------------------------------------------------
Provision for income taxes at federal
 statutory rate                             $10,848,000   $2,586,000  $1,078,000
Increase (reduction) in income taxes
 resulting from:
     Amortization of goodwill                   146,000        5,000       5,000
     In-process research and development        784,000           --          --
     Subsidiaries' operating losses not
      benefited                               2,959,000           --          --
     Equity in losses of affiliates           1,020,000           --          --
     Minority interest                         (759,000)          --          --
     State income taxes, net of federal
      benefit                                 1,604,000      228,000      84,000
     Other                                       71,000       25,000      44,000
--------------------------------------------------------------------------------
Actual income tax expense                   $16,673,000   $2,844,000  $1,211,000
--------------------------------------------------------------------------------

(15) Lines of Credit

At July 31, 1995, the Company's credit agreement included two revolving lines of credit totaling $5.0 million. Since July 31, 1995 these lines have lapsed and the Company has not pursued renewal. Lycos has a $1.0 million credit facility which expires on June 1, 1997. No balances were outstanding under this agreement at July 31, 1996.

(16) Selected Quarterly Financial Information (unaudited)

The following table sets forth selected quarterly financial and stock price information for the years ended July 31, 1996 and 1995. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol CMGI. Included below are the high and low sales prices (adjusted for a 3-for-2 stock split effected on March 17, 1995, and a 2-for-1 stock split effected on February 2, 1996) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.

(in thousands, except per share data)
                                               Fiscal 1996 Quarter ended                          Fiscal 1995 Quarter ended
------------------------------------------------------------------------------------------------------------------------------------

                                    Oct. 31      Jan. 31       Apr. 30        Jul. 31       Oct. 31     Jan. 31   Apr. 30   Jul. 31
------------------------------------------------------------------------------------------------------------------------------------

Net sales                          $  5,835        $ 6,105       $ 7,484       $  9,061        $5,663   $ 5,540   $ 5,978    $5,112
Cost of sales                         3,593          3,827         5,266          6,751         3,108     3,285     3,488     3,133
Research and development expenses       500          1,449         1,751          3,271            --        --        --        --
In-process research and
 development expenses                    --            452            --          2,239            --        --        --        --
Selling, general and
 administrative expenses              2,776          3,643         5,270          8,271         1,369     1,489     1,717     1,812
------------------------------------------------------------------------------------------------------------------------------------

Operating income (loss)              (1,034)        (3,266)       (4,803)       (11,471)        1,186       766       773       167
Interest income, net                    239            829           474          1,149            26        21        22       156
Gain on sale of
 available-for-sale securities       30,049             --            --             --            --        --     4,781        --
Gain on issuance of stock by
 subsidiary                              --             --        19,575             --            --        --        --        --
Equity in losses of affiliates         (270)          (751)         (931)          (963)           --        --       (48)     (258)
Minority interest                        43            257           517          1,352            --        --        --        14
Income tax (expense) benefit        (10,849)           286        (7,418)         1,308          (485)     (315)   (2,005)      (39)

------------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing
 operations                          18,178         (2,645)        7,414         (8,625)          727       472     3,523        40
Gain (loss) from discontinued
 operations                              --             --            --             --          (211)   23,664        --        --
------------------------------------------------------------------------------------------------------------------------------------

Net income                         $ 18,178        $(2,645)      $ 7,414       $ (8,625)       $  516   $24,136   $ 3,523    $   40
------------------------------------------------------------------------------------------------------------------------------------

Market Price
High                               $  18.00        $ 50.25       $ 47.25       $  33.00        $ 5.59   $  7.75   $  9.25    $13.63
Low                                $   9.63        $ 17.38       $ 26.13       $  12.25        $ 2.75   $  4.92   $  6.00    $ 5.50

(17)  Subsequent Events (unaudited)

In August 1996, CMG @Ventures invested $2,000,000 to acquire a 46% minority interest in Parable LLC, a start-up software firm developing multi-media tools and technology, which will be accounted for on the equity method. Also, subsequent to July 31, 1996, the Company funded an additional $1,910,000 to NetCarta.

In September 1996, the Company sold its equity interest in TeleT to Premiere Technologies, Inc. (Premiere) in exchange for $550,000 and 320,883 shares of Premiere stock. The market value of the Premiere stock at the date of closing was approximately $7,700,000. The Company's entire interest in TeleT was owned by its majority-owned subsidiary limited partnership CMG @Ventures L.P.

Subsequent to July 31, 1996, the Company entered into noncancelable operating leases for office space and machinery and equipment with total future minimum lease payments of $4,065,000.

                      independent auditors' report    42
                                                      --

The Board of Directors CMG Information Services, Inc.:

We have audited the accompanying Consolidated Balance Sheets of CMG
Information Services, Inc. and subsidiaries as of July 31, 1996 and 1995, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMG Information Services, Inc. and subsidiaries at July 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ KPMG PEAT MARWICK LLP

                                        KPMG PEAT MARWICK LLP


Boston, Massachusetts
September 16, 1996