Form 10-K, Exhibit 13
period 1997-07-31
CMG INFORMATION SERVICES INC
filed 1997-10-29
CIK 914712

                                                                    Exhibit 13.1
20


                      SELECTED CONSOLIDATED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA - The following table sets forth selected consolidated financial information of the company for the five years in the period ended July 31, 1997. This selected financial information should be read in conjunction with the company's Consolidated Financial Statements and related Notes.


(in thousands, except per share data)

                                                                                     Years ended July 31,
                                                                       1997       1996       1995       1994       1993
                                                                    ----------  ---------  ---------  ---------  ---------
Consolidated Statement of Operations Data:

Net revenues                                                         $ 70,607   $ 28,485    $22,293    $19,388    $16,548
Cost of revenues                                                       42,152     17,909     13,014     11,329     10,028
Research and development expenses                                      25,058      6,971         --         --         --
In-process research and development expenses                            1,312      2,691         --         --         --
Selling, general and administrative expenses                           55,194     21,488      6,387      4,792      4,225
                                                                     --------   --------    -------    -------    -------
Operating income (loss)                                               (53,109)   (20,574)     2,892      3,267      2,295

Interest income (expense), net                                          1,749      2,691        225        (96)      (323)
Gain on sale of investment in TeleT Communications                      3,616         --         --         --         --
Gain on sale of NetCarta Corporation                                   15,111         --         --         --         --
Gain on dividend distribution of Lycos, Inc. common stock               8,413         --         --         --         --
Gain on sale of available-for-sale securities                              --     30,049      4,781         --         --
Gain on issuance of stock by subsidiary                                    --     19,575         --         --         --
Other income (expense), net                                              (769)      (746)      (292)        --       (139)
Income tax benefit (expense)                                            2,962    (16,673)    (2,844)    (1,211)      (627)
                                                                     --------   --------    -------    -------    -------
Income from continuing operations                                     (22,027)    14,322      4,762      1,960      1,206
Gain from discontinued operations                                          --         --     23,453       (159)        --
                                                                     --------   --------    -------    -------    -------
Net income (loss)                                                    $(22,027)  $ 14,322    $28,215    $ 1,801    $ 1,206
                                                                     ========   ========    =======    =======    =======

Fully diluted earnings (loss) per share:
Income (loss) from continuing operations                               $(2.34)     $1.45    $  0.49    $  0.25      $0.19
 Discontinued operations                                                   --         --       2.41      (0.02)        --
                                                                     --------   --------    -------    -------    -------
Net income (loss)                                                      $(2.34)     $1.45    $  2.90    $  0.23      $0.19
                                                                     ========   ========    =======    =======    =======

Weighted average shares outstanding - fully diluted                     9,429      9,898      9,744      7,801      6,310
                                                                     ========   ========    =======    =======    =======

Consolidated Balance Sheet Data:

Working capital                                                      $ 38,554   $ 72,009    $47,729    $ 5,925    $(1,441)
Total assets                                                          148,354    109,503     80,486     12,740      7,260
Long-term obligations                                                  16,769        555        508        165        931
Redeemable convertible preferred stock                                     --         --         --         --        250
Stockholders' equity                                                   29,448     53,992     55,490      8,867        174