Form 10-K, Exhibit 13
period 1997-07-31
CMG INFORMATION SERVICES INC
filed 1997-10-29
CIK 914712

                                                                    Exhibit 13.2
                                                                              21

                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                            & RESULTS OF OPERATIONS

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

In February of 1994, the Company formed a new subsidiary, BookLink Technologies, Inc. (BookLink), which developed InternetWorks, a PC-based viewer/browser for the Internet. In December 1994, the Company sold all outstanding stock of BookLink to America Online (AOL) for 1,420,000 shares of AOL common stock.
After selling its AOL stock, the Company realized a pretax gain on the transaction in excess of $70 million.

In February 1995, the Company formed its Internet investment and development arm, CMG @Ventures L.P., to provide intellectual and financial capital to companies seeking to further the commercialization of the Internet and other interactive media through the development and application of information-based direct marketing products and services. The Company owns 100% of the capital and is entitled to 77.5% of the net capital gains of CMG @Ventures, L.P. During fiscal year 1995, the Company, (through CMG @Ventures) acquired, formed or invested in four new companies, including Lycos, Inc. (Lycos), which has developed into a leading global Internet navigation center, NetCarta Corporation (NetCarta), a developer of Internet Web navigation and content management tools, FreeMark Communications, Inc. (FreeMark), a developer of advertising sponsored e-mail services, and Ikonic Interactive, Inc. (Ikonic), a Web consulting and development company. While FreeMark suspended operations in December 1996, CMG sold its investment in NetCarta to Microsoft in January 1997 and recognized a pre-tax gain of $15.1 million. In fiscal year 1996, Lycos successfully completed an initial public offering of 3,135,000 shares of its common stock, raising net proceeds to Lycos of $46 million. CMG distributed 603,000 shares of Lycos common stock to CMG's shareholders in the form of a dividend on July 31, 1997. As of July 31, 1997 CMG continued to own approximately 53% of Lycos and 37% of Ikonic.

The Company continued its growth and development in fiscal year 1996 with the acquisition, formation or investment in eight new companies. CMG @Ventures added four new investments in companies, including Blaxxun Interactive, Inc. (Blaxxun, formerly Black Sun Interactive, Inc.), a developer of three dimensional interactive software, GeoCities, a builder and operator of special-interest online communities, Vicinity Corporation (Vicinity), a provider of geographically oriented content and services for the Web, and TeleT Communications LLC (TeleT), a marketer of products which allow direct telephone-to-Internet access for adding or editing Web pages, and also enable users to communicate in their own voices to other Web users. CMG @Ventures' investment in TeleT was made in April 1996 and totaled $750,000. In September 1996, CMG @Ventures sold its equity investment in TeleT to Premiere Technologies, Inc. receiving cash and Premiere Technologies, Inc. common stock with a total value of approximately $8,250,000 at the date of closing. In August 1995, CMG formed a new subsidiary, Engage Technologies, Inc. (Engage, formerly CMG Direct Interactive, Inc.) from the Company's former ListLab division. In addition to the Company's traditional list management services, Engage has evolved into a database and Internet software systems company, focusing on direct marketing solutions. Also during fiscal 1996, the Company formed three new wholly-owned subsidiaries, ADSmart Corporation (ADSmart), InfoMation Publishing Corporation (InfoMation) and Planet Direct Corporation (Planet Direct). ADSmart was formed to capitalize on Internet advertising opportunities, and InfoMation builds knowledge management applications. Planet Direct was formed to combine and leverage the Company's Internet technologies to provide a content based product for Internet service providers.

During fiscal year 1997, CMG completed its $35 million commitment to fund CMG @Ventures L.P. and formed a new limited liability company subsidiary, CMG @Ventures II LLC. During fiscal 1997, through CMG @Ventures L.P and CMG @Ventures II LLC, CMG acquired minority investment interests in six new companies, including a 46% investment interest in Parable LLC (Parable), a software firm developing multimedia tools and technology, a 23% interest in Silknet Software, Inc. (Silknet), a provider of Web-based customer service software, a 15% interest in Sage Enterprises, Inc. (Sage Enterprises), the innovator of the Planet All service which helps Internet users stay in touch with the people and groups they care about, a 9% interest in Softway Systems, Inc. (Softway Systems), a provider of UNIX system products for Windows NT, a 31% interest in Reel.com LLC (Reel.com), a marketer of video sales and rentals through Web-based and traditional retail channels, and a 15% interest in KOZ, inc., a provider of an integrated set of Web-based publishing solutions that allow organizations or groups to share information with their members and the community at large. Also during fiscal year 1997, the Company's subsidiary, SalesLink acquired Pacific Direct Marketing Corporation (Pacific Link), lending substantial revenue growth to the Company's fulfillment

22
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

services segment. In addition, the Company formed NaviSite Internet Services Corporation (NaviSite) to provide Web hosting and Internet server management, and formed CMG Direct, Inc. to provide solutions for integrating traditional direct marketing with Internet marketing.

The Company has adopted a strategy of seeking opportunities to realize significant gains through the selective sale of investments or having separate subsidiaries or affiliates sell minority interests to outside investors. The Company believes that this strategy provides the ability to significantly increase shareholder value as well as provide capital to support the growth in the Company's subsidiaries and investments. Additionally, in fiscal year 1998, the Company will continue to develop and refine the products and services of its businesses, with the goal of significantly increasing revenue as new products are commercially introduced, and will continue to pursue a strong pace of investing in new Internet opportunities.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain items from the Company's Consolidated Statements of Operations expressed as a percentage of net revenues.

                                                           Fiscal Year Ended July 31,
                                                       1997           1996          1995
                                                       ----           ----          ----
Net revenues                                           100%             100%        100%
Cost of revenues                                        60               63          58
Research and development expenses                       35               24          --
In-process research and development expenses             2                9          --
Selling, general and administrative expenses            78               76          29
                                                      ----             ----        ----
Operating income (loss)                                (75)             (72)         13
Interest income, net                                     3                9           1
Gain on sale of NetCarta Corporation                    21               --          --
Gain on dividend distribution of Lycos, Inc.
  common stock                                          12               --          --
Gain on sale of investment in TeleT Communications       5               --          --
Gain on sale of available-for-sale securities           --              105          21
Gain on issuance of stock by subsidiary                 --               69          --
Equity in losses of affiliates                          (8)             (10)         (1)
Minority interest                                        7                8          --
Income tax benefit (expense)                             4              (59)        (13)
                                                      ----             ----        ----
Income (loss) from continuing operations               (31)%             50%         21%
                                                      ====             ====        ====

 The Company's operations have been classified into three business segments (i) investment and development, (ii) fulfillment services, and (iii) lists and database services. (See note 3 of Notes to Consolidated Financial Statements.)

Fiscal 1997 Compared to Fiscal 1996

Net revenues increased $42,122,000, or 148%, to $70,607,000 in 1997 from
$28,485,000 in 1996. The increase was attributable to increases of $24,069,000 and $18,252,000 in net revenues for the Company's fulfillment services and investment and development segments, respectively. The fulfillment services segment increase is primarily due to the acquisition of Pacific Link on October 24, 1996 as well as the addition of several new SalesLink accounts closed in the second half of fiscal year 1996. The increase in net revenues for the investment and development segment primarily reflects increased revenues by the Company's subsidiary, Lycos, whose net revenues for the 1997 fiscal year increased by $16,996,000 in comparison with 1996. Net revenues in the lists and database services segment decreased by $199,000 during 1997 due to continued consolidation in the educational publishing industry and competitive pricing pressure. The Company expects that net revenues for the fulfillment services segment in the first quarter of fiscal 1998 will be significantly higher than the corresponding quarter of fiscal 1997 due to the addition of Pacific Link at the end of the first quarter of fiscal 1997. Additionally, the Company believes that its portfolio of companies will continue to develop and introduce their products commercially, actively pursue increased revenues from new and existing customers, and look to expand into new market opportunities during fiscal 1998. Therefore, the Company expects to report future revenue growth.

Cost of revenues increased $24,243,000, or 135%, to $42,152,000 in 1997 from $17,909,000 in 1996, primarily due to increases of $18,740,000 and $4,911,000 in the fulfillment services and investment and development segments, respectively, resulting from higher revenues. In the fulfillment services segment, cost of revenues as a percentage of net revenues increased to 74% in 1997 from 65% in 1996 due to the mix of services associated with the acquisition of Pacific Link at the end of the first quarter of fiscal 1997. In the investment and development segment, cost of revenues as a percentage of net revenues decreased to 35% in 1997 from 60% in 1996 due to the ability to spread fixed costs, such as facilities and equipment costs, over a larger revenue base.

Research and development expenses increased $18,087,000, or 260%, to $25,058,000 in fiscal 1997 from $6,971,000 in fiscal 1996. The increase consists primarily of an increase of $12,516,000 in research and development expenses for the investment and development segment as product development activities continued at all of the Company's consolidated Internet investments. Also, research and development expenses increased $5,732,000 in the lists and database services segment reflecting the continued development of Engage Technologies' data mining, querying, analysis and targeting products and services. The Company recorded $1,312,000 of in-process research and development expenses related to investments in Parable and Silknet during 1997, compared with $2,691,000 of in-process research and development expenses recorded in 1996 related to the acquisition of several Internet investments during 1996. The Company anticipates it will continue to devote substantial resources to product development and that these costs may substantially increase in future periods.

                                                                              23
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

Selling expenses increased $25,917,000, or 222% to $37,583,000 in 1997 from $11,666,000 in 1996. This increase was primarily attributable to a $22,609,000 selling expense increase in the Company's investment and development segment, reflecting the sales and marketing efforts related to several product launches and continued growth of sales and marketing infrastructures by the subsidiaries of this segment. Also, during 1997, Lycos launched a national television advertising campaign which contributed to the increased selling expenses in the investment and development segment. Selling expenses in the lists and database services segment increased by $1,982,000 versus 1996 due to product launch expenses and the continued building of sales and marketing infrastructure for Engage Technologies. Selling expenses in the fulfillment services segment increased by $1,326,000 in comparison with 1996 due to the acquisition of Pacific Link. Selling expenses increased as a percentage of net revenues to 53% in 1997 from 41% in 1996. The Company anticipates that its subsidiaries will continue to introduce new products and expand revenues and, therefore, expects to incur significant promotional expenses, increased advertising expenses, as well as expenses related to the hiring of additional sales and marketing personnel, and anticipates that these costs may substantially increase in absolute dollar amounts in future periods.

General and administrative expenses increased $7,789,000, or 79%, to $17,611,000 in 1997 from $9,822,000 in 1996. The investment and development segment and lists and database services segment experienced increases of $4,884,000 and $1,505,000, respectively, due to the addition of management personnel and administrative infrastructure in several of the Company's Internet investments and Engage Technologies. General and administrative expenses in the fulfillment services segment increased by $1,400,000 in comparison with fiscal 1996 due to the acquisition of Pacific Link, including approximately $804,000 of goodwill amortization charges. General and administrative expenses decreased as a percentage of net revenues to 25% in 1997 from 35% in 1996 due to the significant increase in net revenues in fiscal year 1997. The Company anticipates that its general and administrative expenses will continue to increase in absolute dollar amounts as the Company's subsidiaries, particularly in the investment and development segment, continue to expand their administrative staffs and infrastructures.

Gain on sale of NetCarta Corporation in fiscal 1997 reflects the Company's pre-tax gain of $15,111,000 on the sale of this subsidiary to Microsoft Corporation on January 31, 1997. Gain on distribution of Lycos stock of $8,413,000 in fiscal 1997 resulted from the dividend distribution of 603,000 shares of Lycos common stock to CMG shareholders on July 31, 1997. This distribution represented the first dividend under the Company's venture dividend program which was announced in May 1997 (see further description of this program in the Liquidity and Capital Resources section below). Gain on sale of investment in TeleT Communications of $3,616,000 in fiscal 1997 resulted when the Company sold its equity interest in TeleT to Premiere Technologies, Inc. (Premiere) in exchange for $550,000 and 320,833 shares of Premiere stock in September 1996. Gain on sale of available-for-sale securities in fiscal 1996 occurred when the Company sold its remaining 1,020,000 shares of AOL common stock, realizing a gain of $30,049,000 in October 1995. Gain on issuance of stock by subsidiary in fiscal 1996 represented the Company's $19,575,000 gain recorded as a result of the sale of stock by Lycos in an initial public offering in April 1996. The gain from the Lycos stock offering reflected the increase in the Company's proportionate share of Lycos' equity.

Interest income increased $618,000 to $3,368,000 in 1997 from $2,750,000 in 1996. The increase in interest income primarily reflects income earned by Lycos from the investment of the proceeds of their initial public offering, which occurred in April 1996, partially offset by the impact of lower corporate cash balances in fiscal 1997 as compared with fiscal 1996. Interest expense increased $1,560,000 to $1,619,000 in 1997 from $59,000 in 1996. The increase in interest expense was primarily due to borrowings incurred to finance the Company's acquisition of Pacific Link and interest expense related to the Company's $10,000,000 collateralized corporate note payable to a bank which was issued in January 1997.

Equity in losses of affiliates resulted from the Company's minority ownership in certain investments which are accounted for under the equity method. Under the equity method of accounting the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. The results for fiscal 1996 reflect five minority investments: FreeMark, Ikonic, GeoCities, Vicinity and TeleT. During the fourth quarter of fiscal 1996, the Company increased its ownership in FreeMark and GeoCities above 50% and, accordingly, began including their operating results in the Company's consolidated operating results. FreeMark was consolidated through December 1996 when it suspended operations. Equity in losses of affiliates for fiscal 1997 include the results from the Company's minority ownership in Ikonic, Vicinity, Parable, Silknet, Reel.com and TeleT (through the date of the sale of TeleT in September 1996). Also, in January 1997, GeoCities successfully completed a $9 million equity financing round in which CMG @Ventures contributed $2 million. With this round of financing, CMG @Ventures' ownership in GeoCities decreased from approximately 61% to approximately 41%, and the Company began accounting for its investment in GeoCities under the equity method of accounting, rather than the consolidation method and, accordingly, began including the results of its ownership in GeoCities in equity in losses of affiliates. In the fourth quarter of fiscal 1997, Vicinity repurchased certain shares of its common stock which had previously been outstanding. The repurchase of shares by Vicinity increased the Company's ownership in Vicinity above 50% and, accordingly, the Company began including Vicinity's operating results in the Company's consolidated operating results beginning in the fourth quarter of fiscal 1997. The Company expects its portfolio companies to continue to invest in the development of products and services, and to recognize operating losses, which will result in future charges recorded by the Company to reflect its proportionate share of such losses.

24
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

Minority interest increased to $4,787,000 in 1997 from $2,169,000 in 1996 reflecting minority interest in net losses of consolidated subsidiaries within the Company's investment and development segment.

The Company's effective tax rates for fiscal 1997 and 1996 were 12% and 54%, respectively. The effective tax rates in fiscal 1997 and fiscal 1996 differed from the federal statutory rate of 35% primarily due to the provision for state income taxes and the Company's inability to record a tax benefit from operating losses of certain subsidiaries and affiliates not included in the Company's consolidated federal income tax return.

Fiscal 1996 Compared To Fiscal 1995

Net revenues increased $6,192,000, or 28%, to $28,485,000 in 1996 from $22,293,000 in 1995. The increase was primarily attributable to a revenues increase of $5,660,000 from the Company's investment and development segment which was formed during the third quarter of fiscal 1995 and includes fiscal 1996 revenues of $5,257,000 from Lycos, Inc. Additionally, fulfillment services segment revenues increased $984,000 reflecting several new hi-tech and healthcare customers, and lists and database services segment revenues declined $452,000 due to consolidation in the educational publishing industry and curtailed direct mail activity due to high paper and postage costs in the first half of the year.

Cost of revenues increased $4,895,000, or 38%, to $17,909,000 in 1996 from $13,014,000 in 1995, due primarily to an increase of $3,382,000 in costs related to the Company's new investment and development segment, an increase of $574,000 in the fulfillment services segment resulting from higher revenues, and an increase of $939,000 in the cost of revenues for the lists and database services segment. In the lists and database services segment, cost of revenues as a percentage of net revenues increased to 62% in 1996 from 51% in 1995. This increase was primarily attributable to increases in operating expenses related to the launching of the Company's Elementary/High School Database product line. Prior to fiscal 1996 all costs related to the development of the Elementary/High School Database product were capitalized.

Research and development expenses totaled $6,971,000 in 1996, consisting of $5,219,000 related to the operations of the investment and development segment, $1,559,000 incurred by Engage within the lists and database services segment and $193,000 relating to the fulfillment services segment. In addition, the Company recorded $2,691,000 of in-process research and development expenses related to the acquisition of several Internet investments. No research and development costs were incurred in fiscal year 1995.

Selling expenses increased $8,641,000, or 286%, to $11,666,000 in 1996 from $3,025,000 in 1995. This increase was primarily attributable to a $7,954,000 selling expense increase in the Company's new investment and development segment, reflecting the sales and marketing efforts related to various product launches. Additionally, selling expense increases of $541,000 and $146,000 were incurred by the lists and database services and fulfillment services segments, respectively. Selling expenses increased as a percentage of net revenues to 41% in fiscal 1996 from 14% in fiscal 1995.

General and administrative expenses increased $6,460,000, or 192%, to $9,822,000 in fiscal 1996 from $3,362,000 in fiscal 1995. This increase was attributable to the creation of the investment and development business segment during the third quarter of fiscal 1995, which had expense increases of $5,729,000, including payroll, facilities, goodwill amortization, legal and accounting, depreciation and other general and administrative costs. Additionally, lists and database services segment general and administrative expenses increased $471,000, reflecting the strengthening of Engage's management infrastructure, and general and administrative costs for the Company's fulfillment services segment increased $260,000 over fiscal 1995. General and administrative expenses increased as a percentage of net revenues to 35% from 15% in fiscal 1995.

Equity in losses of affiliates resulted from the Company's minority ownership in certain investments, which were made through CMG @Ventures and are accounted for under the equity method. Under the equity method of accounting the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. The 1995 results reflect one investment, FreeMark, which was acquired during the third quarter of 1995, with $306,000 equity in losses being recognized in fiscal 1995, compared with $2,915,000 for fiscal 1996, which included results from the Company's minority ownership in FreeMark, Ikonic, GeoCities, Vicinity, and TeleT. During the fourth quarter of fiscal 1996, the Company increased its ownership in FreeMark and GeoCities above 50% and, accordingly, began including their operating results in the Company's consolidated operating results beginning on the dates on which controlling interests were obtained.

Gain on sale of available-for-sale securities occurred when the Company sold its remaining 1,020,000 shares of America Online common stock, realizing a gain of $30,049,000 in October 1995. Gain on issuance of stock by subsidiary represents the Company's $19,575,000 gain recorded as a result of the sale of stock by its subsidiary, Lycos, in an initial public offering in April 1996. This gain from the Lycos stock offering reflects the increase in the Company's proportionate share of Lycos' equity. See Note 9 of Notes to Consolidated Financial Statements for a more complete description of this transaction. Interest income increased primarily due to income from investment of the proceeds from the sale of the AOL stock and the Lycos public offering.

Minority interest increased to $2,169,000 in fiscal 1996 from $14,000 in fiscal 1995, reflecting minority interest in net losses of consolidated subsidiaries within the Company's investment and development business segment.

The Company's effective tax rates for the fiscal years ended July 31, 1996 and 1995 were 54% and 37%, respectively. The effective rate in fiscal 1996 differed from the federal statutory rate of 35% primarily due to the provision for state income taxes and the Company's inability to record a tax benefit from operating

                                                                              25
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

losses of certain entities not included in the Company's consolidated income tax return. The effective rate in fiscal 1995 differed from the federal statutory rate of 34% primarily due to the provision for state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Working capital at July 31, 1997 decreased to $38.6 million compared to $72.0 million at July 31, 1996. The Company's principal uses of capital during fiscal 1997 were for funding of start-up activities in the Company's investment and development segment and lists and database services segment, the acquisition of Pacific Link, investments by CMG @Ventures L.P. and CMG @Ventures II LLC in several Internet companies, purchases of property and equipment, and purchases of treasury stock. The Company's principal sources of capital during fiscal 1997 were from short and long term borrowings, the sale of NetCarta and the sale of common stock. The Company intends to continue to fund existing and future Internet and interactive media investment and development efforts.

The Company received net cash proceeds of $18,468,000 from the sale of NetCarta on January 31, 1997, of which $2 million is being held by an outside escrow agent through February 1998. Prior to the sale of NetCarta, CMG @Ventures had funded an additional $3.8 million to NetCarta during fiscal 1997. Additionally, the Company received proceeds of $550,000 in cash and 320,833 shares of Premiere common stock from the sale of its investment in TeleT in September 1996. The Company is subject to restrictions, which expire in September 1997 and September 2002, on selling 283,333 and 37,500 of the Premiere shares, respectively.

On October 24, 1996, the Company's wholly-owned subsidiary, SalesLink, acquired 100% of the outstanding stock of Pacific Link for a purchase price of $17,000,000. The Company's acquisition of Pacific Link was financed through $3,000,000 from corporate funds, a $5,500,000, five year bank loan, a $7,500,000, three year seller's note, and a $1,000,000 seller's note which was paid in February 1997.

CMG @Ventures L.P. invested a total of $10.8 million in five companies during fiscal year 1997, including an initial investment of $2 million for a 46% ownership interest in Parable, $1.2 million for 153,192 additional shares of Lycos, $3.8 million for additional funding of NetCarta, and follow on investments of $1.8 million in Vicinity and $2 million in GeoCities. The Company's investment in Vicinity was made during the second quarter as part of a $5 million equity round, including outside investors, and reduced the Company's ownership in Vicinity from 47% to 45%. With the repurchase of certain outstanding shares by Vicinity during the fourth quarter of fiscal 1997, CMG @Ventures L.P.'s ownership increased to 53% and the Company began accounting for its investment in Vicinity on the consolidation method of accounting rather than the equity method. The additional investment in GeoCities was made in January 1997 as part of a $9 million equity round, including outside investors, and reduced the Company's ownership in GeoCities from approximately 61% to approximately 41%. This reduction in ownership caused the Company to change its method of accounting for its investment in GeoCities to the equity method rather than the consolidation method beginning in January 1997. In December 1996, the Company's consolidated subsidiary, FreeMark suspended operations of its free email service. Prior to the reduction in the Company's ownership in GeoCities and the suspension of operations at FreeMark, the operating results of GeoCities and FreeMark were consolidated within the operating results of the Company's investment and development segment.

The Company's investments in Parable, GeoCities, Vicinity, NetCarta, FreeMark, Blaxxun, Ikonic, TeleT and Vicinity were made through its majority-owned limited partnership, CMG @Ventures L.P and its wholly-owned subsidiary CMG @Ventures, Inc. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 77.5% of the net capital gains, as defined, of these investments. The remaining 22.5% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG @Ventures L.P. and CMG @Ventures, Inc. CMG @Ventures L.P.'s interest in Lycos (consisting of 7,389,248 shares of common stock at July 31, 1997) is subject to further reduction because CMG @Ventures L.P. is obligated, as of July 31, 1997, to sell to Lycos up to a total of 780,804 shares of common stock of Lycos, as necessary, to provide for shares issuable upon exercise of options granted by Lycos under its 1995 stock option plan. Of these 780,804 shares, CMG @Ventures L.P. is obligated to sell 522,680 shares to Lycos at a price of $0.01 per share and 258,124 shares at prices ranging from $0.29 to $9.60 per share.

During fiscal 1997, the Company completed its original commitment of $35 million in capital to its limited partnership subsidiary, CMG @Ventures L.P., and formed a new limited liability company subsidiary, CMG @Ventures II LLC, to continue the Company's model of providing intellectual and financial capital to companies seeking to further the commercialization of the Internet and other interactive media through the development and application of direct marketing products and services. CMG @Ventures II LLC invested a total of $8.3 million in five companies during fiscal year 1997, including initial investments of $1.3 million for a 26% ownership interest in Silknet, $2 million for a 15% interest in KOZ, inc., $1 million for a 9% interest in Softway Systems, $1 million for a 15% interest in Sage Enterprises, $2.3 million for a 31% interest in Reel.com, and $743,000 for a follow on investment in Silknet. The follow on investment in Silknet was part of a $5 million equity round, including outside investors, and reduced the Company's ownership in Silknet from 26% to 23%. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 80% of the net capital gains, as defined, of the investments made by CMG @Ventures II LLC. The remaining 20% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company.

26
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

During fiscal year 1997, the Company also formed NaviSite to provide Web hosting and Internet server management to companies that depend on the Internet as a critical business tool. CMG has begun funding and intends to provide all required funding for start-up costs of this new venture.

The Company's subsidiary, Lycos, entered into a joint venture agreement with Bertelsmann Internet Services, Gmbh (Bertelsmann) dated as of May 1, 1997, to create Internet navigation centers throughout Eastern and Western Europe. Bertelsmann will provide $5 million in equity capital, and an additional $5 million loan facility to the venture and Lycos will contribute its technology and Internet expertise. Lycos and Bertelsmann will each own a 50% stake in the new venture, named Lycos-Bertelsmann. The venture has commenced operations in Germany, the United Kingdom and France and is expected to establish operations by September in Italy, Belgium, Netherlands, Luxembourg and Spain. Lycos accounts for its investment in this joint venture under the equity method.

During fiscal year 1997, SalesLink secured a $4.5 million revolving credit note agreement with a bank which expires on October 1, 1998. As of July 31, 1997, $2.5 million in borrowings were outstanding under this agreement. On May 14, 1997, CMG entered into a one year revolving credit note agreement with a bank which provides for borrowings up to $10 million. As of July 31, 1997, $10 million in borrowings were outstanding under this agreement. The agreement expires on May 14, 1998. In January 1997, the Company issued a collateralized note payable to a bank for $10 million. The note is collateralized by 784,314 Lycos common shares owned by the Company and the note is payable in full on January 17, 1998. The Company is considering either seeking the renewal of this note, or repaying it using future proceeds from the sale of stock of certain investee companies.

On May 28, 1997, the Company announced a new venture dividend program in connection with the Company's CMG@Ventures Internet investments. Subject to restrictions on transfer, the program envisions that it may distribute up to 10% of the stock held by CMG @Ventures following an initial public offering by any one of the companies in which it holds an investment. The Company may also announce from time to time other stock dividends in connection with its Internet investments. Such dividends are subject to approval of the Company's Board of Directors and subject to holding requirements by regulatory agencies such as the Securities and Exchange Commission. The program may be altered or discontinued at any time at the discretion of the Company. The Company also announced its first dividend under the new program, of one share of Lycos common stock for every sixteen shares of the Company's common stock held by stockholders of record on June 5, 1997. The Company distributed 603,000 shares of Lycos common stock, with a market value of $11,008,000 at the date of distribution, to the Company's stockholders on July 31, 1997 as payment of this dividend. The payment of this dividend reduced the Company's ownership interest in Lycos to 53% as of July 31, 1997.

During the first quarter of fiscal 1997, the Company's Board of Directors authorized the Company to buy back up to 500,000 shares of its common stock. During the first and second quarters of fiscal 1997, 100,000 shares were repurchased at an average cost of $9.84 per share, for a total of $984,000. On January 31, 1997, the Company sold 470,477 shares of its common stock, including the 100,000 treasury shares acquired in fiscal 1997, to Microsoft at a price of $14.50 per share. The shares sold to Microsoft represented 4.9% of the Company's total outstanding shares of common stock following the sale, with proceeds to the Company totaling $6,822,000.

The Company's consolidated capital expenditures were $6,939,000 in fiscal 1997. Concurrent with its growth and the commencement of start-up operations, the Company has experienced a substantial increase in its capital expenditures and operating lease arrangements in fiscal year 1997 and anticipates that this will continue in the future. The Company's accounts receivable, accounts payable and accrued expenses increased $9,203,000, $2,542,000 and $12,186,000, respectively, primarily as a result of the acquisition of Pacific Link and significant growth in several of the Company's subsidiaries in the investment and development segment during fiscal 1997. Costs in excess of net assets of subsidiaries acquired, net of accumulated amortization, in the Company's July 31, 1997 Consolidated Balance Sheet increased $14,644,000 in comparison with July 31, 1996, primarily due to $17,229,000 of goodwill recorded relating to the acquisition of Pacific Link in October 1996, offset by amounts amortized during fiscal 1997.

Of the Company's consolidated cash and available-for-sale securities at July 31, 1997, 64% was held by subsidiaries that are not wholly-owned by the Company. This percentage may vary significantly over time. The Company's ability to access assets held by its majority-owned subsidiaries through dividends, loans, or other transactions is subject in each instance to a fiduciary duty owed to minority shareholders of the relevant subsidiary. In addition, dividends received from a subsidiary that does not consolidate with the Company for tax purposes are subject to tax. Therefore, under certain circumstances, a portion of the Company's consolidated cash and available-for-sale securities may not be readily available to the Company or certain of its subsidiaries.

Subsequent to July 31, 1997, the Company's wholly-owned subsidiary, Engage Technologies, sold certain rights to its Engage.FusionTM and Engage.DiscoverTM products to Red Brick Systems, Inc. (Red Brick) for cash and Red Brick common stock valued at approximately $11.5 million. Also subsequent to July 31, 1997, the Company exercised options to purchase additional Lycos shares and filed with the SEC on Form 144 to sell up to 300,000 shares of Lycos stock on the open market. The Company exercised 96,000 Lycos options for an investment of $192,000 and sold 219,900 of its shares of Lycos common stock for total proceeds of $7.1 million in September and October 1997. Through the subsequent sale of Lycos shares, the Company's ownership percentage in Lycos was reduced from 53% at July 31, 1997, to just in excess of 50% in October 1997.

                                                                              27
                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                       & RESULTS OF OPERATIONS (CONT'D.)

During the first quarter of fiscal 1998, the Company also sold 224,795 shares of Premiere common stock for total proceeds of $7.6 million.

The Company believes that existing working capital, available borrowings under revolving credit note agreements, proceeds from Engage's sale of certain rights to two of its products to Red Brick Systems subsequent to July 31, 1997, proceeds from the sale of Lycos and Premiere stock subsequent to July 31, 1997, and additional Lycos shares which could be sold or posted as collateral for additional loans, will be sufficient to fund its operations, investments and capital expenditures for the foreseeable future. Should additional capital be needed to fund future investment and acquisition activity, the Company may seek to raise additional capital through public or private offerings of the Company's or its subsidiaries' stock, or through debt financings. Further, the Company continues to see a strong flow of strategic opportunities that fit within its investment and development business model and expects to seek to secure additional financing commitments from third parties to pursue additional investment opportunities in the future.

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

Factors that could cause actual results to differ materially from results anticipated in forward-looking statements include, but are not limited to the following:

 . The development of the Internet, the level of usage of the Internet, future acceptance of the Company's Internet related products and services, demand for Internet advertising, the introduction of new products and services by the Company and its affiliates or its competitors and potential expense increases associated with the Company's investments at the early stages of development may materially affect the Company's operations. As a result, the Company's mix of services and products may undergo substantial changes as the Company reacts to competitive and other developments in the overall Internet market. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective advertising medium, the Company's business, results of operations and financial condition will be materially adversely affected.

 . The Company's business model envisions additional opportunities to realize value through gains on its strategic investment and development activities over the next few years. Historically, such gains have been substantial in certain periods. Additionally, the Company's business model envisions potentially leveraging its investment in present and future Internet development opportunities through public and private placement of portions of such investments with outside investors. The size and timing of these transactions are dependent on market and other conditions that are beyond the Company's control. Accordingly, there can be no assurance that the Company will be able to generate gains from such transactions in the future. These same factors, along with potential restrictions from regulatory agencies, such as holding requirements by the Securities and Exchange Commission, could also effect the Company's ability to provide future distributions under its venture dividend program.

 . The Company has made and continues to make numerous early-stage investments in companies with little or no revenues, and has realized several significant gains through the selective sale or distribution of investments or, as in the case of Lycos, selling minority interests through initial public offering of stock. For these reasons, the Company's operating results have varied significantly from quarter to quarter, and are likely to continue to do so. In addition, the Company's operating results may vary significantly from quarter to quarter as a result of several other factors, including but not limited to: the timing of new product announcements and introductions by the companies in which CMG has invested or will invest, or their competitors, market acceptance of the Company's products or services, and changes in the product mix of sales. All of the above factors can materially adversely affect the Company's business and operating results for one quarter or a series of quarters, and are difficult to forecast.

 . Along with its investment and development segment, the Company's lists and database services and fulfillment services segments are subject to industry related risks, including continued acceptance of the Company's products and services, the introduction of new products and services by the Company or its competitors, changes in the mix of services sold and the channels through which those services are sold, product pricing and changes, general economic conditions and specific economic conditions in the direct marketing and Internet industries.

 . During fiscal year 1997 a significant portion of the Company's revenues were derived from a limited number of customers, including Cisco Systems, Inc. (Cisco), which accounted for 24% of total revenues and 47% of fulfillment services segment fiscal year 1997 revenues. While the Company is actively pursuing increasing the number of fulfillment services customers, the Company believes that its dependence on Cisco will continue. This concentration of customers may cause net sales and operating results to fluctuate from quarter to quarter based on Cisco's requirements and the timing of their orders and shipments. The Company does not have agreements in place with Cisco to ensure minimum purchase commitments or exclusivity for purchase of a particular product or service. The Company's operating results could be materially affected if Cisco were to choose to reduce its level of orders, were to change to another vendor, were to experience financial, operational, or other difficulties, or were to delay paying or fail to pay amounts due to the Company.