Form 10-K, Exhibit 13
period 1997-07-31
CMG INFORMATION SERVICES INC
filed 1997-10-29
CIK 914712

                                                                    Exhibit 13.3
28


                          CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

                                                                               July 31,
                                                                           1997       1996
                                                                         ---------  ---------
ASSETS
Current assets:
 Cash and cash equivalents                                                $ 59,762   $ 63,387
 Available-for-sale securities                                               5,945     13,069
 Accounts receivable, trade, less allowance for doubtful
   accounts of $1,083 and $442 in 1997 and 1996                             19,869     10,666
 License fees receivable                                                     9,066      1,032
 Prepaid expenses                                                            6,174      2,199
 Other current assets                                                        5,875        213
                                                                          --------   --------
Total current assets                                                       106,691     90,566
                                                                          --------   --------

Property and equipment                                                      20,091     14,657
 Less accumulated depreciation and amortization                              8,947      6,196
                                                                          --------   --------
 Net property and equipment                                                 11,144      8,461
                                                                          --------   --------
Investments in affiliates                                                    9,160      4,073
Costs in excess of net assets of subsidiaries acquired,
   net of accumulated amortization of $1,420 in 1997
   and $718 in 1996                                                         17,109      2,299
Other assets                                                                 4,250      4,104
                                                                          --------   --------
                                                                          $148,354   $109,503
                                                                          ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable                                                            $ 22,494  $      --
 Current installments of long-term debt                                      3,221         --
 Accounts payable                                                            9,959      7,251
 Accrued expenses                                                           18,341      6,245
 Deferred revenues                                                          13,680      4,620
 Other current liabilities                                                     442        441
                                                                          --------   --------
Total current liabilities                                                   68,137     18,557
                                                                          --------   --------

Long-term debt, less current installments                                    9,550         --
Long-term deferred revenues                                                  5,100         --
Deferred income taxes                                                        8,481      9,122
Other long-term liabilities                                                  2,119        555
Minority interest                                                           25,519     27,277
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $.01 par value per share. Authorized
   5,000,000 shares; none issued                                                --         --
 Common stock, $.01 par value per share. Authorized
   40,000,000 shares; issued and outstanding 9,659,543
   shares at July 31,1997 and 9,166,747 shares at
   July 31, 1996                                                                97         92
 Additional paid-in capital                                                 16,879      9,243
 Net unrealized gain on available-for-sale securities                          852         --
 Retained earnings                                                          11,620     44,657
                                                                          --------   --------
Total stockholders' equity                                                  29,448     53,992
                                                                          --------   --------
                                                                          $148,354   $109,503
                                                                          ========   ========

see accompanying notes to consolidated financial statements

                                                                              29
                     CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

                                                                                                 Years ended July 31,
                                                                                              1997       1996       1995
                                                                                           ----------  ---------  ---------
Net revenues                                                                                $ 70,607   $ 28,485    $22,293
Operating expenses:
 Cost of revenues                                                                             42,152     17,909     13,014
 Research and development                                                                     25,058      6,971         --
 In-process research and development                                                           1,312      2,691         --
 Selling                                                                                      37,583     11,666      3,025
 General and administrative                                                                   17,611      9,822      3,362
                                                                                            --------   --------    -------
 Total operating expenses                                                                    123,716     49,059     19,401
                                                                                            --------   --------    -------
 Operating income (loss)                                                                     (53,109)   (20,574)     2,892
                                                                                            --------   --------    -------
Other income (deductions):
 Interest income                                                                               3,368      2,750        248
 Interest expense                                                                             (1,619)       (59)       (23)
 Gain on sale of investment in TeleT Communications                                            3,616         --         --
 Gain on sale of NetCarta Corporation                                                         15,111         --         --
 Gain on dividend distribution of Lycos, Inc. common stock                                     8,413         --         --
 Gain on sale of available-for-sale securities                                                    --     30,049      4,781
 Gain on issuance of stock by subsidiary                                                          --     19,575         --
 Equity in losses of affiliates                                                               (5,556)    (2,915)      (306)
 Minority interest                                                                             4,787      2,169         14
                                                                                            --------   --------    -------
                                                                                              28,120     51,569      4,714
                                                                                            --------   --------    -------
Income (loss) from continuing operations before income taxes                                 (24,989)    30,995      7,606
Income tax expense (benefit)                                                                  (2,962)    16,673      2,844
                                                                                            --------   --------    -------
Income (loss) from continuing operations                                                     (22,027)    14,322      4,762
Discontinued operations, net of income taxes:
 Loss from operations of BookLink Technologies, Inc.                                              --         --       (690)
 Gain on disposal of BookLink Technologies, Inc.                                                  --         --     24,143
                                                                                            --------   --------    -------
Net income (loss)                                                                           $(22,027)  $ 14,322    $28,215
                                                                                            ========   ========    =======

Primary earnings (loss) per share:
 Income (loss) from continuing operations                                                     $(2.34)  $   1.48    $  0.51
 Loss from discontinued operations of BookLink Technologies, Inc.                                 --         --      (0.07)
   Gain on disposal of BookLink Technologies, Inc.                                                --         --       2.56
                                                                                            --------   --------    -------
 Net income (loss)                                                                            $(2.34)  $   1.48    $  3.00
                                                                                            ========   ========    =======

Fully diluted earnings (loss) per share:
 Income (loss) from continuing operations                                                     $(2.34)  $   1.45    $  0.49
 Loss from discontinued operations of BookLink Technologies, Inc.                                 --         --      (0.07)
   Gain on disposal of BookLink Technologies, Inc.                                                --         --       2.48
                                                                                            --------   --------    -------
 Net income (loss)                                                                            $(2.34)  $   1.45    $  2.90
                                                                                            ========   ========    =======

Weighted average shares outstanding:
 Primary                                                                                       9,429      9,682      9,391
                                                                                            ========   ========    =======
 Fully diluted                                                                                 9,429      9,898      9,744
                                                                                            ========   ========    =======

see accompanying notes to consolidated financial statements

30
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(in thousands, except share amounts)

                                                                              Net unrealized
                                                              Additional         gain on
                                                Common         paid-in      available-for-sale       Retained        Treasury
                                                 stock         capital         securities            earnings          stock
                                                 -----         -------         ----------            --------          -----

Balance at July 31, 1994
        (8,766,714 shares)                              $88         $ 6,773     $            --         $  2,120   $           --
  Net income                                             --              --                  --           28,215               --
  Net unrealized gain on
        available-for-sale securities                    --              --              18,005               --               --
  Issuance of common stock
        (72,006 shares)                                  --             103                  --               --               --
  Tax benefit of stock option exercises                  --             186                  --               --               --
  Decrease in related party receivable                   --              --                  --               --               --
                                                        ---         -------            --------         --------   --------------
Balance at July 31, 1995
        (8,838,720 shares)                               88           7,062              18,005           30,335               --
  Net income                                             --              --                  --           14,322               --
  Issuance of common stock
        (328,027 shares)                                  4             367                  --               --               --
  Tax benefit of stock option exercises                  --             695                  --               --               --
  Effect of subsidiaries' equity
   transactions                                          --           1,119                  --               --               --
  Sale of available-for-sale securities                  --              --            (18,005)               --               --
                                                        ---         -------            --------         --------   --------------
Balance at July 31, 1996
        (9,166,747 shares)                               92           9,243                  --           44,657               --
  Net loss                                               --              --                  --          (22,027)              --
  Dividend of Lycos, Inc. common stock                   --              --                  --          (11,010)              --
  Net unrealized gain on
        available-for-sale securities                    --              --                 852               --               --
  Purchase of treasury stock
        (100,000 shares)                                 --              --                  --               --             (984)
  Issuance of common stock
        (592,796 shares)                                  5           7,181                  --               --              984
  Tax benefit of stock option exercises                  --             277                  --               --               --
  Effect of subsidiaries' equity                         --             178                  --               --               --
   transactions                                         ---         -------            --------         --------   --------------
Balance at July 31, 1997
        (9,659,543 shares)                              $97         $16,879            $    852         $ 11,620   $           --
                                                        ===         =======            ========         ========   ==============





                                                                    Total
                                               Related party    stockholders'
                                                receivable         equity
                                                ---------          ------

Balance at July 31, 1994
        (8,766,714 shares)                             $(114)        $  8,867
  Net income                                              --           28,215
  Net unrealized gain on
        available-for-sale securities                     --           18,005
  Issuance of common stock
        (72,006 shares)                                   --              103
  Tax benefit of stock option exercises                   --              186
  Decrease in related party receivable                   114              114
                                              --------------         --------
Balance at July 31, 1995
        (8,838,720 shares)                                --           55,490
  Net income                                              --           14,322
  Issuance of common stock
        (328,027 shares)                                  --              371
  Tax benefit of stock option exercises                   --              695
  Effect of subsidiaries' equity
   transactions                                           --            1,119
  Sale of available-for-sale securities                   --          (18,005)
                                              --------------         --------
Balance at July 31, 1996
        (9,166,747 shares)                                --           53,992
  Net loss                                                --          (22,027)
  Dividend of Lycos, Inc. common stock                    --          (11,010)
  Net unrealized gain on
        available-for-sale securities                     --              852
  Purchase of treasury stock
        (100,000 shares)                                  --             (984)
  Issuance of common stock
        (592,796 shares)                                  --            8,170
  Tax benefit of stock option exercises                   --              277
  Effect of subsidiaries' equity                          --              178
   transactions                               --------------         --------
Balance at July 31, 1997
        (9,659,543 shares)                    $           --         $ 29,448
                                              ==============         ========



see accompanying notes to consolidated financial statements

                                                                              31
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



(in thousands)

                                                                                                        Years ended July 31,
                                                                                                      1997       1996       1995
                                                                                                   ----------  ---------  --------
Cash flows from operating activities:
 Income (loss) from continuing operations                                                           $(22,027)  $ 14,322   $ 4,762
 Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations:
  Depreciation and amortization                                                                        5,307      2,823       896
  Deferred income taxes                                                                                 (871)     8,283       (92)
  Gain on sale of investment in TeleT Communications                                                  (3,616)        --        --
  Gain on sale of NetCarta Corporation                                                               (15,111)        --        --
  Gain on dividend distribution of Lycos, Inc. common stock                                           (8,413)        --        --
  Gain on sale of available-for-sale securities                                                           --    (30,049)   (4,781)
  Gain on issuance of stock by subsidiary                                                                 --    (19,575)       --
  Equity in losses of affiliates                                                                       5,556      2,915       306
  Minority interest                                                                                   (4,787)    (2,169)      (14)
  In-process research and development                                                                  1,312      2,691        --
  Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
   Trade accounts and license fees receivable                                                        (11,963)    (7,269)      314
   Prepaid expenses and other current assets                                                          (6,436)    (1,762)      (54)
   Accounts payable and accrued expenses                                                              10,039      8,232       564
   Deferred revenues                                                                                  12,866      4,595        --
   Refundable and accrued income taxes, net                                                           (3,157)    12,876      (444)
   Other assets and liabilities                                                                         (352)      (685)      (78)
                                                                                                    --------   --------   -------
Net cash provided by (used for) continuing operations                                                (41,653)    (4,772)    1,379
Net cash used for discontinued operations                                                                 --         --      (589)
                                                                                                    --------   --------   -------
Net cash provided by (used for) operating activities                                                 (41,653)    (4,772)      790
                                                                                                    --------   --------   -------

Cash flows from investing activities:
 Net decrease in related party receivable                                                                 --         --       114
 Additions to property and equipment                                                                  (6,939)    (7,068)   (1,474)
 Payments related to disposal of BookLink Technologies, Inc.                                              --         --      (650)
 Income taxes paid related to disposal of BookLink Technologies, Inc. and available-for-sale
  securities                                                                                              --    (20,554)   (3,846)
 Proceeds from sale or maturities of available-for-sale securities                                    13,069     69,918    15,531
 Purchase of available-for-sale securities                                                                --    (25,526)       --
 Investments in affiliates and acquisitions of subsidiaries                                          (25,825)    (9,892)   (3,006)
 Proceeds from sales of NetCarta Corporation and investment in TeleT Communications                   19,018         --        --
 Cash acquired through acquisitions of subsidiaries                                                    2,259      3,882        --
 Other, net                                                                                             (734)       (67)     (966)
                                                                                                    --------   --------   -------
Net cash provided by investing activities                                                                848     10,693     5,703
                                                                                                    --------   --------   -------

Cash flows from financing activities:
 Proceeds from issuance of notes payable and long-term debt                                           29,130         --        --
 Repayments of long-term debt                                                                         (1,230)        --        --
 Sale of common and treasury stock                                                                     8,170        371       128
 Purchase of treasury stock                                                                             (984)        --        --
 Net proceeds from issuance of stock by subsidiaries                                                      --     48,058        --
 Other                                                                                                 2,094       (386)     (153)
                                                                                                    --------   --------   -------
Net cash provided by (used for) financing activities                                                  37,180     48,043       (25)
                                                                                                    --------   --------   -------
Net increase (decrease) in cash and cash equivalents                                                  (3,625)    53,964     6,468
Cash and cash equivalents at beginning of year                                                        63,387      9,423     2,955
                                                                                                    --------   --------   -------
Cash and cash equivalents at end of year                                                            $ 59,762   $ 63,387   $ 9,423
                                                                                                    ========   ========   =======


see accompanying notes to consolidated financial statements

32
                             NOTES TO CONSOLIDATED

                              FINANCIAL STATEMENTS

(1)  Nature of Operations

CMG Information Services, Inc. (the Company) is a direct marketing service provider that invests in, develops and integrates advanced, Internet, interactive, and database management technologies. CMG and its subsidiaries offer their clients a wide variety of direct marketing opportunities to choose from, including: Internet and interactive media direct marketing software technologies, product and literature fulfillment and turnkey outsourcing, sales lead/ inquiry management, business-to-business telemarketing services, highly segmented and accurate mailing lists, database management, design and development capabilities, consultative list management and brokerage services. The Company is advancing products and services that will both create and profit from direct marketing opportunities on the Internet.

(2)  Summary of Significant Accounting Policies
(a)  Principles of Consolidation and Presentation

The consolidated financial statements of the Company include its wholly-owned and majority-owned subsidiaries, Engage Technologies, Inc. (Engage Technologies, formerly CMG Direct Interactive, Inc.), CMG Direct Corporation, SalesLink Corporation (SalesLink), CMG @Ventures, Inc., CMG @Ventures, L.P., CMG @Ventures Capital Corporation, CMG Securities Corporation, CMG @Ventures II LLC, Lycos, Inc. (Lycos), Blaxxun Interactive, Inc. (Blaxxun, formerly Black Sun Interactive, Inc.), ADSmart Corporation, InfoMation Publishing Corporation, Planet Direct Corporation, Navisite Internet Services Corporation, and Vicinity Corporation (Vicinity). Lycos is a majority-owned public subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method and accounts for investments in which it owns less than 20% at original cost. Certain amounts for prior periods have been reclassified to conform with current year presentations. Financial information related to BookLink Technologies, Inc. (BookLink) in fiscal 1995 has been presented as discontinued operations (see note 5).

(b)  Revenue Recognition

Revenue from the sale of mailing lists is recognized when the mailing labels are shipped. Revenue for services is recognized upon completion of the service.

The Company's advertising revenues are derived principally from short-term Internet advertising contracts in which the Company guarantees a minimum number of impressions for a fixed fee or on a per-impression basis with an established minimum fee. Revenues from advertising are recognized as the services are performed.

The Company's license and product revenues are derived principally from product licensing fees and fees from maintenance and support of its products. License and product revenues are generally recognized upon delivery provided that no significant Company obligations remain and collection of the receivable is probable. In cases where there are significant remaining obligations, the Company defers such revenue until those obligations are satisfied. Fees from maintenance and support of the Company's products, including those fees bundled with the initial licensing fees, are deferred and recognized ratably over the service period.

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

(d) Cash Equivalents and Statement of Cash Flows Supplemental Information Highly liquid investments with maturities of three months or less at the time of acquisition are considered cash equivalents.

Net cash provided by (used for) operating and investing activities reflects cash payments for interest and income taxes as follows:

                                                Year ended July 31,
                                  1997              1996             1995
                                  ----              ----             ----
     Interest                 $1,429,000         $    26,000      $   23,000
                              ==========         ===========      ==========
     Income taxes             $1,856,000         $16,069,000      $6,753,000
                              ==========         ===========      ==========

During fiscal year 1997, significant non-cash investing activities included the sale of the Company's equity interest in TeleT Communications, LLC (TeleT) in exchange for available-for-sale securities in addition to $550,000 in cash (see note 10) and the acquisition of one subsidiary, Pacific Link, for consideration which included $7.5 million financed through a seller's note (see note 7). Significant non-cash financing activities in fiscal 1997 consisted of the dividend distribution of 603,000 shares of Lycos stock to CMG shareholders (see note 15). During fiscal year 1996, in a non-cash investing transaction, the Company's consolidated subsidiary, Lycos, acquired Point Communications Corporation (Point) in exchange for 526,316 shares of Lycos stock. During fiscal year 1995, significant non-cash investing transactions included the sale of BookLink in exchange for available-for-sale securities (see note 5) and the acquisition of one subsidiary, NetCarta Corporation (NetCarta), in exchange for notes payable (see note 8).

                                                                              33
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

(e)  Fair Value of Financial Instruments

The carrying value for cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt approximates its fair value, as estimated by using discounted future cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

(f)  Marketable Securities

The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a separate component of stockholders' equity.

(g)  Accounting for Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No.121, the Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including costs in excess of net assets of subsidiaries acquired. During this review, the Company reevaluates the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets based upon events or circumstances which have occurred since acquisition.

(h)  License Fees Receivable

License fees receivable are comprised of fees to be earned over the next one to three years on license agreements existing at the balance sheet date.

(i)  Property and Equipment

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

(j)  Investments in Affiliates

The Company's investments in affiliated companies for which its ownership exceeds 20%, but which are not majority-owned or controlled, are accounted for using the equity method. Under the equity method, the Company's proportionate share of each affiliate's net income or loss and amortization of the Company's excess investment over its equity in each affiliate's net assets is included in "equity in losses of affiliates". The unamortized excess of the Company's investments in affiliates which are accounted for under the equity method, over its equity in the underlying net assets of those affiliates at the date of investment was $1,227,000 and $2,847,000 at July 31, 1997 and 1996,
respectively. Amortization is recorded on a straight-line basis over periods ranging from five to ten years.

(k)  Costs in Excess of Net Assets of Subsidiaries Acquired

The costs in excess of net assets of subsidiaries acquired (goodwill) are principally being amortized over periods expected to be benefited, ranging from five to twenty years.

(l)  Deferred Revenues

Deferred revenues are comprised of license fees to be earned in the future on license agreements existing at the balance sheet date and billings in excess of earnings on both license and advertising contracts.

(m)  Research and Development Costs and Software Costs

Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, capitalized software development costs have not been significant. Additionally, at the date of acquisition or investment, the Company evaluates the components of the purchase price of each acquisition or investment to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation (based on independent appraisals), such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

(n)  Accounting for Income Taxes

Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax

34
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(o)  Earnings Per Share

Earnings per share is computed based on the weighted average number of common shares outstanding during each period, after giving effect to stock options considered to be dilutive common stock equivalents.

(p)  Stock-based Compensation Plans

The Company has adopted SFAS No. 123, "Accounting for Stock-based Compensation." As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on earnings per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (see note
16).

(q)  Use of Estimates

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

(r)  Diversification of Risk

Sales to one customer, Cisco Systems, Inc. (Cisco), accounted for 24% of total revenues and 47% of fulfillment services segment revenues for fiscal year 1997. Accounts receivable from this customer amounted to approximately 14% of total trade accounts receivable at July 31, 1997. The Company's products and services are provided to customers primarily in North America.

Financial instruments which potentially subject the Company to concentrations of credit risk are cash equivalents, available-for-sale securities, and accounts receivable. The Company's cash equivalent investment portfolio is diversified and consists primarily of short-term investment grade securities. To reduce risk, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company has not incurred any material write-offs related to its accounts receivable. A substantial portion of the Company's available-for-sale securities were sold subsequent to July 31, 1997 (see note 20).

The Company enters into interest rate swap and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on interest rate agreements is recognized as an adjustment to interest expense.

(s)  New Accounting Pronouncement

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share", which establishes and simplifies standards for computing and presenting earnings per share. SFAS No. 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 will be effective for the Company's second quarter of fiscal 1998, and requires restatement of all previously reported earnings per share data that are presented. Early adoption of this statement is not permitted. The Company has not yet evaluated the impact of adopting SFAS No. 128.

(3)  Segment Information

The Company's continuing operations have been classified in three primary business segments, (i) investment and development, (ii) fulfillment services, and (iii) lists and database services. Investment and development is a business segment formed during the third quarter of fiscal year 1995 to focus on strategic investment and development opportunities afforded by the Internet and interactive media markets. Fulfillment services include product and literature fulfillment and turnkey outsourcing, telemarketing, and sales/lead inquiry management. Lists and database services, which has historically included customer and prospect list databases and list services, began increasing its database capacity during fiscal 1996, positioning itself to serve additional markets, including database opportunities afforded by the Internet. Corporate and other includes available-for-sale securities and certain cash equivalents which are not identifiable to the operations of the Company's primary business segments.

                                                                              35
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

During fiscal year 1997, one significant customer accounted for approximately 47% of net revenues in the fulfillment services segment. Previously, three customers individually accounted for 15%, 15% and 13% of fulfillment services segment net revenues in fiscal 1996 and 19%, 19% and 12% of segment net revenues in fiscal 1995. During fiscal years ended July 31, 1997, 1996 and 1995, one significant customer accounted for approximately 12%, 13% and 14%, respectively, of net revenues in the lists and database services segment. Summarized financial information by business segment for the fiscal years ended July 31, 1997, 1996 and 1995 is as follows:

                                                                    Years Ended July 31,
                                                       1997                  1996                1995
                                                       ----                  ----                ----
Net revenues:
        Investment and development                  $ 23,917,000          $ 5,665,000        $     5,000

        Fulfillment services                          36,139,000           12,070,000         11,086,000

        Lists and database services                   10,551,000           10,750,000         11,202,000
                                                    ------------         ------------        -----------
                                                    $ 70,607,000         $ 28,485,000        $22,293,000
                                                    ============         ============        ===========
Operating income (loss):
       Investment and development                   $(45,250,000)        $(19,961,000)       $  (645,000)

       Fulfillment services                            4,330,000            1,566,000          1,755,000

       Lists and database services                   (12,189,000)          (2,179,000)         1,782,000
                                                    ------------         ------------        -----------
                                                    $(53,109,000)        $(20,574,000)       $ 2,892,000
                                                    ============         ============        ===========

Total assets:

        Investment and development                  $ 87,626,000         $ 68,256,000         $5,243,000

        Fulfillment services                          32,734,000            6,366,000          4,314,000

        Lists and database services                   10,317,000            8,338,000         10,424,000

        Corporate and other                           17,677,000           26,543,000         60,505,000
                                                    ------------         ------------        -----------
                                                    $148,354,000         $109,503,000        $80,486,000
                                                    ============         ============        ===========
Capital expenditures:

        Investment and development                  $  3,620,000         $  3,053,000        $   188,000

        Fulfillment services                           1,048,000              791,000            794,000

        Lists and database services                    2,271,000            3,224,000            492,000
                                                    ------------         ------------        -----------
                                                    $  6,939,000         $  7,068,000        $ 1,474,000
                                                    ============         ============        ===========
Depreciation and amortization:
        Investment and development                  $  2,321,000         $  1,467,000        $    24,000

        Fulfillment services                           1,623,000              450,000            326,000

        Lists and database services                    1,363,000              906,000            546,000
                                                    ------------         ------------        -----------
                                                    $  5,307,000         $  2,823,000        $   896,000
                                                    ============         ============        ===========

(4)  Available-for-Sale Securities

At July 31, 1997, available-for-sale securities consist of 283,333 shares of Premiere Technologies, Inc. (Premiere) common stock carried at fair value, based on quoted market prices, net of market value discount to reflect an average one-year restriction on transferability through September 19, 1997. An $852,000 unrealized gain, based on the change in the market value of the stock from date of acquisition to July 31, 1997, is presented in the equity section of the July 31, 1997 Consolidated Balance Sheet, net of deferred income taxes.

At July 31, 1996, available-for-sale securities consisted of U.S. Government agency obligations, carried at fair value, which the Company did not hold to maturity. The fair value of each investment at July 31,1996 approximated its amortized cost.

At July 31, 1995, available-for-sale securities included 1,020,000 shares of America Online (AOL) stock. An $18,005,000 unrealized gain, based on the change in market value of the stock from date of acquisition to July 31, 1995, is presented as a component of equity as of July 31, 1995 in the Company's Consolidated Statements of Stockholders' Equity, net of deferred income taxes. During fiscal 1996, the Company sold 1,020,000 shares of AOL stock. The net proceeds from the sale were $57,462,000 and the Company realized a gain on the sale of $30,049,000. During fiscal 1995, the Company sold 400,000 shares of AOL stock. The net proceeds from the sale were $15,531,000. The Company realized a gain on the sale of $4,781,000.

(5)  Discontinued Operations

On November 8, 1994, the Company entered into a definitive agreement to sell all outstanding stock of its wholly-owned subsidiary, BookLink to AOL for $30,000,000 of AOL common stock. The Company closed the transaction on December 23, 1994 by exchanging all of the outstanding shares of BookLink common stock for 1,420,000 shares (adjusted to reflect a 2-for-1 stock split) of AOL common stock. Discontinued operations reflect a loss from BookLink operations and a gain on disposal of $24,143,000, net of income taxes of $13,144,000, in fiscal 1995. The market value of the AOL stock on the date of closing was $38,163,000, and deferred income taxes of $13,144,000 were provided as part of the transaction.

The Company's consolidated financial statements for fiscal year 1995 reflect the results of BookLink as discontinued operations. Accordingly, the net results of BookLink's operations have been reflected as loss from discontinued operations in the Consolidated Statements of Operations. BookLink's fiscal 1995 results of operations included sales, loss before income taxes and income tax benefit of $100,000, $(1,149,000) and $459,000, respectively.

36
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

(6)  Property and Equipment
Property and equipment consists of the following:


                                                            July 31,
                                                 1997                      1996
                                                 ----                      ----
     Machinery and equipment                    $10,609,000          $ 8,344,000

     Software                                     3,693,000            2,871,000

     Office furniture and equipment               2,485,000            1,592,000

     Leasehold improvements                       2,646,000              953,000

     Other equipment                                658,000              897,000
                                                -----------          -----------
                                                $20,091,000          $14,657,000
                                                ===========          ===========

(7)  Acquisition of Pacific Link

On October 24, 1996, the Company's fulfillment services subsidiary, SalesLink, acquired Pacific Link, a company specializing in high technology product and literature fulfillment and turnkey outsourcing. The consideration for the acquisition was $17 million, $8.5 million of which was paid in cash at the date of acquisition, $1 million of which SalesLink paid (along with interest at the annual rate of 7%) in February 1997, and the remaining $7.5 million of which was financed through a seller's note (see note 13). The sources of the cash portion of the purchase price were $3 million from corporate funds provided by the Company to SalesLink for the acquisition and $5.5 million from a bank loan (see note 13). Additional purchase price of up to $1 million could be paid if certain future performance goals are met.

The acquisition of Pacific Link has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $17.2 million and has been recorded as goodwill, which will be amortized on a straight line basis over 15 years.

The net purchase price was allocated as follows:

  Working capital                              $(1,204,000)
  Property, plant and equipment                    713,000
  Other assets                                     385,000
  Goodwill                                      17,229,000
  Other long-term liabilities                     (123,000)
                                               -----------
  Purchase price                               $17,000,000
                                               ===========

The following unaudited pro forma financial information presents the consolidated operations of the Company and Pacific Link as if the acquisition had occurred as of the beginning of fiscal 1997 and 1996, after giving effect to certain adjustments including increased amortization of goodwill related to the acquisition, increased interest expense related to long-term debt issued in conjunction with the acquisition and decreased compensation for certain officers to reflect contractual post-acquisition compensation. The unaudited pro forma financial information are provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisition been consummated on the dates assumed and do not project the Company's results of operations for any future period:

                                                  Year ended July 31,
                                                  1997           1996
                                              ------------    -----------
Net revenues                                  $ 77,274,000    $45,125,000
                                              ============    ===========
Net income (loss)                             $(22,153,000)   $13,699,000
                                              ============    ===========
Primary earnings (loss) per share             $      (2.35)   $      1.41
                                              ============    ===========

(8)  CMG @Ventures Investments

During fiscal year 1995, the Company, through its subsidiary limited partnership, CMG @Ventures, L.P. , formed and incorporated Lycos, capitalizing it with an initial $1 million. CMG @Ventures L.P. then purchased, for $500,000 and 20% of Lycos, Inc. stock, an exclusive license to the Lycos software technology from Carnegie Mellon University. During fiscal year 1995, CMG @Ventures L.P. also invested $1,750,000 for an initial 44% ownership interest in FreeMark Communications, Inc. (FreeMark) and $1,256,000 for a 19.8% interest in Ikonic Interactive, Inc. (Ikonic). Beginning with its initial investments, the Company began accounting for FreeMark under the equity method of accounting and Ikonic under the cost method of accounting. Also, during fiscal year 1995, CMG @Ventures acquired NetCarta for $773,000. The acquisition of NetCarta was primarily funded through term notes and was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values.

During fiscal year 1996, the Company, through CMG @Ventures L.P., invested $19.2 million in eight companies, including initial investments of $2 million for a 45% interest in Vicinity, $750,000 for a 46% interest in TeleT Communications LLC (TeleT), and $1 million for an initial 45% interest in GeoCities. Fiscal 1996 investments also included start-up funding of $4 million for Blaxxun, additional funding of $4.5 million to NetCarta and $1 million to Lycos, and participation in follow-on round funding for Ikonic, FreeMark and GeoCities. With its initial investments in Vicinity, TeleT and GeoCities in fiscal 1996, the Company began accounting for such investments under the equity method of accounting. In December 1995, CMG @Ventures L.P. invested $1,750,000 to increase its ownership in Ikonic from 19.8% to 37%. With its increase in ownership in Ikonic, the Company began using the equity method of accounting, rather than the cost method, for its investment in Ikonic. CMG@Ventures' $1 million follow-on investment in GeoCities in June 1996 increased the Company's
ownership to 61%.   Also in June 1996, FreeMark successfully completed a $5.1
million equity financing. Pursuant to this transaction, CMG@Ventures L.P. invested an

                                                                              37
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

additional $3.2 million in FreeMark, including the conversion of $1,670,000 of notes which had been funded to FreeMark during fiscal 1996, and increased its ownership from 44% to 54%. Beginning in June 1996, when controlling interests were acquired, the Company, accordingly, began consolidating the operating results of GeoCities and FreeMark in the Company's consolidated operating results.

CMG @Ventures L.P. invested a total of $10.8 million in five companies during fiscal year 1997, including an initial investment of $2 million for a 46% ownership interest in Parable LLC (Parable), $1.2 million for 153,192 additional shares of Lycos, $3.8 million for additional funding of NetCarta, and follow-on investments of $1.8 million in Vicinity and $2 million in GeoCities. With its initial investment in fiscal 1997, the Company began accounting for its investment in Parable under the equity method of accounting. The Company's investment in Vicinity was made during the second quarter as part of a $5 million equity round, including outside investors, and reduced the Company's ownership in Vicinity from 47% to 45%. With the repurchase of certain outstanding shares by Vicinity during the fourth quarter of fiscal 1997, CMG @Ventures L.P.'s ownership increased to 53% and the Company began accounting for its investment in Vicinity on the consolidation method of accounting rather than the equity method. The follow-on investment in GeoCities was made in January 1997 as part of a $9 million equity round, including outside investors, and reduced the Company's ownership in GeoCities from 61% to 41%. This reduction in ownership caused the Company to change its method of accounting for its investment in GeoCities to the equity method rather than the consolidation method beginning in January 1997. In December 1996, the Company's consolidated subsidiary, FreeMark, suspended operations of its free email service. Prior to the reduction in the Company's ownership in GeoCities and the suspension of operations at FreeMark, the operating results of GeoCities and FreeMark were consolidated within the operating results of the Company's investment and development segment.

The Company's investments in Parable, GeoCities, Vicinity, NetCarta, FreeMark, Blaxxun, Ikonic, TeleT and Vicinity were made through its majority-owned limited partnership, CMG @Ventures L.P and its wholly-owned subsidiary, CMG @Ventures, Inc. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 77.5% of the net capital gains, as defined, of these investments. The remaining 22.5% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG @Ventures L.P. and CMG @Ventures, Inc. CMG @Ventures L.P.'s interest in Lycos (consisting of 7,389,248 shares of common stock at July 31, 1997) is subject to further reduction because CMG @Ventures L.P. is obligated, as of July 31, 1997, to sell to Lycos up to a total of 780,804 shares of common stock of Lycos, as necessary, to provide for shares issuable upon exercise of options granted by Lycos under its 1995 stock option plan. Of these 780,804 shares, CMG @Ventures L.P. is obligated to sell 522,680 shares to Lycos at a price of $0.01 per share and 258,124 shares at prices ranging from $0.29 to $9.60 per share.

During fiscal 1997, the Company completed its minimum commitment of $35 million in capital to CMG @Ventures L.P., and formed a new limited liability company subsidiary, CMG @Ventures II LLC, to continue the Company's model of providing intellectual and financial capital to companies seeking to further the commercialization of the Internet and other interactive media through the development and application of direct marketing products and services. The Company owns 100% of the capital interest and has all voting rights, and is entitled to 80% of the net capital gains, as defined, of the investments made by CMG @Ventures II LLC. The remaining 20% interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. CMG @Ventures II LLC invested a total of $8.3 million in five companies during fiscal year 1997, including initial investments of $1.3 million for a 26% ownership interest in Silknet Software, Inc. (Silknet), $2 million for a 15% interest in KOZ, inc., $1 million for a 9% interest in Softway Systems, Inc. (Softway Systems), $1 million for a 15% interest in Sage Enterprises, Inc. (Sage Enterprises), $2.3 million for a 31% interest in Reel.com LLC (Reel.com), and $743,000 for a follow on investment in Silknet. The follow on investment in Silknet was part of a $5 million equity round, including outside investors, and reduced the Company's ownership in Silknet from 26% to 23%. With its initial investments in fiscal 1997, the Company began accounting for its investments in KOZ, inc., Softway Systems, and Sage Enterprises under the cost method of accounting, and its investments in Silknet and Reel.com under the equity method.

The acquisition accounting and valuation for the Company's or its subsidiaries' investments in Parable and Silknet in fiscal year 1997, and FreeMark, NetCarta, GeoCities, Point, and Vicinity in fiscal 1996, resulted in totals of $1,312,000 and $2,691,000 in fiscal years 1997 and 1996, respectively, being identified as in-process research and development, which was expensed because technological feasibility had not been reached at the dates the investments were made.

(9)  Transactions in Stock of Subsidiaries

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

38
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

In April 1996, Lycos sold 3,135,000 shares of its previously unissued common stock in an initial public offering at $16 per share, receiving net proceeds of $46,021,000. With this transaction, the Company's ownership interest in Lycos was reduced from approximately 76%, to approximately 58%, and the Company's net investment in Lycos increased from approximately $1 million to approximately $20.6 million, resulting in the recognition of a pre-tax gain of $19,575,000. This gain reflects the increased book value of the Company's investment in Lycos resulting from the net proceeds received by Lycos from the sale of its stock. The Company provided $8,026,000 for deferred income taxes resulting from the gain.

On July 31, 1996, another of the Company's subsidiaries, Blaxxun, successfully completed an equity financing, issuing 400,000 shares of preferred stock to an outside party in exchange for $2,000,000. With this transaction, the Company's net equity in Blaxxun increased from approximately $780,000 to approximately $2,082,000. Since at the time of the transaction Blaxxun was engaged principally in research and development, the resulting $768,000 increase, net of $534,000 of deferred income taxes, has been reflected as an equity transaction included in "Effect of subsidiaries' equity transactions" in the accompanying Consolidated Statements of Stockholders' Equity.

Lycos develops and provides on-line guides to the Internet's World Wide Web, enabling users of the Internet to identify, select, and access the resources and information of interest to them. Blaxxun develops three dimensional interactive software. The above gain on issuance of stock by subsidiary and effects of subsidiaries' equity transactions are reported net of the 22.5% interest attributed to CMG @Ventures' profit partners (see note 8).

(10)  Sale of Investment in TeleT Communications

On September 19, 1996, the Company sold its equity interest in TeleT to Premiere for $550,000 in cash and 320,833 shares of Premiere stock. The Company, through CMG@Ventures, acquired its 46% equity interest in TeleT for $750,000 during April 1996. As a result of the sale, the Company recognized a pre-tax gain of $3,616,000, reported net of the 22.5% interest attributed to CMG@Ventures' profit partners, reflected as "Gain on sale of investment in TeleT Communications" in the accompanying Consolidated Statements of Operations. Of the Premiere shares received, 37,500 are to be held in escrow for a six-year period, subject to certain customary conditions, and have been classified in other assets with a carrying value of $450,000. The remaining shares were received subject to an average one-year restriction on transferability, and have been classified in available-for-sale securities, with a carrying value at the time of acquisition of $4,080,000, net of market value discount to reflect the restriction on transferability.

(11)  Sale of NetCarta Corporation

On December 9, 1996, Microsoft Corporation (Microsoft) entered into a definitive agreement to acquire one of the Company's subsidiaries, NetCarta, for $20,000,000 in cash, subject to certain conditions. On January 31, 1997, the sale of NetCarta was finalized, with the Company receiving proceeds of $18,468,000, net of proceeds to former NetCarta employees who exercised employee stock options. As a result of the sale, the Company recognized a pretax gain of $15,111,000, reported net of the 22.5% interest attributed to CMG@Ventures' profit partners, reflected as "Gain on sale of NetCarta Corporation" in the accompanying Consolidated Statements of Operations. Of the proceeds received, $2,000,000 included in "Cash and cash equivalents" at July 31, 1997, is currently held on the Company's behalf by an outside escrow agent, to secure certain indemnification obligations of the Company and CMG @Ventures related to the sale of NetCarta, and is restricted for this purpose through February 1998.


(12)  Accrued Expenses
Accrued expenses consist of the following:


                                                           July 31,
                                                    1997              1996
                                                    ----              ----
     Accrued promotional expenses                $ 4,178,000       $  300,000

     Accrued compensation and benefits             2,455,000        1,538,000

     Accrued customer deposits                     2,204,000          431,000

     Accrued professional services                 2,121,000          763,000

     Accrued list owners' commissions              1,342,000        1,168,000

     Other                                         6,040,000        2,045,000
                                                 -----------       ----------
                                                 $18,340,000       $6,245,000
                                                 ===========       ==========


(13)  Borrowing Arrangements

Notes payable at July 31, 1997 consisted of $10 million in collateralized corporate borrowings, $10 million borrowed under the Company's corporate line of credit, and $2,494,000 owed by SalesLink under its line of credit. The Company's $10 million collateralized borrowing is secured by 784,314 of the Company's common shares of its subsidiary, Lycos, with interest payable quarterly at a rate of LIBOR plus 1.75% (7.52% effective rate at July 31, 1997), and is payable in full on January 17, 1998. Under this agreement, the Company could become subject to additional collateral requirements under certain circumstances. As of February 24, 1997, the Company had entered into an interest rate swap arrangement with the lender providing the collateralized financing. The agreement effectively fixed the interest rate on this debt for a notional principal amount of $10 million at a rate of 7.52% through January 17, 1998. SalesLink's borrowings were made under its $4,500,000 revolving credit note agreement with a bank. The revolving credit note is payable in full on October 1, 1998 and provides for the option of interest at the London Interbank Offered Rate (LIBOR) or the higher of 1) the rate announced by First National Bank of Boston as its base rate (Prime), or 2) one-half percent above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (7.66% effective rate in place at July 31, 1997).
The Company's $10 million

                                                                              39
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

corporate line of credit with the same bank provides for the option of interest at LIBOR plus 2.5% or Prime plus 0.5% (8.22% effective rate in place at July 31, 1997), provides for the payment of commitment fees equal to 0.5% of unused portions of the line balance, and expires on May 14, 1998. Borrowings under the corporate line may not exceed 50% of the after-tax market value of the Company's unrestricted shares of Lycos. Additionally, the Company's line of credit facilities are subject to normal banking terms and conditions which do not materially restrict the Company's activities, including financial covenants requiring the Company and SalesLink to maintain certain levels of net worth as well as limitations on indebtedness and capital expenditures.

Long-term debt at July 31, 1997 consisted of $12.8 million borrowed to finance the Company's acquisition of Pacific Link in October 1996 (see note 7), including $7.3 million outstanding on a seller's note and $5.5 million outstanding on a bank note. The seller's note is supported by a bank letter of credit, bears interest at 7% per year and is payable monthly in arrears over a term of 30 months beginning July 31, 1997. The bank loan provides for the option of interest at the London Interbank Offered Rate (LIBOR) or the higher of
1) the rate announced by First National Bank of Boston as its base rate, or 2) one-half percent above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (7.66% effective rate in place at July 31, 1997). The bank loan is repayable in quarterly installments beginning January 31, 1998 through July 31, 2001, with the remaining balance to be repaid on October 1, 2001. Maturities of long-term debt for the next five fiscal years are as follows: 1998, $3,221,000; 1999, $3,567,000; 2000,
$2,983,000; 2001, $2,375,000; and 2002, $625,000.

As of February 24, 1997, the Company had entered into an interest rate swap agreement with the lender providing SalesLink's $2.5 million line of credit borrowing and $5.5 million long term bank note. The agreement effectively set a maximum LIBOR interest rate base on debt for a notional principal amount of $8 million at a rate of 8.5% through February 26, 2002. This swap was purchased to provide protection to the Company from exposure to higher interest rates in the future (above 8.5%), and requires additional payments by the Company should LIBOR fall below 5% or should LIBOR be above 6%, but below 8.5%. At July 31, 1997, based on prices quoted from the bank, interest rate hedge agreement values would indicate an obligation of $85,000 to terminate this contract.

(14)  Commitments

The Company leases facilities and certain other machinery and equipment under various noncancelable operating leases expiring through June 2011. Future minimum lease payments as of July 31, 1997 are as follows:


Year ending July 31:
     1998                        $11,664,000
     1999                         10,033,000
     2000                          4,996,000
     2001                          1,823,000
     2002                          1,722,000
     Thereafter                   11,430,000
                                 -----------
                                 $41,668,000
                                 ===========

Total rent and equipment lease expense charged to continuing operations was $8,184,000, $2,112,000 and $1,093,000 for the years ended July 31, 1997, 1996 and 1995, respectively.

In March 1997, Lycos renewed its one year "Premier Provider" agreement (the Agreement) with Netscape Communications Corporation (Netscape) which commenced in May 1997 for an additional one year term, pursuant to which Lycos was designated as one of four "Premier Providers" of search and navigation services accessible from the "Net Search" button on the Netscape browser. Lycos is obligated to make minimum payments of $4.7 million under the terms of the Agreement. Lycos recognizes the cost of the Agreement ratably over its term.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

(15)  Stockholders' Equity

On February 2, 1996 and March 17, 1995, the Company effected 2-for-1 and 3-for-2 common stock splits, respectively, in the form of stock dividends. Accordingly, all data shown in the accompanying consolidated financial statements has been retroactively adjusted to reflect these events.

During the first quarter of fiscal 1997, the Company's Board of Directors authorized the Company to buy back up to 500,000 shares of its common stock. During the first and second quarters of fiscal 1997, 100,000 shares were repurchased at an average cost of $9.84 per share, for a total of $984,000. Pursuant to a stock purchase agreement entered into as of December 10, 1996, the Company sold 470,477 shares of its common stock (the "CMG Shares"), including the 100,000 treasury shares acquired in fiscal 1997, to Microsoft on January 31, 1997, representing 4.9% of CMG's total outstanding shares of common stock following the sale. The CMG Shares were priced at $14.50 per share, with proceeds to CMG totaling $6,821,917. The CMG Shares purchased by Microsoft are not registered under the Securities Act of 1933 and carry a one year prohibition on transfer or sale. Under the terms of the agreement and following the

40
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

one-year period, Microsoft is entitled to two demand registration rights as well as piggy back registration rights. Additionally, Microsoft is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMG, (i) from increasing its ownership in CMG above ten percent of CMG's outstanding shares, (ii) from exercising any control or influence over CMG, and (iii) from entering into any voting agreement with respect to its CMG Shares.

On May 28, 1997, the Company announced a new venture dividend program in connection with the Company's CMG @Ventures Internet investments. Subject to restrictions on transfer, the program envisions that it may distribute up to 10% of the stock held by CMG @Ventures following an initial public offering by any one of the companies in which it holds an investment. The Company may also announce from time to time other stock dividends in connection with its Internet investments. Such dividends are subject to approval of the Company's Board of Directors and subject to holding requirements by regulatory agencies such as the Securities and Exchange Commission. The program may be altered or discontinued at the discretion of the Company. The Company also announced its first dividend under the new program, of one share of Lycos common stock for every sixteen shares of the Company's common stock held by stockholders of record on June 5, 1997. The Company distributed 603,000 shares of Lycos common stock, with a market value of $11,008,000 at the date of distribution, to the Company's stockholders on July 31, 1997 as payment of this dividend. The distribution resulted in a pre-tax gain of $8,413,000 in fiscal 1997 reflected as "Gain on dividend distribution of Lycos, Inc. common stock" in the accompanying Consolidated Statements of Operations.

(16)  Stock Option Plans

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

Options granted under the 1986 Plan are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Options under the Directors' Plan become exercisable in five equal annual installments beginning immediately after each Annual Stockholders Meeting following grant. Outstanding options under both Plans at July 31, 1997, expire through 2007.

Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its subsidiaries' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. 1,500,000 shares of the Company's common stock were initially reserved for issuance under this plan. During fiscal 1994, the Company's Board of Directors reserved 1,533,024 additional shares of common stock for issuance upon the exercise of options. The number of shares reserved for issuance pursuant to the 1986 Plan is reduced by the number of shares issued under the Company's 1995 Employee Stock Purchase Plan (see note 17).

Pursuant to the Directors' Plan, 282,000 shares of the Company's common stock were initially reserved. Options for 47,000 shares are to be granted to each Director who is neither an officer or full time employee of the Company, nor an affiliate of an institutional investor which owns shares of common stock of the Company. Options were granted to existing Directors with five years of continuous service at the date the Plan was adopted, and are granted to subsequent Directors at the time of election to the Board.

The status of the plans during the three fiscal years ended July 31, 1997, was as follows:

                                                         1997                                 1996
                                            --------------------------------      -----------------------------
                                                               Weighted                            Weighted
                                            Number of          average            Number of         average
                                             shares          exercise price        shares        exercise price
                                             ------          --------------        -------       --------------
Options outstanding, beginning of year         1,021,858            $ 7.73          1,203,074       $   3.27
 Granted                                         169,050             15.86            228,456          19.74
 Exercised                                      (108,627)             8.33           (320,842)          0.77
 Canceled                                       (114,591)            20.29            (88,830)          3.32
                                               ---------                            ---------
Options outstanding, end of year                 967,690            $ 7.59          1,021,858        $   7.73
                                               =========            ======          =========        ========

Options exercisable, end of year                 369,886            $ 5.95            142,896        $   4.95
                                               =========            ======          =========        ========

Options available for grant, end of              890,640                              956,618
 year                                          =========                            =========

                                                           1995
                                            ---------------------------------
                                                                Weighted
                                              Number of      average exercise
                                                shares            price
                                                ------            -----
Options outstanding, beginning of year         1,141,956            $ 1.85
 Granted                                         600,338              5.37
 Exercised                                       (65,700)             0.72
 Canceled                                       (473,520)             2.87
                                               ---------
Options outstanding, end of year               1,203,074            $ 3.27
                                               =========            ======

Options exercisable, end of year                 285,966            $ 0.56
                                               =========            ======

Options available for grant, end of            1,104,568
 year                                          =========

The following table summarizes information about the Company's stock options outstanding at July 31, 1997:

                                                          Options Outstanding                                 Options Exercisable
                                     ---------------------------------------------------------------------------------------------
                                                          Weighted average     Weighted average                         Weighted
                                         Number of            remaining            exercise            Number           average
      Range of exercise prices            shares          contractual life           price             shares           exercise
      ------------------------           ---------        ----------------         ---------          --------         ----------
$ 1.54 - $ 2.67                          329,282               5.8 years           $ 2.57             116,918            $ 2.41
$ 2.96 - $ 3.67                          210,535               2.2                 $ 3.63             136,856            $ 3.63
$ 6.13 - $10.13                          186,017               5.5                 $ 8.07              80,200            $ 8.07
$12.00 - $16.00                          203,800               5.4                 $14.52              21,319            $13.22
$24.50 - $35.63                           38,056               3.7                 $33.55              14,593            $33.79
                                         -------                                                      -------
$ 1.54 - $35.63                          967,690               4.8 years           $ 7.59             369,886            $ 5.95
================                         =======              ==========           ======             =======            ======

                                                                              41
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

SFAS No. 123, "Accounting for Stock-Based Compensation", sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1997 and 1996 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS No. 123, the pro forma effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                          Year ended July 31,
                                                          1997           1996
                                                     --------------  ------------
Net income (loss):
 As reported                                          $(22,027,000)   $14,322,000
                                                      ============    ===========
 Pro forma                                            $(23,907,000)   $13,666,000
                                                      ============    ===========

Primary earnings (loss) per share:
 As reported                                          $      (2.34)   $      1.48
                                                      ============    ===========
 Pro forma                                            $      (2.54)   $      1.41
                                                      ============    ===========

The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997 and 1996, respectively: volatility of 66.69% and 80.30%; risk-free interest rate of 6.19% and 5.81%; expected life of options of 6.2 years and 4.0 years; and 0% dividend yield for both years. The weighted average fair value per share of options granted during fiscal 1997 and 1996 was $10.55 and $10.11, respectively.

The effect of applying SFAS No. 123 as shown in the above pro forma disclosure is not likely to be representative of the pro forma effect on reported income or loss for future years. SFAS No. 123 does not apply to awards made prior to fiscal 1996 and additional awards in future years are anticipated.

(17)  Employee Stock Purchase Plan

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

Employees purchased 11,519 shares, 8,324 shares and 7,374 shares of common stock of the Company under the Plan during fiscal 1997, 1996 and 1995, respectively.

(18)  Income Taxes
The provision (benefit) for income taxes from continuing operations for the years ended July 31, consists of the following:

                              Current       Deferred        Total
                           -------------  ------------  -------------
July 31, 1995:
Federal                     $ 2,569,000    $  (70,000)   $ 2,499,000
State                           367,000       (22,000)       345,000
                            -----------    ----------    -----------
                            $ 2,936,000    $  (92,000)   $ 2,844,000
                            ===========    ==========    ===========

July 31, 1996:
Federal                     $ 7,758,000    $6,448,000    $14,206,000
State                           632,000     1,835,000      2,467,000
                            -----------    ----------    -----------
                            $ 8,390,000    $8,283,000    $16,673,000
                            ===========    ==========    ===========

July 31, 1997:
Federal                     $(3,114,000)   $ (849,000)   $(3,963,000)
State                         1,023,000       (22,000)     1,001,000
                            -----------    ----------    -----------
                            $(2,091,000)   $ (871,000)   $(2,962,000)
                            ===========    ==========    ===========


Excluded from the tax benefit in fiscal 1997 but included in deferred tax liabilities and assets are $593,000 provided for unrealized holding gains from the increase in the market value of available-for-sale securities and $260,000 related to deferred tax assets acquired with the acquisition of Pacific Link, respectively. Excluded from the tax provision in fiscal 1996 but included in deferred income tax liabilities are $666,000 provided for the effect of subsidiaries' equity transactions and $78,000 related to the difference in bases of assets acquired. Excluded from the tax provision in fiscal 1995 but included in deferred income tax liabilities were $10,810,000 provided for unrealized holding gains from the increase in the market value of available-for-sale securities and $9,298,000 owed in conjunction with the disposal of BookLink.

42
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

Deferred income tax assets and liabilities have been classified on the accompanying Consolidated Balance Sheets in accordance with the nature of the item giving rise to the temporary differences. The components of deferred tax assets and liabilities are as follows:

                                                         July 31, 1997                            July 31, 1996
                                            ----------------------------------------  -------------------------------------
                                              Current     Non-current      Total       Current   Non-current      Total
                                            ------------  ------------  ------------  ---------  ------------  ------------
Deferred tax assets:
Accruals and reserves                        $1,630,000   $  --         $ 1,630,000    $213,000   $        --    $   213,000
Income tax basis in excess of financial
 basis of investments in subsidiaries and
 affiliates                                          --     6,990,000     6,990,000          --     3,544,000      3,544,000


Other                                                --       866,000       866,000          --       254,000        254,000
                                             ----------   -----------   -----------    --------   -----------    -----------
Total gross deferred tax assets               1,630,000     7,856,000     9,486,000     213,000     3,798,000      4,011,000
Less valuation allowance                       (985,000)   (7,716,000)   (8,701,000)         --    (3,798,000)    (3,798,000)
                                             ----------   -----------   -----------    --------   -----------    -----------
Net deferred tax assets                         645,000       140,000       785,000     213,000            --        213,000
                                             ----------   -----------   -----------    --------   -----------    -----------

Deferred tax liabilities:
Gain on issuance of stock by subsidiary            --      (7,340,000)   (7,340,000)         --    (8,042,000)    (8,042,000)
Effect of subsidiaries' equity
 transactions                                      --        (654,000)     (654,000)         --      (666,000)      (666,000)

Differences in tax depreciation and
 amortization                                      --        (570,000)     (570,000)         --      (336,000)      (336,000)

Financial basis in excess of tax basis of
 available-for-sale securities               (534,000)             --      (534,000)         --            --             --

Other                                              --         (57,000)      (57,000)         --       (78,000)       (78,000)
                                            ---------     -----------   -----------   ---------   -----------    -----------
Total gross deferred tax liabilities         (534,000)     (8,621,000)   (9,155,000)         --    (9,122,000)    (9,122,000)
                                            ---------     -----------   -----------   ---------   -----------    -----------
Net deferred tax asset (liability)          $ 111,000    $(8,481,000)   $(8,370,000)   $213,000   $(9,122,000)   $(8,909,000)
                                            =========    ===========    ===========   =========   ===========    ===========

The net change in the total valuation allowance for the year ended July 31, 1997 was an increase of $4,903,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at July 31, 1997.

The following table reconciles the income tax expense (benefit) based on the federal statutory income tax rate to the Company's actual income tax expense (benefit):

                                                                                  July 31,
                                                                      1997           1996         1995
                                                                  -------------  ------------  -----------
Provision (benefit) for income taxes at federal statutory rate     $(8,746,000)   $10,848,000   $2,586,000
Difference in  income tax expense (benefit) resulting from:
 Non-deductible goodwill amortization                                  311,000        129,000        5,000
 Valuation allowance                                                 4,903,000      3,798,000           --
 State income taxes, net of federal benefit                            651,000      1,604,000      228,000
 Other                                                                 (81,000)       294,000       25,000
                                                                   -----------    -----------   ----------
Actual income tax expense (benefit)                                $(2,962,000)   $16,673,000   $2,844,000
                                                                   ===========    ===========   ==========

                                                                              43
                             NOTES TO CONSOLIDATED

                         FINANCIAL STATEMENTS (CONT'D.)

(19)  Selected Quarterly Financial Information (unaudited)

The following table sets forth selected quarterly financial and stock price information for the years ended July 31, 1997 and 1996. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol CMGI. Included below are the high and low sales prices (adjusted for a 2-for-1 stock split effected on February 2, 1996) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.

(in thousands, except per share data)

                                                            Fiscal 1997 Quarter ended               Fiscal 1996 Quarter ended
                                                      --------------------------------------  --------------------------------------

                                                      Oct. 31   Jan. 31   Apr. 30   Jul. 31   Oct. 31   Jan. 31   Apr. 30    Jul 31
                                                      --------  --------  --------  --------  --------  --------  --------  --------

Net revenues                                          $10,640   $18,897   $19,010   $22,060    $5,835   $6,105     $7,484    $9,061
Cost of revenues                                        5,366    11,286    11,551    13,949     3,593    3,827      4,988     5,501

Research and development expenses                       4,965     6,732     6,466     6,895       500    1,449      1,751     3,271
In-process research and development expenses            1,312         -         -         -        -       452          -     2,239
Selling, general and administrative expenses           13,446    13,688    12,749    15,311    2,776     3,643      5,548     9,521
                                                      -------    ------    ------    ------  -------    ------     ------    ------
Operating loss                                        (14,449)  (12,809)  (11,756)  (14,095)  (1,034)   (3,266)    (4,803)  (11,471)
Interest income, net                                      924       260       328       237      239      829         474     1,149
Gain on sale of available-for-sale securities               -          -        -         -   30,049        -           -         -
Gain on sale of investment in TeleT                     3,616          -        -         -        -        -           -         -
Gain on sale of NetCarta Corporation                        -     15,111        -         -        -        -           -         -
Gain on distribution of Lycos, Inc. common stock            -          -        -     8,413        -        -           -         -
Gain on issuance of stock by subsidiary                     -          -        -         -        -        -      19,575         -
Equity in losses of affiliates                         (1,008)    (1,081)  (1,924)   (1,543)    (270)     (751)      (931)     (963)

Minority interest                                       2,422      1,025      492       848       43       257        517     1,352
Income tax benefit (expense)                            1,098    (1,840)    2,584     1,120  (10,849)      286     (7,418)    1,308
                                                      -------    ------  --------   -------  -------   -------     -------  -------
Net income (loss)                                     $(7,397)   $  666  $(10,276)  $(5,020) $18,178   $(2,645)    $7,414   $(8,625)
                                                      =======    ======  ========   =======  =======   =======     ======   =======

Market Price
High                                                   $15.00    $17.63    $15.88    $16.88   $18.00    $50.25     $47.25    $33.00
                                                      =======    ======  ========   =======  =======   =======     ======   =======
Low                                                     $9.13    $15.00    $11.50    $12.88    $9.63    $17.38     $26.13    $12.25
                                                      =======    ======  ========   =======  =======   =======     ======   =======


  Note: Quarterly amounts reported above vary slightly from the amounts previously reported on Forms 10Q due to the reclassification of costs associated with Lycos' Premier Provider agreement with Netscape (see note 14), which were previously included in cost of revenues, to selling expenses . Amounts reclassified were $1,250,000, $1,250,000, and $972,000 for the fiscal year 1997 quarters ended October 31, January 31, and April 30, respectively, and $278,000 for the fiscal 1996 quarter ended April 30. This reclassification conforms the Company's presentation to industry practice, and has no effect on previously reported net income or earnings per share.

(20)  Subsequent Events (unaudited)

Subsequent to July 31, 1997, the Company's wholly-owned subsidiary, Engage Technologies, sold certain rights to its Engage.Fusion/TM/ and Engage.Discover /TM/ products to Red Brick Systems, Inc. (Red Brick) for cash and Red Brick common stock valued at approximately $11.5 million. During the first quarter of fiscal 1998, the Company also sold 224,795 shares of Premiere common stock for total proceeds of $7.6 million. Also, subsequent to July 31, 1997, CMG @Ventures L.P. and CMG@Ventures II LLC invested a total of $3,016,000 in new and previously existing Internet investments.

44

                          Independent Auditors' Report


The Board of Directors and Stockholders
CMG Information Services, Inc.:

We have audited the accompanying Consolidated Balance Sheets of CMG Information Services, Inc. and subsidiaries as of July 31, 1997 and 1996, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended July 31 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMG Information Services, Inc. and subsidiaries as of July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in three-year period ended July 31, 1997, in conformity with generally accepted accounting principles.



                                                       /s/ KPMG Peat Marwick LLP

                                                       KPMG PEAT MARWICK LLP


Boston, Massachusetts
September 19, 1997