Form 10-K, Exhibit 13
period 1998-07-31
CMG INFORMATION SERVICES INC
filed 1998-10-29
CIK 914712

                                                                    EXHIBIT 13.1

                     SELECTED CONSOLIDATED FINANCIAL DATA


SELECTED CONSOLIDATED FINANCIAL DATA - The following table sets forth selected consolidated financial information of the company for the five years in the period ended July 31, 1998. This selected financial information should be read in conjunction with the company's Consolidated Financial Statements and related Notes.

(in thousands, except per share data)

                                                                                     Years ended July 31,
                                                                      1998        1997       1996       1995       1994
                                                                      ----        ----       ----       ----       ----
Consolidated Statement of Operations Data:

Net revenues                                                        $ 91,484    $ 70,607   $ 28,485    $22,293    $19,388
Cost of revenues                                                      78,831      42,152     17,909     13,014     11,329
Research and development expenses                                     19,709      25,058      6,971         --         --
In-process research and development expenses                          19,135       1,312      2,691         --         --
Selling, general and administrative expenses                          52,820      55,194     21,488      6,387      4,792
                                                                    --------    --------   --------    -------    -------
Operating income (loss)                                              (79,011)    (53,109)   (20,574)     2,892      3,267

Interest income (expense), net                                          (870)      1,749      2,691        225        (96)
Gain on sale of data warehouse product rights                          8,437          --         --         --         --
Gain on sale of Lycos, Inc. common stock                              97,158          --         --         --         --
Gain on stock issuance by Lycos, Inc.                                 28,301          --     19,575         --         --
Gain on sale of available-for-sale securities                          4,174          --     30,049      4,781         --
Gain on sale of investment in TeleT Communications                        --       3,616         --         --         --
Gain on sale of NetCarta Corporation                                      --      15,111         --         --         --
Gain on dividend distribution of Lycos, Inc. common stock                 --       8,413         --         --         --
Other income (expense), net                                          (11,849)       (769)      (746)      (292)        --
Income tax benefit (expense)                                         (29,787)      2,962    (16,673)    (2,844)    (1,211)
                                                                    --------    --------   --------    -------    -------
Income (loss) from continuing operations                              16,553     (22,027)    14,322      4,762      1,960
Gain (loss) from discontinued operations                                  --          --         --     23,453       (159)
                                                                    --------    --------   --------    -------    -------
Net income (loss)                                                   $ 16,553    $(22,027)  $ 14,322    $28,215    $ 1,801
                                                                    ========    ========   ========    =======    =======

Diluted earnings (loss) per share:
Income (loss) from continuing operations                               $0.74      $(1.17)     $0.74    $  0.25    $  0.13
Discontinued operations                                                   --          --         --       1.25      (0.01)
                                                                    --------    --------   --------    -------    -------
Net income (loss)                                                      $0.74      $(1.17)     $0.74    $  1.50    $  0.12
                                                                    ========    ========   ========    =======    =======

Weighted average shares outstanding - diluted                         22,515      18,858     19,364     18,782     15,584
                                                                    ========    ========   ========    =======    =======

Consolidated Balance Sheet Data:

Working capital                                                     $ 12,784    $ 38,554   $ 72,009    $47,729    $ 5,925
Total assets                                                         237,460     148,354    109,503     80,486     12,740
Long-term obligations                                                  5,801      16,769        555        508        165
Stockholders' equity                                                 117,785      29,448     53,992     55,490      8,867