Form 10-K, Exhibit 13
period 1998-07-31
CMG INFORMATION SERVICES INC
filed 1998-10-29
CIK 914712

                                                                    Exhibit 13.2

                           MANAGEMENT'S DISCUSSION &
                        ANALYSIS OF FINANCIAL CONDITION
                            & RESULTS OF OPERATIONS

The discussion in this report contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Factors that May Affect Future Results", as well as those discussed in this section and elsewhere in this report.

OVERVIEW

CMG Information Services, Inc. (CMG or the Company) develops and operates Internet and direct marketing companies and venture funds focused on the Internet.

CMG's Internet strategy includes the internal development and operation of majority owned subsidiaries within the "CMG Internet Group" as well as the investment in Internet companies though venture capital fund arrangements. The Company's strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within its portfolio. At July 31, 1998, the CMG Internet Group included majority-owned subsidiaries ADSmart Corporation (ADSmart), Engage Technologies, Inc. (Engage), Accipiter, Inc. (Accipiter), InfoMation Publishing Corporation (InfoMation), NaviSite Internet Services Corporation (NaviSite), Planet Direct Corporation (Planet Direct) and Password Internet Publishing Corporation (The Password), along with a minority investment in Magnitude Network, LLC (Magnitude Network). ADSmart develops and markets online ad sales and ad serving solutions; Engage develops and markets precision online marketing solutions; Accipiter specializes in Internet advertising management solutions; InfoMation develops and markets a Web-based solution for corporate knowledge management; Password provides tools for the creation of a personalized "mini-Web;" and Planet Direct is a personalized Web service with over 400 Internet Service Provider (ISP) partners which tailors members' online experience to their interests and local community. Subsequent to July 31, 1998, the Company announced that InfoMation would become a division of Planet Direct and that NaviSite would be split into two separate companies NaviSite will continue to provide high-end server management and applications solutions, providing high-availability Internet outsourcing, and NaviNet will provide low cost, high-availability dial-up network connection through competitive local exchange carriers (CLECs).

The Company's first Internet venture fund, its limited liability company subsidiary, CMG@Ventures I, LLC (ERROR! BOOKMARK NOT DEFINED.I, formerly CMG@Ventures L.P.), was formed in February, 1996. CMG completed its $35 million commitment to this fund during fiscal year 1997. The Company owns 100% of the capital and is entitled to 77.5% of the net capital gains of ERROR! BOOKMARK NOT DEFINED.I. At July 31, 1998, CMG@Ventures I held equity investments in five companies, including Blaxxun Interactive, Inc. (Blaxxun, 81% legal ownership), GeoCities (32%), Lycos, Inc. (Lycos, 25%), Parable LLC (Parable, 31%), and Vicinity Corporation (Vicinity, 50%). Lycos and GeoCities shares are publicly traded on the NASDAQ system under the symbols LCOS and GCTY, respectively. The Company's second Internet venture fund, its limited liability company subsidiary, CMG@Ventures II, LLC (CMG@Ventures II), was formed during fiscal year 1997. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures II. At July 31, 1998, CMG@Ventures II held equity investments in fourteen companies, including Chemdex Corporation (Chemdex 16%), Critical Path (7%), GeoCities (2%), KOZ, inc. (KOZ, 14%), Mother Nature's General Store, Inc. (Mother Nature, 24%), Parable (11%), Reel.com Inc. (Reel.com, 36%), Sage Enterprises, Inc. (Sage Enterprises, 29%), Silknet Software, Inc. (Silknet, 24%), Softway Systems, Inc. (Softway Systems, 9%), Speech Machines plc (Speech Machines, 29%), TicketsLive Corporation (TicketsLive, 14%), Universal Learning Technology (12%), and Visto Corporation (Visto, 6%). CMG@Ventures II's investments in Sage Enterprises and Reel.com were converted into shares of Amazon.com, Inc. and Hollywood Entertainment Corporation, respectively, pursuant to mergers of the respective companies subsequent to July 31, 1998. (See note 19 of Notes to Consolidated Financial Statements.)

CMG recently formed its third venture capital fund, CMG@Ventures III, LLC (CMG@Ventures III), and has begun raising capital from outside investors for a corresponding outside investment fund, @Ventures III, L.P. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures III, and will be entitled to 2% of the net capital gains of @Ventures III, L.P. These two funds will co-invest in all investment candidates based on a predetermined ratio. CMG has committed to funding CMG@Ventures III up to the greater of $30 million or 19.9% of amounts committed to @Ventures III, L.P.

The Company provides fulfillment services through three wholly-owned subsidiaries, SalesLink Corporation (SalesLink, acquired in 1989), InSolutions Incorporated, (InSolutions, acquired June, 1998), and On-Demand Solutions, Inc. (acquired July, 1998). SalesLink's services are also provided through its subsidiary, Pacific Direct Marketing Corporation (Pacific Link), which was acquired in October, 1996. The Company's fullfilment services offerings include product and literature fulfillment, turnkey outsourcing, telemarketing, and sales/ lead inquiry management. Traditional mailing list services are provided by the Company's subsidiary, CMG

Direct Corporation (CMG Direct). Recently, CMG Direct has embarked on a strategy to also provide solutions for integrating traditional direct marketing with Internet marketing.

The Company has adopted a strategy of seeking opportunities to realize significant gains through the selective sale of investments or having separate subsidiaries or affiliates sell minority interests to outside investors. The Company believes that this strategy provides the ability to significantly increase shareholder value as well as provide capital to support the growth in the Company's subsidiaries and investments. Additionally, in fiscal year 1999, the Company will continue to develop and refine the products and services of its businesses, with the goal of significantly increasing revenue as new products are commercially introduced, and will continue to pursue a strong pace of investing in new Internet opportunities.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain items from the Company's Consolidated Statements of Operations expressed as a percentage of net revenues.

                                                             Fiscal Year Ended July 31,
                                                       1998           1997          1996
                                                       ----           ----         -----
Net revenues                                           100%            100%          100%
Cost of revenues                                        86              60            63
Research and development expenses                       21              35            24
In-process research and development expenses            21               2             9
Selling, general and administrative expenses            58              78            76
                                                      ----             ---           ---
Operating loss                                         (86)            (75)          (72)
Other income, net                                      137              40           181
Income tax benefit (expense)                           (33)              4           (59)
                                                      ----             ---           ---
Net income (loss)                                       18%            (31%)          50%
                                                      ====             ===           ===

The Company's operations have been classified into three business segments (i) investment and development, (ii) fulfillment services, and (iii) lists and database services. (See note 3 of Notes to Consolidated Financial Statements.)

Operating income in the fulfillment services segment was adjusted during the fourth quarter of fiscal year 1998 to correct prior quarters' understatements of costs of sales by SalesLink's subsidiary company, Pacific Link. The cost of sales understatement was caused by estimates used in determining the material content in cost of sales. As a result, previous quarterly results had understated cost of sales and overstated inventory. Had such adjustments been recorded in the period in which they occurred, quarterly fulfillment services segment operating income (loss) would have been as follows:

                                              Three Months Ended
                         October 31,       January 31,      April 30,       July 31,
                         ----------        ----------       --------        -------
                            1997              1998            1998            1998           Total
                            ----              ----            ----            ----           -----
As Reported              $1,061,000       $1,149,000       $1,547,000       $(2,313,000)   $1,444,000
                         ==========       ==========       ==========       ===========    ==========
As Restated  As          $  279,000       $  335,000       $  656,000       $   174,000    $1,444,000
                         ==========       ==========       ==========       ===========    ==========

DECONSOLIDATION OF LYCOS, INC, BEGINNING NOVEMBER, 1997

During the second fiscal quarter ended January 31, 1998, the Company sold 340,000 shares of Lycos stock on the open market and distributed 216,034 Lycos shares to the profit members of CMG@Ventures I. Through the sale and distribution of Lycos shares, the Company's ownership percentage in Lycos was reduced from just in excess of 50% at October 31, 1997, to below 50% beginning in November, 1997. As such, starting in November, 1997, the Company began accounting for its remaining investment in Lycos under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Lycos were consolidated within the operating results of the Company's investment and development segment, and the assets and liabilities of Lycos were consolidated with those of CMG's other majority owned subsidiaries in the Company's Consolidated Balance Sheets. The Company's historical consolidated operating results for the fiscal years ended July 31, 1997 and 1996 included Lycos net revenues of $22,253,000 and $5,257,000, respectively, and Lycos operating losses of ($8,759,000) and ($5,802,000), respectively. The

Company's consolidated operating results for the fiscal quarter ended October 31, 1997 included Lycos net revenues and operating loss of $9,303,000 and ($433,000), respectively. The Company's historical Consolidated Balance Sheets as of July 31, 1997 and October 31, 1997 included Lycos current assets and liabilities and total assets and liabilities as follows:

                                        Jul. 31, 1997     Oct. 31, 1997
                                        -------------     -------------
Current assets                          $ 60,745,000      $ 63,935,000
                                        ============      ============
Total assets                            $ 65,419,000      $ 67,694,000
                                        ============      ============
Current liabilities                     $ 22,615,000      $ 25,822,000
                                        ============      ============
Total liabilities                       $ 27,772,000      $ 29,259,000
                                        ============      ============

SALE OF ENGAGE DATA WAREHOUSE PRODUCTS AND RESTRUCTURING OF ENGAGE TECHNOLOGIES

From its inception in August, 1995, through July 31, 1997, the Company's wholly-owned subsidiary, Engage Technologies, Inc. (Engage) focused on providing traditional mailing list maintenance and database services (through its ListLab division), and on developing data mining, querying, analysis and targeting software products for use in large database applications. As such, the results of Engage's operations were classified in the Company's list and database services segment. During the first quarter of fiscal 1998, Engage sold certain rights to its Engage.Fusion(TM) and Engage.Discover(TM) data warehouse products to Red Brick Systems, Inc. (Red Brick) for $9.5 million and 238,160 shares of Red Brick common stock. These products had been developed to accelerate the design and creation of very large data warehouses and perform high-end data query and analysis. Engage retained certain rights to sell Engage.Fusion and Engage.Discover to interactive media markets as part of its Engage Product Suite. Additionally, during the first quarter of fiscal year 1998, Engage transferred its ListLab division to the Company's recently formed subsidiary, CMG Direct. With the sale of these rights and transfer of its ListLab division, Engage narrowed its focus to the Internet software solutions market, where it seeks to help companies individually distinguish, understand and interact with anonymous prospects and customers in personalized marketing, sales, and service relationships via the Internet. As a result of this repositioning, beginning in fiscal year 1998, the operating results of Engage are now classified in the Company's investment and development segment.


FISCAL 1998 COMPARED TO FISCAL 1997

Net revenues increased $20,877,000, or 30%, to $91,484,000 in 1998 from
$70,607,000 in 1997. The net increase reflects an increase of $27,068,000 in the Company's fulfillment services segment, partially offset by decreases of $5,208,000 and $983,000 for the Company's investment and development and lists and database services segments, respectively. The increase in fulfillment services segment revenues reflects the acquisition of Pacific Link in October, 1996, the acquisition of InSolutions in June, 1998, and the subsequent addition of new customers and new turnkey business from existing customers. The investment and development segment results include $12,950,000 less consolidated revenues from the three months Lycos was consolidated in fiscal 1998 compared with the twelve months for which Lycos revenues were included in the prior year. Largely offsetting such decreases was the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997, the impact of the acquisition of Accipiter, Inc. (Accipiter) in April, 1998, and commencement of operations at the Company's NaviSite, Engage, Planet Direct and ADSmart
subsidiaries.   The net revenue decrease in the Company's lists and database services segment primarily reflects reduced sales from a significant customer. The Company believes that its portfolio of companies will continue to develop and introduce their products commercially, actively pursue increased revenues from new and existing customers, and look to expand into new market opportunities. Therefore, absent the impact of the change in accounting for Lycos, the Company expects to report future revenue growth.

Cost of revenues increased $36,679,000, or 87%, to $78,831,000 in 1998 from $42,152,000 in 1997, reflecting increases of $26,488,000 and $11,489,000 in the fulfillment services and investment and development segments, respectively, somewhat offset by a $1,298,000 decrease in the lists and database services segment. In the fulfillment services segment, cost of revenues increased as a result of revenue increases, and increased as a percentage of net revenues to 84% in fiscal 1998 from 74% in fiscal 1997. This percentage increase was due to a shift in mix of services from literature fulfillment towards lower margin turnkey business, as well as an increase in the material content percentage of turnkey sales, and operating inefficiencies experienced during a period of high volume growth. The increase in the investment and development segment primarily resulted from the commencement of operations at the Company's NaviSite, Engage, Planet Direct and ADSmart subsidiaries, and the impact of consolidating Vicinity beginning in fourth quarter fiscal 1997, partially offset by $2,843,000 lower cost of sales resulting from deconsolidating Lycos beginning in the second quarter of fiscal year 1998. The start-up of Internet operations at NaviSite, Engage, Planet Direct and ADSmart, with minimal revenues during early stages, and the deconsolidation of Lycos are the primary reasons cost of revenues as a percentage of revenues in the investment and development segment increased from 35% in fiscal 1997 to 106% in fiscal 1998. Lists and database services segment cost of revenues decreased $1,298,000 as a result of the combined impact of sales decreases and operating cost reductions.

Research and development expenses decreased $5,349,000, or 21%, to $19,709,000 in fiscal 1998 from $25,058,000 in fiscal 1997, primarily reflecting a decrease of $6,805,000 in the Company's lists and database services segment, partially offset by an increase of $1,488,000 in the investment and development segment. The lists and database services segment decrease primarily reflects the removal of Engage from the segment. Investment and development segment results include increases associated with the inclusion of Engage, expenditures for the development of NaviSite's NaviNet technology platform, the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997, the impact of the acquisition of Accipiter in April, 1998, and increased development costs for The Password. Partially offsetting such increases, investment and development segment results include a $2,868,000 reduction from deconsolidating Lycos, reduced development costs associated with the progression of Planet Direct, ADSmart and Blaxxun from initial development stages towards commercial operations, and reductions associated with NetCarta Corporation (NetCarta), whose results were included during the first half of fiscal year 1997, but have been excluded since the sale of NetCarta to Microsoft in January, 1997. In addition, the Company recorded $19,135,000 of in-process research and development expense during fiscal 1998 related to the Company's acquisition of Accipiter and investments in Speech Machines, Chemdex and Silknet compared to $1,312,000 in fiscal 1997 related to investments in Parable and Silknet. The Company anticipates it will continue to devote substantial resources to product development and that, absent the impact of the Company's change in accounting for Lycos, these costs may substantially increase in future periods.

Selling expenses decreased $6,512,000, or 17% to $31,071,000 in 1998 from $37,583,000 in 1997. The net decrease reflects decreases of $5,470,000 and $2,166,000 in the Company's investment and development, and lists and database services segments, respectively, partially offset by an increase of $1,124,000 for the Company's fulfillment services segment. Investment and development segment results include a $13,651,000 reduction from deconsolidating Lycos, reduced marketing expenses at Blaxxun, and reductions associated with NetCarta, FreeMark Communications, Inc. (FreeMark), and GeoCities, whose results were included during part of fiscal year 1997, but have not been included in fiscal 1998. These decreases were partially offset by increased sales and marketing expenses related to several product launches, continued growth of sales and marketing infrastructures, the addition of Engage to this segment, the acquisition of Accipiter, and the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997. The lists and database services segment decrease primarily reflects the removal of Engage from the segment, and the fulfillment services segment increase primarily reflects the acquisitions of Pacific Link in October, 1996 and InSolutions in June, 1998. Selling expenses decreased as a percentage of net revenues to 34% in fiscal 1998 from 53% in fiscal 1997, primarily reflecting the impacts of the deconsolidation of Lycos and of increased revenues in the Company's fulfillment services segment. As the Company's subsidiaries continue to introduce new products and expand sales, the Company expects to incur significant promotional expenses, as well as expenses related to the hiring of additional sales and marketing personnel and increased advertising expenses, and anticipates that, absent the impact of the Company's change in accounting for Lycos, these costs will substantially increase in future periods.

General and administrative expenses increased $4,138,000, or 24%, to $21,749,000 in 1998 from $17,611,000 in 1997. The net increase reflects increases of $4,110,000 and $2,374,000 in the Company's investment and development, and fulfillment services segments, respectively, partially offset by a decrease of $2,346,000 for the Company's lists and database services segment. Investment and development segment results include increases due to the building of management infrastructures in several of the Company's Internet investments and at the CMG corporate level, the addition of Engage and Accipiter to this segment, and the impact of consolidating Vicinity's results beginning in the
fourth quarter of fiscal year 1997.   Such increases were partially offset by a
$1,913,000 reduction from deconsolidating Lycos, cost reductions at Blaxxun, and reductions associated with NetCarta, FreeMark, and GeoCities, whose results were included during part of fiscal year 1997, but have not been included in fiscal 1998. The fulfillment services segment increase reflects the acquisitions of Pacific Link in October, 1996 and InSolutions in June, 1998 and the addition of management and infrastructure in support of growth in the segment. The lists and database services segment decrease primarily reflects the removal of Engage from the segment. General and administrative expenses decreased as a percentage of net revenues to 24% in fiscal 1998 from 25% in fiscal 1997, primarily reflecting the impact of increased revenues in the Company's fulfillment services segment. Absent the impact of the Company's change in accounting for Lycos, the Company anticipates that its general and administrative expenses will continue to increase significantly as the Company's subsidiaries, particularly in the investment and development segment, continue to grow and expand their administrative staffs and infrastructures.

Interest income decreased $942,000 to $2,426,000 in 1998 from $3,368,000 in 1997, reflecting a $1,590,000 decrease from the deconsolidation of Lycos, partially offset by increased income associated with higher average corporate cash equivalent balances compared with prior year. Interest expense increased $1,677,000 compared with fiscal 1997, primarily due to borrowings incurred to finance the Company's acquisitions of Pacific Link in October, 1996, and InSolutions in June, 1998, and the impact of higher average corporate borrowings related to the Company's $10 million collateralized corporate note payable which was issued in January, 1997 and increased to $20 million in January, 1998.

Gain on sale of data warehouse product rights occurred in fiscal 1998 when the Company's subsidiary, Engage, sold certain rights to its Engage.Fusion(TM) and Engage.Discover(TM) data warehouse products to Red Brick for $9.5 million and 238,160 shares of Red Brick common stock. Gain on sale of Lycos, Inc. common stock reflects the Company's net gain realized on the sale of 1,955,015 shares of

Lycos stock during fiscal 1998. Gain on stock issuance by Lycos, Inc. resulted primarily from the issuance of stock by Lycos in a secondary offering in June, 1998, and from the issuance of stock by Lycos for the fiscal 1998 acquisitions of Tripod and Wise Wire. Gain on sale of available-for-sale securities in fiscal 1998 reflects the Company's net gain realized on the sale of 224,795 shares of Premiere Technologies, Inc. (Premiere) stock. Gain on sale of investment in TeleT Communications in fiscal 1997 resulted when the Company sold its equity interest in TeleT to Premiere in exchange for $550,000 and 320,833 shares of Premiere stock in September 1996. Gain on sale of NetCarta Corporation in fiscal year 1997 reflects the Company's pretax gain on sale of CMG @Ventures' NetCarta subsidiary to Microsoft Corporation on January 31, 1997. Gain on distribution of Lycos stock in fiscal 1997 resulted from the dividend distribution of 603,000 shares of Lycos common stock to CMG shareholders on July 31, 1997.

Equity in losses of affiliates resulted from the Company's ownership in certain investments that are accounted for under the equity method. Under the equity method of accounting, the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. Equity in losses of affiliates for fiscal 1998 include the results from the Company's minority ownership in Ikonic Interactive, Inc. (Ikonic), Parable, Silknet, GeoCities, Reel.com, Speech Machines, Chemdex, Sage Enterprises, and Mother Nature, and the results from Lycos beginning in November, 1997. Equity in losses of affiliates for fiscal 1997 included the results from the Company's minority ownership in TeleT, Vicinity, Ikonic, Parable, Silknet, GeoCities, and Reel.com. The Company expects its portfolio companies to continue to invest in development of their products and services, and to recognize operating losses, which will result in future charges recorded by the Company to reflect its proportionate share of such losses.

Minority interest decreased to ($28,000) in 1998 from $4,787,000 in 1997, primarily reflecting the deconsolidation of Lycos results beginning in the second quarter of fiscal year 1998, and the impact associated with FreeMark and GeoCities, whose results were included within the Company's consolidated statements of operations during a portion of fiscal year 1997, but excluded in fiscal year 1998.

The Company's effective tax rates for fiscal 1998 and 1997 were 64% and 12%, respectively. The Company's effective tax rate differs materially from the federal statutory rate primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization and in-process research and development charges.


FISCAL 1997 COMPARED TO FISCAL 1996

Net revenues increased $42,122,000, or 148%, to $70,607,000 in 1997 from
$28,485,000 in 1996. The increase was attributable to increases of $24,069,000 and $18,252,000 in net revenues for the Company's fulfillment services and investment and development segments, respectively. The fulfillment services segment increase was primarily due to the acquisition of Pacific Link on October 24, 1996 as well as the addition of several new SalesLink accounts closed in the second half of fiscal year 1996. The increase in net revenues for the investment and development segment primarily reflects increased revenues by Lycos, (which was a consolidated subsidiary in both fiscal 1997 and 1996), whose net revenues for the 1997 fiscal year increased by $16,996,000 in comparison with 1996. Net revenues in the lists and database services segment decreased by $199,000 during 1997 due to consolidation in the educational publishing industry and competitive pricing pressure.

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

Research and development expenses increased $18,087,000, or 260%, to $25,058,000 in fiscal 1997 from $6,971,000 in fiscal 1996. The increase consists primarily of an increase of $12,516,000 in research and development expenses for the investment and development segment as product development activities continued at all of the Company's consolidated Internet investments. Also, research and development expenses increased $5,732,000 in the lists and database services segment reflecting the continued development of Engage's data mining, querying, analysis and targeting products and services. The Company recorded $1,312,000 of in-process research and development expenses related to investments in Parable and Silknet during 1997, compared with $2,691,000 of in-process research and development expenses recorded in 1996 related to the acquisition of several Internet investments during 1996.

Selling expenses increased $25,917,000, or 222% to $37,583,000 in 1997 from $11,666,000 in 1996. This increase was primarily attributable to a $22,609,000 selling expense increase in the Company's investment and development segment, reflecting the sales and marketing efforts related to several product launches and continued growth of sales and marketing infrastructures by the subsidiaries of this segment. Also, during 1997, Lycos launched a national television advertising campaign which contributed to the increased selling expenses in the investment and development segment. Selling expenses in the lists and database services segment increased by $1,982,000 versus 1996 due to product launch expenses and the continued building of sales and marketing infrastructure for Engage. Selling expenses in the fulfillment services segment increased by $1,326,000 in comparison with 1996 due to the acquisition of Pacific Link. Selling expenses increased as a percentage of net revenues to 53% in 1997 from 41% in 1996.

General and administrative expenses increased $7,789,000, or 79%, to $17,611,000 in 1997 from $9,822,000 in 1996. The investment and development segment and lists and database services segment experienced increases of $4,884,000 and $1,505,000, respectively, due to the addition of management personnel and administrative infrastructure in several of the Company's Internet investments and Engage. General and administrative expenses in the fulfillment services segment increased by $1,400,000 in comparison with fiscal 1996 due to the acquisition of Pacific Link, including approximately $804,000 of goodwill amortization charges. General and administrative expenses decreased as a percentage of net revenues to 25% in 1997 from 35% in 1996 due to the significant increase in net revenues in fiscal year 1997.

Gain on sale of NetCarta Corporation in fiscal 1997 reflects the Company's pre-tax gain on the sale of this subsidiary to Microsoft Corporation on January 31, 1997. Gain on distribution of Lycos stock in fiscal 1997 resulted from the dividend distribution of 603,000 shares of Lycos common stock to CMG shareholders on July 31, 1997. Gain on sale of investment in TeleT Communications in fiscal 1997 resulted when the Company sold its equity interest in TeleT to Premiere in exchange for $550,000 and 320,833 shares of Premiere stock in September, 1996. Gain on sale of available-for-sale securities in fiscal 1996 occurred when the Company sold its remaining 1,020,000 shares of America Online, Inc. common stock in October, 1995. Gain on stock issuance by Lycos, Inc. in fiscal 1996 arose as a result of the sale of stock by Lycos in an initial public offering in April, 1996.

Interest income increased $618,000 to $3,368,000 in 1997 from $2,750,000 in 1996. The increase in interest income primarily reflects income earned by Lycos from the investment of the proceeds of their initial public offering, which occurred in April 1996, partially offset by the impact of lower corporate cash balances in fiscal 1997 as compared with fiscal 1996. Interest expense increased $1,560,000 to $1,619,000 in 1997 from $59,000 in 1996. The increase in interest expense was primarily due to borrowings incurred to finance the Company's acquisition of Pacific Link and interest expense related to the Company's $10,000,000 collateralized corporate note payable to a bank which was issued in January, 1997.

Equity in losses of affiliates resulted from the Company's minority ownership in certain investments that are accounted for under the equity method. The results for fiscal 1996 reflect five minority investments: FreeMark, Ikonic, GeoCities, Vicinity and TeleT. During the fourth quarter of fiscal 1996, the Company increased its ownership in FreeMark and GeoCities above 50% and, accordingly, began including their operating results in the Company's consolidated operating results. FreeMark was consolidated through December 1996 when it suspended operations. Equity in losses of affiliates for fiscal 1997 include the results from the Company's minority ownership in Ikonic, Vicinity, Parable, Silknet, Reel.com and TeleT (through the date of the sale of TeleT in September 1996). Also, in January 1997, when GeoCities successfully completed an equity financing round, CMG@Ventures I's ownership in GeoCities decreased from approximately 61% to approximately 41%, and the Company began accounting for its investment in GeoCities under the equity method of accounting, rather than the consolidation method. In the fourth quarter of fiscal 1997, the Company began consolidating the operating results of Vicinity when the Company's ownership in Vicinity was increased to above 50%.

Minority interest increased to $4,787,000 in 1997 from $2,169,000 in 1996 reflecting minority interest in net losses of consolidated subsidiaries within the Company's investment and development segment.

The Company's effective tax rates for fiscal 1997 and 1996 were 12% and 54%, respectively. The Company's effective tax rate differed from the federal statutory rates in fiscal years 1997 and 1996 primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization charges.

LIQUIDITY AND CAPITAL RESOURCES

Working capital at July 31, 1998 decreased to $12.8 million compared to $38.6 million at July 31, 1997, predominately as a result of the expenditure of cash for operations and the impact of deconsolidating Lycos, offset in large part by proceeds from sales of Lycos stock. The Company's July 31, 1997 consolidated working capital included Lycos working capital of $38.1 million. The Company's principal uses of capital during fiscal 1998 were $71.7 million for funding of operations, primarily those of start-up activities in the Company's investment and development segment, $34.5 million for investments in affiliates and acquisitions, largely by CMG@Ventures II in several Internet companies, and $8.2 million for purchases of property and equipment. The Company's principal sources of capital during fiscal 1998 were $108.9 million received from the sale of 1,955,015 shares of Lycos stock, $10.9 million received from the sale of 1,006,004 CMG common shares to Intel Corporation (Intel), $10 million received from the sale of 625,000 CMG common shares to Sumitomo Corporation (Sumitomo), $9.5 million from the sale of Engage's data warehouse product rights, and $7.6
million received from the sale of 224,795 shares of Premiere stock.    The
Company intends to continue to fund existing and future Internet and interactive media investment and development efforts. Additionally, at July 31, 1998, the Company had approximately $68 million of remaining future noncancelable minimum payments under operating leases for its facilities and certain other equipment.

During fiscal year 1998, the Company completed the acquisition of four companies for purchase prices valued at a combined total of $53.8 million, including Accipiter ($30.2 million purchase price in April, 1998), InSolutions ($15.2 million in June, 1998), Servercast ($1million in July, 1998), and On-Demand Solutions ($7.4 million on July 31, 1998). The combined consideration for these acquisitions consisted of 1,574,094 shares of the Company's common stock valued at a total of $44.6 million, $6.7 million in cash, and $2.5 million financed through sellers' notes. The shares issued by the Company were not registered under the Securities Act of 1933 and were subject to restrictions on
transferability for periods ranging from six to twenty-four months.   The values
of the Company's shares included in the purchase prices of these acquisitions were recorded net of market value discounts ranging from 12% to 22%, based on independent appraisal, to reflect the restrictions on transferability. Additional consideration of up to $2.8 million could be paid related to the acquisition of InSolutions if certain future performance goals are met. Of the combined purchase prices of Accipiter and Servercast, $12.5 million was allocated to goodwill, which will be amortized on a straight-line basis over five years. Of the combined purchase prices of InSolutions and On-Demand Solutions, $22.3 million was allocated to goodwill, which will be amortized on a straight-line basis over fifteen years. Additionally, $18.0 million of the purchase price of Accipiter was allocated to in-process research and development which was charged to operations during fiscal 1998.

CMG @Ventures II invested a total of $27.6 million in fifteen companies during fiscal year 1998, including $100,000 in Blaxxun, $1.8 million in GeoCities, $200,000 in Vicinity, $3 million in Silknet, $2.1 million in Parable, $150,000 in KOZ, $3.5 million in Sage Enterprises, $4.6 million in Reel.com, $1.8 million in Speech Machines, $2.6 million in Chemdex, $2 million in Tickets Live, $1 million in Critical Path, $2 million in Mother Nature, $1.5 million in Visto, and $1.25 million in Universal Learning Technology. At July 31, 1998, CMG@Ventures I held equity investments in five companies, including Blaxxun (81% legal ownership), GeoCities (32%), Lycos (25%), Parable (31%), and Vicinity (50%). At July 31, 1998, CMG@Ventures II held equity investments in fourteen companies, including Chemdex (16%), Critical Path (7%), GeoCities (2%), KOZ (14%), Mother Nature (24%), Parable (11%), Reel.com (36%), Sage Enterprises (29%), Silknet (24%), Softway Systems (9%), Speech Machines (29%), TicketsLive (14%), Universal Learning Technology (12%), and Visto (6%). The Company owns 100% of the capital interest and has all voting rights with respect to CMG@Ventures I and CMG@Ventures II investments. The Company is entitled to 77.5% and 80% of the net capital gains, as defined, on investments made by CMG@Ventures I and CMG@Ventures II, respectively. The remaining interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG @Ventures I and CMG @Ventures II. CMG @Ventures I's interest in Lycos is subject to further reduction because CMG @Ventures I is obligated to sell to Lycos a portion of its shares of common stock of Lycos, as necessary, to provide for shares issuable upon exercise of options granted by Lycos under its 1995 stock option plan. As of July 31, 1998, (retroactively adjusted to reflect Lycos' two-for-one stock split affected in August, 1998), CMG@Ventures I was obligated to sell up to 391,296 shares to Lycos at a price of $0.01 per share and up to 458,048 shares at prices ranging from $0.14 to $4.80 per share.
After accounting for Lycos shares subject to option funding and shares attributable to profit partners, approximately 6.5 million Lycos shares, (also on a post-split basis), were attributable to CMG as of July 31, 1998. CMG@Ventures II's investments in Sage Enterprises and Reel.com were converted into shares of Amazon.com, Inc. and Hollywood Entertainment Corporation, respectively, pursuant to mergers of the respective companies subsequent to July 31, 1998. (See note 19 of Notes to Consolidated Financial Statements.)

On January 20, 1998, the Company renewed its collateralized corporate borrowing for an additional term of one year and increased the outstanding principal amount under this facility from $10 million to $20 million. This borrowing is secured by 2,511,578 of the Company's shares of Lycos common stock and is payable in full on January 20, 1999. Under this agreement, the Company could become subject to additional collateral requirements under certain circumstances. The Company is considering either seeking the renewal of this note, or repaying it using future proceeds from the sale of stock of certain investee companies. SalesLink had an outstanding balance of $6.2 million at July 31, 1998 and an additional $800,000 reserved in support of outstanding letters of credit for operating leases. SalesLink also has a $15.5 million bank term note outstanding as of July 31, 1998, which provides for repayment in quarterly installments beginning January, 1999 through November, 2002. The Company's bank borrowing arrangements are subject to normal banking terms and conditions, including financial covenants requiring the Company or SalesLink to maintain certain levels of net worth and income, certain financial position ratios, as well as limitations on indebtedness and capital expenditures. As of July 31, 1998, SalesLink did not comply with certain covenants of their borrowing arrangements. SalesLink is working with the bank to cure the non-compliance, as of July 31, 1998 and prospectively, through waivers or amendments to the covenant terms. SalesLink has not yet received such waivers or amendments and, accordingly, all of SalesLink's bank borrowings have been classified as current liabilities in the July 31, 1998 Consolidated Balance Sheet.

The Company's consolidated capital expenditures were $8.2 million in fiscal 1998. Concurrent with its growth and the commencement of start-up operations, the Company has experienced a substantial increase in its capital expenditures and operating lease arrangements in fiscal year 1998 and anticipates that this will continue in the future. The Company's accounts receivable, current deferred revenues, long-term deferred revenues, and minority interest decreased $5 million, $8.7 million, $5.1 million, and $14.5 million, respectively, primarily as a result of the change in the Company's method of accounting for Lycos. Investments in affiliates increased $57 million, primarily as a result of the change in the Company's method of accounting for Lycos, the impact of gains recorded on stock issuances by Lycos, and the investment in new affiliates during fiscal 1998, partially offset by the impact of the sales of Lycos stock and the recording of equity in losses of affiliates during the year. Costs in excess of net assets of subsidiaries acquired, net of accumulated amortization, in the Company's July 31, 1998 Consolidated Balance Sheet increased $32.6 million in comparison with July 31, 1997, primarily due to $34.8 million of goodwill recorded relating to the acquisitions of Accipiter, InSolutions, Servercast and On-Demand Solutions during fiscal 1998, offset by amounts amortized during fiscal 1998. Accrued income tax liabilities of $10.1 million at July 31, 1998 reflect current tax payments due, largely as a result of income earned in fiscal year 1998. Additional paid-in capital increased $74.5 million, primarily as a result of the issuance of stock for acquisitions and the sales of stock to Intel and Sumitomo.

Subsequent to fiscal 1998 year-end, in August, 1998, CMG@Ventures II's holdings in Sage Enterprises were converted into 225,558 shares of restricted Amazon.com, Inc. common stock as part of a merger wherein Amazon.com, Inc. acquired Sage Enterprises. CMG@Ventures II had invested $4.5 million in Sage Enterprises beginning in June, 1997. In October, 1998, CMG@Ventures II's holdings in Reel.com were converted into 1,943,783 restricted common and 485,946 restricted, convertible preferred shares of Hollywood Entertainment Corporation (Hollywood Entertainment) as part of a merger wherein Hollywood Entertainment acquired Reel.com. The Hollywood Entertainment preferred shares are convertible into common shares on a 1-for-1 basis, subject to approval by Hollywood Entertainment shareholders. CMG@Ventures II had invested $6.9 million in Reel.com beginning in July, 1997. Also in October, 1998, in a separate transaction, the Company purchased 1,524,644 restricted common and 803,290 restricted, convertible preferred shares of Hollywood Entertainment for a total purchase price of $31.1 million. The preferred shares are convertible into common shares on a 1-for-1 basis, subject to approval by Hollywood Entertainment shareholders.

In August, 1998, the Company's affiliate, GeoCities, completed its initial public offering of common stock, issuing approximately 5 million shares at a
price of $17.00 per share.   The Company, through its subsidiaries, CMG@Ventures
I and II, has invested a total of $5.9 million in GeoCities beginning in January, 1996. CMG@Ventures I and II own a combined 8.8 million shares of GeoCities common stock and options to purchase an additional 1 million shares at a price of $0.89 per share. The Company expects to record a gain on the issuance of stock by GeoCities during its fiscal quarter ended October 31, 1998, representing the increase in the book value of the Company's net equity in GeoCities as a result of the initial public offering. The gain will be recorded net of the interests attributable to CMG@Ventures I's and II's profit members.

The Company recently formed its third venture capital fund, CMG@Ventures III, LLC (CMG@Ventures III), and has begun raising capital from outside investors for a corresponding outside investment fund, @Ventures III, L.P. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures III, and will be entitled to 2% of the net capital gains of @Ventures III, L.P. These two funds will invest side by side in all investment candidates. CMG has committed to fund CMG@Ventures III the greater of $30 million or 19.9% of amounts committed to @Ventures III, L.P.

The Company intends to continue to fund existing and future Internet and interactive media investment and development efforts, and to actively seek new CMG@Ventures investment opportunities. The Company believes that existing working capital and the availability of additional Lycos, GeoCities, Amazon.com and Hollywood Entertainment shares which could be sold or posted as collateral for additional loans, will be sufficient to fund its operations, investments and capital expenditures for the foreseeable future. Additionally, the Company is currently attempting to raise additional equity capital through a private placements. Should further capital be needed to fund future investment and acquisition activity, the Company may seek to raise capital through additional public or private offerings of the Company's or its subsidiaries' stock, or through debt financings.

YEAR 2000 COMPLIANCE

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. CMG is in the process of evaluating and correcting the Year 2000 compliance of its proprietary products and services and third party equipment and software that it uses, as well as its non-information technology systems, such as building security, voice mail and other systems. The Company's Year 2000 compliance efforts will consist of the following phases: (i) identification of all software products, information technology systems and non-information technology systems; (ii) assessment of repair or replacement requirements; (iii) repair or replacement; (iv) testing; (v) implementation; and (vi) creation of contingency plans in the event of Year 2000 failures. The Company has substantially completed phase (i) and has begun phases (ii) and (iii) of its Year 2000 efforts. The Company expects to complete its Year 2000 compliance efforts by the end of June, 1999.

To date, the Company has not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Preliminary estimates regarding expected costs to CMG for evaluating and correcting Year 2000 issues are in the range of $3 million to $5 million, but there can be no assurance that the costs will not exceed such amounts. The Company's expectations regarding Year 2000 remediation efforts will evolve as it continues to analyze and correct its systems. The Company has not yet developed a formal Year 2000-specific contingency plan. The Company expects that a formal Year 2000 contingency plan will evolve as it completes its Year 2000 compliance efforts. Failure by the Company to resolve Year 2000 issues with respect to its proprietary products and services could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, failure of third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require CMG to incur significant unanticipated expenses to remedy any problems.


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

Factors that could cause actual results to differ materially from results anticipated in forward-looking statements include, but are not limited to the following:

FUTURE CAPITAL NEEDS - In recent years CMG has generated significant operating losses which have been partially funded by gains on sales of its interests in other companies. In the future, CMG may need to access outside sources of financing. There can be no assurance that any such financing will be available. If such financing is available, furthermore, it may involve issuing securities senior to the Common Stock or equity financings which are dilutive to holders of the Common Stock.

DEPENDENCE ON A SINGLE CUSTOMER - During fiscal year 1998 a significant portion of the Company's revenues were derived from a limited number of customers, including Cisco Systems, Inc. (Cisco), which accounted for 42% of total revenues and 61% of fulfillment services segment fiscal year 1998 revenues. While the Company is actively pursuing increasing the number of fulfillment services customers, the Company believes that its dependence on Cisco will continue.
This concentration of customers may cause net sales and operating results to fluctuate from quarter to quarter based on Cisco's requirements and the timing of their orders and shipments. The Company does not have agreements in place with Cisco to ensure minimum purchase commitments or exclusivity for purchase of a particular product or service. The Company's operating results could be materially affected if Cisco were to choose to reduce its level of orders, were to change to another vendor, were to experience financial, operational, or other difficulties, or were to delay paying or fail to pay amounts due to the Company.

DEPENDENCE ON CONTINUED GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE - CMG's future success is highly dependent upon continued growth in the use of the Internet generally and, in particular, as a medium for advertising, marketing, services and commerce. Commercial use of the Internet is at an early stage of development, and market acceptance of the Internet as a medium for advertising, information services and commerce is subject to a high level of uncertainty.
The relative effectiveness of the Internet as an advertising medium as compared to traditional advertising media, for example, has not been determined.
Further, there can be no assurance that the required infrastructure to support future Internet user and traffic growth or complementary products or services necessary to make the Internet a viable commercial marketplace will be developed, or, if they are developed, that the Internet will become a viable commercial marketplace for products and services such as those offered by CMG. If commercial use of the Internet fails to continue to expand, CMG's business, results of operations and financial condition would be adversely affected.

DEPENDENCE ON KEY PERSONNEL -   CMG's performance is substantially dependent on
the performance of its executive officers and other key employees and its ability to attract, train, retain and motivate high quality personnel, especially highly qualified technical and managerial personnel. The loss of the services of any of its executive officers or key employees could have a material adverse effect on its business, results of operations or financial condition. Competition for talented personnel is intense, and there can be no assurance that CMG will be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future.

PRIVACY ISSUES WITH COOKIES - CMG's Internet services use "cookies" to deliver targeted advertising and marketing initiatives, help compile demographic information about users and limit the frequency with which an ad is shown to a user. Cookies are bits of information keyed to a specific computer hard drive and passed to an Internet site server automatically without the user's knowledge or consent, but can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, Germany has imposed laws restricting the use of cookies, and several Internet commentators, advocates and governmental bodies have suggested that the use of cookies be restricted or eliminated. In addition, certain currently available Internet browsers readily allow a user to delete cookies or prevent cookies from being stored on the user's drive. Any reduction or limitation in the use of cookies could limit the effectiveness of CMG's ad targeting and marketing initiatives which could result not only in reduced marketplace demand for products and services offered by CMG to operators of Web sites, but also in CMG experiencing lower rates for its advertisements which could have a material adverse effect on CMG's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES - CMG is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally. However, governmental regulators may apply such regulations to Internet activities. There are currently few laws or regulations directly applicable to access to or commerce on the Internet. Due to increasing popularity and use of the Internet, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. The adoption of any additional laws or regulations may also decrease the growth of the Internet, which could in turn decrease the demand for CMG's products and services or could increase CMG's cost of doing business. Moreover, the applicability to the Internet of a range of existing laws in domestic and international jurisdictions governing issues such as commerce, taxation, property ownership, defamation and personal privacy is uncertain and will likely evolve over the course of many years. Any such new legislation or regulation or application or interpretation of existing laws, including tax laws, could have an adverse effect on CMG's business, results of operations and financial condition.

RAPID CHANGE IN TECHNOLOGY AND DISTRIBUTION CHANNELS - Because the use of the Internet as a commercial medium is relatively recent and continues to evolve, the market for CMG's products and services is characterized by rapidly changing technology, evolving industry standards, frequent new product and service introductions, shifting distribution channels, and changing customer demands. Accordingly, CMG's future success will depend on its ability to adapt to this rapidly evolving marketplace. There can be no assurance that CMG will be able to adequately adapt its products and services or to acquire new products and services that can compete successfully or that CMG will be able to establish and maintain effective distribution channels. Failure to maintain competitive product and service offerings and distribution channels would have an adverse affect on CMG's business, results of operations and financial condition. In addition, responding to these rapid technological changes could require substantial expenditures by CMG, and there can be no assurance that such expenditures will yield a positive investment return.

INTENSE COMPETITION - The market for Internet products and services is highly competitive and lacks significant barriers to entry. CMG expects competition to intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMG's products and services. There can be no assurance that CMG will be able to compete successfully or that competitive pressures, including possible downward pressure on the prices it charges for its products and services, will not adversely affect its business, results of operations and financial condition.

RISKS INHERENT TO CMG'S ACQUISITION STRATEGY - CMG has in the past, and intends in the future, to expand though the acquisition of businesses, technologies, products and services, such as the recent acquisitions of Accipiter, InSolutions and On-Demand Solutions. Acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development of software acquisition and development costs, and the amortization of goodwill and other intangible assets. For example, for the year ended July 31, 1998, the Company recorded in-process research and development expense of approximately $19.1 million, primarily in connection with the acquisition of Accipiter. In September, 1998, a representative of the Securities and Exchange Commission (the SEC) advised the American Institute of Certified Public Accountants with respect to factors to be considered in the valuation of in-process research and development. Although the release of this new guidance presents the potential risk of adjustments to reported amounts, if the Company's valuation methodology were to be challenged by the SEC, the Company believes that its recorded in-process research and development expenses were determined in compliance with such guidance. Any such adjustment could result in an increase in the amount of goodwill recorded, which would result in higher amortization expenses and, therefore, adversely affect the Company's operating results. Further, acquisitions involve a number of special problems, including difficulty integrating technologies, operations and personnel and diversion of management attention in connection with both negotiating the acquisitions and integrating the assets. There can be no assurance that CMG will be successful in addressing such problems. In addition, growth associated with numerous acquisitions places significant strain on CMG's managerial and operational resources. CMG's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. Furthermore, many of CMG's investments are in early-stage companies, with limited operating histories and limited or no revenues; there can be no assurance that CMG will be successful in developing such companies.

UNCERTAINTIES ASSOCIATED WITH SELLING ASSETS - A significant element of CMG's business plan involves selling, in public or private offerings, portions of the companies it has acquired and developed. CMG's ability to engage in any such transactions, the timing of such transactions and the amount of proceeds from such transactions are dependant on market and other conditions largely beyond CMG's control. Accordingly, there can be no assurance that CMG will be able to engage in such transactions in the future or that when CMG is able to engage in such transactions they will be at favorable prices. If CMG were unable to liquidate portions of its portfolio companies at favorable prices, CMG's business, financial condition and results of operations would be adversely affected.

FLUCTUATING VALUE OF CERTAIN STOCK ASSETS - A portion of the Company's assets includes the equity securities of both publicly traded and non-publicly traded companies. Such assets include a large number of shares of common stock of Lycos and GeoCities, both publicly traded companies. Fluctuations in the market price and valuations of the Company's holdings in such other companies, which are partially dependent on market and other conditions that are beyond the Company's control, may result in fluctuations of the market price of the Company's Common Stock.

MANAGEMENT OF GROWTH - CMG's growth has placed, and is expected to continue to place, a significant strain on CMG's managerial, operational and financial resources. Further, as the number of CMG's users, advertisers and other business partners grows, CMG is required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of further growth of CMG or in the number of its strategic relationships or sponsorship arrangements. There can be no assurance that CMG's systems, procedures or controls will be adequate to support CMG's operations or that CMG management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. CMG's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Internet. If CMG is unable to manage growth effectively, CMG's business, results of operations and financial condition will be adversely affected.

RISKS ASSOCIATED WITH BRAND DEVELOPMENT - The Company believes that establishing and maintaining its brand names is a crucial aspect of its effort to continue to expand and attract Internet business and that the importance of brand recognition will increase in the future due to the growing number of Internet companies. Promotion and enhancement of the Company's brand names will depend largely on the Company's ability to provide consistently high-quality products and services, which cannot be assured. If consumers do not perceive the Company's existing products and services to be of high quality, or if the Company introduces new products and services or enters into new business ventures that are not favorably received by consumers, the value of the Company's brand names could be diminished.

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS - CMG is currently, and expects to be in the future, dependent on a number of third-party relationships. These relationships include arrangements relating to the creation of traffic on CMG-affiliated Web sites and resulting generation of advertising and commerce-related revenue. The termination of, or the failure of such CMG-affiliated Web sites to renew on reasonable terms, such relationships could have an adverse effect on CMG's business, results of operations and financial condition. CMG also is generally dependent on other third-party relationships with advertisers, sponsors and partners. Most of these arrangements do not require future minimum commitments to use CMG's services, are often not exclusive and are often short-term or may be terminated at the convenience of the other party. There can be no assurance that these third parties will not reassess their commitment to CMG at any time in the future, or that they will not develop their own competitive services or products. Further, there can be no assurance that the services of these companies will achieve market acceptance or commercial success and therefore there can be no assurance that CMG's existing relationships will result in sustained or successful business partnerships or significant revenues for CMG.

FLUCTUATIONS IN QUARTERLY RESULTS - CMG's operating results have fluctuated widely on a quarterly basis during the last several years, and the Company expects to experience significant fluctuations in future quarterly operating results. Such fluctuations have been, and may in the future be, caused by numerous factors, many of which are outside CMG's control, including demand for CMG's products and services, incurrence of costs associated with acquisitions, divestitures and investments, the timing of divestitures, market acceptance of new products and services, specific economic conditions in the Internet and direct marketing industries, and general economic conditions. The emerging nature of commercial use of the Internet makes predictions concerning future revenues difficult. CMG believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of future performance.

COMPUTER OPERATIONS - The Company's operations are dependent in part upon its ability to protect its computer operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company's data centers are equipped with generator back up equipment, multiple fiber lines and other liquid and fire protection systems for protection in case of disaster. Despite the implementation of physical and network security measures by the Company, its servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. The occurrence of any of these events could result in interruptions, delays or cessations in service to users of the Company's products and services which could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT - CMG's success depends in part on its proprietary technology and its ability to protect such technology under applicable patent, trademark, copyright and trade secret laws. Accordingly, CMG seeks to protect the intellectual property rights underlying its products and services by filing applications and registrations, as appropriate, and through its agreements with employees, suppliers, customers and partners. However, there can be no assurance that measures adopted by CMG to protect its proprietary technology will prevent infringement or misappropriation of such technology. Further, legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved. CMG licenses certain components of its products and services from third parties. The failure by CMG to maintain such licenses, or to find replacement components in a timely and cost effective manner, could have a material adverse effect on CMG's business, results of operation and financial condition. From time to time CMG has been, and expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of intellectual property rights of third parties by CMG. Any such claim could subject CMG to significant liability for damages and could result in invalidation of CMG's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have an adverse effect on CMG's business, results of operations or financial condition.