Form 10-K, Exhibit 13
period 1998-07-31
CMG INFORMATION SERVICES INC
filed 1998-10-29
CIK 914712

                                                                    Exhibit 13.3

                          CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

                                                                                                                     July 31,
                                                                                                                  1998        1997
                                                                                                                --------    --------

ASSETS
Current assets:
 Cash and cash equivalents                                                                                      $ 61,537    $ 59,762

 Available-for-sale securities                                                                                     5,764       5,945

 Accounts receivable, trade, less allowance for doubtful accounts of $1,055 and $1,083 in 1998 and 1997           23,960      28,935

 Inventories                                                                                                       8,250       3,077

 Prepaid expenses                                                                                                  3,210       6,174

 Other current assets                                                                                              2,364       2,798

                                                                                                                --------    --------

Total current assets                                                                                             105,085     106,691

                                                                                                                --------    --------



Property and equipment                                                                                            24,397      20,091

 Less accumulated depreciation and amortization                                                                   10,424       8,947

                                                                                                                --------    --------

 Net property and equipment                                                                                       13,973      11,144

                                                                                                                --------    --------



Investments in affiliates                                                                                         66,187       9,160

Costs in excess of net assets of subsidiaries acquired, net of accumulated

 amortization of  $3,508 in 1998 and $1,420 in 1997                                                               49,682      17,109

Other assets                                                                                                       2,533       4,250

                                                                                                                --------    --------

                                                                                                                $237,460    $148,354

                                                                                                                ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

 Notes payable                                                                                                  $ 27,656    $ 22,494

 Current installments of long-term debt                                                                           16,594       3,221

 Accounts payable                                                                                                 11,261       9,959

 Accrued income taxes                                                                                             10,085          --

 Accrued expenses                                                                                                 20,534      18,341

 Deferred revenues                                                                                                 4,932      13,680

 Other current liabilities                                                                                         1,239         442

                                                                                                                --------    --------

Total current liabilities                                                                                         92,301      68,137

                                                                                                                --------    --------



Long-term debt, less current installments                                                                          1,373       9,550

Long-term deferred revenues                                                                                           --       5,100

Deferred income taxes                                                                                             10,528       8,481

Other long-term liabilities                                                                                        4,428       2,119

Minority interest                                                                                                 11,045      25,519

Commitments and contingencies

Stockholders' equity:

 Preferred stock, $0.01 par value per share. Authorized  5,000,000 shares; none issued                                --          --

 Common stock, $0.01 par value per share. Authorized  40,000,000 shares; issued and

    outstanding 23,033,943  shares at July 31, 1998 and 19,319,086 shares at July 31, 1997                           230         193

 Additional paid-in capital                                                                                       91,260      16,783

 Net unrealized gain (loss) on available-for-sale securities                                                        (436)        852

 Deferred compensation                                                                                            (1,442)         --

 Retained earnings                                                                                                28,173      11,620

                                                                                                                --------    --------

Total stockholders' equity                                                                                       117,785      29,448

                                                                                                                --------    --------

                                                                                                                $237,460    $148,354

                                                                                                                ========    ========


see accompanying notes to consolidated financial statements

                     CONSOLIDATED STATEMENTS OF OPERATIONS



(in thousands, except per share amounts)

                                                                             Years ended July 31,
                                                                         1998        1997       1996
                                                                       ---------  ----------  ---------
Net revenues                                                           $ 91,484    $ 70,607   $ 28,485

Operating expenses:
 Cost of revenues                                                        78,831      42,152     17,909
 Research and development                                                19,709      25,058      6,971
 In-process research and development                                     19,135       1,312      2,691
 Selling                                                                 31,071      37,583     11,666
 General and administrative                                              21,749      17,611      9,822
                                                                       --------    --------   --------
  Total operating expenses                                              170,495     123,716     49,059
                                                                       --------    --------   --------
  Operating loss                                                        (79,011)    (53,109)   (20,574)
                                                                       --------    --------   --------

Other income (deductions):
 Interest income                                                          2,426       3,368      2,750
 Interest expense                                                        (3,296)     (1,619)       (59)
 Gain on sale of data warehouse product rights                            8,437          --         --
 Gain on sale of Lycos, Inc. common stock                                97,158          --         --
 Gain on stock issuance by Lycos, Inc.                                   28,301          --     19,575
 Gain on sale of available-for-sale securities                            4,174          --     30,049
 Gain on sale of investment in TeleT Communications                          --       3,616         --
 Gain on sale of NetCarta Corporation                                        --      15,111         --
 Gain on dividend distribution of Lycos, Inc. common stock                   --       8,413         --
 Equity in losses of affiliates                                         (11,821)     (5,556)    (2,915)
 Minority interest                                                          (28)      4,787      2,169
                                                                       --------    --------   --------
                                                                        125,351      28,120     51,569

Income (loss) before income taxes                                        46,340     (24,989)    30,995
Income tax expense (benefit)                                             29,787      (2,962)    16,673
                                                                       --------    --------   --------
Net income (loss)                                                      $ 16,553    $(22,027)  $ 14,322
                                                                       ========    ========   ========

Earnings (loss) per share:
  Basic                                                                $   0.79    $  (1.17)  $   0.80
                                                                       ========    ========   ========
  Diluted                                                              $   0.74    $  (1.17)  $   0.74
                                                                       ========    ========   ========

Weighted average shares outstanding:
  Basic                                                                  20,833      18,858     18,008
                                                                       ========    ========   ========
  Diluted                                                                22,515      18,858     19,364
                                                                       ========    ========   ========

see accompanying notes to consolidated financial statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


(in thousands, except share amounts)

                                                                    NET UNREALIZED
                                                        ADDITIONAL  GAIN (LOSS) ON                                         TOTAL
                                              COMMON     PAID-IN    AVAILABLE-FOR-    DEFERRED     RETAINED  TREASURY  STOCKHOLDERS'
                                               STOCK     CAPITAL    SALE SECURITY   COMPENSATION   EARNINGS   STOCK       EQUITY
                                               -----     -------    -------------   ------------   --------   -----       ------
Balance at July 31, 1995
   (17,677,440 shares)                          $177      $ 6,973     $  18,005      $      --     $ 30,335   $  --     $ 55,490
   Net income                                     --           --            --             --       14,322      --       14,322
   Issuance of common stock
   (656,054 shares)                                6          365            --             --           --      --          371
   Tax benefit of stock option exercises          --          695            --             --           --      --          695
   Effect of subsidiaries' equity
    transactions                                  --        1,119            --             --           --      --        1,119

   Sale of available-for-sale securities          --           --       (18,005)            --           --      --      (18,005)
                                              ------       -------    ---------      ---------     --------   -----     --------
Balance at July 31, 1996
   (18,333,494 shares)                           183        9,152            --             --       44,657      --       53,992
   Net loss                                       --           --            --             --      (22,027)     --      (22,027)
   Dividend of Lycos, Inc. common
    stock                                         --           --            --             --      (11,010)     --      (11,010)
   Net unrealized gain on
    available-for-sale securities                 --           --           852             --           --      --          852
   Purchase of treasury stock
    (200,000 shares)                              --           --            --             --           --    (984)        (984)
   Issuance of common stock
    (1,185,592 shares)                            10        7,176            --             --           --     984        8,170
   Tax benefit of stock option exercises          --          277            --             --           --      --          277
   Effect of subsidiaries' equity
    transactions                                  --          178            --             --           --      --          178
                                              ------      -------     ---------      ---------     --------   -----     --------

Balance at July 31, 1997
   (19,319,086 shares)                           193       16,783           852             --       11,620      --       29,448
   Net income                                     --           --            --             --       16,553      --       16,553
   Issuance of common stock
    (3,714,857 shares)                            37       67,763            --             --           --      --       67,800
   Deferred compensation related to
    acquisition of Accipiter, Inc.                --        1,731            --         (1,731)          --      --           --
   Amortization of deferred compensation          --           --            --            289           --      --          289
   Sale of available-for-sale securities          --           --          (852)            --           --      --         (852)
   Net unrealized loss on
    available-for-sale securities                 --           --          (436)            --           --      --         (436)
   Tax benefit of stock option exercises          --        3,114            --             --           --      --        3,114
   Effect of subsidiaries' equity
    transactions                                  --        1,869            --             --           --      --        1,869
                                              ------      -------     ---------      ---------     --------   -----     --------
Balance at July 31, 1998
   (23,033,943 shares)                          $230      $91,260     $    (436)       $(1,442)    $ 28,173   $  --     $117,785
                                              ======      =======     =========      =========     ========   =====     ========

see accompanying notes to consolidated financial statements

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


(in thousands)

                                                                                                        Years ended July 31,
                                                                                                      1998        1997       1996
                                                                                                   ----------  ----------  ---------

Cash flows from operating activities:
 Net income (loss)                                                                                 $  16,553    $(22,027)  $ 14,322
 Adjustments to reconcile net income (loss) to net cash used for operating activities:
  Depreciation and amortization                                                                        6,793       5,307      2,823
  Deferred income taxes                                                                                 (802)       (871)     8,283
  Non-operating gains                                                                               (138,070)    (27,140)   (49,624)

  Equity in losses of affiliates                                                                      11,821       5,556      2,915
  Minority interest                                                                                       28      (4,787)    (2,169)

  In-process research and development                                                                 19,135       1,312      2,691
  Changes in operating assets and liabilities, excluding effects from acquisitions and divestitures of subsidiaries:
   Trade accounts receivable                                                                          (8,656)    (11,963)    (7,269)

   Inventories                                                                                        (3,873)     (2,390)        --
   Prepaid expenses                                                                                   (1,269)     (4,046)    (1,762)

   Accounts payable and accrued expenses                                                               8,600      10,039      8,232
   Deferred revenues                                                                                   3,618      12,866      4,595
   Refundable and accrued income taxes, net                                                           15,031      (3,157)    (7,678)

   Other assets and liabilities                                                                         (634)       (352)      (685)

                                                                                                   ---------    --------   --------
Net cash used for operating activities                                                               (71,725)    (41,653)   (25,326)

                                                                                                   ---------    --------   --------

Cash flows from investing activities:
 Additions to property and equipment                                                                  (8,189)     (6,939)    (7,068)

 Investments in affiliates and acquisitions of subsidiaries, net of cash acquired                    (34,512)    (23,566)    (6,010)

 Proceeds from sale of data warehouse product rights                                                   9,543          --         --
 Proceeds from sales of Lycos, Inc. common stock                                                     108,876          --         --
 Proceeds from sale or maturities of available-for-sale securities                                     7,555      13,069     69,918
 Purchases of available-for-sale securities                                                           (5,000)         --    (25,526)

 Proceeds from sales of NetCarta Corporation and investment in TeleT Communications                       --      19,018         --
 Reduction in cash due to deconsolidation of Lycos, Inc.                                             (41,017)         --         --
 Other, net                                                                                             (338)       (734)       (67)

                                                                                                   ---------    --------   --------
Net cash provided by investing activities                                                             36,918         848     31,247
                                                                                                   ---------    --------   --------

Cash flows from financing activities:
 Proceeds from issuance of notes payable, net of repayments                                            4,456      22,630         --
 Proceeds from issuance of long-term debt                                                             10,250       6,500         --
 Repayments of long-term debt                                                                         (7,521)     (1,230)        --
 Sale of common and treasury stock                                                                    23,206       8,170        371
 Purchase of treasury stock                                                                               --        (984)        --
 Net proceeds from issuance of stock by subsidiaries                                                   3,526          --     48,058
 Other                                                                                                 2,665       2,094       (386)

                                                                                                   ---------    --------   --------
Net cash provided by financing activities                                                             36,582      37,180     48,043
                                                                                                   ---------    --------   --------
Net increase (decrease) in cash and cash equivalents                                                   1,775      (3,625)    53,964
Cash and cash equivalents at beginning of year                                                        59,762      63,387      9,423
                                                                                                   ---------    --------   --------
Cash and cash equivalents at end of year                                                           $  61,537    $ 59,762   $ 63,387
                                                                                                   =========    ========   ========

see accompanying notes to consolidated financial statements

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


(1)  Nature of Operations

CMG Information Services, Inc. (the Company) is a direct marketing service provider that invests in, develops and integrates advanced, Internet, interactive, and database management technologies. CMG and its subsidiaries offer their clients a wide variety of direct marketing opportunities to choose from, including: Internet and interactive media direct marketing software technologies, product and literature fulfillment and turnkey outsourcing, sales lead/inquiry management, business-to-business telemarketing services, highly segmented and accurate mailing lists, database management, design and development capabilities, consultative list management and brokerage services. The Company is advancing products and services that will both create and profit from direct marketing opportunities on the Internet.

(2)  Summary of Significant Accounting Policies
(a)  Principles of Consolidation and Presentation

The consolidated financial statements of the Company include its wholly-owned and majority-owned subsidiaries which at July 31, 1998 include, Engage Technologies, Inc. (Engage), Accipiter, Inc. (Accipiter), CMG Direct Corporation (CMG Direct), SalesLink Corporation (SalesLink), InSolutions, Inc. (InSolutions), On-Demand Solutions, Inc. (On-Demand Solutions), CMG@Ventures, Inc., CMG@Ventures I, LLC (CMG@Ventures I, formerly CMG@Ventures, L.P.), CMG@Ventures Capital Corporation, CMG Securities Corporation, CMG@Ventures II, LLC (CMG@Ventures II), Blaxxun Interactive, Inc. (Blaxxun), ADSmart Corporation (ADSmart), InfoMation Publishing Corporation (Infomation), Planet Direct Corporation (Planet Direct), Navisite Internet Services Corporation (NaviSite), Password Internet Publishing Corporation (Password) and Vicinity Corporation (Vicinity). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method and accounts for investments in which it owns less than 20% at original cost. Certain amounts for prior periods have been reclassified to conform with current year presentations.

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

Net cash used for operating activities reflect cash payments for interest and income taxes, net of income tax refunds received, as follows:

                                                    Year ended July 31,
                                         1998         1997            1986
                                         -----        -----           -----
     Interest                         $  2,856,00   $1,429,000     $    26,000
                                      ===========   ===========    ===========
     Income taxes                     $15,720,000   $1,856,000     $16,069,000
                                      ===========   ===========    ===========

During fiscal year 1998, significant non-cash investing activities included the sale of data warehouse product rights by the Company's subsidiary, Engage, in exchange for available-for-sale securities in addition to $9.5 million in cash (see note 3). Also, portions of the consideration for acquisitions of businesses by the Company, or its subsidiary, during fiscal 1998 included the issuance of shares of the Company's common stock and the issuance of seller's notes (see note 7).

During fiscal year 1997, significant non-cash investing activities included the sale of the Company's equity interest in TeleT Communications, LLC (TeleT) in exchange for available-for-sale securities in addition to $550,000 in cash (see note 10) and the acquisition of one subsidiary, Pacific Direct

Marketing Corporation (Pacific Link), for consideration which included $7.5 million financed through a seller's note (see note 7). Significant non-cash financing activities in fiscal 1997 consisted of the dividend distribution of 603,000 shares of Lycos stock to CMG shareholders (see note 14).

During fiscal year 1996, in a non-cash investing transaction, the Company's then consolidated subsidiary, Lycos, Inc. (Lycos), acquired Point Communications Corporation in exchange for 526,316 shares of Lycos stock.

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

(g) Inventories

Inventories consist primarily of raw materials used in the Company's fulfillment services segment and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

(h) Accounting for Impairment of Long-Lived Assets

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

(j) Investments in Affiliates

The Company's investments in affiliated companies for which its ownership exceeds 20%, but which are not majority-owned or controlled, are accounted for using the equity method. Under the equity method, the Company's proportionate share of each affiliate's net income or loss and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in "equity in losses of affiliates". Amortization is recorded on a straight-line basis over periods ranging from five to ten years.

At the time an affiliate sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that affiliate increases. If at that time, the affiliate is an operating entity and not engaged principally in research and development, the Company records the increase as a gain in its Consolidated Statements of Operations.

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

(m) Research and Development Costs and Software Costs

Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, capitalized software development costs have not been significant. Additionally, at the date of acquisition or investment, the Company evaluates the components of the purchase price of each acquisition or investment to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date. In September, 1998, a representative of the Securities and Exchange Commission (the SEC) advised the American Institute of Certified Public Accountants with respect to factors to be considered in the valuation of in-process research and development. Based on a review of the valuation methodologies applied, the Company believes it has taken these factors into consideration in determining amounts recorded in the current fiscal year ended July 31, 1998.

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

(o) Earnings (Loss) Per Share

During the second quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". SFAS No. 128 required the Company to change the method formerly used to compute earnings per share and to restate all prior periods presented. Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. Weighted average common equivalent shares outstanding during the period, using the "treasury stock method", are included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive. Accordingly, since the Company reported a net loss for the year ended July 31, 1997, common equivalent shares have not been included in the calculation of diluted earnings per share for that period.

If a subsidiary has dilutive stock options or warrants outstanding, diluted earnings per share is computed by first deducting from net income (loss), the income attributable to the potential exercise of the dilutive stock options or warrants of the subsidiary. The effect of income attributable to dilutive subsidiary stock equivalents was immaterial during the years ended July 31, 1998, 1997 and 1996.

The reconciliation of the denominators of the basic and diluted earnings (loss) per share computations for the Company's reported net income (loss) is as follows:

                                                                                     Years Ended July 31,
                                                                                 1998        1997        1996
                                                                              ----------  ----------  ----------
Weighted average number of common shares outstanding -- basic                 20,833,000  18,858,000  18,008,000
Weighted average number of dilutive common stock equivalents outstanding       1,682,000          --   1,356,000
                                                                              ----------  ----------  ----------
Weighted average number of common shares outstanding -- diluted               22,515,000  18,858,000  19,364,000
                                                                              ==========  ==========  ==========

(p) Stock-Based Compensation Plans

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on earnings per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (see note
15).

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

(r) Diversification of Risk

Sales to one customer, Cisco Systems, Inc. (Cisco), accounted for 42% and 24% of net revenues and 61% and 47% of fulfillment services segment net revenues for fiscal year 1998 and 1997, respectively. Accounts receivable from this customer amounted to approximately 26% and 14% of total trade accounts receivable at July 31, 1998 and July 31, 1997, respectively. The Company's products and services are provided to customers primarily in North America.

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

(s) New Accounting Pronouncements

In June, 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is a measure of all changes in stockholders' equity that result from recognized transactions and other economic events of a period, other than transactions with owners in their capacity as owners. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS No. 130 and 131 become effective for the Company in fiscal 1999. The Company is in the process of determining the impact of these standards, if any, on its consolidated financial statements and related disclosures.

In December, 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 establishes standards relating to the recognition of all aspects of software revenue. SOP 97-2 is effective for transactions entered into beginning in the Company's fiscal year 1999 and may require the Company to modify certain aspects of its revenue recognition policies. The Company does not expect the adoption of SOP 97-2 to have a material impact on the Company's consolidated results of operations.

In March, 1998, the Accounting Standards Executive Committee of the American institute of Certified Public Accountants, issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," which requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The Company is required to adopt this standard in the first quarter of fiscal year 2000. The Company expects that the adoption of SOP 98-1 will not have a material impact on the Company's financial position or its results of operations.

In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2000. The Company expects that the adoption of SFAS No. 133 will not have a material impact on the Company's financial position or its results of operations.

(3) Segment Information

The Company's continuing operations have been classified in three primary business segments, (i) investment and development, (ii) fulfillment services, and (iii) lists and database services. Investment and development is a business segment formed during the third quarter of fiscal year 1995 to focus on strategic investment and development opportunities afforded by the Internet and interactive media markets. Fulfillment services include product and literature fulfillment and turnkey outsourcing, telemarketing, and sales/lead inquiry management. Lists and database services consists of marketing of traditional customer and prospect list databases and services as well as providing solutions for integrating traditional direct marketing with Internet marketing. Corporate and other includes available-for-sale securities, certain cash equivalents and certain other assets which are not identifiable to the operations of the Company's primary business segments.

From its inception in August, 1995, through July 31, 1997, the Company's subsidiary, Engage, focused on providing traditional mailing list maintenance and database services (through its ListLab division), and on developing data mining, querying, analysis and targeting software products for use in large database applications. As such, the results of Engage's operations were classified in the Company's list and database services segment through July 31, 1997. During the first quarter of fiscal 1998, Engage sold certain rights to its Engage.Fusion(TM) and Engage.Discover(TM) data warehouse products to Red Brick Systems, Inc. (Red Brick) for $9.5 million and 238,160 shares of Red Brick common stock, and recorded a pretax gain of $8,437,000 on the sale. These products had been developed to accelerate the design and creation of very large data warehouses and perform high-end data query and analysis. Engage retained certain rights to sell Engage.Fusion and Engage.Discover to interactive media markets as part of its Engage Product Suite. Additionally, during the first quarter of fiscal year 1998, Engage transferred its ListLab division to the Company's recently formed subsidiary, CMG Direct. With the sale of these rights and transfer of its ListLab division, Engage has narrowed its focus to the Internet software solutions market, where it seeks to help companies individually distinguish, understand and interact with anonymous prospects and customers in personalized marketing, sales, and service relationships via the Internet. As a result of this repositioning, beginning in fiscal year 1998, the operating results of Engage are now classified in the Company's investment and development segment.

During fiscal 1998, Cisco accounted for approximately 61% of net revenues in the fulfillment services segment. Previously, Cisco accounted for 47% of fulfillment services segment net revenues in fiscal 1997 and three customers individually accounted for 15%, 15% and 13% of segment net revenues in fiscal 1996. During the fiscal years ended July 31, 1997 and 1996, one significant customer accounted for approximately 12% and 13%, respectively, of net revenues in the lists and database services segment. Summarized financial information by business segment for the fiscal years ended July 31, 1998, 1997 and 1996 is as follows:

                                                            Years Ended July 31,
                                                     1998            1997            1996
                                                     ----            ----            ----
Net revenues:
 Investment and development                      $ 18,709,000    $ 23,917,000    $  5,665,000
 Fulfillment services                              63,207,000      36,139,000      12,070,000
 Lists and database services                        9,568,000      10,551,000      10,750,000
                                                 ------------    ------------    ------------
                                                 $ 91,484,000    $ 70,607,000    $ 28,485,000
                                                 ============    ============    ============
Operating income (loss):
 Investment and development                      $(79,898,000)   $(45,250,000)   $(19,961,000)
 Fulfillment services                               1,444,000       4,330,000       1,566,000
 Lists and database services                         (557,000)    (12,189,000)     (2,179,000)
                                                 ------------    ------------    ------------
                                                 $(79,011,000)   $(53,109,000)   $(20,574,000)
                                                 ============    ============    ============
Total assets:
 Investment and development                      $ 96,135,000    $ 87,626,000    $ 68,256,000
 Fulfillment services                              67,356,000      32,734,000       6,366,000
 Lists and database services                        4,005,000      10,317,000       8,338,000
 Corporate and other                               69,964,000      17,677,000      26,543,000
                                                 ------------    ------------    ------------
                                                 $237,460,000    $148,354,000    $109,503,000
                                                 ============    ============    ============
Capital expenditures:
 Investment and development                      $  3,710,000    $  3,745,000    $  3,128,000
 Fulfillment services                               4,333,000       1,064,000         800,000
 Lists and database services                          146,000       2,130,000       3,140,000
                                                 ------------    ------------    ------------
                                                 $  8,189,000    $  6,939,000    $  7,068,000
                                                 ============    ============    ============
Depreciation and amortization:
 Investment and development                      $  3,782,000    $  2,410,000    $  1,546,000
 Fulfillment services                               2,556,000       1,634,000         460,000
 Lists and database services                          455,000       1,263,000         817,000
                                                 ------------    ------------    ------------
                                                 $  6,793,000    $  5,307,000    $  2,823,000
                                                 ============    ============    ============

The fulfillment services segment operating income was adjusted during the fourth quarter of fiscal year 1998 to correct prior quarters' understatements of cost of sales by SalesLink's subsidiary company, Pacific Link. The cost of sales understatement was caused by estimates used in determining the material content in cost of sales. As a result, previous quarterly results had understated cost of sales and overstated inventory. Had such adjustments been recorded in the period in which they occurred, quarterly fulfillment services segment operating income would have been as follows:

                                                    Three Months Ended
                                October 31,      January 31,    April 30,        July 31,
                                -----------      -----------    ---------        --------
                                    1997             1998          1998            1998           Total
                                    ----             ----          ----            ----           -----
As Previously Reported           $1,061,000       $1,149,000    $1,547,000      $(2,313,000)    $1,444,000
                                 ==========       ==========    ==========      ===========     ==========

As Restated                      $  279,000       $  335,000    $  656,000      $   174,000     $1,444,000
                                 ==========       ==========    ==========      ===========     ==========

(4) Deconsolidation of Lycos, Inc.

During the second fiscal quarter ended January 31, 1998, the Company sold 340,000 shares of Lycos stock on the open market and distributed 216,034 Lycos shares to the profit members of CMG@Ventures I. Through the sale and distribution of Lycos shares, the Company's ownership percentage in Lycos was reduced from just in excess of 50% at October 31, 1997, to below 50% beginning in November, 1997. As such, starting in November, 1997, the Company began accounting for its remaining investment in Lycos under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Lycos were consolidated within the operating results of the Company's investment and development segment, and the assets and liabilities of Lycos were consolidated with those of CMG's other majority owned subsidiaries in
the Company's Consolidated Balance Sheets.   The Company's historical
consolidated operating results for the fiscal years ended July 31, 1997 and 1996 included Lycos net revenues of $22,253,000 and $5,257,000, respectively, and Lycos operating losses of ($8,759,000) and ($5,802,000), respectively. The Company's consolidated operating results for the fiscal quarter ended October 31, 1997 included Lycos net revenues and operating loss of $9,303,000 and ($433,000), respectively. The Company's historical Consolidated Balance Sheets as of July 31, 1997 and October 31, 1997 included Lycos amounts as follows:

                                                 Jul. 31, 1997        Oct. 31, 1997
                                                 -------------        -------------
Current assets                                    $60,745,000          $63,935,000
                                                  ===========          ===========
Total assets                                      $65,419,000          $67,694,000
                                                  ===========          ===========
Current liabilities                               $22,615,000          $25,822,000
                                                  ===========          ===========
Total liabilities                                 $27,772,000          $29,259,000
                                                  ===========          ===========

The following table contains the summarized financial information for Lycos subsequent to deconsolidation in November, 1997:

Condensed Statement of Operations:

                                                 Nine Months Ended
                                                   July 31, 1998
                                                   -------------
Net revenues                                        $ 46,757,000
                                                    ============
Operating loss                                      $(99,536,000)
                                                    ============
Net loss                                            $(97,024,000)
                                                    ============

Note: Lycos' operating and net loss for the nine months ended July 31, 1998 includes in-process research and development and other one-time merger related charges of $92,479,000.

Condensed Balance Sheet:

                                                  July 31, 1998
                                                  -------------
Current assets                                     $209,671,000
Noncurrent assets                                    39,087,000
                                                   ------------
Total assets                                       $248,758,000
                                                   ============

Current liabilities                                $ 53,734,000
Noncurrent liabilities                               26,337,000
Stockholders' equity                                168,687,000
                                                   ------------
Total liabilities and stockholders' equity         $248,758,000
                                                   ============


(5) Available-for-Sale Securities

At July 31, 1998, available-for-sale securities consist of 334,728 shares of Open Market, Inc. common stock and 238,160 shares of Red Brick common stock, carried at fair value and based on quoted market prices, net of a market value discount to reflect the remaining restriction on transferability for the Red Brick common shares. A $314,000 unrealized holding gain and a $750,000 unrealized holding loss was recorded on the Open Market, Inc. and Red Brick shares, respectively, based on the change in market value of the respective stocks from dates of acquisition to July 31, 1998. The net $436,000 unrealized holding loss is presented in the equity section of the July 31, 1998 Consolidated Balance Sheet.

During the first quarter of fiscal year 1998, CMG@Ventures I distributed 224,795 of its shares of Premiere Technologies, Inc. (Premiere) common stock to the Company, and allocated 58,538 Premiere shares to CMG@Ventures I's profit members. The Company sold its 224,795 shares during fiscal 1998 for proceeds of $7,555,000, realizing a net gain of $4,174,000 on the sale.

At July 31, 1997, available-for-sale securities consist of 283,333 shares of Premiere common stock carried at fair value, based on quoted market price, net of a market value discount to reflect restrictions on transferability through September 19, 1997. An $852,000 unrealized gain, based on the change in market value of the stock from date of acquisition to July 31, 1997, is presented in the equity section of the July 31, 1997 Consolidated Balance Sheet, net of deferred income taxes.

(6)  Property and Equipment
Property and equipment consists of the following:

                                                                   July 31,
                                                           1998                1997
                                                           ----                ----
Machinery and equipment                                $13,873,000         $10,609,000
Software                                                 4,188,000           3,693,000
Leasehold improvements                                   2,928,000           2,646,000
Office furniture and equipment                           2,750,000           2,485,000
Other equipment                                            658,000             658,000
                                                       -----------         -----------
                                                       $24,397,000         $20,091,000
                                                       ===========         ===========


(7) Business Combinations

On October 24, 1996, the Company's subsidiary, SalesLink, acquired Pacific Link, a company specializing in high technology product and literature fulfillment and turnkey outsourcing. The consideration for the acquisition was $17,000,000, $8,500,000 of which was paid in cash at the date of acquisition, $1,000,000 of which SalesLink paid (along with interest at the annual rate of 7%) in February 1997, and the remaining $7,500,000 of which was financed through a seller's note (see note 12). The sources of the cash portion of the purchase price were $3,000,000 from corporate funds provided by the Company to SalesLink for the acquisition and $5,500,000 from a bank loan.

On April 9, 1998, the Company acquired Accipiter, a company specializing in Internet advertising management solutions, in exchange for 1,263,692 shares of the Company's common stock. The shares issued by the Company in the acquisition of Accipiter are not registered under the Securities Act of 1933 and are subject to restrictions on transferability for periods ranging from six to twenty-four months from the date of issuance. The total purchase price for Accipiter was valued at $30,178,000, including costs of acquisition of $198,000. The value of the Company's shares included in the purchase price was recorded net of a weighted average 15% market value discount to reflect the restrictions on transferability. Of the purchase price, $18,010,000 was allocated to in-process research and development which has been charged to operations during fiscal 1998.

Approximately $1.7 million of deferred compensation was recorded during fiscal 1998 relating to approximately 43,000 of the Company's common shares issued to employee stockholders of Accipiter which are being held in escrow. These shares are subject to forfeiture upon termination of employment over a two-year period. Deferred compensation expense will be recognized over the two-year service period.

Also during fiscal 1998, the Company, or its subsidiaries, completed the acquisition of three other companies for purchase prices valued at a combined total of $23,630,000, including InSolutions ($15,218,000 purchase price in June, 1998), Servercast Communications, LLC (Servercast, $1,020,000 in July, 1998) and On-Demand Solutions ($7,392,000 on July 31, 1998). The combined consideration for these acquisitions consisted of 310,402 shares of the Company's common stock valued at $14,585,000, $6,578,000 in cash and $2,467,000 financed through seller's notes. The shares issued by the Company were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging from twelve to twenty-four months. The value of the Company's shares included in the purchase prices of these acquisitions were recorded net of market value discounts ranging from 12% to 22% to reflect the restrictions on transferability. $5,000,000 of the cash consideration was provided through additional bank borrowings by the Company's subsidiary, SalesLink. Additional consideration of up to $2,783,000 could be paid related to the acquisition of InSolutions if certain future performance goals are met.

The acquisitions during fiscal 1997 and 1998 have been accounted for using the purchase method, and, accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The portion of the purchase prices allocated to goodwill will be amortized on a straight line basis over five years for Accipiter and Servercast and over 15 years for Pacific Link, InSolutions and On-Demand Solutions. The acquired companies are included in the Company's consolidated financial statements from the dates of acquisition.

The purchase prices of the acquisitions during fiscal 1998 and 1997 were allocated as follows:

                                                                            1998                       1997
                                                               ------------------------------   ------------------
                                                                  Accipiter     All Others         Pacific Link
                                                                  ---------     ----------         ------------
Working capital, including cash acquired                         $   441,000   $  (989,000)         $(1,204,000)
Property, plant and equipment                                        262,000     1,484,000              713,000
Other assets                                                           2,000       173,000              385,000
In-process research and development                               18,010,000            --                   --
Goodwill                                                          11,463,000    23,357,000           17,229,000
Other long-term liabilities                                               --      (395,000)            (123,000)
                                                                 -----------   -----------          -----------
Purchase price                                                   $30,178,000   $23,630,000          $17,000,000
                                                                 ===========   ===========          ===========

The following unaudited pro forma financial information presents the consolidated operations of the Company and the acquired companies as if the acquisitions had occurred as of the beginning of fiscal 1997, after giving effect to certain adjustments including increased amortization of goodwill related to the acquisitions, increased interest expense related to long-term debt issued in conjunction with the acquisitions and decreased compensation for certain officers to reflect contractual post-acquisition compensation. The one-time in-process research and development charge of $18,010,000 which was recorded in fiscal 1998 related to the acquisition of Accipiter is not included in the proforma results as it is unusual and not indicative of normal operating results. The unaudited proforma information excludes the impact of the acquisition of Servercast since it is not material to the Company's consolidated financial statements. The unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisitions been consummated on the dates assumed and do not project the Company's results of operations for any future period:

                                                                   Year ended July 31,
                                                                 1998               1997
                                                                 ----               ----
Net revenues                                                 $117,384,000       $ 98,209,000
                                                             ============       ============
Net income (loss)                                            $ 29,101,000       $(27,775,000)
                                                             ============       ============
Basic earnings (loss) per share                              $       1.32       $      (1.39)
                                                             ============       ============
Diluted earnings (loss) per share                            $       1.23       $      (1.39)
                                                             ============       ============


(8) CMG @Ventures Investments

During fiscal year 1996, the Company, through CMG@Ventures I, invested $19.2 million in eight companies, including $2 million in Vicinity, $750,000 in TeleT, $2 million in GeoCities, $4 million in Blaxxun, $4.5 million in NetCarta Corporation (NetCarta), $1 million in Lycos, $1.75 million in Ikonic Interactive, Inc., and $3.2 million in FreeMark Communications, Inc. (FreeMark).

CMG@Ventures I invested a total of $10.8 million in five companies during fiscal year 1997, including $2 million in Parable LLC (Parable), $1.2 million in Lycos, $3.8 million in NetCarta, $1.8 million in Vicinity and $2 million in GeoCities. During fiscal 1997, the Company completed its minimum funding commitment of $35 million to CMG@Ventures I, and formed a new limited liability company subsidiary, CMG@Ventures II, to continue the Company's Internet venture capital investment model. CMG@Ventures II invested a total of $8.3 million in five companies during fiscal year 1997, including $2 million in Silknet Software, Inc. (Silknet), $2 million in KOZ, inc. (KOZ) $1 million in Softway Systems, Inc. (Softway Systems), $1 million in Sage Enterprises, Inc. (Sage Enterprises), and $2.3 million in Reel.com LLC (Reel.com). CMG@Ventures II invested a total of $27.6 million in fifteen companies during fiscal year 1998, including $100,000 in Blaxxun, $1.8 million in GeoCities, $200,000 in Vicinity, $3 million in Silknet, $2.1 million in Parable, $150,000 in KOZ, $3.5 million in Sage Enterprises, $4.6 million in Reel.com, $1.8 million in Speech Machines plc (Speech Machines), $2.6 million in Chemdex Corporation (Chemdex), $2 million in TicketsLive Corporation (TicketsLive), $1 million in Critical Path, $2 million in Mother Nature's General Store, Inc. (Mother Nature), $1.5 million in Visto Corporation (Visto), and $1.25 million in Universal Learning Technology.

At July 31, 1998, CMG@Ventures I held equity investments in five companies, including Blaxxun (81% legal ownership), GeoCities (32%), Lycos (25%), Parable (31%), and Vicinity (50%). At July 31, 1998, CMG@Ventures II held equity investments in fourteen companies, including Chemdex (16%), Critical Path (7%), GeoCities (2%), KOZ (14%), Mother Nature (24%), Parable (11%), Reel.com (36%), Sage Enterprises (29%), Silknet (24%), Softway Systems (9%), Speech Machines (29%), TicketsLive (14%), Universal Learning Technology (12%), and Visto (6%). The Company owns 100% of the capital interest and has all voting rights with respect to CMG@Ventures I and CMG@Ventures II investments. The Company is entitled to 77.5% and 80% of the net capital gains, as defined, on investments made by CMG@Ventures I and CMG@Ventures II, respectively. The remaining interest in the net capital gains on these investments are attributed to profit partners, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG@Ventures I and CMG@Ventures II. CMG@Ventures I's interest in Lycos is subject to further reduction because CMG@Ventures I is obligated to sell to Lycos a portion of its shares of common stock of Lycos, as necessary, to provide for shares issuable upon exercise of options granted by Lycos under its 1995 stock option plan. As of July 31, 1998, (retroactively adjusted to reflect Lycos' two-for-one stock split affected in August, 1998), CMG@Ventures I. was obligated to sell up to 391,296 shares to Lycos at a price of $0.01 per share and up to 458,048 shares at prices ranging from $0.14 to $4.80 per share.
After accounting for Lycos shares subject to option funding and shares attributable to profit partners, approximately 6.5 million Lycos shares, (also on a post-split basis), were attributable to CMG as of July 31, 1998. CMG@Ventures II's investments in Sage Enterprises and Reel.com were converted into shares of Amazon.com, Inc. and Hollywood Entertainment Corporation, respectively, pursuant to mergers of the respective companies subsequent to July 31, 1998 (see note 19).

The acquisition accounting and valuation for the Company's or its subsidiaries' investments in Speech Machines, Chemdex and Silknet in fiscal 1998, Parable and Silknet in fiscal year 1997, and FreeMark, NetCarta, GeoCities, Point Communications Corporation, and Vicinity in fiscal 1996, resulted in totals of $1,125,000, $1,312,000 and $2,691,000 in fiscal years 1998, 1997 and 1996, respectively, being identified as in-process research and development, which were expensed because technological feasibility had not been reached at the dates the investments were made.


(9) Gain on Stock Issuance by Lycos, Inc. and Effect of Subsidiaries' Equity Transactions

Gain on stock issuance by Lycos, Inc. represents the net increase in the Company's proportionate share of the dollar amount of Lycos' equity resulting from stock issuances by Lycos, a developer and provider of online guides to the Internet. The Company recorded a pretax gain of $19,575,000 in fiscal 1996 relating to Lycos' initial public offering of 3,135,000 shares of common stock at $16 per share, which raised $46,021,000 in net proceeds for Lycos. With this transaction, the Company's ownership in Lycos was reduced from approximately 76% to approximately 58%. The Company provided $8,026,000 in deferred income taxes resulting from the gain.

The Company recorded net pretax gains totaling $28,301,000 in fiscal 1998 resulting from stock issuances by Lycos. In June, 1998, the Company recorded a pre-tax gain of $25,336,000 relating to Lycos' secondary public offering of 2,337,500 shares of common stock at $50 per share, which raised net proceeds of $111,191,000 for Lycos. With this transaction, the Company's ownership in Lycos was reduced from approximately 35% to approximately 31%. The Company also recorded net pretax gains totaling $2,965,000 on other issuances of stock by Lycos during fiscal 1998, which included stock issued by Lycos in its acquisitions of Tripod, Inc., WiseWire Corporation and GuestWorld, Inc., net of the impact of in-process research and development charges recorded by Lycos related to these acquisitions; stock issued by Lycos for its minority investments in GlobeComm, Inc. and Sage Enterprises; and shares issued by Lycos as a result of employee stock option exercises. The Company provided $11,603,000 in deferred income taxes resulting from the gains on stock issuances by Lycos during fiscal 1998.

On July 31, 1996, the Company's subsidiary, Blaxxun, a developer of three dimensional interactive software, successfully completed an equity financing, issuing 400,000 shares of preferred stock to an outside party in exchange for $2,000,000. With this transaction, the Company's ownership in Blaxxun was reduced from 100% to 92% and its net equity in Blaxxun increased by $1,302,000. During fiscal 1998, Blaxxun issued 166,000 shares of common stock for net proceeds of $41,000 and 649,000 shares of preferred stock for net proceeds of $3,478,000. Included in the fiscal 1998 amounts were 93,000 shares of preferred stock purchased by the Company for $500,000. As a result of the fiscal 1998 transactions, the Company's ownership in Blaxxun was reduced from 92% to 81% and its net equity in Blaxxun increased by $3,054,000. Since at the time of the transactions Blaxxun was engaged principally in research and development, the fiscal 1996 and fiscal 1998 increases in the Company's proportionate share of the dollar amount of Blaxxun's equity of $768,000 and $1,757,000, net of $534,000 and $1,297,000 of deferred income taxes, respectively, have been reflected as an equity transaction included in "Effect of subsidiaries' equity transactions" in the accompanying Consolidated Statements of Stockholders' Equity.

The above gains on stock issuances by Lycos and effects of subsidiaries' equity transactions are reported net of the interest, if any, attributed to CMG@Ventures I's profit members.


(10)  Sale of CMG@Ventures Investments

On September 19, 1996, the Company sold its equity interest in TeleT to Premiere for $550,000 in cash and 320,833 shares of Premiere stock. The Company, through CMG@Ventures I, acquired its 46% equity interest in TeleT for $750,000 during April 1996. As a result of the sale, the Company recognized a pre-tax gain of $3,616,000, reported net of the 22.5% interest attributed to CMG@Ventures I's profit members, reflected as "Gain on sale of investment in TeleT Communications" in the accompanying Consolidated Statements of Operations. Of the Premiere shares received, 37,500 are to be held in escrow for a six-year period, subject to certain customary conditions, and have been classified in other assets with a carrying value of $450,000. The remaining shares received were subject to an average one-year restriction on transferability, and were classified in available-for-sale securities, with a carrying value at the time of acquisition of $4,080,000, net of market value discount to reflect the restriction on transferability.

On December 9, 1996, Microsoft Corporation (Microsoft) entered into a definitive agreement to acquire one of the Company's subsidiaries, NetCarta, for $20,000,000 in cash, subject to certain conditions. On January 31, 1997, the sale of NetCarta was finalized, with the Company receiving proceeds of $18,468,000, net of proceeds to former NetCarta employees who exercised employee stock options. As a result of the sale, the Company recognized a pretax gain of $15,111,000, reported net of the 22.5% interest attributed to CMG@Ventures I's profit members, reflected as "Gain on sale of NetCarta Corporation" in the accompanying Consolidated Statements of Operations.

During fiscal 1998, CMG@Ventures I distributed 3,333,334 of its shares of Lycos common stock to the Company, and 593,164 shares to CMG@Ventures I's profit members. The Company sold 1,955,015 of its Lycos shares during fiscal 1998, including 1,705,015 sold on the open market throughout the year and 250,000 shares sold as part of Lycos' secondary public offering in June, 1998. The Company received net proceeds of $108,876,000 from its sales of Lycos shares in fiscal 1998 and recorded pre-tax gains on the sales totaling $97,158,000. The gains on the Company's sales of Lycos shares are reported net of the associated interest attributed to CMG@Ventures I's profit members.


(11)  Accrued Expenses

Accrued expenses consist of the following:

                                                                              July 31,
                                                                       1998             1997
                                                                       ----             ----
Accrued compensation and benefits                                  $ 3,548,000       $ 2,455,000
Accrued professional services                                        3,219,000         2,121,000
Accrued customer deposits                                            2,084,000         2,204,000
Accrued list owners' commissions                                     1,281,000         1,342,000
Accrued promotional expenses                                            87,000         4,178,000
Other                                                               10,315,000         6,041,000
                                                                   -----------       -----------
                                                                   $20,534,000       $18,341,000
                                                                   ===========       ===========


(12) Borrowing Arrangements

Notes payable at July 31, 1998 consisted of $20 million in collateralized corporate borrowings, $6.2 million owed by SalesLink under its revolving line of credit facility and $1.5 million owed by other subsidiaries of the Company under line of credit facilities. Notes payable at July 31, 1997 consisted of $10 million in collateralized corporate borrowings, $10 million borrowed under the Company's corporate line of credit, and $2,494,000 owed by SalesLink under its line of credit.

The Company's collateralized corporate borrowings were secured by 1,255,789 and 784,314 of the Company's shares of Lycos stock at July 31, 1998 and 1997, respectively. Under this agreement, the Company could become subject to additional collateral requirements under certain circumstances. The $10 million in borrowings outstanding at July 31, 1997 were payable in full in January, 1998. On January 20, 1998, the Company renewed this agreement for an additional term of one year and increased the outstanding principal amount to $20 million. Interest under this facility is payable quarterly at the London Interbank Offered Rate (LIBOR) plus 1.75% (7.44% and 7.52% effective rates at July 31, 1998 and 1997, respectively). The Company has entered into an interest rate swap agreement with the lender that effectively fixed the interest rate on this $20 million debt at a rate of 7.40% beginning April 20, 1998 through January 20, 1999. During fiscal 1997, the Company had entered into an interest rate swap agreement with the lender that had effectively fixed the interest rate on the $10 million principal at 7.52% through January 17, 1998.

SalesLink's borrowings were made under a revolving credit agreement with a bank. The revolving credit agreement provided for the option of interest at LIBOR or the higher of 1) the rate announced by BankBoston, N.A. as its base rate (Prime), or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (7.65% and 7.66% effective rates at July 31, 1998 and 1997, respectively).

The $10 million balance outstanding at July 31, 1997 under the Company's corporate line of credit agreement with a bank was repaid during fiscal 1998 and there are no outstanding borrowings under this facility as of July 31, 1998.

Long-term debt consists of the following:

                                                                                                      July 31,
                                                                                              1998               1997
                                                                                              ----               ----
Term notes payable to a bank issued by SalesLink                                           $15,500,000        $ 5,500,000
Note payable to former shareholder of InSolutions                                            1,467,000                 --
Notes payable to former members of Servercast issued by NaviSite                             1,000,000                 --
Note payable to former shareholder of Pacific Link issued by SalesLink                              --          7,271,000
                                                                                           -----------        -----------
                                                                                            17,967,000         12,771,000
Less:  Current portion                                                                      16,594,000          3,221,000
                                                                                           -----------        -----------
                                                                                           $ 1,373,000        $ 9,550,000
                                                                                           ===========        ===========

SalesLink's term notes payable to a bank provide for the option of interest at LIBOR or the higher of 1) Prime, or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (7.65% and 7.66% effective rates at July 31, 1998 and 1997, respectively). During fiscal 1998, SalesLink repaid $250,000 of principal under its $5.5 million bank term note and refinanced the remaining portion into an amended term note which included an increased principal amount of $10.25 million. Of the additional principal amounts borrowed, $5 million was used as consideration for the Company's acquisition of InSolutions and $4.9 million was used to prepay the remaining balance on SalesLink's note payable to a former shareholder of Pacific Link. The bank term note outstanding at July 31, 1998 provides for repayment in quarterly installments beginning January 31, 1999 through October 31, 2002, with the remaining balance to be repaid on November 11, 2002.

The Company's note payable to a former shareholder of InSolutions was issued in June, 1998 as consideration for the Company's acquisition of InSolutions. This note bears interest at 5.71% and is repayable in twelve monthly installments beginning November 30, 1998. Additional principal amounts totaling $2.8 million could become due under this note if InSolutions meets certain future performance goals (see note 7). The contingent principal amounts owed, if any, would bear interest at 5.71% and would be payable in twenty-four monthly installments beginning November 30, 1999. The Company's subsidiary, NaviSite, issued $1 million in notes payable to former members of Servercast as consideration for the acquisition of Servercast in July, 1998. These notes bear interest at 5.50% and are repayable on January 2, 2000.

Maturities of long-term debt for the next five fiscal years are as follows:
1999, $16,594,000; 2000, $1,373,000; Thereafter, none.

As of February 24, 1997, the Company had entered into an interest rate swap agreement with the lender providing SalesLink's bank borrowing arrangements.
The agreement effectively set a maximum LIBOR interest rate base on debt for a notional principal amount of $8 million at a rate of 8.5% through February 26, 2002. This swap was purchased to provide protection to the Company from exposure to higher interest rates in the future (above 8.5%), and requires additional payments by the Company should LIBOR fall below 5% or should LIBOR be above 6%, but below 8.5%. At July 31, 1998, based on prices quoted from the bank, interest rate hedge agreement values would indicate an obligation of $78,000 to terminate this contract.

The Company's bank borrowing arrangements are subject to normal banking terms and conditions, including financial covenants requiring the Company or SalesLink to maintain certain levels of net worth and income, certain financial position ratios, as well as limitations on indebtedness and capital expenditures. As of July 31, 1998, SalesLink did not comply with certain covenants of their borrowing arrangements. SalesLink is working with the bank to cure the non-compliance, as of July 31, 1998 and prospectively, through waivers or amendments to the covenant terms. SalesLink has not yet received such waivers or amendments and, accordingly, all of SalesLink's bank borrowings have been classified as current liabilities in the July 31, 1998 Consolidated Balance Sheet. Further, as a result of such non-compliance, beginning August 1, 1998 until the non-compliance is cured, SalesLink's $15.5 million bank term note payable and its outstanding line of credit borrowings are subject to interest at Prime plus 3.5% and 4.5%, respectively.


(13) Commitments

The Company leases facilities and certain other machinery and equipment under various noncancelable operating leases expiring through June 2013. Future minimum lease payments as of July 31, 1998 are as follows:

       Year ending July 31:
       1999                                                 $16,752,000
       2000                                                  11,969,000
       2001                                                   7,454,000
       2002                                                   5,037,000
       2003                                                   4,107,000
       Thereafter                                            22,841,000
                                                            -----------
                                                            $68,160,000
                                                            ===========

Total rent and equipment lease expense charged to continuing operations was $10,745,000, $8,184,000 and $2,112,000 for the years ended July 31, 1998, 1997 and 1996, respectively.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.


(14)  Stockholders' Equity

On May 11, 1998, February 2, 1996 and March 17, 1995, the Company effected 2-for-1, 2-for-1 and 3-for-2 common stock splits, respectively, in the form of stock dividends. Accordingly, all data shown in the accompanying consolidated financial statements has been retroactively adjusted to reflect these events.

During the first quarter of fiscal 1997, the Company's Board of Directors authorized the Company to buy back up to 1,000,000 shares of its common stock. During the first and second quarters of fiscal 1997, 200,000 shares were repurchased at an average cost of $4.92 per share, for a total of $984,000. Pursuant to a stock purchase agreement entered into as of December 10, 1996, the Company sold 940,954 shares of its common stock (the "CMG Shares"), including the 200,000 treasury shares acquired in fiscal 1997, to Microsoft on January 31, 1997, representing 4.9% of CMG's total outstanding shares of common stock following the sale. The CMG Shares purchased by Microsoft were priced at $7.25 per share, with proceeds to CMG totaling $6,821,917. The CMG Shares purchased by Microsoft are not registered under the Securities Act of 1933 and carried a one year prohibition on transfer or sale. Under the terms of the agreement and following the one-year period, Microsoft is entitled to two demand registration rights as well as piggy back registration rights. Additionally, Microsoft is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMG, (i) from increasing its ownership in CMG above ten percent of CMG's outstanding shares, (ii) from exercising any control or influence over CMG, and (iii) from entering into any voting agreement with respect to its CMG Shares.

On May 28, 1997, the Company announced a new venture dividend program in connection with the Company's CMG@Ventures Internet investments. Subject to restrictions on transfer, the program envisions that it may distribute up to 10% of the stock held by CMG@Ventures following an initial public offering by any one of the companies in which it holds an investment. The Company may also announce from time to time other stock dividends in connection with its Internet investments. Such dividends are subject to approval of the Company's Board of Directors and subject to holding requirements by regulatory agencies such as the Securities and Exchange Commission. The program may be altered or discontinued at the discretion of the Company. The Company also announced its first dividend under the new program, distributing 603,000 shares of Lycos common stock, with a market value of $11,008,000 at the date of distribution, to the Company's stockholders on July 31, 1997. The distribution resulted in a pre-tax gain of $8,413,000 in fiscal 1997 reflected as "Gain on dividend distribution of Lycos, Inc. common stock" in the accompanying Consolidated Statements of Operations.

Pursuant to a stock purchase agreement entered into as of December 19, 1997, the Company sold 1,006,004 shares of its common stock to Intel Corporation (Intel), representing 4.9% of CMG's total outstanding shares of common stock following the sale. The CMG shares sold to Intel were priced at $10.87 per share, with proceeds to CMG totaling $10,937,000. The CMG shares purchased by Intel are not registered under the Securities Act of 1933. Under the terms of the agreement, Intel is entitled to two demand registration rights as well as piggyback registration rights. Additionally, Intel is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMG, (i) from increasing its ownership in CMG above ten percent of CMG's outstanding shares, (ii) from exercising any control or influence over CMG, and (iii) from entering into any voting agreement with respect to its CMG shares.

Pursuant to a stock purchase agreement entered into as of February 15, 1998, the Company sold 625,000 shares of its common stock to Sumitomo Corporation ("Sumitomo") on February 27, 1998. The CMG shares sold to Sumitomo were priced at $16.00 per share, with proceeds to CMG totaling $10,000,000. The CMG shares purchased by Sumitomo are not registered under the Securities Act of 1933 and carry a one year restriction on transfer or sale. Under the terms of the agreement and following the one-year period, Sumitomo is entitled to two demand registration rights as well as piggyback registration rights. Additionally, Sumitomo is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMG, from (i) increasing its ownership in CMG above ten percent of CMG's outstanding shares, (ii) proposing or soliciting any person to propose a business combination with, or change of control of, CMG, (iii) making, proposing or soliciting any person to propose a tender offer for CMG stock, and (iv) entering into any voting agreement with respect to its CMG shares.


(15) Stock Option Plans

The Company has two stock option plans currently in effect: the 1986 Stock Option Plan (the "1986 Plan") and the 1995 Stock Option Plan For Non-Employee Directors (the "Directors' Plan"). Options under both plans are granted at fair market value on the date of the grant. Options granted under the 1986 Plan are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Options under the Directors' Plan become exercisable in five equal annual installments beginning immediately after each Annual Stockholders Meeting following grant. Outstanding options under both Plans at July 31, 1998 expire through 2008.

Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its subsidiaries' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. The Company has reserved 4,500,000 shares of common stock for issuance under the 1986 Plan. The number of shares reserved for issuance pursuant to the 1986 Plan is reduced by the number of shares issued under the Company's 1995 Employee Stock Purchase Plan (see note 16).

Pursuant to the Directors' Plan, 564,000 shares of the Company's common stock were initially reserved. Options for 94,000 shares are to be granted to each Director who is neither an officer or full time employee of the Company, nor an affiliate of an institutional investor which owns shares of common stock of the Company. Options were granted to existing Directors with five years of continuous service at the date the Plan was adopted, and are granted to subsequent Directors at the time of election to the Board.

The status of the plans during the three fiscal years ended July 31, 1998, was as follows:

                                                       1998                          1997                          1996
                                            ----------------------------  ----------------------------  ----------------------------

                                                           Weighted                      Weighted                      Weighted
                                             Number of      average        Number of      average        Number of      average
                                               shares    exercise price      shares    exercise price      shares    exercise price
                                               ------    --------------      ------    --------------      ------    --------------

Options outstanding, beginning of year       1,935,380       $   3.80      2,043,716       $   3.87      2,406,148       $  1.64
 Granted                                       881,250          17.35        338,100           7.93        456,912          9.87
 Exercised                                    (476,563)          4.87       (217,254)          4.17       (641,684)         0.39
 Canceled                                     (112,688)          5.82       (229,182)         10.15       (177,660)         1.66
                                             ---------                     ---------                     ---------
Options outstanding, end of year             2,227,379       $   8.83      1,935,380       $   3.80      2,043,716       $  3.87
                                             =========       ========      =========       ========      =========       =======

Options exercisable, end of year               646,235       $   2.48        739,772       $   2.98        285,792       $  2.48
                                             =========       ========      =========       ========      =========       =======

Options available for grant, end of year       979,522                     1,781,280                     1,913,236
                                             =========                     =========                     =========

The following table summarizes information about the Company's stock options outstanding at July 31, 1998:

                                                          Options Outstanding                             Options Exercisable
                                        --------------------------------------------------------   --------------------------------
                                                        Weighted average         Weighted                            Weighted
                                           Number of       remaining         average exercise        Number of   average exercise
      Range of exercise prices              shares      contractual life          price                shares          price
      ------------------------              ------      ----------------          -----                ------          -----
$ 0.77 - $ 1.83                             920,974        3.8 years             $   1.50              533,259        $  1.60
$ 3.06 - $ 5.06                             137,334        3.7                       3.81               51,397           3.49
$ 6.44 - $10.88                             875,202        4.6                       9.39               49,023           7.10
$12.25 - $17.81                              89,119        3.4                      14.34               12,556          17.58
$40.00 - $50.88                             204,750        9.2                      40.34                   --             --
                                          ---------                                                    -------
$ 0.77 - $50.88                           2,227,379        4.6 years               $ 8.83              646,235        $  2.48
================                          =========        =========               ======              =======        =======

SFAS No. 123, "Accounting for Stock-Based Compensation", sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1998, 1997 and 1996 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS No. 123, the pro forma effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                                        Years Ended July 31,
                                                                1998           1997            1996
                                                                ----           ----            ----
Pro forma net income (loss)                                 $13,253,000    $(23,907,000)    $13,666,000
                                                            ===========    ============     ===========

Pro forma net income (loss) per share:
  Basic                                                     $      0.64    $      (1.27)    $      0.76
                                                            ===========    ============     ===========
  Diluted                                                   $      0.59    $      (1.27)    $      0.71
                                                            ===========    ============     ===========

The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1998, 1997 and 1996, respectively: volatility of 90.07%, 66.69% and 80.30%; risk-free interest rate of 5.50%, 6.19% and 5.81%;
expected life of options of 4.2, 6.2 and 4.0 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1998, 1997 and 1996 was $11.71, $10.55 and $10.11, respectively.

The effect of applying SFAS No. 123 as shown in the above pro forma disclosure is not likely to be representative of the pro forma effect on reported income or loss for future years. SFAS No. 123 does not apply to awards made prior to fiscal 1996 and additional awards in future years are anticipated.


(16)  Employee Stock Purchase Plan

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

Employees purchased 33,196, 23,038 and 16,648 shares of common stock of the Company under the Plan during fiscal 1998, 1997 and 1996, respectively.


(17) Income Taxes

The provision (benefit) for income taxes from continuing operations for the years ended July 31, consists of the following:

                                                           Current        Deferred           Total
                                                           -------        --------           -----
July 31, 1996:
Federal                                                 $  7,758,000    $  6,448,000     $ 14,206,000
State                                                        632,000       1,835,000        2,467,000
                                                        ------------    ------------     ------------
                                                        $  8,390,000    $  8,283,000     $ 16,673,000
                                                        ============    ============     ============

July 31, 1997:
Federal                                                 $ (3,114,000)   $   (849,000)    $ (3,963,000)
State                                                      1,023,000         (22,000)       1,001,000
                                                        ------------    ------------     ------------
                                                        $ (2,091,000)   $   (871,000)    $ (2,962,000)
                                                        ============    ============     ============

July 31, 1998:
Federal                                                 $19,720,000     $  3,571,000     $23,291,000
State                                                    10,869,000       (4,373,000)      6,496,000
                                                        -----------     ------------     -----------
                                                        $30,589,000     $   (802,000)    $29,787,000
                                                        ===========     ============     ===========

Excluded from the tax provision in fiscal 1998 are deferred tax assets and liabilities of $187,000 (net of valuation allowance of $1,704,000) and $130,000, respectively, which were acquired through the acquisitions of certain subsidiaries during fiscal 1998. Also excluded from the tax provision in fiscal 1998, but included in deferred tax liabilities are $1,297,000 provided for the effect of subsidiaries' equity transactions. In addition, during fiscal 1998, the Company sold available-for-sale securities for which $593,000 of deferred taxes were provided in fiscal 1997 relating to the unrealized holding gain recorded on these securities at July 31, 1997.

Included in deferred tax assets at July 31, 1998 is approximately $950,000, which has been fully offset by a valuation allowance, related to the acquisition of net operating loss carryforwards of certain subsidiaries acquired during fiscal 1998. If utilized, the tax benefit of the acquired net operating loss carryforwards will result in a reduction of recorded goodwill in lieu of an income tax benefit in the Consolidated Statement of Operations.

Excluded from the tax benefit in fiscal 1997 but included in deferred income tax liabilities and assets are $593,000 provided for unrealized holding gains from the increase in the market value of available-for-sale securities and $260,000 related to deferred tax assets acquired with the acquisition of Pacific Link, respectively. Excluded from the tax provision in fiscal 1996 but included in deferred income tax liabilities are $666,000 provided for the effect of subsidiaries' equity transactions and $78,000 related to the difference in bases of assets acquired.

Deferred income tax assets and liabilities have been classified on the accompanying Consolidated Balance Sheets in accordance with the nature of the item giving rise to the temporary differences. The components of deferred tax assets and liabilities are as follows:

                                                          July 31, 1998                                July 31, 1997
                                                          -------------                                -------------
                                              Current      Non-current        Total        Current      Non-current       Total
                                              -------      -----------        -----        -------      -----------       -----
Deferred tax assets:
Accruals and reserves                       $ 3,322,000    $         --   $  3,322,000    $1,630,000    $        --    $ 1,630,000
Tax basis in excess of financial basis
 of investments in subsidiaries and
 affiliates                                          --       9,731,000      9,731,000            --      6,990,000      6,990,000
Tax basis in excess of financial basis
 of available-for-sale securities               740,000              --        740,000            --             --             --
Net operating loss carryforward of
 acquired subsidiary                                 --         957,000        957,000            --             --             --
Other                                            22,000       1,361,000      1,383,000            --        866,000        866,000
                                            -----------    ------------   ------------    ----------    -----------    -----------
Total gross deferred tax assets               4,084,000      12,049,000     16,133,000     1,630,000      7,856,000      9,486,000
Less  valuation allowance                    (1,617,000)    (11,253,000)   (12,870,000)     (985,000)    (7,716,000)    (8,701,000)
                                            -----------    ------------   ------------    ----------    -----------    -----------
Net deferred tax assets                       2,467,000         796,000      3,263,000       645,000        140,000        785,000
                                            -----------    ------------   ------------    ----------    -----------    -----------

Deferred tax liabilities:
Financial basis in excess of tax basis
 of investments in subsidiaries and
 affiliates                                          --     (10,889,000)   (10,889,000)           --     (7,994,000)    (7,994,000)
Differences in tax depreciation and
 amortization                                        --        (293,000)      (293,000)           --       (570,000)      (570,000)
Financial basis in excess of tax basis of
 available-for-sale securities                       --              --             --      (534,000)            --       (534,000)
Other                                          (102,000)       (142,000)      (244,000)           --        (57,000)       (57,000)
                                            -----------    ------------   ------------    ----------    -----------    -----------
Total gross deferred tax liabilities           (102,000)    (11,324,000)   (11,426,000)     (534,000)    (8,621,000)    (9,155,000)
                                            -----------    ------------   ------------    ----------    -----------    -----------
Net deferred tax asset (liability)          $ 2,365,000    $(10,528,000)  $ (8,163,000)   $  111,000    $(8,481,000)   $(8,370,000)
                                            ===========    ============   ============    ==========    ===========    ===========

The net change in the total valuation allowance for the year ended July 31, 1998 was an increase of $2,465,000, net of the impact of acquired valuation allowances. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at July 31, 1998.

The following table reconciles the income tax expense (benefit) based on the federal statutory income tax rate to the Company's actual income tax expense (benefit):

                                                                                 Years Ended July 31,
                                                                          1998           1997           1996
                                                                          ----           ----           ----
Provision (benefit) for income taxes at federal statutory rate         $16,219,000    $(8,746,000)   $10,848,000
Difference in  income tax expense (benefit) resulting from:
  Non-deductible goodwill amortization                                     715,000        311,000        129,000
  Valuation allowance, net of impact of acquisitions                     2,465,000      4,903,000      3,798,000
  Non-deductible in-process research and development charge
    related to acquisition of subsidiary                                 6,304,000             --             --
  Utilization of  research and development credits                        (612,000)            --             --
  State income taxes, net of federal benefit                             4,223,000        651,000      1,604,000
  Other                                                                    473,000        (81,000)       294,000
                                                                       -----------    -----------    -----------
Actual income tax expense (benefit)                                    $29,787,000    $(2,962,000)   $16,673,000
                                                                       ===========    ===========    ===========

(18) Selected Quarterly Financial Information (unaudited)

The following table sets forth selected quarterly financial and stock price information for the years ended July 31, 1998 and 1997. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol CMGI. Included below are the high and low sales prices (adjusted for a 2-for-1 stock split effected on May 11, 1998) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.

(in thousands, except per share data)

                                                                  Fiscal 1998 Quarter ended
                                                                  -------------------------
                                                         Oct. 31     Jan. 31      Apr. 30     Jul. 31
                                                         -------     -------      -------     -------
Net revenues                                            $ 25,135     $ 17,818    $ 20,428    $ 28,103
Cost of revenues                                          15,259       15,692      18,704      29,176
Research and development expenses                          6,174        4,639       3,968       4,928
In-process research and development expenses                  --          875      18,060         200
Selling, general and administrative expenses              15,941       10,076      12,103      14,700
                                                        --------     --------    --------    --------
Operating loss                                           (12,239)     (13,464)    (32,407)    (20,901)
Interest income (expense), net                                73         (420)       (202)       (321)
Gain on sale of data warehouse product rights              8,437           --          --          --
Gain on sale of Lycos, Inc. common stock                   6,324       10,764      26,092      53,978
Gain on issuance of stock by Lycos, Inc.                     (94)           8       4,082      24,305
Gain on sale of available-for-sale securities              4,174           --          --          --
Gain on sale of investment in TeleT                           --           --          --          --
Gain on sale of NetCarta Corporation                          --           --          --          --
Gain on distribution of Lycos, Inc. common stock              --           --          --          --
Equity in losses of affiliates                            (1,529)      (2,987)     (3,908)     (3,397)
Minority interest                                            (28)          --          --          --
Income tax benefit (expense)                              (2,433)         265      (5,351)    (22,268)
                                                        --------     --------    --------    --------
Net income (loss)                                       $  2,685     $ (5,834)   $(11,694)   $ 31,396
                                                        ========     ========    ========    ========
Market Price
High                                                    $  14.25     $  18.50    $  53.75    $  91.75
                                                        ========     ========    ========    ========
Low                                                     $   7.38     $   9.56    $  18.28    $  33.25
                                                        ========     ========    ========    ========
                                                                    Fiscal 1997 Quarter ended
                                                                    -------------------------
                                                          Oct. 31     Jan. 31      Apr. 30     Jul. 31
                                                          -------     -------      -------     -------
Net revenues                                             $ 10,640    $ 18,897     $ 19,010    $ 22,060
Cost of revenues                                            5,366      11,286       11,551      13,949
Research and development expenses                           4,965       6,732        6,466       6,895
In-process research and development expenses                1,312          --           --          --
Selling, general and administrative expenses               13,446      13,688       12,749      15,311
                                                         --------    --------     --------    --------
Operating loss                                            (14,449)    (12,809)     (11,756)    (14,095)
Interest income (expense), net                                924         260          328         237
Gain on sale of data warehouse product rights                  --          --           --          --
Gain on sale of Lycos, Inc. common stock                       --          --           --          --
Gain on issuance of stock by Lycos, Inc.                       --          --           --          --
Gain on sale of available-for-sale securities                  --          --           --          --
Gain on sale of investment in TeleT                         3,616          --           --          --
Gain on sale of NetCarta Corporation                           --      15,111           --          --
Gain on distribution of Lycos, Inc. common stock               --          --           --       8,413
Equity in losses of affiliates                             (1,008)     (1,081)      (1,924)     (1,543)
Minority interest                                           2,422       1,025          492         848
Income tax benefit (expense)                                1,098      (1,840)       2,584       1,120
                                                         --------    --------     --------    --------
Net income (loss)                                        $ (7,397)   $    666     $(10,276)   $ (5,020)
                                                         ========    ========     ========    ========
Market Price
High                                                     $   9.13    $  10.19     $   8.81    $   9.31
                                                         ========    ========     ========    ========
Low                                                      $   4.56    $   4.78     $   5.50    $   6.19
                                                         ========    ========     ========    ========


(19) Subsequent Events

In August, 1998, CMG@Ventures II's holdings in Sage Enterprises were converted into 225,558 shares of restricted Amazon.com, Inc. common stock as part of a merger wherein Amazon.com, Inc. acquired Sage Enterprises. CMG@Ventures II had invested $4.5 million in Sage Enterprises beginning in June, 1997. The Company expects to record a gain on the conversion of its investment in Sage Enterprises during its fiscal quarter ended October 31, 1998. Such gain will be recorded net of the 20% interest attributable to CMG@Ventures II's profit members.

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

In October, 1998, CMG@Ventures II's holdings in Reel.com were converted into 1,943,783 restricted common and 485,946 restricted, convertible preferred shares of Hollywood Entertainment Corporation (Hollywood Entertainment) as part of a merger wherein Hollywood Entertainment acquired Reel.com. The preferred shares are convertible into common shares on a 1-for-1 basis, subject to approval by Hollywood Entertainment shareholders. CMG@Ventures II had invested $6.9 million in Reel.com beginning in July, 1997. The Company expects to record a gain on the conversion of its investment in Reel.com during its fiscal quarter ended October 31, 1998. The gain will be reported net of the 20% interest attributable to CMG@Ventures II's profit members.

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

                         Independent Auditors' Report

The Board of Directors and Stockholders
CMG Information Services, Inc.:

We have audited the accompanying Consolidated Balance Sheets of CMG Information Services, Inc. and subsidiaries as of July 31, 1998 and 1997, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended July 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the consolidated financial position of CMG Information Services, Inc. and subsidiaries as of July 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1998, in conformity with generally accepted accounting principles.


                                              /s/ KPMG Peat Marwick LLP

                                              KPMG PEAT MARWICK LLP


Boston, Massachusetts
September 22, 1998, except for Note 19 which is as of October 27, 1998.