Form 10-K, Exhibit 13
period 1999-07-31
CMGI INC
filed 1999-10-29
CIK 914712

                                                                    EXHIBIT 13.1
                                                                    ------------

                     Selected Consolidated Financial Data


Selected Consolidated Financial Data - The following table sets forth selected consolidated financial information of the Company for the five years in the period ended July 31, 1999. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations" and the Company's consolidated financial statements and notes to those statements included elsewhere in this report. The following consolidated financial data includes the results of operations (from dates of acquisition) of the Company's fiscal 1997 acquisition of Pacific Direct Marketing Corporation, the fiscal 1998 acquisitions of Accipiter, Inc., InSolutions, Inc., Servercast Communications, LLC and On-Demand Solutions, Inc., and the fiscal 1999 acquisitions of Magnitude Network, Inc., 2CAN Media, Inc., Internet Profiles Corporation, Activerse, Inc., Nascent Technologies, Inc., Netwright, LLC and Digiband, Inc. See Note 8 to the Company's consolidated financial statements for further information concerning these acquisitions. The historical results presented herein are not necessarily indicative of future results.

(in thousands, except per share data)

                                                                                        Years ended July 31,
                                                                    1999          1998          1997          1996          1995
                                                                    ----          ----          ----          ----          ----
Consolidated Statement of Operations Data:

Net revenues                                                    $  175,666    $   81,916    $   60,056    $   17,735    $   11,091
Cost of revenues                                                   168,909        72,950        34,866        11,215         7,259
Research and development expenses                                   22,478        19,223        17,767         5,412            --
In-process research and development expenses                         6,061        10,325         1,312         2,691            --
Selling, general and administrative expenses                       104,877        49,677        47,031        16,812         2,722
                                                                ----------    ----------    ----------    ----------    ----------
Operating income (loss)                                           (126,659)      (70,259)      (40,920)      (18,395)        1,110

Interest income (expense), net                                         269          (870)        1,749         2,691           225
Gains on issuance of stock by subsidiaries and affiliates          130,729        46,285            --        19,575            --
Other gains, net                                                   758,312        96,562        27,140        30,049         4,781
Other income (expense), net                                        (13,406)      (12,899)         (769)         (746)         (292)
Income tax expense                                                (325,402)      (31,555)       (2,034)      (17,566)       (2,113)
                                                                ----------    ----------    ----------    ----------    ----------
Income (loss) from continuing operations                           423,843        27,264       (14,834)       15,608         3,711
Discontinued operations, net of income taxes                        52,397         4,640        (7,193)       (1,286)       24,504
                                                                ----------    ----------    ----------    ----------    ----------
Net income (loss)                                                  476,240        31,904       (22,027)       14,322        28,215
Preferred stock accretion                                           (1,662)           --            --            --            --
                                                                ----------    ----------    ----------    ----------    ----------
Net income (loss) available to common stockholders              $  474,578    $   31,904    $  (22,027)   $   14,322    $   28,215
                                                                ==========    ==========    ==========    ==========    ==========

Diluted earnings (loss) per share:
Income (loss) from continuing operations                        $     4.10    $     0.30    $    (0.20)   $     0.20    $     0.05
Discontinued operations                                               0.50          0.06         (0.09)        (0.02)         0.33
                                                                ----------    ----------    ----------    ----------    ----------
Net income (loss)                                               $     4.60    $     0.36    $    (0.29)   $     0.18    $     0.38
                                                                ==========    ==========    ==========    ==========    ==========

Shares used in computing diluted earnings (loss) per share         103,416        90,060        75,432        77,456        75,128
                                                                ==========    ==========    ==========    ==========    ==========
Consolidated Balance Sheet Data:

Working capital                                                 $1,381,005    $   12,784    $   38,554    $   72,009    $   47,729
Total assets                                                     2,404,594       259,818       146,248       106,105        77,803
Long-term obligations                                               34,867         5,801        16,754           514           415
Redeemable preferred stock                                         411,283            --            --            --            --
Stockholders' equity                                             1,062,461       133,136        29,448        53,992        55,490