Form 10-K, Exhibit 13
period 1999-07-31
CMGI INC
filed 1999-10-29
CIK 914712

                                                                    EXHIBIT 13.2
                                                                    ------------

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


Overview

     CMGI, Inc. and its consolidated subsidiaries, ("CMGI" or "the Company") develop and operate Internet and fulfillment services companies. CMGI's Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. The Company's strategy also envisions and promotes opportunities for synergistic business relationships among the Internet companies within its portfolio.

     At July 31, 1999, CMGI's majority owned Internet subsidiaries included Activerse Inc. (Activerse), Adsmart Corporation (Adsmart), Blaxxun Interactive, Inc. (Blaxxun), CMGI Solutions, Inc. (CMGI Solutions), Engage Technologies, Inc. (Engage), iCAST Corporation (iCAST), Magnitude Network, Inc. (Magnitude Network), MyWay.com (formerly Planet Direct Corporation), Nascent Technologies, Inc. (Nascent), NaviNet, Inc. (NaviNet), NaviSite, Inc. (NaviSite), Netwright, LLC (Netwright) and ZineZone Corporation (ZineZone). Activerse provides open standard Internet messaging technologies; Adsmart is an online advertising network, providing a comprehensive set of services to advertisers and Web publishers; Blaxxun develops and markets software for Internet multimedia communication; CMGI Solutions and Netwright are technology consulting units; Engage, which completed its IPO during fiscal year 1999, is a provider of profile-based Internet marketing solutions; iCAST was formed to provide both original and syndicated video and audio content and provide an interactive entertainment environment; Magnitude Network provides radio stations with integration of radio and the Internet; MyWay.com provides a Web portal that can be personalized to an individual user's locality, interests, and preferences, and customized for distribution affiliates; Nascent is a developer of value-added, carrier-class software that enables service providers to rapidly launch new services on the World Wide Web; NaviNet, an Internet Access Provider, offers a high-availability national network service for Internet Service Providers
(ISPs) that want to expand their coverage, capacity, and capabilities through outsourcing; NaviSite, which commenced its IPO during October 1999, specializes in e-business outsourcing solutions, including high-end Web hosting and Internet application hosting, monitoring, and management; ZineZone is a network for people who are avid embracers and early adopters of new forms of entertainment, leisure and technology.

     The Company's first Internet venture fund, CMG@Ventures I, LLC (CMG@Ventures I) was formed in February 1996. CMGI completed its $35 million commitment to this fund during fiscal year 1997. The Company owns 100% of the capital and is entitled to approximately 77.5% of the net capital gains of CMG@Ventures I. The Company's second Internet venture fund, CMG@Ventures II, LLC (CMG@Ventures II), was formed during fiscal year 1997. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures II.

     At July 31, 1999, CMG@Ventures I and CMG@Ventures II held investments in Blaxxun Interactive, Inc. (Blaxxun, 54% legal ownership), Chemdex Corporation (Chemdex, 9%), Critical Path, Inc. (4%), KOZ, Inc. (KOZ, 8%), MotherNature.com (13%), Silknet Software, Inc. (Silknet, 18%), Speech Machines plc (Speech Machines, 19%), Thingworld.com, LLC (Thingworld.com, formerly Parable LLC, 36%), Vicinity Corporation (Vicinity, 33%), Visto Corporation (Visto, 9%), WebCT, Inc. (formerly Universal Learning Technology, 30%) and Lycos, Inc. (Lycos). Including shares remaining in CMG@Ventures I and those already distributed from the fund, CMGI held a combined 17% ownership interest in Lycos at July 31, 1999. CMG@Ventures II also held 2.4 million shares of Hollywood Entertainment Corporation (Hollywood Entertainment) common stock. CMG@Ventures II received the Hollywood Entertainment shares during fiscal 1999 in exchange for its investment in Reel.com, Inc. (Reel.com). Chemdex, Critical Path, Hollywood Entertainment, Lycos, and Silknet shares are publicly traded on the Nasdaq National Market under the symbols CMDX, CPTH, HLYW, LCOS and SILK respectively.

     In fiscal year 1999, CMGI announced the formation of the @Ventures III venture capital fund (The Fund). The Fund secured capital commitments from outside investors and CMGI, to be invested in emerging Internet service and technology companies. 78.1% of amounts committed to The Fund are provided through two newly formed entities, @Ventures III L.P. and @Ventures Foreign Fund III, L.P. CMGI does not have a direct ownership interest in either of these entities, but CMGI is entitled to 2% of the net capital gains realized by both entities. Management of these entities is the responsibility of @Ventures Partners III, LLC. The Company has committed to contribute up to $56 million to its newly formed limited liability company affiliate, CMG@Ventures III, LLC, equal to 19.9% of total amounts committed to The Fund, of which approximately $20 million has been funded as of July 31, 1999. CMG@Ventures III, LLC will take strategic positions side by side with @Ventures III L.P. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMG@Ventures III, LLC. @Ventures Partners III, LLC is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III, LLC. The remaining 2% committed to The Fund is provided by a fourth entity, @Ventures Investors, LLC, in which CMGI has no ownership. CMG@Ventures III, LLC is currently proposing an expansion fund to @Ventures III to provide follow-on financing to existing @Ventures III investee companies, pursuant to which CMGI's commitment could increase by up to $38 million. The Company anticipates synergies between these strategic positions and CMGI's core businesses, including speeding technological innovation and access to markets.

      At July 31, 1999, CMGI through CMG@Ventures III, LLC, CMGI held investments in the following twenty-three companies: Ancestry.com, Inc. (8% legal ownership), Asimba, Inc. (4%), AuctionWatch.com, Inc. (formerly Omnibot, 1%), Aureate Media Corporation (6%), BizBuyer.com, Inc. (8%), Intelligent/Digital, Inc. (6%), Carparts.com (4%), eCircles Corporation (8%), Exp.com, Inc. (formerly Advoco.com, 5%), Furniture.com, Inc. (4%), HotLinks Network, Inc. (9%), INPHO.com, Inc./HomePriceCheck.com (15%), NameTree, Inc. (6%), NextMonet.com, Inc. (11%), NextPlanetOver.com (5%), OneCore Financial Network, Inc. (6%), ONEList.com, Inc. (6%), PlanetOutdoors.com, Inc. (6%), Productopia, Inc. (7%), Promedix.com, Inc. (7%) Raging Bull, Inc. (12%), Virtual Ink Corporation (8%) and Vstore.com (1%).

     The Company provides fulfillment services through three wholly-owned subsidiaries, SalesLink Corporation (SalesLink), InSolutions Incorporated, (InSolutions), and On-Demand Solutions, Inc. (On-Demand Solutions). SalesLink's services are also provided through its subsidiary, Pacific Direct Marketing Corporation (Pacific Link). The Company's fulfillment services offerings include product and literature fulfillment, supply chain management, telemarketing, and outsourced e-business program management.

     In May 1999, CMGI completed the sale of its subsidiary, CMG Direct Corporation (CMG Direct) to Marketing Services Group, Inc. (MSGI). At the time, CMG Direct comprised the Company's lists and database services segment.

     At July 31, 1999, CMGI also directly held approximately 4.6 million shares of Yahoo! Inc. (Yahoo!) common stock, 2.3 million shares of MSGI common stock and 2.3 million shares of Hollywood Entertainment common stock.

     Subsequent to July 31, 1999, CMGI completed the acquisitions of AltaVista Company (AltaVista) and Signatures Network, Inc. (Signatures Network) and announced definitive agreements to acquire AdForce, Inc. (AdForce), AdKnowledge Inc. (AdKnowledge), and Flycast Communications Corporation (Flycast). These acquisitions are subject to customary conditions, including regulatory approval and target company shareholder approval. AltaVista is an online media and commerce network that integrates Internet technology and services to deliver fast, relevant results for both individuals and Web-based businesses; Signatures Network is a music and celebrity licensing and event merchandising company; AdForce is a provider of centralized online advertising services; AdKnowledge, which will become a wholly-owned subsidiary of Engage, is a provider of complete Web marketing management services focused entirely on the needs of on line marketers and agencies; Flycast is a provider of Web-based direct response advertising solutions to advertisers.

     The Company has adopted a strategy of seeking opportunities to realize gains through the selective sale of investments or having separate subsidiaries or affiliates sell minority interests to outside investors. The Company believes that this strategy provides the ability to increase shareholder value as well as provide capital to support the growth in the Company's subsidiaries and investments. The Company expects to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced, and to continue to pursue the acquisition of or the investment in, additional Internet and fulfillment services companies.

Deconsolidation of Lycos beginning in the second quarter of fiscal year 1998

     During the first quarter of fiscal year 1998, the Company owned in excess of 50% of Lycos and accounted for its investment under the consolidation method. Through subsequent sale and distribution of Lycos shares, the Company's ownership percentage in Lycos was reduced to below 50% beginning in November 1997. As such, beginning in November 1997, the Company began accounting for its remaining investment in Lycos under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Lycos were consolidated with those of CMGI's other majority owned subsidiaries in the Company's consolidated balance sheets.

     As a result of the Company's sale of Lycos shares during January 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares. With this decline in ownership below 20% CMGI began accounting for its investment in Lycos (net of shares attributable to CMG@Ventures I, LLC's profit members) as available-for-sale securities, carried at fair value.

     The Company's historical consolidated operating results for the fiscal year ended July 31, 1997 included Lycos net revenues of $22,253,000 and Lycos operating loss of ($8,759,000). The Company's consolidated operating results for the fiscal quarter ended October 31, 1997 included Lycos net revenues and operating loss of $9,303,000 and ($433,000), respectively.


Deconsolidation of Vicinity beginning in the second fiscal quarter of 1999

     Beginning in November 1998, CMGI's ownership interest in Vicinity Corporation was reduced to below 50% as a result of employee stock option exercises. As such, beginning in November 1998, the Company began to account for its investment in Vicinity under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Vicinity were consolidated within the operating results of the Company's Internet segment, and the assets and liabilities of Vicinity were consolidated with those of CMGI's other majority owned subsidiaries in the Company's consolidated balance sheets. The Company's historical quarterly consolidated operating results for the fiscal quarter ended October 1998 included Vicinity net revenues of $1,454,000 and operating losses of ($621,000.)


Sale of Engage Data Warehouse Products, Restructuring of Engage and Discontinued Operations

     From its inception in August 1995, through July 31, 1997, Engage focused on providing traditional mailing list maintenance and database services (through its ListLab division), and on developing data mining, querying, analysis and targeting software products for use in large database applications. As such, the results of Engage's operations were classified in the Company's list and database services segment. During the first quarter of fiscal 1998, Engage sold certain rights to its Engage.Fusion and Engage.Discover data warehouse products to Red Brick Systems, Inc. (Red Brick) for $9.5 million and 238,160 shares of Red Brick common stock. Additionally, during the first quarter of fiscal year 1998, Engage transferred its ListLab division to CMG Direct. With the sale of these rights and transfer of its ListLab division, Engage narrowed its focus to the Internet software solutions market. As a result of this repositioning, beginning in fiscal year 1998, the operating results of Engage are classified in the Company's Internet segment.

     In May 1999, the Company completed the sale of CMG Direct to MSGI. At the time, CMG Direct comprised the Company's entire lists and database services segment. As a result, the net gain on the sale of CMG Direct and the historical operations of the Company's lists and database services segment have been reflected as income (loss) from discontinued operations in the accompanying consolidated financial statements. The gain on sale of certain data warehouse product rights by Engage in the first quarter of fiscal 1998 has also been reflected as discontinued operations. These data warehouse products were developed by Engage during fiscal 1996 and 1997, when Engage was included in the Company's lists and database services segment. CMG Direct's net assets, which included accounts receivable, prepaid expenses, net property and equipment, net goodwill, other assets, accounts payable, accrued expenses and other liabilities are reported as net current and non-current assets of discontinued operations at July 31, 1998. Certain prior period amounts in the consolidated financial statements have been reclassified in accordance with generally accepted accounting principles to reflect the Company's lists and database services segment as discontinued operations.

Fiscal 1999 Compared to Fiscal 1998
-----------------------------------

     Net revenues increased $93,750,000, or 114%, to $175,666,000 in 1999 from
$81,916,000 in 1998. The increase was largely attributable to an increase of $71,164,000 in net revenues for the Company's fulfillment services segment, reflecting increased volume of turnkey business from Cisco Systems and the acquisitions of On-Demand Solutions and InSolutions during the fourth quarter of fiscal 1998. Net revenues from the Company's Internet segment increased $22,586,000, or 121%, to $41,295,000 in 1999 from $18,709,000 in fiscal 1998, which included Lycos and Vicinity net revenues of $9,303,000 and $4,750,000, respectively. Absent the impact of Lycos and Vicinity, net revenues in the Internet segment increased by $35,185,000, primarily reflecting increased net revenues by Engage, including the impact of the acquisition of Accipiter in April 1998 and I/PRO in April 1999, Adsmart, including the acquisition of 2CAN Media, Inc. (2CAN) in March 1999, NaviSite, NaviNet and MyWay.com, including approximately $2.3 million in license revenue recognized from one significant customer during the third fiscal quarter. The Company believes that its subsidiary companies will continue to develop and introduce their products commercially, actively pursue increased revenues from new and existing customers, and look to expand into new market opportunities. Additionally, subsequent to July 31, 1999, the Company signed agreements to acquire several additional Internet companies, including AltaVista, Cha! Technologies Services Inc. (Cha! Technologies), AdForce, Signatures Network, 1stUp.com, Activate.Net, iAtlas, Flycast and AdKnowledge. The AdForce, Adknowledge and Flycast acquisitions remain subject to customary closing conditions, including regulatory approval and target company stockholder approval. Therefore, as a result of both increased revenues from existing companies and incremental revenues from new acquisitions, the Company expects to report future revenue growth.

     Cost of revenues increased $95,959,000, or 132%, to $168,909,000 in 1999 from $72,950,000 in 1998, reflecting increases of $58,971,000 and $36,988,000 in the fulfillment services and Internet segments, respectively. Cost of revenues increases in the fulfillment services segment, resulted primarily from higher revenues, the acquisitions of On-Demand Solutions and InSolutions, and incremental costs incurred in fiscal 1999 associated with relocating SalesLink's Boston and Chicago operations to new facilities. Fulfillment services segment cost of revenues as a percentage of net revenues decreased to 83% in 1999 from 84% in 1998. Internet segment cost of revenues increases were primarily attributable to higher revenues, the acceleration of operations in the segment and the impact of acquisitions, partially offset by lower cost of revenues resulting from the deconsolidation of Lycos beginning in the second quarter of fiscal 1998 and the deconsolidation of Vicinity beginning in the second quarter of fiscal 1999. The start up of Internet operations with minimal revenues during early stages, and the impact of deconsolidating Lycos and Vicinity are the primary reasons cost of revenues as a percentage of revenues in the Internet segment increased to 138% in 1999 from 106% in the prior year.

     Research and development expenses increased $3,255,000, or 17%, to $22,478,000 in 1999 from $19,223,000 in 1998. All research and development expenses in both periods were incurred within the Company's Internet segment. The net increase in research and development expenses primarily reflects development efforts at Engage, Accipiter and I/PRO, and incremental costs associated with the development of NaviNet's technology platform, partially offset by the impact of the deconsolidation of Lycos and Vicinity. In addition, the Company recorded $6,061,000 of in-process research and development expenses in 1999 related to the Company's acquisitions of I/PRO, Magnitude Network and Nascent compared to the $10,325,000 of in-process research development expense in 1998 primarily related to the Company's acquisition of Accipiter. (See further discussion in "In-process Research and Development Charge Related to Acquisitions" below). The Company anticipates it will continue to devote substantial resources to product development and that these costs may substantially increase in future periods.

     Selling expenses increased $16,785,000, or 58%, to $45,667,000 in 1999 from $28,882,000 in 1998, primarily reflecting a $17,124,000 increase in the Company's Internet segment. Internet segment results primarily reflect sales and marketing efforts related to several product launches, the impact of acquisitions, and continued growth of sales and marketing infrastructures, partially offset by a $5,479,000 decrease due to the deconsolidation of Lycos, a $1,108,000 decrease due to the deconsolidation of Vicinity and reduced marketing expenditures at MyWay.com. Selling expenses in the fulfillment services segment decreased by $339,000 in 1999 compared with 1998, primarily due to headcount reductions. Selling expenses decreased as a percentage of net revenues to 26% in 1999 from 35% in 1998, primarily reflecting the deconsolidations of Lycos and Vicinity as well as the impact of increased revenues. As existing subsidiaries continue to introduce new products and expand sales, the Company expects to incur significant promotional expenses, as well as expenses related to the hiring of additional sales and marketing personnel and increased advertising expenses, and anticipates that these costs will continue to substantially increase in future periods.

     General and administrative expenses increased $38,415,000, or 185%, to $59,210,000 in 1999 from $20,795,000 in 1998. The Internet segment experienced an increase of $29,592,000, primarily due to the impact of acquisitions including a $16,824,000 increase in goodwill amortization and the building of management infrastructures in several of the Company's Internet subsidiaries and at the CMGI corporate level. Such increases were partially offset by reductions associated with the deconsolidations of Lycos and Vicinity. General and administrative expenses in the fulfillment services segment increased by $8,823,000 in 1999 compared with 1998, largely due to the acquisitions of On-Demand Solutions and InSolutions, including approximately $1.5 million in increased goodwill amortization. General and administrative expenses increased as a percentage of net revenues to 34% in 1999 from 25% in 1998. The Company anticipates that its general and administrative expenses will continue to increase significantly as the Company adds newly acquired subsidiaries and as existing subsidiaries continue to grow and expand their administrative staffs and infrastructures.

     Gains on issuance of stock by subsidiaries and affiliates increased $84,444,000, or 182%, to $130,729,000 in 1999 from $46,285,000 in 1998. The increase is primarily due to a pre-tax gain of $81,103,000 on the issuance of stock by Engage in its initial public offering. Gains on issuance of stock by subsidiaries and affiliates at July 31, 1999 also includes a $20,253,000 gain on issuance of stock by Lycos and a $29,373,000 gain on issuance of stock by GeoCities. The fiscal 1998 amount represents a gain on the issuance of stock by Lycos.

     Other gains, net increased $661,750,000, or 685%, to $758,312,000 in 1999 from $96,562,000 in 1998. The increase is largely due to a pre-tax gain of $661,171,000 on the conversion of the Company's GeoCities investment to Yahoo! common stock. Fiscal 1999 other gains, net also includes a $45,475,000 gain on the sale of Lycos stock, a $23,158,000 gain on sale of investment in Reel.com, a $19,057,000 gain on sale of investment in Sage Enterprises, Inc., a $7,002,000 gain on sale of Amazon.com stock, a $3,401,000 gain on the sale of Critical Path stock and a ($952,000) impairment charge related to the Company's investment in Softway Systems, Inc. Fiscal 1998 other gains, net includes a $92,388,000 gain on sale of Lycos stock and a $4,174,000 gain on sale of Premiere Technologies stock.

     Interest income increased $2,214,000 to $4,640,000 in 1999 from $2,426,000 in fiscal 1998, reflecting increased income associated with higher average corporate cash equivalent balances compared with the prior year, partially offset by a $540,000 decrease from the deconsolidation of Lycos. Interest expense increased $1,075,000 to $4,371,000 in 1999 from $3,296,000 in fiscal
1998, primarily due to higher corporate collateralized borrowings and borrowings incurred in conjunction with the Company's acquisition of InSolutions.

     Equity in losses of affiliates resulted from the Company's minority ownership in certain investments that are accounted for under the equity method. Under the equity method of accounting, the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. Equity in losses of affiliates in 1999 include the results from the Company's minority ownership in Lycos (until January 1999 when the Company's ownership in Lycos was reduced below 20%), GeoCities (until May 1999 when GeoCities investment was converted into Yahoo! common stock), ThingWorld.com, Silknet (until its initial public offering in May), Speech Machines, MotherNature.com, Engage Technologies Japan, Magnitude Network (until February 1999 when the Company's ownership in Magnitude Network increased above 50%) and Web CT. Equity in losses of affiliates in 1998 included the results from the Company's minority ownership in Ikonic, ThingWorld.com, Silknet, GeoCities, Reel.com, Chemdex, Planet All, MotherNature.com and Speech Machines and the results from Lycos beginning in November 1997. The Company expects its affiliate companies to continue to invest in development of their products and services, and to recognize operating losses, which will result in future charges recorded by the Company to reflect its proportionate share of such losses.

     Minority interest increased to $2,331,000 in 1999 from ($28,000) in 1998, primarily reflecting minority interest in net losses of three subsidiaries that raised outside equity financing during fiscal 1999, including Engage, Blaxxun and NaviSite.

     The Company's effective tax rates for fiscal 1999 and 1998 were 43% and 54%, respectively. The Company's effective tax rate differs materially from the federal statutory rate primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization and in-process research and development charges.

     Discontinued operations, net, increased to $52,397,000 in 1999 from $4,640,000 in 1998, due mainly to the gain on the sale of CMG Direct to MSGI during the fourth fiscal quarter of 1999.

Fiscal 1998 Compared to Fiscal 1997

     Net revenues increased $21,860,000, or 36%, to $81,916,000 in 1998 from
$60,056,000 in 1997. The net increase reflects an increase of $27,068,000 in the Company's fulfillment services segment to $63,207,000, partially offset by a decrease of $5,208,000 in the Company's Internet segment to $18,709,000 in 1998. The increase in fulfillment services segment revenues reflects the acquisition of Pacific Link in October, 1996, the acquisition of InSolutions in June, 1998, and the subsequent addition of new customers and new turnkey business from existing customers. The Internet segment results of $18,709,000 include $12,950,000 less consolidated revenues from the three months Lycos was consolidated in fiscal 1998 compared with the twelve months for which Lycos revenues were included in the prior year. Largely offsetting such decreases was the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997, the impact of the acquisition of Accipiter in April, 1998, and initial revenues generated by the Company's NaviSite, Engage, MyWay.com and Adsmart subsidiaries.

     Cost of revenues increased $38,084,000, or 109%, to $72,950,000 in 1998 from $34,866,000 in 1997, reflecting increases of $26,488,000 and $11,596,000 in the fulfillment services and Internet segments, respectively. In the fulfillment services segment, cost of revenues increased as a result of revenue increases, and increased as a percentage of net revenues to 84% in fiscal 1998 from 74% in fiscal 1997. This percentage increase was due to a shift in mix of services from literature fulfillment towards lower margin turnkey business, as well as an increase in the material content percentage of turnkey sales, and operating inefficiencies experienced during a period of high volume growth. The increase in the Internet segment primarily resulted from the commencement of operations at the Company's NaviSite, Engage, MyWay.com and Adsmart subsidiaries, and the impact of consolidating Vicinity beginning in fourth quarter fiscal 1997, partially offset by $2,843,000 lower cost of sales resulting from deconsolidating Lycos beginning in the second quarter of fiscal year 1998. The start-up of operations at NaviSite, Engage, MyWay.com and Adsmart, with minimal revenues during early stages, and the deconsolidation of Lycos are the primary reasons cost of revenues as a percentage of revenues in the Internet segment increased from 35% in fiscal 1997 to 106% in fiscal 1998.

     Research and development expenses increased $1,456,000, or 8%, to $19,223,000 in fiscal 1998 from $17,767,000 in fiscal 1997, primarily reflecting an increase of $1,488,000 in the Internet segment. Internet segment results include increases associated with the inclusion of Engage, expenditures for the development of NaviNet's technology platform, the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997, the impact of the acquisition of Accipiter in April, 1998, and increased development costs for ZineZone. Partially offsetting such increases, Internet segment results included a $2,868,000 reduction from deconsolidating Lycos, reduced development costs associated with the progression of MyWay.com, Adsmart and Blaxxun from initial development stages towards commercial operations, and reductions associated with NetCarta Corporation (NetCarta), whose results were included during the first half of fiscal year 1997, but have been excluded since the sale of NetCarta to Microsoft in January, 1997. In addition, the Company recorded $10,325,000 of in-process research and development expense during fiscal 1998 primarily related to the Company's acquisition of Accipiter compared to $1,312,000 in fiscal 1997 related to investments in Thingworld.com and Silknet. (See further discussion in "In-Process Research and Development Expense" below.)

     Selling expenses decreased $4,346,000, or 13%, to $28,882,000 in 1998 from $33,228,000 in 1997. The net decrease reflects a decrease of $5,470,000 in the Company's Internet segment, partially offset by an increase of $1,124,000 for the Company's fulfillment services segment. Internet segment results include a $13,651,000 reduction from deconsolidating Lycos, reduced marketing expenses at Blaxxun, and reductions associated with NetCarta, FreeMark Communications, Inc. (FreeMark), and GeoCities, whose results were included during part of fiscal year 1997, but have not been included in fiscal 1998. These decreases were partially offset by increased sales and marketing expenses related to several product launches, continued growth of sales and marketing infrastructures, the addition of Engage to this segment, the acquisition of Accipiter, and the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997. The fulfillment services segment increase primarily reflects the acquisitions of Pacific Link in October, 1996 and InSolutions in June, 1998. Selling expenses decreased as a percentage of net revenues to 35% in fiscal 1998 from 55% in fiscal 1997, primarily reflecting the impacts of the deconsolidation of Lycos and of increased revenues in the Company's fulfillment services segment.

       General and administrative expenses increased $6,992,000, or 51%, to $20,795,000 in 1998 from $13,803,000 in 1997. The net increase reflects increases of $4,618,000 and $2,374,000 in the Company's Internet, and fulfillment services segments, respectively. Internet segment results include increases due to the building of management infrastructures in several of the Company's subsidiaries and at the CMGI corporate level, the addition of Engage and Accipiter to this segment, and the impact of consolidating Vicinity's results beginning in the fourth quarter of fiscal year 1997. Such increases were partially offset by a $1,913,000 reduction from deconsolidating Lycos, cost reductions at Blaxxun, and reductions associated with NetCarta, FreeMark, and GeoCities, whose results were included during part of fiscal year 1997, but have not been included in fiscal 1998. The fulfillment services segment increase reflects the acquisitions of Pacific Link in October, 1996 and InSolutions in June, 1998 and the addition of management and infrastructure in support of growth in the segment. General and administrative expenses increased as a percentage of net revenues to 25% in fiscal 1998 from 23% in fiscal 1997, primarily reflecting the impact of increased general and administrative expenses in the Company's Internet segment, partially offset by increased revenues in the Company's fulfillment services segment.

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

     Gains on issuance of stock by subsidiaries and affiliates increased $46,285,000 in 1998. The increase is attributable to the $46,285,000 gain on stock issuance by Lycos in 1998. There were no gains on the issuance of stock by subsidiaries and affiliates in 1997.

     Other gains, net increased $69,422,000, or 256%, to $96,562,000 in 1998 from $27,140,000 in 1997. The increase is largely due to a $92,388,000 gain on sale of Lycos stock. Fiscal 1998 other gains, net also includes a $4,174,000 gain on sale of Premiere Technologies stock. Fiscal 1997 other gains, net includes a $15,111,000 gain on the sale of NetCarta, a $8,413,000 gain on dividend distribution of Lycos common stock and a $3,616,000 gain on the sale of investment in TeleT Communications.

     Equity in losses of affiliates resulted from the Company's ownership in certain investments that are accounted for under the equity method. Equity in losses of affiliates for fiscal 1998 included the results from the Company's minority ownership in Ikonic Interactive, Inc. (Ikonic), Thingworld.com, Silknet, GeoCities, Reel.com, Speech Machines, Chemdex, Sage Enterprises, and MotherNature.com, and the results from Lycos beginning in November, 1997. Equity in losses of affiliates for fiscal 1997 included the results from the Company's minority ownership in TeleT, Vicinity, Ikonic, Thingworld.com, Silknet, GeoCities, and Reel.com.

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

     The Company's effective tax rates for fiscal 1998 and 1997 were 54% and (16%), respectively. The Company's effective tax rate differs materially from the federal statutory rate primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization and in-process research and development charges.

     Loss from discontinued operations of lists and database services segment, net of income taxes, decreased $6,855,000 to ($338,000) in 1998 from ($7,193,000) in 1997 as a result of the transfer of Engage to the Company's Internet segment. Gain on sale of data warehouse product rights occurred in fiscal 1998 when Engage sold certain rights to its Engage.Fusion and Engage.Discover data warehouse products to Red Brick for $9.5 million and 238,160 shares of Red Brick common stock. These data warehouse products had been developed by Engage during fiscal 1996 and 1997, when Engage was included in the Company's lists and database services segment.


In-Process Research and Development Expense
-------------------------------------------


I/PRO
     The Company's subsidiary, Engage, acquired Internet Profiles Corporation (I/PRO) on April 7, 1999 for total purchase consideration of $33 million. The portion of the purchase price allocated to in-process research and development expense was $4.5 million, or approximately 14% of the total purchase price. At the acquisition date, I/PRO's major in-process project was the development of a new data processing system, project name Normandy, which is intended to provide improved functionality. In general, the existing data processing system does not provide for the fault tolerance, scalability and data processing efficiency that may be required to meet future customer needs. Accordingly, customers' long-term product needs required I/PRO to substantially redesign the data processing system to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) system management, (3) data capture and (4) path analysis functionality (the ability to track movement of Web visitors across Web pages).

     At the date of the acquisition, management estimated that completion of the Normandy technology would be accomplished by August 1999. The initial development effort had commenced in late 1998. At the acquisition date, the new Normandy technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the I/PRO acquisition, the Normandy project was approximately 64% complete. The Normandy project was substantially completed within the time originally estimated.

     The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including core developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30%, a premium over Engage's estimated weighted-average cost of capital of 25%. The discount rate used for core developed technology was 22%.

     Management projected average annual revenue increases for the forecast period based on its assessment of future market potential and the ability of I/PRO to successfully implement the Normandy technology. Revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet service companies. Revenue related to the Normandy project was separately identified.

     These projections are based on management's estimates of the significant growth in the number of companies engaged in e-commerce (which is supported by independent market data), the need for e-commerce companies to utilize independent audit, verification and analysis services, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users) and the nature and expected timing of new product introductions by its competitors. These estimates also include growth related to the use of certain I/PRO technologies in conjunction with Engage's products and the benefits of Engage's incremental financial support and stability.

     I/PRO's estimated cost of revenues as a percentage of revenue is expected to significantly decrease on a stand-alone basis (85% in 1998), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. The Normandy technology is expected to greatly increase the automation of data processing, allowing significant labor cost savings per revenue dollar. Increases in hardware utilization are also expected. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease to a low of 20% in the fifth forecast year.

     I/PRO's operating expenses are expected to increase on an absolute basis, but to significantly decrease as a percentage of revenue over the term of the forecast (192% in 1998). Certain fixed expenses are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. Due to these savings, the estimated operating expenses as a percentage of revenue is expected to decrease to a low of 49% in the fifth forecast year.


Other
     The Company acquired 92% of Magnitude Network in three transactions occurring on June 21, 1998 (5% purchased for $500,000), October 22,1998 (18% purchased for $2,000,000), and February 2, 1999 (69% purchased for $22,000,000). The total purchase consideration paid was $24.5 million. The portion of the purchase consideration allocated to in-process research and development was $551,000, or approximately 2% of the total purchase consideration.

     On May 14, 1999, the Company acquired the common stock of Nascent for a total purchase consideration of approximately $4.9 million. The portion of the purchase consideration allocated to in-process research and development expenses was $1.0 million, or approximately 21% of the total purchase consideration. At the acquisition, Nascent was a leading provider of scalable software applications that enable Web access to messaging and directories through any browser-enabled device including a desktop and laptop computer, a wireless handset and PDA devices such as Windows CE and Palm Pilots.

     At the acquisition dates, the projects in development for Magnitude Network and Nascent had not reached technological feasibility and had no alternative future uses. The value of in-process research and development at each date was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including core developed technology where appropriate, assembled workforce, working capital, tradenames, and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30% for both Magnitude Network and Nascent. Revenue was predicted to grow at rates comparable to the growth of Internet start-up entities. The discount rate used for core developed technology was 30% for Magnitude Network and Nascent.

Accipiter

     CMGI acquired Accipiter on April 8, 1998 for total purchase consideration of $31.9 million. The portion of the purchase price allocated to in-process research and development was $9.2 million, or approximately 29% of the total purchase price. In August, 1998, Accipiter was merged with Engage. At the acquisition date, Accipiter's major in-process project was the development of AdManager version 4.0, which was intended to provide the ad serving functionality that customers were requiring as the use of the Internet rapidly increased and customer Web sites became more complex. In general, previous AdManager releases did not provide for the fault tolerance, redundancy and scalability that customers began to seek after AdManager versions 1.0 and 2.0 were released. Accordingly, customers' long-term product needs required Accipiter to substantially redesign the AdManager architecture (later released as version 4.0) to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) an object-oriented user interface, (3) application programming interfaces and (4) a new report engine.

  At the date of the acquisition, management estimated that completion of the AdManager version 4.0 technology would be accomplished by June 1998. The initial development effort had commenced in late 1997. At the acquisition date, the new AdManager technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the Accipiter purchase, the AdManager version 4.0 project was approximately 71% complete. The AdManager version 4.0 project was substantially completed within the time originally estimated.

     The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 24.5%, a slight premium over the estimated weighted-average cost of capital of 24%, and the discount rate used for developed technology was 21%.

     Accipiter recorded revenue in 1997 of less than $1 million. Because of the absence of meaningful historical revenue of Accipiter, management projected revenue for the initial year of the forecast period based on its assessment of future market potential and the ability of Accipiter to successfully launch its new product offering. After the initial year of the forecast period, revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet advertising. These projections are based on management's estimates of the significant growth in the number of companies engaged in e-commerce (which is supported by independent market data), the need for e-commerce companies to serve ads over the Internet, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users to whom ads will be served) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain Accipiter technologies in conjunction with Engage's products, the marketing and distribution of the resulting products through Engage's sales force and the benefits of Engage's incremental financial support and stability.

     Engage's estimated cost of sales as a percentage of revenue is expected to be slightly lower than Accipiter's (classified as support and royalties by Accipiter) on a stand-alone basis (16% in 1997), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale through combined operations. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease by 1% each year from Accipiter's historical percentage, to a low of 11% in the fifth forecast year.

     Engage's selling, general and administrative costs are expected to be higher than Accipiter's on an absolute basis, but lower as a percentage of revenue. Due to the small revenue base in 1997 and the impact of significant costs associated with building a corporate infrastructure and building a workforce for future operations, Accipiter's selling, general and administrative costs in 1997, as a percent of revenue, are not representative of the expected costs for the combined operations of Engage and Accipiter. Efficiencies due to economies of scale through combined operations, such as consolidated marketing and advertising programs, are expected to be realized immediately.

       The resulting net cash flows to which the discount rates were applied in each transaction are based on management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth above.

Liquidity and Capital Resources

     Working capital at July 31, 1999 increased to $1.4 billion compared to $13
million at July 31, 1998.   Approximately $1.0 billion of the net increase in
working capital is attributable to increased amounts of available-for sale
securities, net of associated deferred tax liabilities.   The largest
contributing factors to this increase were the conversion of the investment in GeoCities into Yahoo! common stock, the change of the Company's method of accounting for its investments in Lycos to available-for-sale securities, carried at fair value rather than under the equity method, and the initial public offerings of three companies in which CMGI holds investments through CMG@Ventures II: Chemdex, Critical Path, and Silknet. The Company's principal sources of cash during 1999 were $425 million received from the issuance of Series B and Series C convertible redeemable preferred stock, $129 million net proceeds from issuance of stock by subsidiaries, $53.1 million received from the sale of Lycos stock, and $27 million received from the sale of Amazon.com stock. The Company's principal uses of cash during fiscal 1999 were $102 million for investments in affiliates and acquisitions of subsidiaries (net of cash acquired), $90 million for funding of continuing operations, primarily those of start-up activities in the Company's Internet segment, $31.1 million for the purchase of Hollywood Entertainment stock, and $16.2 million for purchases of property and equipment.

     In May 1999, the Company's holdings in GeoCities were converted into Yahoo! common stock as a result of Yahoo!'s acquisition of GeoCities. Excluding shares attributable to @Ventures profit partners, the carrying value of CMGI's Yahoo! shares is $631 million at July 31, 1999. During fiscal 1999, CMGI sold 818,000 shares of Lycos, Inc. stock for total proceeds of $53 million. As a result of the Company's sale of Lycos shares during 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares and CMGI began accounting for its investment in Lycos as available-for-sale securities, carried at fair value, rather than under the equity method. Excluding shares allocated to profit members of CMG@Ventures I, the carrying value of the Company's Lycos shares was approximately $542 million. During fiscal 1999, three companies in which CMG@Ventures II holds investments, Chemdex, Critical Path and Silknet, completed initial public offerings. CMGI, through CMG@Ventures II, invested a total of $14 million in those three companies beginning in October 1996, and in fiscal 1998 accounted for its minority investment in each company either on the equity method or at cost. As a result of their initial public offerings, it became appropriate for CMGI to begin accounting for its investments in each of these companies as available-for-sale securities, carried at fair value. At July 31, 1999, the combined carrying value of CMG@Ventures II's Chemdex, Critical Path and Silknet shares was approximately $216 million. Also during 1999, CMGI completed the sale of its CMG Direct subsidiary to MSGI in exchange for approximately $12 million in cash and 2.3 million shares of MSGI stock. At July 31, 1999, the carrying value of the Company's available-for-sale MSGI securities was approximately $45 million.

     During the fourth fiscal quarter, Engage completed its initial public offering at $15 per share, raising $94.8 million, net of issuance and other costs. CMGI currently owns 38.6 million shares of Engage common stock.

     Upon its January 20, 1999 maturity, CMGI renewed its $20 million collateralized corporate borrowing facility for another one-year period, with similar terms as the expiring facility. This borrowing is now secured by 1,524,930 of CMGI's shares of Lycos common stock. Under this agreement, CMGI could become subject to additional collateral requirements under certain
circumstances.   The Company is considering either seeking renewal of this
facility or repaying it with available funds upon its next maturity on January 20, 2000. The Company's subsidiary, SalesLink, has a $14.3 million bank term note outstanding at July 31, 1999, which provides for repayment in quarterly installments through November 2002. Additionally, SalesLink's credit agreement includes a $9 million revolving line of credit, of which $1.1 million has been reserved in support of outstanding letters of credit for operating leases as of July 31, 1999, and $7.9 million is available for future borrowings. In fiscal 1999, On-Demand Solutions, Inc. was added to the SalesLink credit facility as an additional borrower.

     By mutual agreement, the Company and Gateway Inc. decided not to proceed with the strategic alliance and $200 million investment by Gateway in CMGI announced in the Company's May 13, 1999 press release.

     During fiscal year 1999, the Company completed the acquisition of seven companies for aggregate purchase prices of $104.7 million including acquisition costs, including I/PRO ($33 million purchase price in April 1999), 2CAN Media ($27.5 million in March 1999), Magnitude Network (increased to 92% ownership in January 1999, $24.5 million), Activerse ($14 million in April 1999), Nascent ($4.9 million in May 1999), Netwright LLC (in June 1999, 66% ownership in exchange for $5 million in future funding commitments) and Digiband ($845,000 in June 1999). The consideration for these acquisitions consisted of 613,592 shares of the Company's common stock valued at a total of $40.4 million, Engage common stock and options valued at $10.2 million, subsidiary stock options valued at $300,000, $26.9 million in cash including acquisition costs paid, and $26.9 million financed through seller's convertible promissory notes. The shares issued by the Company were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging up to twelve months. The values of the Company's shares included in the purchase prices of these acquisitions were recorded net of market value discounts ranging from 9% to 10% to reflect restrictions on transferability. In addition, the Company may be required to pay additional consideration for certain of these acquisitions if stated performance goals are met. The Company anticipates recording additional consideration, if any, as purchase price.

     In fiscal year 1999, CMGI announced the formation of the @Ventures III venture capital fund (The Fund). The Fund secured capital commitments from outside investors and CMGI, to be invested in emerging Internet service and technology companies. 78.1% of amounts committed to The Fund are provided through two newly formed entities, @Ventures III L.P. and @Ventures Foreign Fund III, L.P. CMGI does not have a direct ownership interest in either of these entities, but CMGI is entitled to 2% of the net capital gains realized by both entities. Management of these entities is the responsibility of @Ventures Partners III, LLC. The Company has committed to contribute up to $56 million to its newly formed limited liability company affiliate, CMG@Ventures III, LLC, equal to 19.9% of total amounts committed to The Fund, of which approximately $20 million has been funded as of July 31, 1999. CMG@Ventures III, LLC will take strategic positions side by side with @Ventures III L.P. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMG@Ventures III, LLC. @Ventures Partners III, LLC is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III, LLC. The remaining 2% committed to The Fund is provided by a fourth entity, @Ventures Investors, LLC, in which CMGI has no ownership. CMG@Ventures III, LLC is currently proposing an expansion fund to @Ventures III to provide follow-on financing to existing @Ventures III investee companies, pursuant to which CMGI's commitment could increase by up to $38 million. The Company anticipates synergies between these strategic positions and CMGI's core businesses, including speeding technological innovation and access to markets.

     During fiscal 1999, through CMG@Ventures II, CMGI made follow-on investments in Chemdex, Critical Path, KOZ, MotherNature.com, Silknet, Softway Systems, ThingWorld.com, Web CT and Visto for an aggregate total of approximately $26 million. During fiscal 1999, through CMG@Ventures III, LLC, CMGI acquired minority ownership interests in twenty-three Internet companies, including Ancestry.com, Asimba.com, AuctionWatch.com, Aureate Media Corporation, BizBuyer.com, eCircles.com, Carparts.com, Exp.com, Furniture.com, HotLinks, INPHO / HomePriceCheck.com, Intelligent/Digital, Name Tree, NextMonet.com, NextPlanetOver.com, OneCore.com, ONElist, PlanetOutdoors.com, Productopia, Promedix.com, Raging Bull, Inc., Virtual Ink and Vstore.com for an aggregate total of approximately $20 million.

     The Company's consolidated capital expenditures for continuing operations were $16.2 million in fiscal 1999. Concurrent with its growth through acquisitions and expansion of operations at the Company's previously existing subsidiaries, the Company experienced a substantial increase in its capital expenditures and operating lease arrangements in fiscal year 1999 and anticipates that this will continue in the foreseeable future. Investments in affiliates decreased $38.0 million, primarily related to the change in the Company's method of accounting for its investment in Lycos and the recording of equity in losses of affiliates during the year, partially offset by additional investments in new and previously existing affiliates during fiscal 1999. Goodwill and other intangible assets, net of accumulated amortization, increased $93.9 million in fiscal 1999, primarily due to $103.5 million of goodwill and other intangible assets recorded relating to the acquisitions of Magnitude Network, 2CAN, I/PRO, Activerse, Nascent, NetWright and Digiband during fiscal 1999, offset by amounts amortized during fiscal 1999. Other non-current assets increased $124.1million primarily as a result of an increase in securities which have been allocated to CMG@Ventures I's and II's profit members during fiscal 1999. Deferred income tax liabilities, net, increased approximately $530.3 million primarily as a result of deferred income taxes provided related to the gain on the sale of the Company's investment in GeoCities and to the net unrealized holding gain on available-for-sale securities. Minority interest increased $169.2 million primarily due to the profit members' interest in the Yahoo! shares received in exchange for CMG@Ventures II's investment in GeoCities. Additional paid-in capital increased $144.7 million, primarily as a result of the issuance of stock for acquisitions and income tax benefits recorded related to exercises of stock options.

     On August 18, 1999, the Company completed the purchase of 81.5% of AltaVista Company (AltaVista), from Compaq Computer Corporation (Compaq) for approximately $2.4 billion. Compaq retained the remaining 18.5% equity ownership in AltaVista. In return, Compaq received approximately 19 million CMGI common shares, CMGI preferred shares, which were converted approximately
1.8 million CMGI common shares in October 1999, and a $220 million three-year note. AltaVista includes the assets and liabilities constituting the AltaVista Internet search service and also includes former Compaq subsidiaries Zip2 Corp. and Shopping.com.

     On September 20, 1999, the Company signed a definitive agreement to acquire AdForce, Inc. (AdForce), a leading provider of centralized online advertising services, in a stock-for-stock merger valued at approximately $500 million. Under the terms of the agreement, CMGI will issue 0.262 CMGI shares for each share of AdForce held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including regulatory approval and approval by AdForce shareholders. In addition, the Company will assume all AdForce stock options outstanding at the effective time of the merger. In connection with the merger, the Company and AdForce also entered into a Stock Option Agreement, whereby AdForce has granted CMGI an option to purchase up to 19.9% of the outstanding shares of AdForce common stock, which option may be exercised in the event that the merger agreement is terminated under certain circumstances.

     On September 23, 1999, the Company and Pacific Century CyberWorks Limited
(PCCW), a company listed on The Stock Exchange of Hong Kong, entered into an agreement whereby the Company will issue US $350 million worth of its common stock to PCCW in exchange for US $350 million worth of shares of PCCW (based, in each case, on the closing prices on September 3, 1999), subject to certain customary terms and conditions to closing, including regulatory approval. The Company's ownership percentage of PCCW is expected to be approximately 6%. In addition, the Company and PCCW are in discussions to form a strategic relationship to jointly develop their Internet-related business activities in Asia, including the possible establishment of a venture for the development and application of Internet technologies within the Asian marketplace, and an agreement for co-investment with respect to Internet opportunities in the United States and Asia. There are no assurances that an agreement will be reached related to some or all of these issues.

     On September 20, 1999, the Company announced it has signed a definitive agreement to acquire AdKnowledge Inc. (AdKnowledge), a leading provider of Web marketing management services focused entirely on the needs of online marketers and agencies, in an all stock transaction valued at approximately $193 million. Under the terms of the merger and contribution agreement, CMGI will initially acquire control of AdKnowledge through the issuance of approximately $170 million of CMGI common stock, followed by a contribution of AdKnowledge shares held by CMGI and AdKnowledge stockholders to Engage, in exchange for approximately $193 million of Engage common stock. The transaction is subject to customary conditions, including regulatory approval and shareholder approval of Engage and AdKnowledge.

     On September 29, 1999, the Company signed a definitive agreement to acquire Flycast Communications Corporation (Flycast), a provider of web-based direct response advertising, in a stock-for-stock merger valued at approximately $700 million. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for each share of Flycast outstanding immediately prior to the close of the transaction. In addition, the Company will assume all Flycast stock options outstanding at the effective time of the merger. Closing of the merger is subject to customary conditions, including regulatory approval and approval by Flycast shareholders. In connection with the merger, the Company and Flycast also entered into a stock option agreement, whereby Flycast has granted the Company an option to purchase up to 19.9% of the outstanding shares of Flycast common stock, which option may be exercised in the event that the merger agreement is terminated under certain circumstances.

     Also subsequent to year end, the Company acquired Cha! Technologies, iAtlas Corporation and Signatures Network and announced definitive agreements to acquire 1stUp.com, Activate.net Corporation, for combined consideration of approximately $200 million in CMGI stock and commitments to fund a total of approximately $113 million in operating capital.

     On October 22, 1999, NaviSite completed its initial public offering at $14 per share, raising $71.6 million, net of underwriter's discounts and commissions. CMGI currently owns approximately 19.5 million shares of NaviSite common stock.

     Also during October 1999, the Company sold 1.64 million of its Yahoo! shares for total proceeds of approximately $290 million.

   The Company intends to continue to fund existing and future Internet efforts, acquire additional companies for cash, stock, or other consideration and to actively seek new CMG@Ventures investment opportunities. Similar to CMGI's current Internet subsidiaries, future Internet company acquisitions will likely be in early stages of business development and therefore are expected to require additional cash funding by the Company to fund their operations. The Company believes that existing working capital and the availability of available-for-sale securities which could be sold or posted as additional collateral for additional loans, will be sufficient to fund its operations, investments and capital expenditures for the foreseeable future. Additionally, the Company may also choose to raise additional capital through private placements. Should additional capital be needed to fund future investment and acquisition activity, the Company may seek to raise additional capital through public or private offerings of the Company's or its subsidiaries' stock, or through debt financing. There can be no assurance, however, that the Company will be able to raise additional capital on terms that are favorable to the Company.

Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies will need to update or replace their software and computer systems in order to comply with such "Year 2000" requirements. The Company is in the process of evaluating the Year 2000 compliance of its products and services. The Company is also evaluating the Year 2000 compliance of third party equipment and software that we use in both information technology and non-information technology applications in our business. Examples of non-information technology systems include the building security and voice mail systems.

     The Company confronts the Year 2000 problem in several contexts:

Facilities and Services

     Many of the Company's subsidiaries rely on its network infrastructure, software and hardware. Certain subsidiaries also offer computer-related services, and because of the business-critical nature of many customers' applications, the Company's risk of lawsuits related to Year 2000 issues could be greater than that of companies in some other industries.

     The Company's subsidiary, NaviSite, is a hosting and application management services provider that relies on its network infrastructure to provide its services. The Company relies on NaviSite for network connectivity and hosting of servers for many of its majority-owned subsidiaries. NaviSite faces risks from customer-provided hardware and software that is hosted in its data centers that in many cases has been customized by outside service providers or customer personnel. While NaviSite informs its customers that they are responsible for the Year 2000 compliance of their hosted hardware and software, the Company can not assure that NaviSite's customers will take the steps necessary to achieve Year 2000 compliance. Remote users, including customers, also connect to NaviSite's networks. These remote users' networks may be impacted by Year 2000 complications, which could affect NaviSite's internal structure and ability to provide service to its customers, including CMGI's subsidiaries. These potential Year 2000 complications could disrupt operations and have a material adverse impact on the Company's financial condition and operating results.

     The Company continues to conduct awareness campaigns as needed, update inventory and conduct Year 2000 assessment on an ongoing basis as new computer systems and software products are integrated into the Company's operations. The Company intends to continue this ongoing inventory and assessment process through at least December 31, 2000.

Customers

     The Company also faces risks from computer systems and application software that certain of the Company's subsidiaries are in the business of selling and servicing. In addition, in the event that a significant number of the Company's customers experience Year 2000-related problems, whether due to the Company's products or not, demand for technical support and assistance may increase dramatically. In this case, the Company's costs for providing technical support may rise and the quality of service or the Company's ability to manage incoming requests may be impaired.

Suppliers

     In addition, the Company depends on software and hardware supplied by numerous vendors to provide certain applications and management services, rental services and consulting services. The Company is currently seeking assurances from its existing vendors that their products are Year 2000 compliant, and the Company requires that all new software application providers certify that they are Year 2000 compliant before the Company enters into agreements with them. However, because in most cases the Company does not independently verify the Year 2000 compliance of vendors' products, the Company cannot assure that these vendors' guarantees are true or sufficient or that the Company will not encounter Year 2000 compliance problems involving their products. The Company cannot assure that it will be able to provide its services and maintain its operations if it is unable to obtain products, services or systems that are Year 2000 compliant when it needs them. In addition, if vendors and service providers cannot deliver their products because of their own Year 2000 compliance problems or as a result of systemic failures such as power outages relating to the Year 2000, the Company could experience increased operating costs and lost revenue.

     The Year 2000 project plan is coordinated by a committee that reports to senior management, as well as to the Board of Directors on a periodic basis. The Year 2000 readiness efforts consist of the following four phases:

(1) Identification of all software products, information technology systems and non-information technology systems the Company offers or uses. The Company has substantially completed this phase for its existing systems.

(2) Testing and assessment of these products and systems to determine repair or replacement requirements for each. The Company has substantially completed this phase for its existing systems.

(3) Repair or replacement of products and systems, where required, to achieve Year 2000 compliance. The Company expects to substantially complete this phase by December 1, 1999 for its existing business-critical systems.

(4) Creation of contingency plans in the event of Year 2000 failures. The Company has substantially completed its Year 2000 contingency plan. The plan will continue to be updated to reflect changes in business procedures and processes.

     Companies that the Company has acquired subsequent to May 1, 1999 are in varying stages of completion of the four phases above. The Company currently expects to substantially complete all phases of the Year 2000 readiness efforts for the existing business-critical systems of these companies by December 1, 1999.

     Through September 30, 1999, the Company has incurred expenditures of approximately $3.2 million in connection with Year 2000 readiness efforts. Current cost estimates to complete the Year 2000 readiness efforts are in the range of an additional $1.5 million to $2.0 million. There can be no assurance that the Year 2000 costs will not exceed these estimated amounts.

     The Company's business model includes expansion through the acquisition of businesses, technologies, products and services from other businesses. As the Company continues to expand in this manner throughout calendar 1999, the scope and cost estimates of its Year 2000 efforts may increase substantially.

     The Company's failure to resolve Year 2000 issues with respect to its products and services could damage its business and revenues and result in liability on its part for such failure. The Company's business and its prospects may be permanently affected by either the liability it incurs to third parties or the negative impact on its business reputation. The Company also relies upon various vendors, utility companies, telecommunications service companies, delivery service companies and other service providers who are outside of its control. There can be no assurance that such companies will not suffer a Year 2000 business disruption, which could harm our business and financial condition. Furthermore, if third-party equipment or software used in its business fails to operate properly with regard to the Year 2000, the Company may need to incur significant unanticipated expenses to remedy any such problems.

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

     Factors that could cause actual results to differ materially from results anticipated in forward-looking statements include, but are not limited to, the following:

CMGI may not have operating income or net income in the future.

     During the fiscal year ended July 31, 1999, CMGI had an operating loss of approximately $127 million and net income of approximately $475 million. CMGI may not have operating income or net income in the future. If CMGI continues to have operating losses, CMGI may not have enough money to grow its business in the future.

CMGI may have problems raising money it needs in the future.

     In recent years, CMGI has financed its operating losses with profits from selling some of the stock of companies in which it had invested. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than that currently possessed by holders of shares of CMGI common stock. CMGI may also be required to take other actions which may lessen the value of CMGI's common stock, including borrowing money on terms that are not favorable to CMGI.

CMGI's success depends greatly on increased use of the Internet by business and individuals.

     CMGI's success depends greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television, and radio. Because a significant portion of CMGI's business depends on CMGI's Internet operating company subsidiaries, CMGI's business will suffer if commercial use of the Internet fails to grow in the future.

CMGI may incur significant costs to avoid investment company status and may suffer adverse consequences if deemed to be an investment company.

     CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some equity investments in other businesses made by CMGI and its venture subsidiaries may constitute investment securities under the 1940 Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or SEC safe harbor applies. If CMGI were to be deemed an investment company, it would become subject to the requirements of the 1940 Act. As a consequence, CMGI would be prohibited from engaging in business or issuing its securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI's contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

     Although CMGI's investment securities currently comprise less than 40% of its assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. This would require CMGI to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI sells investment securities, it may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when it sells assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, it may not be able to identify and acquire suitable assets and businesses.

CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business.

     CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, its chairman, president, and chief executive officer, Andrew J. Hajducky III, its chief financial officer and treasurer, and David Andonian, its president of corporate development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain, and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain, and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.

In 1999, CMGI's revenue depended in large part on a single customer and loss of that customer could significantly damage CMGI's business.

     During the fiscal year ended July 31, 1999, CMGI derived a significant portion of its revenues from a small number of customers. During the fiscal year ended July 31, 1999, sales to CMGI's largest customer, Cisco Systems, Inc., accounted for 36% of CMGI's total revenues and 47% of CMGI's revenues from its fulfillment services business. CMGI believes that it will continue to derive a significant portion of its operating revenues from sales to a small number of customers. CMGI currently does not have any agreements with Cisco which obligate Cisco to buy a minimum amount of products from CMGI or to designate CMGI as their sole supplier of any particular products or services.

CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

     CMGI intends to continue to expand through the acquisition of businesses, technologies, products, and services from other businesses. Acquisitions involve a number of special problems, including:

 .    difficulty integrating acquired technologies, operations, and personnel with the existing business;

 .    diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

 .    strain on managerial and operational resources as management tries to oversee larger operations;

 .    exposure to unforeseen liabilities of acquired companies;

 .    potential issuance of securities in connection with the acquisition which securities lessen the rights of holders of CMGI's currently outstanding securities;

 .    the need to incur additional debt;

 .    the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant.

     CMGI may not be able to successfully address these problems. Moreover, CMGI's future operating results will depend to a significant degree on its ability to successfully manage growth and integrate acquisitions. In addition, many of CMGI's investments are in early-stage companies with limited operating histories and limited or no revenues. CMGI may not be able to successfully develop these young companies.

Growing concerns about the use of "cookies" may limit our ability to develop user profiles .

     Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of our technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that allows us to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be possible at all.

If the United States or other governments regulate the Internet more closely, CMGI's business may be harmed.

     Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing and content. The enactment of any additional laws or regulations may impede the growth of the Internet and CMGI's Internet-related business and could place additional financial burdens on CMGI's business.

To succeed, CMGI must respond to the rapid changes in technology and distribution channels related to the Internet.

     The markets for CMGI's Internet products and services are characterized by: rapidly changing technology; evolving industry standards; frequent new product and service introductions; shifting distribution channels; and changing customer demands.

     CMGI's success will depend on its ability to adapt to this rapidly evolving marketplace. CMGI may not be able to adequately adapt its products and services or to acquire new products and services that can compete successfully. In addition, CMGI may not be able to establish and maintain effective distribution channels.

CMGI is subject to intense competition.

     The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with CMGI's products and services. In addition, many of CMGI's current and potential competitors have greater financial, technical, operational, and marketing resources. CMGI may not be able to compete successfully against these competitors in selling its goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce CMGI's revenues.

CMGI's strategy of selling assets of or investments in the companies that CMGI has acquired and developed presents risks.

     A significant element of CMGI's business plan involves selling, in public or private offerings, the companies, or portions of the companies, that it has acquired and developed. Market and other conditions largely beyond CMGI's control affect: CMGI's ability to engage in such sales; the timing of such sales; and the amount of proceeds from such sales.

     As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, it may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.

The value of CMGI's business may fluctuate because the value of some of its assets fluctuates.

     A portion of CMGI's assets include the equity securities of both publicly traded and non-publicly traded companies. In particular, CMGI owns a significant number of shares of common stock of Engage Technologies, Inc., NaviSite, Inc., Lycos, Inc., Yahoo!, Hollywood Entertainment Corporation, Chemdex Corporation and Silknet Software, Inc., which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.

CMGI's growth places strains on its managerial, operational and financial resources.

     CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. Further growth of CMGI or increase in the number of its strategic relationships will increase this strain on CMGI's managerial, operational and financial resources, inhibiting CMGI's ability to achieve the rapid execution necessary to successfully implement its business plan. In addition, CMGI's future success will also depend on its ability to expand its sales and marketing organization and its support organization commensurate with the growth of CMGI's business and the Internet.

CMGI must develop and maintain positive brand name awareness.

     CMGI believes that establishing and maintaining its brand names is essential to expanding its Internet business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on CMGI's ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand name may suffer.

CMGI's quarterly results may fluctuate widely.

     CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and CMGI expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include: demand for CMGI's products and services; payment of costs associated with CMGI's acquisitions, sales of assets and investments; timing of sales of assets; market acceptance of new products and services; specific economic conditions in the Internet and direct marketing industries; and general economic conditions.

     The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of CMGI's future performance. It is also possible that in some fiscal quarters CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.

The price of CMGI's common stock has been volatile.

     The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.

CMGI faces security risks.

     The secure transmission of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems used by CMGI or other Internet sites to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact CMGI's business. Security breaches of the activities of CMGI, its customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI to a risk of loss or litigation and possible liability. CMGI cannot assure that its security measures will prevent security breaches.

Ownership of CMGI is concentrated.

     David S. Wetherell, CMGI's chairman, president, and chief executive officer, beneficially owned approximately 15% of CMGI's outstanding common stock as of October 22, 1999. As a result, Mr. Wetherell possesses significant influence over CMGI on matters including the election of directors. Additionally, Compaq Computer Corporation and its wholly owned subsidiary Digital Equipment Corporation, owned approximately 16% as of October 22, 1999, and had its 18,090.45 shares of Series D Preferred Stock been converted into common stock as of such date, would have owned approximately 18%. The concentration of CMGI's share ownership may: delay or prevent a change in control of CMGI; impede a merger, consolidation, takeover, or other business involving CMGI; or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of CMGI.

CMGI relies on NaviSite for network connectivity.

     CMGI and many of its majority owned subsidiaries rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's wholly owned subsidiaries to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on the business and revenues of CMGI and its majority owned subsidiaries.

The success of CMGI's global operations is subject to special risks and costs.

     CMGI has begun, and intends to continue, to expand its operations outside of the United States. This international expansion will require significant management attention and financial resources. CMGI's ability to expand offerings of its products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI has limited experience in such international activities. Accordingly, CMGI expects to commit substantial time and development resources to customizing its products and services for selected international markets and to developing international sales and support channels.

     CMGI expects that its export sales will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make CMGI's products and services more expensive and, therefore, potentially less competitive in international markets. As CMGI increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

CMGI could be subject to infringement claims.

     From time to time, CMGI has been, and expects to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights by CMGI. Any such claims
may damage CMGI's business by:   subjecting CMGI to significant liability for
damages; resulting in invalidation of CMGI's proprietary rights; being time-consuming and expensive to defend even if such claims are not meritorious; and resulting in the diversion of management time and attention.


CMGI may have liability for information retrieved from the Internet.

     Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories based on the nature, content, publication and distribution of such materials.