Form 10-K, Exhibit 13
period 1999-07-31
CMGI INC
filed 1999-10-29
CIK 914712

                                                                    EXHIBIT 13.3

                          CMGI, Inc. and Subsidiaries
                          Consolidated Balance Sheets

(in thousands, except share and per share amounts)
                                                                                                                July 31,
ASSETS                                                                                                     1999          1998
                                                                                                           ----          ----
Current assets:
   Cash and cash equivalents                                                                           $   468,912   $    61,537
   Available-for-sale securities                                                                         1,532,327         5,764
   Accounts receivable, trade, less allowance for doubtful accounts of $3,034 and $900 in 1999 and          41,794        21,431
     1998
   Inventories                                                                                               8,367         8,250
   Prepaid expenses and other current assets                                                                 5,934         5,355
   Net current assets of discontinued operations                                                                --           482
                                                                                                       -----------   -----------
Total current assets                                                                                     2,057,334       102,819
                                                                                                       -----------   -----------

Property and equipment, net                                                                                 24,832        13,403
Investments in affiliates                                                                                   44,623        82,616
Goodwill and other intangible assets, net of accumulated amortization of $18,712 in 1999 and $3,379        149,703        55,770
   in 1998
Net non-current assets of discontinued operations                                                               --         1,246
Other assets                                                                                               128,102         3,964
                                                                                                       -----------   -----------
                                                                                                       $ 2,404,594   $   259,818
                                                                                                       ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                                       $    20,000   $    27,656
   Current installments of long-term debt                                                                    5,258        16,594
   Accounts payable                                                                                         31,812        10,809
   Accrued income taxes                                                                                     11,777        10,085
   Accrued expenses                                                                                         42,559        18,731
   Deferred income taxes                                                                                   508,348            --
   Deferred revenues                                                                                         6,726         4,932
   Other current liabilities                                                                                49,849         1,228
                                                                                                       -----------   -----------
Total current liabilities                                                                                  676,329        90,035
                                                                                                       -----------   -----------

Long-term debt, less current installments                                                                   15,060         1,373
Long-term deferred revenues                                                                                  1,509            --
Deferred income taxes                                                                                       35,140        15,536
Other long-term liabilities                                                                                 18,298         4,428
Minority interest                                                                                          184,514        15,310
Commitments and contingencies
Preferred stock, $0.01 par value.  Authorized 5,000,000 shares; issued 35,000 shares Series B convertible, redeemable preferred stock at July 31, 1999, conversion premium at 4% per annum and issued 375,000 Series C convertible, redeemable preferred stock at July 31, 1999, dividend at 2%
   per annum; both carried at liquidation value                                                            411,283            --

Stockholders' equity:
   Common stock, $0.01 par value per share. Authorized  400,000,000 shares; issued and
     outstanding 95,584,140  shares at July 31, 1999 and 92,135,772 shares at July 31,1998                     956           921
   Additional paid-in capital                                                                              235,229        90,569
   Deferred compensation                                                                                      (180)       (1,442)
   Retained earnings                                                                                       518,102        43,524
                                                                                                       -----------   -----------
                                                                                                           754,107
                                                                                                                         133,572
Accumulated other comprehensive income (loss)                                                              308,354          (436)
                                                                                                       -----------   -----------
Total stockholders' equity                                                                               1,062,461       133,136
                                                                                                       -----------   -----------
                                                                                                       $ 2,404,594   $   259,818
                                                                                                       ===========   ===========

see accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                     Consolidated Statements of Operations

(in thousands, except per share amounts)                                                       Years ended July 31,
                                                                                        1999           1998           1997
                                                                                        ----           ----           ----
Net revenues                                                                        $   175,666    $    81,916    $    60,056

Operating expenses:
   Cost of revenues                                                                     168,909         72,950         34,866
   Research and development                                                              22,478         19,223         17,767
   In-process research and development                                                    6,061         10,325          1,312
   Selling                                                                               45,667         28,882         33,228
   General and administrative                                                            59,210         20,795         13,803
                                                                                    -----------    -----------    -----------
    Total operating expenses                                                            302,325        152,175        100,976
                                                                                    -----------    -----------    -----------
    Operating loss                                                                     (126,659)       (70,259)       (40,920)
                                                                                    -----------    -----------    -----------

Other income (expense):
   Interest income                                                                        4,640          2,426          3,368
   Interest expense                                                                      (4,371)        (3,296)        (1,619)
   Gains on issuance of stock by subsidiaries and affiliates                            130,729         46,285             --
   Other gains, net                                                                     758,312         96,562         27,140
   Equity in losses of affiliates                                                       (15,737)       (12,871)        (5,556)
   Minority interest                                                                      2,331            (28)         4,787
                                                                                    -----------    -----------    -----------
                                                                                        875,904        129,078         28,120
                                                                                    -----------    -----------    -----------

Income (loss) from continuing operations before income taxes                            749,245         58,819        (12,800)
Income tax expense                                                                      325,402         31,555          2,034
                                                                                    -----------    -----------    -----------
Income (loss) from continuing operations                                                423,843         27,264        (14,834)

Discontinued operations, net of income taxes:
    Gain on sale of CMG Direct Corporation                                               53,203             --             --
    Loss from discontinued operations                                                      (806)          (338)        (7,193)
    Gain on sale of data warehouse product rights                                            --          4,978             --
                                                                                    -----------    -----------    -----------
Net income (loss)                                                                       476,240         31,904        (22,027)
Preferred stock accretion                                                                (1,662)            --             --
                                                                                    -----------    -----------    -----------
Net income (loss) available to common stockholders                                  $   474,578    $    31,904    $   (22,027)
                                                                                    ===========    ===========    ===========
Earnings (loss) per share:
   Basic:
     Income (loss) from continuing operations available to common
       stockholders                                                                 $      4.53    $      0.33    $    (0.20)
     Gain on sale of CMG Direct Corporation                                                0.57             --            --
     Loss from discontinued operations                                                    (0.01)            --         (0.09)
     Gain on sale of data warehouse product rights                                           --           0.06            --
                                                                                    -----------    -----------    ----------
     Net income (loss) available to common stockholders                             $      5.09    $      0.39    $    (0.29)
                                                                                    ===========    ===========    ==========

   Diluted:
     Income (loss) from continuing operations available to common
       stockholders                                                                 $      4.10    $      0.30    $    (0.20)
     Gain on sale of CMG Direct Corporation                                                0.51             --            --
     Loss from discontinued operations                                                    (0.01)            --         (0.09)
     Gain on sale of data warehouse product rights                                           --           0.06            --
                                                                                    -----------    -----------    ----------
     Net income (loss) available to common stockholders                             $      4.60    $      0.36    $    (0.29)
                                                                                    ===========    ===========    ==========

Weighted average shares outstanding:
   Basic                                                                                 93,266         83,332         75,432
                                                                                    ===========    ===========    ===========
   Diluted                                                                              103,416         90,060         75,432
                                                                                    ===========    ===========    ===========

see accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                Consolidated Statements of Stockholders' Equity

(in thousands, except share amounts)

                                                                      Accumulated
                                                          Additional     other                                           Total
                                                Common     paid-in    comprehensive   Deferred    Retained   Treasury  stockholders'
                                                 stock     capital    income (loss) compensation  earnings    stock       equity
                                                 -----     -------    ------------- ------------  --------    -----       ------
Balance at July 31, 1996 (73,333,976 shares)    $   733   $   8,602    $        --  $        --   $  44,657   $    --   $   53,992

   Comprehensive loss (net of taxes):
       Net loss                                      --          --             --           --     (22,027)       --      (22,027)
       Other comprehensive income:
         Net unrealized holding gain arising
          during period                              --          --            852           --          --        --          852
                                                                                                                        ----------
          Total comprehensive loss                                                                                         (21,175)
                                                                                                                        ----------
   Dividend of Lycos, Inc. common Stock              --          --             --           --     (11,010)       --      (11,010)
   Purchase of treasury stock (800,000 shares)       --          --             --           --          --      (984)        (984)
   Issuance of common stock (4,742,368 shares)       39       7,147             --           --          --       984        8,170
   Tax benefit of stock option exercises             --         277             --           --          --        --          277
   Effect of subsidiaries' equity transactions       --         178             --           --          --        --          178
                                                -------   ---------    -----------  -----------   ---------   -------   ----------
Balance at July 31, 1997 (77,276,344 shares)        772      16,204            852           --      11,620        --       29,448
   Comprehensive income (net of taxes):
     Net income                                      --          --             --           --      31,904        --       31,904
     Other comprehensive income:
       Net unrealized holding gain arising
          during period                              --          --          1,167           --          --        --        1,167
       Less:  Reclassification adjustment for
          gain realized in net income                --          --         (2,455)          --          --        --       (2,455)
                                                                                                                        ----------
          Total comprehensive income                                                                                        30,616
                                                                                                                        ----------
   Issuance of common stock (14,859,428
      shares)                                       149      67,651             --           --          --        --       67,800
   Deferred compensation related to
      acquisition of Accipiter, Inc.                 --       1,731             --       (1,731)         --        --           --
   Amortization of deferred compensation             --          --             --          289          --        --          289
   Tax benefit of stock option exercises             --       3,114             --           --          --        --        3,114
   Effect of subsidiaries' equity transactions       --       1,869             --           --          --        --        1,869
                                                -------   ---------    -----------  -----------   ---------   -------   ----------
Balance at July 31, 1998 (92,135,772 shares)        921      90,569           (436)      (1,442)     43,524        --      133,136
   Comprehensive income (net of taxes):
     Net income                                      --          --             --           --     476,240        --      476,240
     Other comprehensive income:
       Net unrealized holding gain arising
          during period                              --          --        314,910           --          --        --      314,910
       Less:  Reclassification adjustment for
          gain realized in net income                --          --         (6,120)          --          --        --       (6,120)
                                                                                                                        ----------
          Total comprehensive income                                                                                       785,030
                                                                                                                        ----------
   Preferred stock accretion                         --          --             --           --      (1,662)       --       (1,662)
   Issuance of common stock (3,448,368 shares)       35      87,006             --           --          --        --       87,041
   Amortization of deferred compensation             --          --             --        1,262          --        --        1,262
   Tax benefit of stock option exercises             --      43,202             --           --          --        --       43,202
   Effect of subsidiaries' equity transactions       --      14,452             --           --          --        --       14,452
                                                -------   ---------    -----------  -----------   ---------   -------   ----------
Balance at July 31, 1999  (95,584,140 shares)   $   956   $ 235,229    $   308,354  $      (180)  $ 518,102   $    --   $1,062,461
                                                =======   =========    ===========  ===========   =========   =======   ==========

see accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows

(in thousands)                                                                                         Years ended July 31,
                                                                                                1999         1998          1997
                                                                                                ----         ----          ----
Cash flows from operating activities:
   Income (loss) from continuing operations                                                 $   423,843  $    27,264   $   (14,834)
   Adjustments to reconcile income (loss) from continuing operations to net cash used for continuing operations:
     Depreciation and amortization                                                               22,669        6,953         4,044
     Deferred income taxes                                                                      312,445        4,206          (871)
     Non-operating gains, net                                                                  (889,041)    (142,847)      (27,140)
     Equity in losses of affiliates                                                              15,737       12,871         5,556
     Minority interest                                                                           (2,331)          28        (4,787)
     In-process research and development                                                          6,061       10,325         1,312
     Changes in operating assets and liabilities, excluding effects from acquisitions and deconsolidation of subsidiaries:
       Trade accounts receivable                                                                (17,208)      (8,977)      (11,985)
       Inventories                                                                                 (117)      (3,873)       (2,390)
       Prepaid expenses                                                                          (2,647)      (1,322)       (4,065)
       Accounts payable and accrued expenses                                                     34,749        8,019        11,536
       Deferred revenues                                                                          5,879        3,618        12,851
       Refundable and accrued income taxes, net                                                   2,199       15,031        (3,157)
       Other assets and liabilities                                                              (2,322)        (636)         (460)
                                                                                            -----------  -----------   -----------
Net cash used for operating activities of continuing operations                                 (90,084)     (69,340)      (34,390)
Net cash used for operating activities of discontinued operations                                  (280)      (2,385)       (7,263)
                                                                                            -----------  -----------   -----------
Net cash used for operating activities                                                          (90,364)     (71,725)      (41,653)
                                                                                            -----------  -----------   -----------

Cash flows from investing activities:
   Additions to property and equipment - continuing operations                                  (16,211)      (8,043)       (4,809)
   Additions to property and equipment - discontinued operations                                    (63)        (146)       (2,130)
   Investments in affiliates and acquisitions of subsidiaries, net of cash acquired            (102,227)     (34,512)      (23,566)
   Proceeds from sale of data warehouse product rights - discontinued operations                     --        9,543            --
   Proceeds from sale of CMG Direct Corporation - discontinued operations                        12,835           --            --
   Proceeds from sales of Lycos, Inc. common stock                                               53,106      108,876            --
   Proceeds from sales or maturities of available-for-sale securities                            31,562        7,555        13,069
   Purchases of available-for-sale securities                                                   (31,123)      (5,000)           --
   Proceeds from sales of NetCarta Corporation and investment in TeleT Communications                --           --        19,018
   Reduction in cash due to deconsolidation of Lycos, Inc.                                           --      (41,017)           --
   Other, net                                                                                     1,510         (338)         (734)
                                                                                            -----------  -----------   -----------
Net cash provided by (used for) investing activities                                            (50,611)      36,918           848
                                                                                            -----------  -----------   -----------

Cash flows from financing activities:
   Proceeds (repayments) from issuance of notes payable, net                                     (6,654)       4,456        22,630
   Proceeds from issuance of long-term debt                                                          --       10,250         6,500
   Repayments of long-term debt                                                                  (5,609)      (7,521)       (1,230)
   Net proceeds from issuance of Series B and Series C convertible redeemable preferred
     stock                                                                                      424,805           --            --
   Net proceeds from issuance of common and treasury stock                                        7,613       23,206         8,170
   Purchase of treasury stock                                                                        --           --          (984)
   Net proceeds from issuance of stock by subsidiaries                                          129,461        3,526            --
   Other                                                                                         (1,266)       2,665         2,094
                                                                                            -----------  -----------   -----------
Net cash provided by financing activities                                                       548,350       36,582        37,180
                                                                                            -----------  -----------   -----------
Net increase (decrease) in cash and cash equivalents                                            407,375        1,775        (3,625)
Cash and cash equivalents at beginning of year                                                   61,537       59,762        63,387
                                                                                            -----------  -----------   -----------
Cash and cash equivalents at end of year                                                    $   468,912  $    61,537   $    59,762
                                                                                            ===========  ===========   ===========

see accompanying notes to consolidated financial statements

(1)  Nature of Operations

          CMGI, Inc. and its consolidated subsidiaries, ("CMGI" or "the Company") develop and operate Internet and fulfillment services companies. CMGI's Internet strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. The Company's strategy also envisions and promotes opportunities for synergistic business relationships among the companies within its portfolio.

(2)  Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

          The consolidated financial statements of the Company include its wholly-owned and majority-owned subsidiaries which at July 31, 1999 include, Engage Technologies, Inc. (Engage), SalesLink Corporation (SalesLink), InSolutions, Inc. (InSolutions), On-Demand Solutions, Inc. (On-Demand Solutions), CMG@Ventures, Inc., CMG@Ventures I, LLC (CMG@Ventures I, formerly CMG@Ventures, L.P.), CMG@Ventures Capital Corporation, CMG Securities Corporation, CMG@Ventures Securities Corporation, CMG@Ventures II, LLC (CMG@Ventures II), Blaxxun Interactive, Inc. (Blaxxun), Adsmart Corporation (Adsmart), MyWay.com (formerly Planet Direct Corporation), Navisite, Inc. (NaviSite), NaviNet, Inc. (NaviNet), ZineZone Corporation (ZineZone), Magnitude Network, Inc. (Magnitude Network), Nascent Technologies, Inc. (Nascent), Activerse, Inc. (Activerse), CMGI Solutions, Inc. (Solutions), iCAST Corporation (iCAST) and Netwright, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns between 20% and 50% using the equity method. All other investments for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, are accounted for under the cost method of accounting. Certain amounts for prior periods have been reclassified to conform with current year presentations.

Revenue Recognition

          The Company's advertising revenues are derived primarily from the delivery of advertising impressions through its own or third party web sites. Revenue is recognized in the period the advertising impressions are delivered, provided the collection of the resulting receivable is probable.

          Prior to August 1, 1998, revenue from the sales of product licenses to customers were generally recognized when the product was shipped, provided no significant obligations remained and collectibility was probable, in accordance with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Effective August 1, 1998, the Company adopted the provisions of SOP 97-2, Software Revenue Recognition. For transactions after August 1, 1998, revenues from software product licenses, database services and web-site traffic audit reports are generally recognized when (i) a signed noncancelable software license exists,
(ii) delivery has occurred, (iii) the Company's fee is fixed or determinable, and (iv) collectibility is probable. Revenue from license agreements that have that have significant customizations and modifications of the software product is deferred and recognized using the percentage of completion method. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

          Revenue from periodic subscriptions is recognized ratably over the subscription term, typically twelve months. Revenue from usage based subscriptions is recognized monthly based on actual usage.

          Service and support revenue includes software maintenance and other professional service revenues, primarily from consulting, implementation and training. Revenue from software maintenance is deferred and recognized ratably over the term of each maintenance agreement, typically twelve months. Revenue from professional services is recognized as the services are performed, collectibility is probable and such revenues are contractually nonrefundable.

          Revenue also consists of monthly fees for server hosting, systems administration, application rentals and Web site management services. Revenue (other than installation fees) is generally billed and recognized over the term of the contract, generally one year, based on actual usage. Installation fees are typically recognized at the time that installation occurs.

          Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue.

Gain on Issuances of Stock by Subsidiaries

          At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time, the subsidiary is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the subsidiary's ability to continue in existence, the Company records the increase as part of the line item "Other gains, net" in its Consolidated Statements of Operations. Otherwise, the increase is reflected in "effect of subsidiaries' equity transactions" in the Company's Consolidated Statements of Stockholders' Equity.

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

Cash Equivalents and Statement of Cash Flows Supplemental Information

          Highly liquid investments with maturities of three months or less at the time of acquisition are considered cash equivalents.

Net cash used for operating activities reflect cash payments for interest and income taxes, net of income tax refunds received, as follows:

                                                      Year ended July 31,
                                      1999                   1998                   1997
                                      ----                   ----                   ----
          Interest             $        3,910,000     $         2,856,000     $        1,429,000
                               ==================     ===================     ==================
          Income taxes         $       10,764,000     $        15,720,000     $        1,856,000
                               ==================     ===================     ==================

          During fiscal year 1999, significant non-cash investing activities included the sale of the Company's investments in GeoCities, Reel.com, Inc. (Reel.com) and Sage Enterprises, Inc. (Sage Enterprises) in exchange for common stock of Yahoo! Inc. (Yahoo!), Hollywood Entertainment Corporation (Hollywood Entertainment) and Amazon.com, Inc. (Amazon.com), respectively (see note 11). In addition, the Company completed the sale of its wholly-owned subsidiary, CMG Direct to Marketing Services Group, Inc. (MSGI) in exchange for cash and shares of MSGI common stock (see note 4). Also, portions of the consideration for acquisitions of businesses by the Company, or its subsidiaries, during fiscal 1999 included the issuance of shares of the Company's and its subsidiary's common stock and the issuance of seller's notes (see note 8).

          In September 1998, CMG@Ventures I distributed 558,317 shares of Lycos stock to its profit members. In October 1998, CMG@Ventures II distributed 15,059 shares of Amazon.com stock to its profit members. In addition, during fiscal year 1999, CMG@Ventures I distributed 817,838 shares of Yahoo! stock and 8,004 shares of USWeb Corporation stock to its profit members and CMG@Ventures II distributed 39,773 shares of Yahoo! stock to its profit members.

          During fiscal year 1998, significant non-cash investing activities included the sale of data warehouse product rights by the Company's subsidiary, Engage, in exchange for available-for-sale securities in addition to $9.5 million in cash (see note 4). In addition, CMG@Ventures I distributed 593,164 shares of Lycos stock and 24,843 shares of Premiere Technologies, Inc. stock to its profit members. Also, portions of the consideration for acquisitions of businesses by the Company, or its subsidiary, during fiscal 1998 included the issuance of shares of the Company's common stock and the issuance of seller's notes (see note 8).

          During fiscal year 1997, significant non-cash investing activities included the sale of the Company's equity interest in TeleT Communications, LLC (TeleT) in exchange for available-for-sale securities in addition to $550,000 in cash (see note 10) and the acquisition of one subsidiary, Pacific Direct Marketing Corporation (Pacific Link), for consideration which included $7.5 million financed through a seller's note (see note 8). Significant non-cash financing activities in fiscal 1997 consisted of the dividend distribution of 603,000 shares of Lycos stock to CMGI shareholders (see note 15).

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

Marketable Securities

          The Company determines the appropriate classification of marketable securities at the time of acquisition and reevaluates such designation at each balance sheet date. Marketable securities which meet the criteria for classification as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a separate component of stockholders' equity.

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

          At the time an affiliate, which the Company accounts for under the equity method, sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that affiliate increases. If at that time, the affiliate is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the affiliate's ability to continue in existence, the Company records the increase as a gain in its Consolidated Statements of Operations.

Intangible Assets

          Goodwill and other intangible assets are being amortized principally over periods expected to be benefited, ranging from two to fifteen years.

Research and Development Costs and Software Costs

          Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, capitalized software development costs have not been significant. Additionally, at the date of acquisition or investment, the Company evaluates the components of the purchase price of each acquisition or investment to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

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

Earnings (Loss) Per Share

          The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents and convertible preferred stock are included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

          If a subsidiary has dilutive stock options or warrants outstanding, diluted earnings per share is computed by first deducting from net income
(loss), the income attributable to the potential exercise of the dilutive stock options or warrants of the subsidiary. The effect of income attributable to dilutive subsidiary stock equivalents was immaterial during the years ended July 31, 1999, 1998 and 1997.

          The reconciliation of the denominators of the basic and diluted earnings (loss) per share computations for the Company's reported net income
(loss) is as follows:

                                                                                               Years Ended July 31,
                                                                                     1999             1998              1997
                                                                                     ----             ----              ----
Weighted average number of common shares outstanding - basic                      93,266,000        83,332,000       75,432,000
Weighted average number of dilutive common stock equivalents outstanding           8,905,000         6,728,000               --
Weighted average effect of assumed conversion of convertible preferred stock       1,245,000                --               --
                                                                                 -----------     -------------    -------------
Weighted average number of common shares outstanding - diluted                   103,416,000        90,060,000       75,432,000
                                                                                 ===========     =============    =============

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

Diversification of Risk

          Sales to one customer, Cisco Systems, Inc. (Cisco), accounted for 36% and 47% of net revenues and 47% and 61% of fulfillment services segment net revenues for fiscal year 1999 and 1998, respectively. Accounts receivable from this customer amounted to approximately 18% and 29% of total trade accounts receivable at July 31, 1999 and July 31, 1998, respectively. The Company's products and services are provided to customers primarily in North America.

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

Comprehensive Income

          The Company adopted SFAS No. 130,"Reporting Comprehensive Income" ("Statement 130") in fiscal year 1999 which established standards for the reporting and display of comprehensive income and its components in a full set of comparative general-purpose financial statements. Statement 130 requires net unrealized holding gains, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income (expense). The adoption of Statement 130 resulted in revised and additional disclosures but had no effect on the financial position, results of operations, or liquidity of the Company. Comprehensive income is reported by the Company in the Consolidated Statements of Stockholders' Equity. The information for fiscal years 1998 and 1997 has been restated from prior presentation to conform to Statement 130 requirements.

Segment and Related Information

          The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information"("Statement 131") during fiscal year 1999. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements.

Recent Accounting Pronouncements

          In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position (SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of various internal costs related to the implementation of computer software obtained for internal use. The Company is required to adopt this standard in the first quarter of fiscal year 2000, and expects that the adoption of SOP 98-1 will not have a material impact on its financial position or its results of operations.

          In April 1998, AcSEC issued SOP 98-5, "Reporting Costs of Start-Up Activities". Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SOP 98-5 will be effective for the Company's fiscal 2000 financial statements. The Company does not expect its adoption to have a material impact on its financial position or results of operations.

          In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS 133 until that time. The Company expects that the adoption of SFAS 133 will not have a material impact on the its financial position or its results of operations.

(3)  Segment Information

          In 1999, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required. Based on the information provided to the Company's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company's continuing operations have been classified in two primary business segments, (i) Internet and (ii) fulfillment services. The Internet segment focuses on strategic Internet opportunities afforded by the Internet and interactive media markets. The fulfillment services segment provides product and literature fulfillment and supply chain management, telemarketing, and outsourced e-business program management services. Corporate and other includes certain cash equivalents and certain other assets which are not identifiable to the operations of the Company's primary business segments.

          From its inception in August 1995, through July 31, 1997, the Company's subsidiary, Engage, focused on providing traditional mailing list maintenance and database services (through its ListLab division), and on developing data mining, querying, analysis and targeting software products for use in large database applications. As such, the results of Engage's operations were classified in the Company's list and database services segment through July 31, 1997. During the first quarter of fiscal 1998, Engage sold certain rights to its Engage.Fusion(TM) and Engage.Discover(TM) data warehouse products to Red Brick Systems, Inc. These products had been developed to accelerate the design and creation of very large data warehouses and perform high-end data query and analysis. Engage retained certain rights to sell Engage.Fusion and Engage.Discover to interactive media markets as part of its product suite. Additionally, during the first quarter of fiscal year 1998, Engage transferred its ListLab division to its subsidiary CMG Direct Corporation (CMG Direct). With the sale of these rights and transfer of its ListLab division, Engage narrowed its focus to the Internet software solutions market. As a result of this repositioning, beginning in fiscal year 1998, the operating results of Engage began to be classified in the Company's Internet segment.

          Summarized financial information of the Company's continuing operations by business segment for the fiscal years ended July 31, 1999, 1998 and 1997 is as follows:

                                                                       Years Ended July 31,
                                                       1999                  1998                   1997
                                                       ----                  ----                   ----
Net revenues:
   Internet                                    $        41,295,000   $        18,709,000    $        23,917,000
   Fulfillment services                                134,371,000            63,207,000             36,139,000
                                               -------------------   -------------------    -------------------
                                               $       175,666,000   $        81,916,000    $        60,056,000
                                               ===================   ===================    ===================
Operating income (loss):
   Internet                                    $      (131,812,000)  $       (71,703,000)   $       (45,250,000)
   Fulfillment services                                  5,153,000             1,444,000              4,330,000
                                               -------------------   -------------------    -------------------
                                               $      (126,659,000)  $       (70,259,000)   $       (40,920,000)
                                               ===================   ===================    ===================
Total assets:
   Internet                                    $     1,979,363,000   $       120,759,000    $        87,626,000
   Fulfillment services                                 74,295,000            67,356,000             32,734,000
   Corporate and other                                 350,936,000            69,975,000             19,181,000
                                               -------------------   -------------------    -------------------
                                               $     2,404,594,000   $       258,090,000    $       139,541,000
                                               ===================   ===================    ===================
Depreciation and amortization:
   Internet                                    $        18,728,000   $         4,397,000    $         2,410,000
   Fulfillment services                                  3,941,000             2,556,000              1,634,000
                                               -------------------   -------------------    -------------------
                                               $        22,669,000   $         6,953,000    $         4,044,000
                                               ===================   ===================    ===================

          Other gains, net, minority interest and equity in losses of affiliates as reported in the Consolidated Statements of Operations for the years ended July 31, 1999, 1998 and 1997 relate to the Internet segment. All intercompany transactions have been eliminated, and intersegment revenues are not significant.

(4)  Discontinued operations

          In May 1999, the Company completed the sale of its subsidiary, CMG Direct Corporation (CMG Direct) to Marketing Services Group, Inc. (MSGI.) At the time, CMG Direct comprised the Company's entire lists and database services segment. As a result of the sale of CMG Direct the Company received total proceeds of $91.4 million consisting of approximately $12.3 million and approximately 2.3 million shares of MSGI common stock. As a result of the sale the net gain of $53.2 million recorded by the Company and the historical operations of the Company's lists and database services segment have been reflected as income (loss) from discontinued operations in the accompanying consolidated financial statements. The gain on sale of data warehouse product rights by Engage in the first quarter of fiscal 1998 has also been reflected as discontinued operations. These data warehouse products were developed by Engage during fiscal 1996 and 1997, when Engage was included in the Company's lists and database services segment. CMG Direct's net assets, which included accounts receivable, prepaid expenses, net property and equipment, net goodwill, other assets, accounts payable, accrued expenses and other liabilities are reported as net current and non-current assets of discontinued operations at July 31, 1998. Certain prior period amounts in the consolidated financial statements have been reclassified in accordance with generally accepted accounting principles to reflect the Company's lists and database services segment as discontinued operations. Summarized financial information for discontinued operations is as follows:

                                                                                        Years Ended July 31,
Results of operations:                                              July 31, 1999          July 31, 1998          July 31,1997
                                                                    -------------          -------------          ------------
Net revenues                                                    $         6,998,000    $         9,568,000    $        10,551,000
Operating expenses                                                        8,343,000             10,125,000             22,740,000
                                                                -------------------    -------------------    -------------------
Operating loss                                                           (1,345,000)              (557,000)           (12,189,000)
Gain on sale of CMG Direct                                               90,444,000                     --                     --
Gain on sale of data warehouse product rights                                    --              8,437,000                     --
                                                                -------------------    -------------------    -------------------
Income (loss) before income taxes                                        89,099,000              7,880,000            (12,189,000)
Income tax expense (benefit)                                             36,702,000              3,240,000             (4,996,000)
                                                                -------------------    -------------------    -------------------
Net income (loss) from discontinued operations                  $        52,397,00     $         4,640,000    $        (7,193,000)
                                                                ===================    ===================    ===================

                                                As of
Financial Position:                         July 31, 1998
                                            -------------

Current assets                             $     2,748,000
Property and equipment, net                        570,000
Other assets                                       676,000
Current liabilities                             (2,266,000)
                                           ---------------
Net assets of discontinued operations      $     1,728,000
                                           ===============


(5)  Deconsolidation of Lycos, Inc. and Vicinity Corporation

          During the first quarter of fiscal year 1998, the Company owned in excess of 50% of Lycos and accounted for its investment under the consolidation method. Through subsequent sale and distribution of Lycos shares, the Company's ownership percentage in Lycos was reduced to below 50% beginning in November 1997. As such, beginning in November 1997, the Company began accounting for its remaining investment in Lycos under the equity method of accounting, rather than the consolidated method. Prior to these events, the operating results of Lycos were consolidated with those of CMGI's other majority owned subsidiaries in the Company's consolidated balance sheets.

          As a result of the Company's sale of Lycos shares during January 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares. With this decline in ownership below 20%, CMGI began accounting for its investment in Lycos (net of shares attributable to CMG@Ventures I, LLC's profit members) as available-for-sale securities, carried at fair value.

          The Company's historical consolidated operating results for the fiscal years ended July 31, 1997 included Lycos net revenues of $22,253,000 and Lycos operating losses of ($8,759,000). The Company's consolidated operating results for the fiscal quarter ended October 31, 1997 included Lycos net revenues and operating loss of $9,303,000 and ($433,000), respectively.

          Beginning in November 1998, CMGI's ownership interest in Vicinity Corporation (Vicinity) was reduced to below 50% as a result of employee stock option exercises. As such, beginning in November 1998, the Company began to account for its investment in Vicinity under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Vicinity were consolidated within the operating results of the Company's Internet segment, and the assets and liabilities of Vicinity were consolidated with those of CMGI's other majority-owned subsidiaries in the Company's consolidated balance sheets. The Company's historical quarterly consolidated operating results for the fiscal quarter ended October 31, 1998 included Vicinity net revenues of $1,454,000 and operating losses of ($621,000.)


(6)  Available-for-Sale Securities

          At July 31, 1999 and 1998, available-for-sale securities consist of common stock investments, carried at fair value and based on quoted market prices, net of a market value discount to reflect any remaining restrictions on transferability. Available-for-sale securities at July 31, 1999 primarily consist of approximately: 4.6 million shares of Yahoo! valued at $631 million,
13.1 million shares of Lycos valued at $542 million, 2.8 million shares of Silknet Software, Inc. (Silknet) valued at $86 million, 4.7 million shares of Hollywood Entertainment valued at $83 million, 2.7 million shares of Chemdex Corporation (Chemdex) valued at $76 million and 1.6 million shares of Critical Path, Inc. (Critical Path) valued at $54 million. Shares of publicly traded companies held by CMG@Ventures I and II which have been allocated to CMG@Ventures I's and II's profit members have been classified in other non-current assets in the accompanying Consolidated Balance Sheet and valued at carrying value as of the date of allocation. Certain shares included in available-for-sale securities at July 31, 1999 may be required to be allocated to CMG@Ventures I's and II's profit members in the future. Also included in available-for-sale securities at July 31, 1999, were 1.5 million shares of Lycos common stock which the Company may be required to sell to Lycos, at prices ranging from $0.0025 to $2.40 per share, pursuant to employee stock option exercises. Corresponding liabilities of $47.8 million and $11.1 million have been included in other current and other non-current liabilities, respectively, as of July 31, 1999 to reflect this potential obligation. The net unrealized holding gain (loss) of $308 million and ($436,000), net of deferred income taxes, has been presented as "accumulated other comprehensive income (loss)" within the Consolidated Statement of Stockholders' Equity at July 31, 1999 and 1998, respectively.


(7)  Property and Equipment

          Property and equipment consists of the following:

                                                            July 31,
                                                       1999          1998
                                                       ----          ----
Machinery and equipment                           $ 14,974,000   $ 12,648,000
Leasehold improvements                              11,632,000      2,825,000
Software                                             7,941,000      3,558,000
Office furniture and equipment                       3,015,000      1,959,000
                                                  ------------   ------------
                                                    37,562,000     20,990,000
Less: Accumulated depreciation and amortization     12,730,000      7,587,000
                                                  ------------   ------------
Net Property and Equipment                        $ 24,832,000   $ 13,403,000
                                                  ============   ============

(8)  Business Combinations

         During the third fiscal quarter of 1999, CMGI exercised its right to invest an additional $22 million in cash to increase its ownership in Magnitude Network (Magnitude Network) from 23% to 92%. Magnitude Network is a company that focuses on opportunities surrounding the integration of radio and the Internet. CMGI had previously invested total cash of $2.5 million in Magnitude Network in June and October 1998. Accordingly, beginning in February 1999, CMGI began accounting for its investment in Magnitude Network under the consolidation method of accounting, rather than the equity method.

         In March 1999, CMGI completed the acquisition of 2CAN Media, Inc.
(2CAN) for initial consideration of approximately $27,493,000. Immediately following the completion of the acquisition, 2CAN was merged with and into CMGI's subsidiary, Adsmart Corporation (Adsmart). 2CAN was an interactive media company serving the online advertising community with site-focused sales and advertising representation. As the primary component of the initial consideration paid for 2CAN, CMGI and Adsmart jointly issued convertible promissory notes in the aggregate principal amount of $26,983,000. Pursuant to the conversion terms of the notes, as of July 31, 1999, promissory notes in the principal amount of $24,142,000 have been satisfied through the payment of $3,552,000 in cash and the issuance of 305,445 shares of CMGI common stock. The consideration paid is subject to a dollar for dollar reduction if certain revenue amounts are not achieved by Adsmart (including 2CAN) during the period from March 11, 1999 to December 31, 1999. Additionally, the initial consideration is subject to an increase of $0.83 for each $1 of calendar year 1999 revenues achieved by Adsmart and 2CAN in excess of $28 million. The additional consideration is payable in shares of CMGI common stock. Contingent consideration, if paid, will be recorded as additional purchase price. The shares of CMGI common stock issued in the 2CAN acquisition are not registered under the Securities Act of 1933, as amended, and are subject to restrictions on transferability for a period of twelve months following the date of the issuance.

         In April 1999, the Company's subsidiary, Engage, acquired Internet Profiles Corporation (I/PRO), which provides Web site traffic measurement and audit services, for approximately $33 million including acquisition costs of $244,000, consisting of $1.6 million in net cash, $20.9 million in CMGI shares and $10.2 million in Engage shares and options. Of the purchase price, $4.5 million was allocated to in process research and development which was charged to operations during fiscal 1999. In addition, CMGI must pay up to $3 million to the former I/PRO stockholders if stated performance goals are met by I/PRO one year after the closing. Engage must reimburse CMGI for any such payments, at CMGI's election, in cash or by issuance of shares of Engage Series C convertible preferred stock at its then fair market value. Any additional payment will be treated as additional purchase price. The shares of CMGI common stock are not registered under the Securities Act of 1933, as amended, and are subject restrictions on transferability for periods of up to twelve months following the date of the issuance. The value of the CMGI shares included in the purchase price was recorded net of a 9% weighted average market value discount to reflect the restrictions on transferability.

         Also during 1999, the Company, or its subsidiaries, completed the acquisitions of four other companies for purchase prices valued at a combined total of approximately $19,765,000 including acquisition costs of $300,000. Those acquisitions were Activerse ($14,050,000 purchase price in April 1999), Nascent Technologies ($4,870,000 in May 1999), Netwright LLC (in June 1999, 66% ownership in exchange for $5 million in future funding commitments) and Digiband ($845,000 in June 1999). The combined consideration for these acquisitions consisted primarily of 253,060 shares of the Company's common stock valued at $19,465,000. The shares of CMGI common stock issued by the Company are not registered under the Securities Act of 1933, as amended, and are subject restrictions on transferability for periods of up to twelve months following the date of the issuance. The value of the CMGI shares included in the purchase price was recorded net of a 10% market value discount to reflect the restrictions on transferability.

         In April 1998, the Company acquired Accipiter, a company specializing in Internet advertising management solutions, in exchange for 5,054,768 shares of the Company's common stock. The shares issued by the Company in the acquisition of Accipiter were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging from six to twenty-four months from the date of issuance. The value of the Company's shares included in the purchase price was recorded net of a 10% market value discount to reflect the restrictions on transferability. Of the purchase price, $9,200,000 was allocated to in process research and development which has been charged to operations during fiscal 1998. In August 1998, Accipiter was merged with Engage. Approximately $1.7 million of deferred compensation was recorded during fiscal 1998 relating to approximately 172,000 of the Company's common shares issued to the then employee stockholders of Accipiter which are being held in escrow. These shares are subject to forfeiture upon termination of employment over a two-year period. Deferred compensation expense is being recognized over the two-year service period beginning April 1, 1998.

         Also during fiscal 1998, the Company, or its subsidiaries, completed the acquisition of three other companies, including InSolutions (in June 1998), Servercast Communications, LLC (Servercast, in July 1998) and On-Demand Solutions (on July 31, 1998). The combined consideration for these acquisitions consisted of a combination of the Company's common stock, cash and seller's notes. The shares issued by the Company were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging from twelve to twenty-four months. The value of the Company's shares included in the purchase prices of these acquisitions were recorded net of market value discount of 10% to reflect the restrictions on transferability. Of the cash consideration, $5,000,000 was provided through additional bank borrowings by the Company's subsidiary, SalesLink. Additional consideration of approximately $1,500,000 could be paid related to the acquisition of InSolutions if certain future performance goals are met which will be recorded as additional purchase price.

         In October 1996, the Company's subsidiary, SalesLink, acquired Pacific Link, a company specializing in high technology product and literature fulfillment and turnkey outsourcing for consideration totaling $17 million, consisting of cash and a seller's note.

         The acquisitions during fiscal 1998 and 1999 have been accounted for using the purchase method, and, accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The portions of the purchase prices allocated to goodwill are being amortized on a straight-line basis over five years for all fiscal year 1998 acquisitions with the exception of InSolutions and On-Demand Solutions whose goodwill is being amortized over 15 years. Goodwill and other intangibles, totaling $103.5 million, were recorded related to acquisitions in 1999, and are being amortized on a straight-line basis over two or five years, depending on the asset class. The acquired companies are included in the Company's consolidated financial statements from the dates of acquisition.

     The purchase prices for the fiscal year 1999 and 1998 acquisitions were allocated as follows:

                                                                                  Year ended July 31,
                                                                                         1999
                                                      -----------------------------------------------------------------------
                                                        Magnitude
                                                         Network         2CAN          I/PRO      All Others       Total
                                                         -------         ----          -----      ----------       -----
Working capital (deficit), including cash acquired    $  1,209,000  $ (4,156,000)  $   (150,000) $  (3,762,000) $ (6,859,000)
Property, plant and equipment                              363,000       114,000      1,675,000        236,000     2,388,000
Other assets (liabilities), net                            (69,000)      149,000       (235,000)      (491,000)     (646,000)
In-process research and development                        551,000            --      4,500,000      1,010,000     6,061,000
Goodwill                                                22,162,000    31,386,000     22,288,000     22,772,000    98,608,000
Developed technology                                            --            --      3,000,000             --     3,000,000
Other identifiable intangible assets                            --            --      1,920,000             --     1,920,000
Minority interest                                         (119,000)           --             --             --      (119,000)
Losses recorded under equity method                        388,000            --             --             --       388,000
                                                      ------------  ------------   ------------  -------------  ------------
Purchase price                                        $ 24,485,000  $ 27,493,000   $ 32,998,000  $  19,765,000  $104,741,000
                                                      ============  ============   ============  =============  ============

                                                                     1998
                                                                 -------------

                                                                     Total
                                                                     -----
Working capital (deficit), including cash acquired               $   (548,000)
Property, plant and equipment                                       1,746,000
Other assets (liabilities), net                                      (220,000)
In-process research and development                                 9,200,000
Goodwill                                                           46,191,000
Developed technology                                                1,600,000
Other identifiable intangible assets                                  200,000
Minority interest                                                          --
Losses recorded under equity method                                        --
                                                                 ------------
Purchase price                                                   $ 58,249,000
                                                                 ============

         The following unaudited pro forma financial information presents the consolidated operations of the Company and the acquired companies as if the 1999 and 1998 acquisitions had occurred as of the beginning of fiscal 1998 and 1997, respectively, after giving effect to certain adjustments including increased amortization of goodwill and other intangible assets related to the acquisitions, increased interest expense related to long-term debt issued in conjunction with the acquisitions and decreased compensation for certain officers to reflect contractual post-acquisition compensation. The in-process research and development charges of $6,061,000 and $9,200,000 which were recorded in fiscal 1999 and 1998, respectively, related to the acquisitions of I/PRO, Magnitude Network and Nascent in 1999 and primarily Accipiter in 1998 are excluded from the pro forma results as they are non-recurring and not indicative of normal operating results. The unaudited pro forma information excludes the impact of the acquisition of Servercast and Netwright LLC since it is not material to the Company's consolidated financial statements. The unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisitions been consummated on the dates assumed and do not project the Company's results of operations for any future period:

                                                    Year ended July 31,
                                                1999                  1998
                                                ----                  ----
Net revenues                               $187,129,000          $ 116,469,000
                                           ============          =============
Net income                                 $464,578,000          $  15,392,000
                                           ============          =============
Basic net income per share                 $       4.95          $        0.17
                                           ============          =============
Diluted net income per share               $       4.48          $        0.16
                                           ============          =============

(9)  CMG@Ventures Investments

         The Company's first Internet venture fund, CMG@Ventures I, was formed in February 1996. CMGI completed its $35 million commitment to this fund during fiscal 1997. The Company's second Internet venture fund, CMG@Ventures II, was formed during fiscal 1997. The Company is entitled to approximately 77.5% and 80% of the net capital gains, as defined, on investments made by CMG@Ventures I and CMG@Ventures II, respectively. The remaining interest in the net capital gains on these investments are attributed to profit members, including the President and Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG@Ventures I and CMG@Ventures II.

         During fiscal 1997, CMG@Ventures I invested a total of $10.8 million in five companies, including Thingworld.com, LLC (Thingworld.com, formerly Parable, LLC), Lycos, NetCarta Corporation (NetCarta), Vicinity and GeoCities. CMG@Ventures II invested a total of $8.3 million in five companies during fiscal year 1997, including Silknet Software, Inc. (Silknet), KOZ, Inc. (KOZ), Softway Systems, Inc. (Softway Systems), Sage Enterprises and Reel.com. CMG@Ventures II invested a total of $27.6 million in fifteen companies during fiscal year 1998, including Blaxxun, GeoCities, Vicinity, Silknet, Thingworld.com, KOZ, Sage Enterprises, Reel.com, Speech Machines plc (Speech Machines), Chemdex, TicketsLive Corporation (TicketsLive), Critical Path, MotherNature.com, Visto Corporation (Visto), and WebCT (formerly Universal Learning Technology). During fiscal 1999, CMG@Ventures II invested $26.4 million in nine companies, including Silknet, Thingworld.com, KOZ, Softway Systems, Chemdex, Critical Path, MotherNature.com, Visto and WebCT.

         At July 31, 1999, CMG@Ventures I and CMG@Ventures II held investments in Blaxxun (54% legal ownership), Chemdex (9%), Critical Path (4%), KOZ (8%), MotherNature.com (13%), Silknet (18%), Speech Machines (19%), Thingworld.com (36%), Vicinity (33%), Visto (9%), WebCT (30%) and Lycos. Including shares remaining in CMG@Ventures I and those already distributed from the fund, CMGI held a combined 17% ownership interest in Lycos at July 31, 1999. CMG@Ventures II also held 2.4 million shares of Hollywood Entertainment common stock. CMG@Ventures II received the Hollywood Entertainment shares during fiscal 1999 in exchange for its investment in Reel.com.

         In fiscal year 1999, CMGI announced the formation of the @Ventures III venture capital fund (The Fund). The Fund secured capital commitments from outside investors, and CMGI, to be invested in emerging Internet service and technology companies. 78.1% of amounts committed to The Fund are provided through two newly formed entities @Ventures III L.P. and @Ventures Foreign Fund III, L.P. CMGI does not have a direct ownership interest in either of these entities, but CMGI is entitled to 2% of the net capital gains realized by both entities. Management of these entities, is the responsibility of @Ventures Partners III, LLC, which is entitled to 20% of their net gains. The Company has committed to contribute up to $56 million to its newly formed limited liability company affiliate, CMG@Ventures III, LLC, equal to 19.9% of total amounts committed to The Fund, of which approximately $20 million has been funded as of July 31, 1999. CMG@Ventures III, LLC will take strategic positions side by side with @Ventures III L.P. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMG@Ventures III, LLC. @Ventures Partners III, LLC is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III, LLC. The remaining 2% committed to The Fund is provided by a fourth entity, @Ventures Investors, LLC, in which CMGI has no ownership. The Company's Chief Executive Officer and Chief Financial Officer each have individual ownership interests in @Ventures Investors, LLC and, as members of @Ventures Partners III, LLC, are entitled to a portion of net gains distributed to @Ventures Partners III, LLC. CMG@Ventures III, LLC is currently proposing an expansion fund to @Ventures III to provide follow-on financing to existing @Ventures III investee companies, pursuant to which CMGI's commitment could increase by up to $38 million. The Company anticipates synergies between these strategic positions and CMGI's core businesses, including speeding technological innovation and access to markets.

         At July 31, 1999, CMG@Ventures III, LLC held investments in the following companies: Ancestry.com, Inc. (8% legal ownership), Asimba, Inc. (4%), AuctionWatch.com, Inc. (formerly Omnibot, 1%), Aureate Media Corporation (6%), BizBuyer.com (8%), Intelligent/Digital, Inc. (6%), Carparts.com (4%), eCircles Corporation (8%), Exp.com, Inc. (formerly Advoco.com ,5%), Furniture.com, Inc. (4%), HotLinks Network, Inc. (9%), INPHO.com, Inc. / HomePriceCheck.com (15%), NameTree, Inc. (6%), NextMonet.com, Inc. (11%), NextPlanetOver.com (5%), OneCore Financial Network, Inc. (6%), ONEList.com, Inc. (6%), PlanetOutdoors.com, Inc. (6%), Productopia, Inc. (7%), Promedix.com, Inc. (7%) Raging Bull, Inc. (12%), Virtual Ink Corporation (8%) and Vstore.com (1%).

(10) Gains on Issuance of Stock by Subsidiaries and Affiliates

         The following schedule reflects the components of "Gains on issuance of stock by subsidiaries and affiliates" for the years ended July 31,:

                                                        1999           1998            1997
                                                        ----           ----            ----
     Gain on stock issuance by Engage              $   81,103,000  $          --  $         --
     Gain on stock issuance by GeoCities               29,373,000             --            --
     Gain on stock issuance by Lycos                   20,253,000     46,285,000            --
                                                   --------------  -------------  ------------
                                                   $  130,729,000  $  46,285,000  $         --
                                                   ==============  =============  ============

         Gain on issuance of stock by Engage relates primarily to the issuance by Engage of 7.8 million shares of its common stock in its initial public offering ($15.00 per share) and in a private placement of its common stock ($13.95 per share) during July 1999. Engage received net proceeds totaling approximately $108 million from these stock issuances and the Company's ownership in Engage was reduced from approximately 96% to 79%. The pre-tax gain represents the increase in the Company's net equity in Engage as a result of Engage's stock issuances. The Company provided for deferred income taxes resulting from the gain on issuance of stock by Engage.

         In August 1998, the Company's affiliate, GeoCities, completed its initial public offering of common stock, issuing approximately 5.5 million shares at a price of $17.00 per share, which raised $84.5 million in net proceeds for GeoCities. As a result of the initial public offering, the Company's ownership interest in GeoCities was reduced from approximately 34% to 28%. The Company recorded a pre-tax gain of $24.1 million related to the issuance of stock by GeoCities in its initial public offering. The Company also recorded net pre-tax gains totaling $5.3 million related to other issuances of stock by GeoCities during fiscal 1999 which included stock issued by GeoCities in its acquisition of Starseed, Inc. (known as WebRing) and Futuretouch. The gains were recorded net of the interests attributable to CMG@Ventures I's and II's profit members. The Company provided for deferred income taxes related to the gains on issuances of stock by GeoCities.

         The gain on issuance of stock by Lycos in fiscal 1999 was primarily related to the issuance of 4.1 million shares by Lycos, valued at approximately $158 million during August 1998 in its acquisition of WhoWhere? Inc. With this transaction, the Company's ownership interest in Lycos was reduced from approximately 24% to 22%. During fiscal 1998, the Company recorded a pre-tax gain of $16.8 million relating to Lycos' issuance of 1,268,709 shares of its common stock, valued at approximately $61 million, in its acquisition of Tripod, Inc. during February 1998. With this transaction, the Company's ownership in Lycos was reduced from approximately 46% to 42%. The Company's pre-tax gain was recorded net of the impact of a $7.2 million in-process research development charge recorded by Lycos in conjunction with the acquisition of Tripod, Inc. In June 1998, the Company recorded a pre-tax gain of $23.0 million relating to Lycos' secondary public offering of 2,337,500 shares of common stock at $50 per share, which raised net proceeds of $111.2 million for Lycos. With this transaction, the Company's ownership in Lycos was reduced from approximately 35% to 31%. The Company also recorded net pre-tax gains totaling $6.6 million on other issuances of stock by Lycos during fiscal 1998, which included stock issued by Lycos relating to other acquisitions and minority investments during fiscal 1998, net of the impact of in-process research and development charges recorded by Lycos, and stock issued by Lycos as a result of employee stock option exercises. The gains on issuance of stock by Lycos in fiscal 1999 and 1998 were recorded net of the interests attributable to CMG@Ventures I's profit members. The Company provided for deferred income taxes resulting from the gains on stock issuances by Lycos during fiscal 1999 and 1998.

(11) Other Gains, Net

         The following schedule reflects the components of "Other gains, net" for the years ended July 31,:

                                                               1999           1998            1997
                                                               ----           ----            ----
     Gain on sale of investment in GeoCities               $ 661,171,000  $         --   $         --
     Gain on sale of investment in Sage Enterprises           19,057,000             --            --
     Gain on sale of investment in Reel.com                   23,158,000             --            --
     Gain on sale of Lycos stock                              45,475,000     92,388,000            --
     Gain on sale of NetCarta                                         --             --    15,111,000
     Gain on dividend distribution of Lycos stock                     --             --     8,413,000
     Other                                                     9,451,000      4,174,000     3,616,000
                                                           -------------  -------------  ------------
                                                           $ 758,312,000  $  96,562,000  $ 27,140,000
                                                           =============  =============  ============

         The Company recorded a pre-tax gain of $661,171,000 on the sale of its investment in GeoCities to Yahoo!. The Company's subsidiaries, CMG@Ventures I and CMG@Ventures II converted its holdings in GeoCities into 5,595,706 shares and 341,423 shares of Yahoo! common stock, respectively, valued at a total of $878.7 million. The gain was recorded net of the interests attributable to CMG@Ventures I's and II's profit members.

         During fiscal year 1999, the Company recorded a pre-tax gain of $19.1 million on the sale of CMG@Ventures II's investment in Sage Enterprises. CMG@Ventures II converted its holdings in Sage Enterprises into 225,558 shares of Amazon.com common stock, valued at $26.5 million, as part of a merger wherein Amazon.com acquired Sage Enterprises. This gain was recorded net of the 20% interest attributable to CMG@Ventures II's profit members.

         During fiscal 1999, the Company recorded a pre-tax gain of $23.2 million on the sale of CMG@Ventures II's investment in Reel.com. CMG@Ventures II's holdings in Reel.com were converted into 1,943,783 restricted common and 485,946 restricted, convertible preferred shares of Hollywood Entertainment, valued at a total of $32.8 million, as part of a merger wherein Hollywood Entertainment acquired Reel.com. The preferred shares were subsequently converted into common shares on a 1-for-1 basis. The gain is reported net of the 20% interest attributable to CMG@Ventures II's profit members.

         The Company sold 818,000 of its Lycos shares on the open market during fiscal 1999. As a result of the sale, the Company received proceeds of $53.1 million, and recognized a pre-tax gain of $45.5 million, reported net of the associated interest attributed to CMG@Ventures I's profit members. As a result of the Company's sale of Lycos shares, during fiscal 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares. With this decline in ownership below 20%, CMGI began accounting for its investment in Lycos (net of shares attributable to CMG@Ventures I's profit members) as available-for-sale securities, carried at fair value, rather than under the equity method.

         During fiscal 1998, the Company sold 1,955,015 of its Lycos shares, including 1,705,015 sold on the open market throughout the year and 250,000 shares sold as part of Lycos' secondary public offering in June 1998. The Company received net proceeds of $108.9 million from its sales of Lycos shares in fiscal 1998 and recorded pre-tax gains on the sales totaling $92.4 million. The gains on the Company's sales of Lycos shares are reported net of the associated interest attributed to CMG@Ventures I's profit members.

         During fiscal 1997, the Company sold its subsidiary, NetCarta to Microsoft Corporation (Microsoft) with the Company receiving proceeds of $18,468,000. As a result of the sale, the Company recognized a pre-tax gain of $15.1 million, reported net of the 22.5% interest attributed to CMG@Ventures I's profit members. Also, on July 31, 1997, the Company distributed 603,000 shares of Lycos common stock, with a market value of $11.0 million, to the Company's stockholders as a dividend. The distribution resulted in a pre-tax gain of $8.4 million during fiscal 1997.

         Also included in "Other gains, net" in fiscal 1999 were a gain on the sale of Amazon.com common stock of $7.0 million, a gain on the sale of Critical Path common stock of $3.4 million and an impairment charge of ($952,000) related to CMG@Ventures II's investment in Softway Systems. Also included in "Other gains, net" in fiscal 1998 and 1997 were a gain on the sale of Premiere Technologies, Inc. common stock of $4.2 million and a gain on the sale of CMG@Ventures I's investment in TeleT Communications of $3.6 million, respectively. These gains were reported net of the interest, if any, attributable to CMG@Ventures I's and II's profit members.

(12) Borrowing Arrangements

         Notes payable at July 31, 1999 consisted of $20 million in collateralized corporate borrowings. Notes payable at July 31, 1998 consisted of $20 million in collateralized corporate borrowings, $6.2 million owed by Saleslink under its revolving line of credit facility and $1.5 million owed by other subsidiaries of the Company under line of credit facilties.

         The Company's collateralized corporate borrowings were secured by 1,524,930 and 2,511,578 of the Company's shares of Lycos stock at July 31, 1999 and 1998, respectively. Under this agreement, the Company could become subject to additional collateral requirements under certain circumstances. The $20 million in borrowings outstanding at July 31, 1998 were payable in full in January 1999. On January 20, 1999, the Company renewed this agreement for an additional term of one year. The Company is considering either seeking renewal of this facility or repaying it with available funds upon its next maturity on January 20, 2000. Interest under this facility at July 31, 1999 and July 31, 1998 is payable quarterly at the London Interbank Offered Rate (LIBOR) plus 1.75%, respectively (7.09% and 7.44% effective rates at July 31, 1999 and 1998, respectively). The Company has entered into an interest rate swap agreement with the lender that effectively fixed the interest rate on this $20 million debt at a rate of 6.81% beginning April 20, 1999 through January 20, 2000.

         SalesLink's fiscal 1998 line of credit borrowings were made under a revolving credit agreement with a bank. The revolving credit agreement provides for the option of interest at LIBOR or the higher of 1) the rate announced by BankBoston, N.A. as its base rate (Prime), or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (7.22% and 7.65% effective rates at July 31, 1999 and 1998, respectively. The $6.2 million balance outstanding at July 31, 1998 under Saleslink's line of credit agreement was repaid during 1999 and there are no outstanding borrowings under this facility as of July 31, 1999. At July 31, 1999, SalesLink's revolving line of credit agreement totaled $9 million, of which $1.1 million had been reserved in support of outstanding letters of credit for operating leases, and $7.9 million was available for future borrowings. The line of credit matures November 11, 2002 and includes a commitment fee payable quarterly at a rate of 0.05% per annum on the average daily unused portion of the line.

Long-term debt consists of the following:

                                                                                        July 31,
                                                                               1999                  1998
                                                                               ----                  ----
Term notes payable to a bank issued by SalesLink                          $  14,338,000         $  15,500,000
Note payable to former shareholder of 2CAN                                    3,034,000                    --
Notes payable to former shareholder of InSolutions                            1,946,000             1,467,000
Notes payable to former members of Servercast issued by NaviSite              1,000,000             1,000,000
                                                                          -------------         -------------
                                                                             20,318,000            17,967,000
Less:  Current portion                                                        5,258,000            16,594,000
                                                                          -------------         -------------
                                                                          $  15,060,000         $   1,373,000
                                                                          =============         =============

         Saleslink's term notes payable to a bank provide for the option of interest at LIBOR or the higher of 1) Prime, or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on Saleslink's leverage ratio (7.22% and 7.65% effective rates at July 31, 1999 and 1998, respectively). The bank term notes outstanding at July 31, 1999 provide for repayment in quarterly installments through October 31, 2002, with the remaining balance to be paid on November 11, 2000.

         The obligations of SalesLink under its bank line of credit and bank term loans have been guaranteed by CMGI. Such obligations had been classified as current liabilities in the Company's July 31, 1998 balance sheet since, at that date, SalesLink was not in compliance with certain covenants of its borrowing arrangements. In connection with the investment by CMGI of a $10 million original principal amount of subordinated convertible notes and warrants to purchase SalesLink Series A Convertible Preferred Stock, the bank has since waived all covenant defaults and amended certain financial and operating covenants contained in the SalesLink bank facility. There are no current defaults as of July 31, 1999.

         The Company issued a note payable to a former shareholder of InSolutions in June 1999 as additional consideration for the Company's acquisition of InSolutions. In accordance with the purchase agreement, InSolutions had met certain performance goals and therefore the Company has issued a second note payable to the former shareholder. The Company had issued a note payable in June 1998 to the former shareholder as consideration for the Company's acquisition of Insolutions which was payable in twelve monthly installments from beginning November 30, 1998. Both notes bear interest at 5.71%. The second note issued is payable in twelve monthly installments beginning November 30, 1999. Additional principal amounts totaling $1.5 million could become due under this note if InSolutions meets certain future performance goals (see note 8). The contingent principal amounts owed, if any, would bear interest at 5.71% and would be payable in twelve monthly installments beginning November 30, 2000. The Company's subsidiary, NaviSite, issued $1 million in notes payable to former members of Servercast as consideration for the acquisition of Servercast in July 1998. These notes bear interest at 5.50% and are repayable on January 2, 2000.

         The Company and its subsidiary, Adsmart, jointly issued notes payable to former shareholders of 2CAN in March 1999 as partial purchase consideration. The notes bear interest at an annual rate of 6.5% and are due and payable in full in March 2004. Under the terms of the purchase agreement the notes are subject to a dollar for dollar reduction if certain revenue targets are not met by Adsmart during the period March 11, 1999 to December 31, 1999.

         Maturities of long-term debt for the next five fiscal years are as follows: 2000, $5,258,000; 2001, $4,663,000; 2002, $5,812,500; 2003, $1,550,000;
2004, $3,034,000; 2005 and thereafter, none.

         As of July 14, 1998, the Company's wholly-owned subsidiary, Saleslink, had entered into an interest rate swap agreement with the lender providing SalesLink's bank borrowing arrangements. The agreement effectively set a maximum LIBOR interest rate base on debt for a notional principal amount of $7.75 million at a rate of 7.63% through October 30, 2002. At July 31, 1999, based on prices quoted from the bank, interest rate hedge agreement values would indicate an asset of $62,000 if the contract were to be terminated.

(13) Commitments and Contingencies

         The Company leases facilities and certain other machinery and equipment under various noncancelable operating leases expiring through June 2013. Future minimum lease payments as of July 31, 1999 are as follows:

         Year ending July 31:
         2000                                                   $  30,263,000
         2001                                                      25,996,000
         2002                                                      18,653,000
         2003                                                      11,605,000
         2004                                                      12,197,000
         Thereafter                                                51,761,000
                                                                -------------
                                                                $ 150,475,000
                                                                -------------
         Total rent and equipment lease expense charged to continuing operations was $16,284,000, $10,454,000 and $5,528,000 for the years ended July 31, 1999,
1998 and 1997, respectively.

         The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

         NaviSite has provided letters of credit totaling $6.4 million as construction and lease security deposits for two facilities under construction. NaviSite is currently finalizing construction contracts in connection with those facilities and will be required, upon execution of the contract, to obtain a letter of credit in the amount of the remaining balance due under the contract, which is currently estimated to be less than $15 million.

(14) Redeemable Convertible Preferred Stock

         On June 29, 1999, CMGI completed a $375 million private placement of 375,000 shares of newly issued Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock"). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The Company will pay a semi-annual dividend of 2% per annum, in arrears, on June 30 and December 30 of each year at the Company's option, in cash or through an adjustment to the liquidation preference of the Series C Preferred Stock. Such adjustments, if any, will also increase the number of shares into which the Series C Preferred Stock is convertible into common stock. The Series C Preferred Stock is segregated into three separate tranches of 125,000 shares each. The shares in each tranche have identical rights and preferences to shares in other tranches except as to conversion price. The three tranches are convertible into common stock at prices of $91.43, $75.15 and $75.32 per share. The conversion price calculated for each tranche is also subject to adjustment for certain actions taken by the Company. The Series C Preferred Stock may be converted into common stock by the holders any time and automatically converts into common stock on June 30, 2002. The Series C Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events.

         On December 22, 1998, CMGI completed a $50 million private placement of 50,000 shares of newly issued Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Series B Preferred Stock has a stated value of $1,000 per share, and accretes an incremental conversion premium at a rate of 4% per year. Subject to certain limitations, the Series B Preferred Stock plus accreted conversion premium may be converted into shares of the Company's common stock at a fixed price of $26 per common share for one year or until the earlier occurrence of certain specified events. Under certain circumstances, the Company has the option to redeem the Series B convertible preferred stock; and under certain circumstances the Company may be required to redeem the Series B Preferred Stock. After one year or the earlier occurrence of certain specified events, if the Series B Preferred Stock has not been redeemed, the conversion price is based upon a formula which is tied to the undiscounted market price of the Company's common stock. Subject to waiver by the Company, the maximum number of shares of the Company's common stock into which the Series B Preferred Stock may convert is 4,166,668. The Series B Preferred Stock automatically converts into common stock on December 22, 2000. The Series B Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events. Preferred stockholders have preference over common stockholders in dividends and liquidation rights. In April 1999, 15,000 shares of Series B Preferred Stock, with a face amount of $15,000,000 and accumulated conversion premium of $184,000, were converted into 584,004 shares of the Company's common stock.

(15) Stockholders' Equity

         On May 11, 1998, January 11, 1999 and May 27, 1999 the Company effected 2-for-1 common stock splits in the form of stock dividends. Accordingly, all data shown in the accompanying consolidated financial statements have been retroactively adjusted to reflect these events.

         During the first and second quarters of fiscal 1997, the Company repurchased 800,000 shares of its common stock on the open market at an average cost of $1.23 per share, for a total of $984,000. The Company sold 3,763,816 shares of its common stock (the "CMGI Shares"), including the 800,000 treasury shares acquired in fiscal 1997, to Microsoft on January 31, 1997. The CMGI Shares purchased by Microsoft were priced at $1.8125 per share, with proceeds to CMGI totaling $6,821,917. Microsoft is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMGI, (i) from increasing its ownership in CMGI above ten percent of CMGI's outstanding shares, (ii) from exercising any control or influence over CMGI, and
(iii) from entering into any voting agreement with respect to its CMGI Shares.

         On July 31, 1997, the Company distributed 603,000 shares of Lycos common stock, with a market value of $11,010,000 at the date of distribution, to the Company's stockholders as a dividend. The distribution resulted in a pre-tax gain of $8,413,000 in fiscal 1997 reflected as "Other gains, net" in the accompanying Consolidated Statements of Operations.

         Pursuant to a stock purchase agreement entered into as of December 19, 1997, the Company sold 4,024,016 shares of its common stock to Intel Corporation (Intel). The CMGI shares sold to Intel were priced at $2.718 per share, with proceeds to CMGI totaling $10,937,000. Intel is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMGI, (i) from increasing its ownership in CMGI above ten percent of CMGI's outstanding shares, (ii) from exercising any control or influence over CMGI, and (iii) from entering into any voting agreement with respect to its CMGI shares.

         The Company sold 2,500,000 shares of its common stock to Sumitomo Corporation (Sumitomo) on February 27, 1998. The CMGI shares sold to Sumitomo were priced at $4.00 per share, with proceeds to CMGI totaling $10,000,000. Sumitomo is subject to "stand still" provisions, whereby it is prohibited for a period of three years, without the consent of CMGI, from (i) increasing its ownership in CMGI above ten percent of CMGI's outstanding shares, (ii) proposing or soliciting any person to propose a business combination with, or change of control of, CMGI, (iii) making, proposing or soliciting any person to propose a tender offer for CMGI stock, and (iv) entering into any voting agreement with respect to its CMGI shares.

         Effect of subsidiaries' equity transactions in fiscal 1998 relate to the issuance by Blaxxun of common and preferred shares for total proceeds of $690,000, including $500,000 invested by the Company. As a result of the fiscal 1998 transactions, the Company's ownership in Blaxxun was reduced from 92% to 81%. An increase of $3.1 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statement of Stockholders' Equity to reflect the increase in the Company's net equity in Blaxxun as a result of this transaction.

         Effect of subsidiaries' equity transactions during fiscal 1999 primarily related to equity transactions of NaviSite and Engage, prior to its initial public offering. During June 1999, NaviSite completed a private equity placement of approximately 2.1 million preferred shares at $7.40 per share, raising net proceeds to NaviSite of approximately $15.4 million. With this transaction, the Company's ownership in NaviSite was reduced from approximately 99% to 89%. An increase of $7.9 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statement of Stockholders' Equity to reflect the increase in the Company's net equity in NaviSite as a result of NaviSite's private placement. During April 1999, Engage acquired I/PRO for consideration which included the issuance of 1 million shares of Engage common stock and Engage stock options valued at a total of $10.2 million. As a result of the issuance, the Company's ownership in Engage was reduced from approximately 98% to 96%. An increase of $4.7 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statement of Stockholders' Equity to reflect the increase in the Company's net equity in Engage as a result of this transaction.

(16) Stock Option Plans

         The Company has two stock option plans currently in effect: the 1986 Stock Option Plan (the "1986 Plan") and the 1995 Stock Option Plan For Non-Employee Directors (the "Directors' Plan"). Options under both plans are granted at fair market value on the date of the grant. Options granted under the 1986 Plan are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Options under the Directors' Plan become exercisable in five equal annual installments beginning immediately after each Annual Stockholders' Meeting following the date of grant. Outstanding options under both Plans at July 31, 1999 expire through 2009.

         Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its subsidiaries' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. During fiscal 1999, the maximum number of the Company's common shares available under the 1986 Plan was increased from 18,000,000 shares to 28,000,000 shares. The number of shares reserved for issuance pursuant to the 1986 Plan is reduced by the number of shares issued under the Company's 1995 Employee Stock Purchase Plan (see note 17).

         Pursuant to the Directors' Plan, 2,256,000 shares of the Company's common stock were initially reserved. Options for 376,000 shares are to be granted to each Director who is neither an officer or full time employee of the Company, nor an affiliate of an institutional investor which owns shares of common stock of the Company. Options were granted to existing Directors with five years of continuous service at the date the Plan was adopted, and are granted to subsequent Directors at the time of election to the Board.

     The status of the plans during the three fiscal years ended July 31, 1999, was as follows:


                                                   1999                            1998                              1997
                                     -----------------------------------------------------------------------------------------------
                                                         Weighted                       Weighted
                                       Number of     average exercise     Number of      average        Number of   Weighted average
                                        shares             price           shares     exercise price     shares      exercise price
                                        ------             -----           ------     --------------     ------      --------------
Options outstanding, beginning of
   year                                 8,909,516    $      2.21         7,741,520    $      0.95       8,174,864    $      0.97
   Granted                              3,689,250          37.93         3,525,000           4.34       1,352,400           1.99
   Exercised                           (1,890,642)          3.10        (1,906,252)          1.22        (869,016)          1.05
   Canceled                              (293,578)          6.16          (450,752)          1.46        (916,728)          2.54
                                     ------------                      -----------                    -----------
Options outstanding, end of year       10,414,546    $     14.58         8,909,516    $      2.21       7,741,520    $      0.95
                                     ============    ===========       ===========    ===========     ===========    ===========

Options exercisable, end of year        2,996,548    $      0.81         2,584,940    $      0.62       2,959,088    $      0.75
                                     ============    ===========       ===========    ===========     ===========    ===========

Options available for grant, end
   of year                             10,467,886                        3,918,088                      7,125,120
                                     ============                      ===========                    ===========


     The following table summarizes information about the Company's stock options outstanding at July 31, 1999:

                                                  Options Outstanding                             Options Exercisable
                                 -------------------------------------------------------    --------------------------------
                                                    Weighted average       Weighted                              Weighted
                                     Number of         remaining        average exercise      Number of     average exercise
Range of exercise prices              shares       contractual life          price             shares             price
                                      -----        ----------------          -----             ------             -----
$    0.33  -  $    1.70               4,100,025         3.1 years      $         0.52          2,632,653     $       0.49
$    1.91  -  $    4.45               2,159,046         3.1                      2.58            349,570             2.69
$   10.00  -  $   15.98               2,532,223         5.3                     10.23              5,991            10.22
$   16.50  -  $   28.63                 382,002         4.4                     16.78              8,334            16.50
$   46.03  -  $   68.00                 558,000         4.5                     51.23                 --               --
$   75.44  -  $  118.97                 100,250         4.8                    101.98                 --               --
$  119.25  -  $  127.56                 583,000         8.0                    125.38                 --               --
                                 --------------                                             ------------
                                     10,414,546         4.1 years      $        14.58          2,996,548     $       0.81
                                 ==============    ==============      ==============       ============     ============

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

                                                                           Years Ended July 31,
                                                                  1999            1998              1997
                                                                  ----            ----              ----
       Pro forma net income (loss)                           $ 454,631,000    $   28,604,000   $  (23,907,000)
                                                             =============    ==============   ==============
       Pro forma net income (loss) per share:
          Basic                                              $        4.87    $         0.34   $        (0.32)
                                                             =============    ==============   ==============
          Diluted                                            $        4.40    $         0.32   $        (0.32)
                                                             =============    ==============   ==============

      The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                                                                Years Ended July 31,
                                                                -------------------
                                                          1999           1998          1997
                                                          ----           ----          ----
          Volatility                                     97.3%           90.1%        66.7%
          Risk-free interest rate                         5.7%            5.5%         6.2%
          Expected life of options (in years)             3.1             4.2          6.2

      The weighted average fair value per share of options granted during fiscal 1999, 1998, and 1997 was $26.02, $2.93, and $1.27, respectively.

      The effect of applying SFAS No. 123 as shown in the above pro forma disclosure is not likely to be representative of the pro forma effect on reported income or loss for future years as SFAS No. 123 does not apply to awards made prior to fiscal 1996.

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

      Employees purchased 54,530, 66,392, and 46,076 shares of common stock of the Company under the Plan during fiscal 1999, 1998, and 1997, respectively.


(18) Income Taxes

      The total income tax provision (benefit) was allocated as follows:

                                                                                     Years Ended July 31,
                                                                      1999                  1998                  1997
                                                                      ----                  ----                  ----
Income from continuing operations                               $    325,402,000      $     31,555,000      $      2,034,000
Discontinued operations                                               37,240,000             3,240,000            (4,996,000)
Unrealized holding gain included in comprehensive
   income, but excluded from net income                              215,835,000                    --               593,000
Subsidiaries' equity transactions charged directly to
   stockholders' equity                                                4,538,000             1,297,000               125,000
Compensation expense for tax purposes in excess of
   amounts recognized for financial reporting purposes
   charged directly to stockholders' equity                          (43,202,000)           (3,114,000)             (277,000)
                                                                ----------------      ----------------      ----------------
Total tax provision (benefit)                                   $    539,813,000      $     32,978,000      $     (2,521,000)
                                                                ================      ================      ================

         The income tax expense (benefit) from continuing operations consists of the following:

                                                                      Current               Deferred               Total
                                                                      -------               --------               -----
July 31, 1997:
   Federal                                                         $     724,000         $    (849,000)        $    (125,000)
   State                                                               2,181,000               (22,000)            2,159,000
                                                                   -------------         -------------         -------------
                                                                   $   2,905,000         $    (871,000)        $   2,034,000
                                                                   =============         =============         =============

July 31, 1998:
   Federal                                                         $  17,229,000         $   7,424,000         $  24,653,000
   State                                                              10,120,000            (3,218,000)            6,902,000
                                                                   -------------         --------------        -------------
                                                                   $  27,349,000         $   4,206,000         $  31,555,000
                                                                   =============         =============         =============
July 31, 1999:
   Federal                                                         $   7,262,000         $ 237,980,000         $ 245,242,000
   State                                                               5,695,000            74,465,000            80,160,000
                                                                   -------------         -------------         -------------
                                                                   $  12,957,000         $ 312,445,000         $ 325,402,000
                                                                   =============         =============         =============

     Deferred income tax assets and liabilities have been classified on the accompanying Consolidated Balance Sheets in accordance with the nature of the item giving rise to the temporary differences. The components of deferred tax assets and liabilities are as follows:

                                                       July 31, 1999                                       July 31, 1998
                                     -----------------------------------------------   ---------------------------------------------
                                        Current       Non-current         Total           Current       Non-current        Total
                                        -------       -----------         -----           -------       -----------        -----
Deferred tax assets:
   Accruals and reserves             $   10,765,000   $         --     $  10,765,000   $  3,322,000   $          --    $ 3,322,000
   Tax basis in excess of
     financial basis of
     available-for-sale securities       16,554,000             --        16,554,000        740,000              --        740,000
   Tax basis in excess of
     financial basis of
     investments in subsidiaries
     and affiliates                              --      8,879,000         8,879,000             --       9,731,000      9,731,000
   Net operating loss
     carryforwards of acquired
     subsidiaries                                --     12,865,000        12,865,000             --         957,000        957,000
   Other                                         --             --                --         22,000       1,361,000      1,383,000
                                     --------------   ------------     -------------   ------------   -------------    -----------
   Total gross deferred tax assets       27,319,000     21,744,000        49,063,000      4,084,000      12,049,000     16,133,000
   Less:  valuation allowance            (1,733,000)   (19,977,000)      (21,710,000)    (1,617,000)    (11,253,000)   (12,870,000)
                                     --------------   ------------     -------------   ------------   -------------    -----------
   Net deferred tax assets               25,586,000      1,767,000        27,353,000      2,467,000         796,000      3,263,000
                                     --------------   ------------     -------------   ------------   -------------   -------------

Deferred tax liabilities:
   Financial basis in excess of
     tax basis of investments in
     subsidiaries and affiliates                 --    (36,798,000)      (36,798,000)            --     (15,897,000)   (15,897,000)
   Financial basis in excess of
     tax basis of
     available-for-sale securities     (533,934,000)            --      (533,934,000)            --              --             --
   Differences in tax
     depreciation and amortization               --       (109,000)         (109,000)            --        (293,000)      (293,000)
   Other                                         --             --                --       (102,000)       (142,000)      (244,000)
                                     --------------   ------------     -------------   ------------   -------------   -------------
Total gross deferred tax liabilities   (533,934,000)   (36,907,000)     (570,841,000)      (102,000)    (16,332,000)   (16,434,000)
                                     --------------   ------------     -------------   ------------   -------------   -------------
Net deferred tax asset (liability)   $ (508,348,000)  $(35,140,000)     (543,488,000)  $  2,365,000   $ (15,536,000)  $(13,171,000)
                                     ==============   ============     =============   ============   =============   ============

     Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of July 31, 1999 and July 31, 1998 will be allocated as follows:

                                                                                                    July 31,
                                                                                           1999                  1998
                                                                                           ----                  ----
Income tax benefit recognized in the Consolidated Statement of Operations            $      8,173,000      $     10,986,000
Goodwill and other intangible assets                                                       13,537,000             1,704,000
Accumulated other comprehensive income                                                             --               180,000
                                                                                     ----------------      ----------------
                                                                                     $     21,710,000      $     12,870,000
                                                                                     ================      ================

     The net change in the total valuation allowance for the year ended July 31, 1999 was an increase of $8,840,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at July 31, 1999.

     The Company has net operating loss carryforwards for federal and state tax purposes of approximately $31.7 million and $18.9 million, respectively, attributable to the pre-acquisition periods of acquired companies. The federal net operating loss carryforwards will expire from 2009 through 2018 and the state net operating loss carryforwards will expire from 2001 through 2003. The tax benefits related to these net operating loss carryforwards, when and if realized, will be recorded as a decrease to goodwill and other non-current intangible assets. The utilization of these net operating loss carryforwards may be limited pursuant to Internal Revenue Code Section 382 as a result of prior ownership changes.

     Income tax expense attributable to income (loss) from continuing operations differs from the computed expense computed by applying the U.S. federal income tax rate of 35 percent to pre-tax income (loss) from continuing operations as a result of the following:

                                                                                    Years Ended July 31,
                                                                      1999                  1998                  1997
                                                                      ----                  ----                  ----
Computed "expected" tax expense (benefit)                         $  262,236,000         $  20,587,000         $  (4,480,000)
Increase (decrease) in income tax expense resulting from:
     Non-deductible goodwill amortization                              5,316,000               859,000               294,000
     Valuation allowance                                              (2,813,000)            2,465,000             4,903,000
     Non-deductible in-process research and development
       charge related to acquisition of subsidiary                     2,121,000             3,220,000                    --
     Utilization of research and development credits                          --              (612,000)                   --
     State income taxes, net of federal benefit                       52,104,000             4,486,000             1,403,000
     Other                                                             6,438,000               550,000               (86,000)
                                                                  --------------         -------------         -------------
Actual income tax expense                                         $  325,402,000         $  31,555,000         $   2,034,000
                                                                  ==============         =============         =============

(19) Selected Quarterly Financial Information (unaudited)

     The following table sets forth selected quarterly financial and stock price information for the years ended July 31, 1999 and 1998. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the Nasdaq National Market System ("NASDAQ/NMS") under the symbol CMGI. Included below are the high and low sales prices (adjusted for 2-for-1 stock splits effected on May 11, 1998, January 11, 1999 and May 27, 1999) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.

(in thousands, except per share data)

                                                     Fiscal 1999 Quarter ended                  Fiscal 1998 Quarter ended
                                                     -------------------------                 --------------------------
                                              Oct. 31    Jan. 31   Apr. 30    Jul. 31    Oct. 31   Jan. 31    Apr. 30   Jul. 31
                                              -------    -------   -------    -------    -------   -------    -------   -------
Net revenues                                 $ 37,405   $ 38,972  $  45,702  $  53,587  $ 22,595  $ 15,230   $ 18,145  $ 25,946
Cost of revenues                               35,625     37,123     44,216     51,945    13,675    14,275     17,230    27,770
Research and development expenses               5,353      5,239      5,053      6,833     6,047     4,513      3,849     4,814
In-process research and development expenses       --         --      4,500      1,561        --       875      9,250       200
Selling, general and administrative expenses   16,555     17,679     26,000     44,643    15,071     9,204     11,317    14,085
                                             --------   --------  ---------  ---------  --------  --------   --------  --------
Operating loss                                (20,128)   (21,069)   (34,067)   (51,395)  (12,198)  (13,637)   (23,501)  (20,923)
Interest income (expense), net                   (509)      (417)      (210)     1,405        73      (420)      (202)     (321)
Non-operating gains, net                       88,600     54,859        859    744,723    10,404    10,772     49,144    72,527
Equity in losses of affiliates                 (3,359)    (6,189)    (3,553)    (2,636)   (1,529)   (2,987)    (4,247)   (4,108)
Minority interest                                 101        103        275      1,852       (28)       --         --        --
Income tax benefit (expense)                  (26,316)   (14,138)     9,473   (294,421)    1,019       336    (13,125)  (19,785)
                                             --------   --------  ---------  ---------  --------  --------   --------  --------
Income (loss) from continuing operations       38,389     13,149    (27,223)   399,528    (2,259)   (5,936)     8,069    27,390
Discontinued operations, net of income taxes     (131)      (148)      (527)    53,203     4,944       102       (147)     (259)
                                             ---------- --------- ---------  ---------  --------- ---------  --------  --------
Net income (loss)                            $ 38,258   $ 13,001  $ (27,750) $ 452,731  $  2,685  $ (5,834)  $  7,922  $ 27,131
                                             ========   ========  =========  =========  ========  ========   ========  ========
Market Price
High                                         $  22.50   $  77.50  $ 165.00   $  129.19  $   3.56  $   4.63   $  13.44  $  22.94
                                             ========   ========  ========   ========== ========  ========   ========  ========
Low                                          $   8.63   $  14.53  $  41.00   $   71.50  $   1.84  $   2.39   $   4.57  $   8.31
                                             ========   ========  ========   ========== ========  ========   ========  ========

(20) Subsequent Events

     Subsequent to July 31, 1999, CMGI completed the acquisitions of AltaVista Company (AltaVista), Cha! Technologies Services, Inc. (Cha! Technologies), iAtlas Corporation (iAtlas) and Signatures Network and announced definitive agreements to acquire 1stUp.com, Activate.net Corporation (Activate.net), AdForce, Inc. (AdForce). AdKnowledge Inc. (AdKnowledge) and Flycast Communications Corporation (Flycast), subject to customary conditions, including target company shareholder approval and in the case of AdForce, AdKnowledge and Flycast, regulatory approval. These acquisitions will be accounted for using the purchase method, and the Company expects the majority of the purchase prices for the acquisitions will be allocated to intangible assets.

     On August 18, 1999, the Company completed the purchase of 81.5% of AltaVista, from Compaq Computer Corporation (Compaq) for approximately $2.4 billion. Compaq retained the remaining 18.5% equity ownership in AltaVista. In return, Compaq received approximately 19 million CMGI common shares, CMGI preferred shares, which were converted into approximately 1.8 million CMGI common shares in October 1999, and a $220 million three-year note. AltaVista includes the assets and liabilities constituting the AltaVista Internet search service and also includes former Compaq subsidiaries Zip2 Corporation and Shopping.com.

     On September 20, 1999, the Company signed a definitive agreement to acquire AdForce, a leading provider of centralized online advertising services, in a stock-for-stock merger valued at approximately $500 million. Under the terms of the agreement, CMGI will issue 0.262 CMGI shares for each share of AdForce held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including regulatory approval and approval by AdForce shareholders. In addition, the Company will assume all AdForce stock options outstanding at the effective time of the merger. In connection with the merger, the Company and AdForce also entered into a Stock Option Agreement, whereby AdForce has granted CMGI an option to purchase up to 19.9% of the outstanding shares of AdForce common stock, which option may be exercised in the event that the merger agreement is terminated under certain circumstances.

     On September 20, 1999, the Company announced it had signed a definitive agreement to acquire AdKnowledge, a leading provider of Web marketing management services focused entirely on the needs of online marketers and agencies, in an all stock transaction valued at approximately $193 million. Under the terms of the merger and contribution agreement, CMGI will initially acquire control of AdKnowledge through the issuance of approximately $170 million of CMGI common stock, followed by a contribution of AdKnowledge shares held by CMGI and AdKnowledge stockholders to Engage, in exchange for approximately $193 million of Engage common stock. The transaction is subject to customary conditions, including regulatory approval and shareholder approval of Engage and AdKnowledge.

     On September 29, 1999, the Company signed a definitive agreement to acquire Flycast, a provider of web-based direct response advertising, in a stock-for-stock merger valued at approximately $700 million. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for each share of Flycast outstanding immediately prior to the close of the transaction. In addition, the Company will assume all Flycast stock options outstanding at the effective time of the merger. Closing of the merger is subject to customary conditions, including regulatory approval and approval by Flycast shareholders. In connection with the merger, the Company and Flycast also entered into a Stock Option Agreement, whereby Flycast has granted the Company an option to purchase up to 19.9% of the outstanding shares of Flycast common stock, which option may be exercised in the event that the merger agreement is terminated under certain circumstances.

     Also subsequent to year end, the Company acquired Cha! Technologies, iAtlas Corporation and Signatures Network and announced definitive agreements to acquire 1stUp.com and Activate.net for combined consideration of approximately $200 million in CMGI stock and commitments to fund a total of approximately $113 million in operating capital.

     On September 23, 1999, the Company and Pacific Century CyberWorks Limited ("PCCW"), a company listed on The Stock Exchange of Hong Kong, entered into an agreement whereby the Company will issue US $350 million worth of its common stock to PCCW in exchange for US $350 million worth of shares of PCCW (based, in each case, on the closing price on September 3, 1999), subject to certain customary terms and conditions to closing including regulatory approval. The Company's ownership percentage of PCCW is expected to be approximately 6%. In addition, the Company and PCCW are in discussions to form a strategic relationship to jointly develop their Internet-related business activities in Asia, including the possible establishment of a venture for the development and application of Internet technologies within the Asian marketplace, and an agreement for co-investment with respect to Internet opportunities in the United States and Asia.

     On October 20, 1999, the Board of Directors approved the 1999 Non-Employee Directors Stock Option Plan, which reserves 1 million shares of common stock available for future issuance under the plan.

     On October 22, 1999, NaviSite completed its initial public offering at $14 per share, raising $71.6 million, net of underwriter's discounts and commissions. CMGI currently owns approximately 19.5 million shares of NaviSite common stock and will record a gain on issuance of stock by NaviSite in the first quarter of fiscal 2000.

     Also during October 1999, the Company sold 1.64 million shares of its Yahoo! stock for total proceeds of approximately $290 million.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
CMGI, Inc.:


We have audited the accompanying consolidated balance sheets of CMGI, Inc. and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CMGI, Inc. and subsidiaries as of July 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1999, in conformity with generally accepted accounting principles.



                                                      /s/ KPMG LLP
                                                      KPMG LLP


Boston, Massachusetts
September 24, 1999, except for Note 20
which is as of October 29, 1999