Form 10-K, Exhibit 13
period 2000-07-31
CMGI INC
filed 2000-10-31
CIK 914712

                                                                    EXHIBIT 13.1
                                                                    ------------
                      Selected Consolidated Financial Data

Selected Consolidated Financial Data - The following table sets forth selected consolidated financial information of the Company for the five years in the period ended July 31, 2000. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations" and the Company's consolidated financial statements and notes to those statements included elsewhere in this report. The following consolidated financial data includes the results of operations (from dates of acquisition) of the Company's fiscal 1997 acquisition of Pacific Direct Marketing Corporation, the fiscal 1998 acquisitions of Accipiter, Inc., InSolutions, Inc., Servercast Communications, LLC and On-Demand Solutions, Inc., the fiscal 1999 acquisitions of Magnitude Network, Inc., 2CAN Media, Inc., Internet Profiles Corporation, Activerse, Inc., Nascent Technologies, Inc., Netwright, LLC and Digiband, Inc. and the fiscal 2000 acquisitions AltaVista Company, AdForce, Inc., Flycast Communications Corporation, yesmail.com inc., Tallan, Inc., uBid, Inc. and eighteen other companies. See Note 8 to the Company's consolidated financial statements for further information concerning these acquisitions. The historical results presented herein are not necessarily indicative of future results.

                                                                                       Years ended July 31,
                                                                        2000          1999       1998        1997       1996
                                                                        ----          ----       ----        ----       ----
(in thousands, except per share data)
Consolidated Statement of Operations Data:

Net revenue                                                         $   898,050    $  186,389   $ 92,197    $ 67,306   $ 20,873
Cost of revenue                                                         737,264       179,553     83,021      42,116     14,353
Research and development expenses                                       153,974        22,253     19,108      17,767      5,412
In-process research and development expenses                             65,683         6,061     10,325       1,312      2,691
Selling, general and administrative expenses                            694,056        89,054     46,909      45,777     16,812
Amortization of intangible assets and stock-based compensation        1,436,880        16,127      3,093       1,254         --
                                                                    -----------    ----------   --------    --------   --------
Operating loss                                                       (2,189,807)     (126,659)   (70,259)    (40,920)   (18,395)

Interest income (expense), net                                          (15,096)          269       (870)      1,749      2,691
Gains on issuance of stock by subsidiaries and affiliates                80,387       130,729     46,285          --     19,575
Other gains, net                                                        525,265       758,312     96,562      27,140     30,049
Other income (expense), net                                             113,385       (13,406)   (12,899)       (769)      (746)
Income tax benefit (expense)                                            121,173      (325,402)   (31,555)     (2,034)   (17,566)
                                                                    -----------    ----------   --------    --------   --------
Income (loss) from continuing operations                             (1,364,693)      423,843     27,264     (14,834)    15,608
Discontinued operations, net of income taxes                                 --        52,397      4,640      (7,193)    (1,286)
                                                                    -----------    ----------   --------    --------   --------
Net income (loss)                                                    (1,364,693)      476,240     31,904     (22,027)    14,322
Preferred stock accretion and amortization of discount                  (11,223)       (1,662)        --          --         --
                                                                    -----------    ----------   --------    --------   --------
Net income (loss) available to common stockholders                  $(1,375,916)   $  474,578   $ 31,904    $(22,027)  $ 14,322
                                                                    ===========    ==========   ========    ========   ========

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations                          $     (5.26)   $     2.05   $   0.15    $  (0.10)  $   0.10
Discontinued operations                                                      --          0.25       0.03       (0.05)     (0.01)
                                                                    -----------    ----------   --------    --------   --------
Net earnings (loss)                                                 $     (5.26)   $     2.30   $   0.18    $  (0.15)  $   0.09
                                                                    ===========    ==========   ========    ========   ========

Shares used in computing diluted earnings (loss) per share              261,555       206,832    180,120     150,864    154,912
                                                                    ===========    ==========   ========    ========   ========

Consolidated Balance Sheet Data:

Working capital                                                     $ 1,110,105    $1,381,005   $ 12,784    $ 38,554   $ 72,009
Total assets                                                          8,557,107     2,404,594    259,818     146,248    106,105
Long-term obligations                                                   278,968        34,867      5,801      16,754        514
Redeemable preferred stock                                              383,140       411,283         --          --         --
Stockholders' equity                                                  6,190,182     1,062,461    133,136      29,448     53,992