Form 10-K, Exhibit 13
period 2000-07-31
CMGI INC
filed 2000-10-31
CIK 914712

                                                                    EXHIBIT 13.2
                                                                    ------------

           Management's Discussion & Analysis of Financial Condition
                            & Results of Operations

The matters discussed in this report contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, those discussed below in "Factors That May Affect Future Results," and elsewhere in this report, and the risks discussed in the Company's other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Basis of Presentation

     Certain amounts for prior periods in the accompanying consolidated financial statements, and in the discussion below, have been reclassified to conform with current period presentations.

Overview

     CMGI, Inc. and its consolidated subsidiaries, (CMGI or the Company) develop and operate a network of Internet companies. The Company's subsidiaries have been classified in the following five operating segments: i) Interactive Marketing, ii) eBusiness and Fulfillment, iii) Search and Portals, iv) Infrastructure and Enabling Technologies, and v) Internet Professional Services. CMGI also manages several venture capital funds that focus on investing in companies involved in various aspects of the Internet and technology. CMGI's business strategy includes the internal development and operation of majority-owned subsidiaries as well as taking strategic positions in other Internet companies that have demonstrated synergies with CMGI's core businesses. The Company's strategy also envisions and promotes opportunities for synergistic business relationships among its companies.

     At July 31, 2000, CMGI's majority-owned subsidiaries by segment were:

     The Company's Interactive Marketing segment subsidiaries provide a portfolio of online marketing products including enterprise wide promotion management, profiling and ad serving software, media, media management and analytics and included AdForce, LLC (AdForce), which CMGI contributed to CMGion, Inc. (CMGion) on October 11, 2000, Engage, Inc. (Engage) and yesmail.com, inc. (yesmail.com). AdForce provides centralized advertising management services for the Internet, wireless services and broadband services; Engage offers an array of software products and services that enables marketers to identify and target precise online audiences; and yesmail.com provides comprehensive permission-based email marketing technologies and services.

     The eBusiness and Fulfillment segment subsidiaries provide services across the entire ebusiness value chain to sell and deliver goods from the manufacturer to the customer and included SalesLink Corporation (SalesLink) and uBid, Inc.
(uBid). SalesLink is a provider of integrated solutions for supply chain management, end-to-end ebusiness and fulfillment services. uBid is a business-to-consumer and business-to-business online auction marketplace.

     The Search and Portals segment subsidiaries provide services and content which connect Internet users to information and entertainment and included AltaVista Company (AltaVista), iCAST Corporation (iCAST) and MyWay.com Corporation (MyWay.com). AltaVista is an Internet search, news media and commerce network that delivers personalized, relevant information and e-commerce services to millions of users worldwide; iCAST is a multimedia online entertainment community and personal publishing network; MyWay.com is a developer and distributor of custom portal services.

     The Infrastructure and Enabling Technologies segment subsidiaries provide products and services essential to business operations on the Internet, including outsourced managed applications, private-label Internet access and technology platforms and included 1stUp.com Corporation (1stUp), Activate.net Corporation (Activate), CMGion, Equilibrium Technologies, Inc. (Equilibrium), ExchangePath, LLC (ExchangePath), NaviPath, Inc. (NaviPath, formerly NaviNet, Inc.), NaviSite, Inc. (NaviSite) and Tribal Voice, Inc. (Tribal Voice) which CMGI contributed to CMGion on September 15, 2000. 1stUp enables companies to offer private-label Internet access services to their customers; Activate is a provider of Internet broadcasting services to companies worldwide; CMGion is planning to develop applications and services that will optimize the speed, consistency and reliability of delivery of Internet content and commerce over various access technologies; Equilibrium provides automated media infrastructure solutions for the Internet; ExchangePath offers a multi-functional integrated solution for online payment transactions; NaviPath provides private label Internet access solutions through an integrated network and systems architecture, enabling businesses to expand their reach to customers, employees and partners; NaviSite, which completed its IPO during October 1999, provides outsourced Web hosting and application services for companies conducting mission-critical business on the Internet; Tribal Voice provides instant messaging, time sensitive notification and online presence detection services.

     The Internet Professional Services segment subsidiaries provide applications strategy, development, design, and implementation services for companies seeking to initiate, enhance or redirect their presence on the Internet and included CMGI Solutions, Inc. (CMGI Solutions), Tallan, Inc. (Tallan) and Clara Vista Corporation (Clara Vista). CMGI Solutions, Tallan and Clara Vista provide ebusiness solutions utilizing flexible and scalable applications, tools, platforms and languages.

     The Company's first Internet venture fund, CMG@Ventures I, LLC (CMG@Ventures I) was formed in February 1996. The Company owns 100% of the capital and is entitled to approximately 77.5% of the net capital gains of CMG@Ventures I. The Company's second Internet venture fund, CMG@Ventures II, LLC (CMG@Ventures II), was formed during fiscal year 1997. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures II. At July 31, 2000, CMG@Ventures I and CMG@Ventures II held minority investments in six privately-held companies and the securities of twelve publicly-traded companies.

     In fiscal year 1999, CMGI announced the formation of the @Ventures III venture capital fund (@Ventures III Fund). The @Ventures III Fund secured capital commitments from outside investors and CMGI, to be invested in emerging Internet and technology companies. 78.1% of amounts committed to the @Ventures III Fund are provided through two entities, @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. CMGI does not have a direct ownership interest in either of these entities, but CMGI is entitled to 2% of the net capital gains realized by both entities. Management of these entities is the responsibility of @Ventures Partners III, LLC (@Ventures Partners III). The Company has committed to contribute up to $56 million to its limited liability company subsidiary, CMG@Ventures III, LLC (CMG@Ventures III), equal to 19.9% of total amounts committed to the @Ventures III Fund, of which approximately $49.9 million has been funded as of July 31, 2000. CMG@Ventures III will take strategic positions side by side with the @Ventures III Fund. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMG@Ventures III.
@Ventures Partners III is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III. The remaining 2% committed to the @Ventures III Fund is provided by a fourth entity, @Ventures Investors, LLC, in which CMGI has no ownership. During fiscal year 2000, CMGI formed an expansion fund to the @Ventures III Fund to provide follow-on financing to existing @Ventures III Fund investee companies, pursuant to which CMGI's commitment increased by $38.2 million through its limited liability company subsidiary CMG@Ventures Expansion, LLC (CMG@Ventures Expansion) of which approximately $9.3 million was funded as of July 31, 2000. At July 31, 2000, CMG@Ventures III and CMG@Ventures Expansion held minority investments in thirty-one privately-held companies.

     In fiscal year 2000, CMGI announced the formation of three new venture capital funds including: CMGI@Ventures IV, LLC (CMGI@Ventures IV), CMGI@Ventures B2B, LLC (B2B Fund) and CMGI@Ventures Technology Fund, LLC (Tech
Fund). CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMGI@Ventures IV, the B2B Fund and the Tech Fund. In September 2000, CMGI announced that it will be merging CMGI@Ventures IV, the B2B Fund and the Tech Fund into a single evergreen fund called CMGI@Ventures IV, LLC. Approximately $221.2 million has been invested by these funds as of July 31, 2000. At July 31, 2000, CMGI@Ventures IV, the B2B Fund and the Tech Fund held minority investments in eighteen privately-held companies and The securities of one publicly-traded company.

     The Company has adopted a strategy of seeking opportunities to realize gains through the selective sale of investments or having separate subsidiaries or affiliates sell minority interests to outside investors. The Company believes that this strategy provides the ability to increase stockholder value as well as provide capital to support the growth in the Company's subsidiaries and investments. The Company expects to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced, and to continue to pursue the acquisition of or the investment in additional companies.

Results of Operations

Fiscal 2000 Compared to Fiscal 1999
-----------------------------------

NET REVENUE:

                                                        As a % of FY                As a % of FY
                                                       2000 Total Net              1999 Total Net
                                            2000           Revenue       1999          Revenue       2000 vs. 1999  % Change
                                            ----           -------       ----          -------       -------------  --------
(in thousands)
Interactive Marketing                       $ 204,179             23%    $ 26,830             14%         $177,349       661%
eBusiness and Fulfillment                     269,765             30%     145,094             78%          124,671        86%
Search and Portals                            319,819             35%       8,238              5%          311,581     3,782%
Infrastructure and Enabling Technologies       61,789              7%       6,101              3%           55,688       913%
Internet Professional Services                 42,498              5%         126              -            42,372    33,629%
                                            ---------                    --------                         --------

Total                                       $ 898,050            100%    $186,389            100%         $711,661       382%
                                            =========            ===     ========            ===          ========    ======

     Net revenue increased $711.7 million, or 382%, to $898.1 million for fiscal year 2000 from $186.4 million for fiscal year 1999. The increase was largely a result of acquisitions and increased net revenue growth at existing companies during fiscal year 2000. The fiscal year 2000 acquisitions accounted for approximately 78% of the net revenue increase. The increase in net revenue within the Interactive Marketing segment was primarily the result of the acquisitions of AdForce, AdKnowledge, Inc., Flycast Communications Corporation (Flycast) and yesmail.com during fiscal year 2000 and increased net revenue from Engage due to an approximately $13 million transaction with Compaq Computer Corporation (Compaq), an affiliate of CMGI, and the continued expansion of Engage's customer base. The increase in net revenue within the eBusiness and Fulfillment segment was primarily the result of the acquisition of uBid during fiscal year 2000 and increased volume of turnkey business from Cisco Systems, Inc. (Cisco) at SalesLink. The increase in net revenue within the Search and Portals segment was primarily the result of the acquisitions of AltaVista and Signatures Network, Inc. (Signatures Network), during fiscal year 2000. The increase in net revenue within the Infrastructure and Enabling Technologies segment was primarily the result of increased net revenue from NaviSite and NaviPath and the acquisitions of Activate and 1stUp during fiscal year 2000.
The increase in net revenue for NaviSite was primarily due to the growth in its
customer base facilitated by the build-out of its data center facilities.   The
increase in net revenue for NaviPath during fiscal year 2000 primarily related to the growth in users due to the expansion of its network coverage across the
United States and Canada.   The increase in net revenue within the Internet
Professional Services segment was primarily the result of the acquisition of Tallan during fiscal year 2000. As a result of both increased net revenue from existing companies and the impact of including a full year of net revenue for companies acquired during fiscal year 2000, the Company expects to report future net revenue growth in each of the five operating segments.


COST OF REVENUE:

                                                         % of 2000                   % of 1999
                                                          Segment                     Segment
                                            2000        Net Revenue    1999         Net Revenue     2000 vs. 1999  % Change
                                            ----        -----------    ----       -------------     -------------  --------
(in thousands)
Interactive Marketing                       $139,866             69%    $ 20,866             78%         $119,000       570%
eBusiness and Fulfillment                    228,755             85%     122,728             85%          106,027        86%
Search and Portals                           193,295             60%      10,041            121%          183,254     1,825%
Infrastructure and Enabling Technologies     142,409            230%      25,827            423%          116,582       451%
Internet Professional Services                32,939             79%          91             72%           32,848    36,097%
                                            --------                    --------                         --------

Total                                       $737,264             82%    $179,553             96%         $557,711       311%
                                            ========            ===     ========            ===          ========    ======

     Cost of revenue increased $557.7 million, or 311%, to $737.3 million for fiscal year 2000 from $179.6 million for fiscal year 1999. Cost of revenue consisted primarily of expenses related to the content, connectivity and production associated with delivering the Company's products and services. The increase was largely attributable to the increased net revenue due to acquisitions and the acceleration of operations at existing companies across each of the Company's five operating segments during fiscal year 2000. The fiscal year 2000 acquisitions accounted for approximately 66% of the increase in cost of revenue. Cost of revenue as a percentage of net revenue for the Company decreased to 82% for fiscal year ended 2000 from 96% for the prior fiscal year primarily as a result of the substantial net revenue increases across each of the five operating segments and the impact of companies acquired.

RESEARCH AND DEVELOPMENT EXPENSES:

                                                       % of 2000                % of 1999
                                                        Segment                  Segment
                                         2000         Net Revenue   1999       Net Revenue   2000 vs. 1999  % Change
                                         ----         -----------   ----       -----------   -------------  --------
(in thousands)
Interactive Marketing                     $ 40,106             20%    $ 8,699           32%       $ 31,407       361%
eBusiness and Fulfillment                        -              -           -            -               -       N/A
Search and Portals                          92,276             30%     10,694          130%         81,582       763%
Infrastructure and Enabling Technologies    18,607             30%      2,709           44%         15,898       587%
Internet Professional Services               2,985              7%        151          120%          2,834     1,877%
                                          --------                    -------                     --------

Total                                     $153,974             17%    $22,253           12%       $131,721       592%
                                          ========             ==     =======          ===        ========     =====

     Research and development expenses increased $131.7 million, or 592%, to $154.0 million for fiscal year 2000 from $22.3 million for fiscal year 1999. Research and development expenses consisted primarily of personnel and related costs to design, develop, enhance, test and deploy the Company's product and service efforts either prior to the development effort reaching technological feasibility or once the product had reached the maintenance phase of its life
cycle.   Research and development expenses as a percentage of net revenue increased during fiscal year 2000 primarily due to acquisitions and increased research and development efforts at existing companies. The fiscal year 2000 acquisitions accounted for approximately 75% of the increase in research and development expenses. The increase within the Interactive Marketing segment was primarily the result of the acquisitions of AdForce, AdKnowledge, Flycast and yesmail.com during fiscal year 2000 and increased development efforts at Engage. The increase within the Search and Portals segment was primarily the result of the acquisition of AltaVista during fiscal year 2000 and the increased development efforts at iCAST and MyWay.com. The increase in the Infrastructure and Enabling Technologies segment was primarily the result of the acquisitions of Activate, Equilibrium, ExchangePath, 1stUp and Tribal Voice during fiscal year 2000 and increased development efforts at NaviSite. The increase within the Internet Professional Services segment was primarily the result of increased development efforts at CMGI Solutions during fiscal year 2000. The Company believes that significant investments in research and development are required to remain competitive. Consequently, the Company anticipates it will continue to devote substantial resources to research and development efforts and that these costs may substantially increase in absolute dollars in future periods.


IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSES:


                                                      % of 2000               % of 1999
                                                       Segment                 Segment
                                        2000         Net Revenue   1999      Net Revenue   2000 vs. 1999   % Change
                                        ----         -----------   ----      -----------   -------------   --------
(in thousands)
Interactive Marketing                     $59,417             29%    $4,500           17%        $54,917     1220.4%
eBusiness and Fulfillment                       -              -          -            -               -        N/A
Search and Portals                              -              -        551            7%           (551)    -100.0%
Infrastructure and Enabling Technologies    5,020              8%         -            -           5,020        N/A
Internet Professional Services                  -              -      1,010          801%         (1,010)    -100.0%
Other                                       1,246              -          -            -           1,246        N/A
                                          -------                    ------                      -------

Total                                     $65,683              7%    $6,061            3%        $59,622        984%
                                          =======             ==     ======          ===         =======     ======

     In-process research and development expenses increased $59.6 million, or 984%, to $65.7 million for fiscal year 2000 from $6.1 million for fiscal year
1999.   The increase in fiscal year 2000 in-process research and development expenses was the result of the acquisitions of AdForce, AdKnowledge, ExchangePath, Equilibrium, Flycast and yesmail.com and the Company's investment in AnswerLogic, Inc. (See further discussion in "In-process Research and Development Expense" below).

SELLING EXPENSES:

                                                       % of 2000                  % of 1999
                                                        Segment                    Segment
                                        2000          Net Revenue    1999        Net Revenue     2000 vs. 1999  % Change
                                        ----          -----------    ----        -----------     -------------  --------
(in thousands)
Interactive Marketing                     $117,100             57%    $19,368             72%         $ 97,732       505%
eBusiness and Fulfillment                   15,001              6%      3,300              2%           11,701       355%
Search and Portals                         281,525             88%     11,849            144%          269,676     2,276%
Infrastructure and Enabling Technologies    48,123             78%      9,119            150%           39,004       428%
Internet Professional Services               7,112             17%         76             60%            7,036     9,258%
Other                                        6,580              -       1,793              -             4,787       267%
                                          --------                    -------                         --------

Total                                     $475,441             53%    $45,505             24%         $429,936       945%
                                          ========             ==     =======            ===          ========     =====

     Selling expenses increased $429.9 million, or 945%, to $475.4 million for fiscal year 2000 from $45.5 million for fiscal year 1999. Selling expenses consisted primarily of advertising and other general marketing related expenses, compensation and employee-related expenses, sales commissions, facilities costs, trade show expenses and travel costs. Selling expenses increased as a percentage of net revenue during fiscal year 2000 primarily due to acquisitions and the continued growth of the sales and marketing efforts related to product launches and infrastructure at existing companies. The fiscal year 2000 acquisitions accounted for approximately 76% of the increase in selling expenses. The increase within the Interactive Marketing segment was primarily the result of the acquisitions of AdForce, AdKnowledge, Flycast and yesmail.com during fiscal year 2000 and increased sales and marketing efforts at Engage.
The increase within the Search and Portals segment was primarily the result of the acquisition of AltaVista during fiscal year 2000 and the increased sales and marketing efforts related to new product launches and infrastructure at iCAST and MyWay.com. During fiscal year 2000, AltaVista incurred approximately $110.7 million in advertising costs which primarily related to a print and media advertising campaign. Also included in the increase in Search and Portals was approximately $12.3 million related to a one-time restructuring charge incurred by AltaVista primarily related to the renegotiation of a contract with DoubleClick, Inc. The increase in the Infrastructure and Enabling Technologies segment was primarily the result of the acquisitions of Activate, Equilibrium, ExchangePath, 1stUp and Tribal Voice during fiscal year 2000 and increased sales and marketing efforts at NaviSite and NaviPath. The increase within the Internet Professional Services segment was primarily the result of increased sales and marketing efforts at CMGI Solutions during fiscal year 2000 and the acquisition of Tallan. The Company anticipates that its sales and marketing expenses will increase in absolute dollars in fiscal year 2001 as a result of reflecting a full year of expenses for companies acquired during fiscal year 2000. Such costs are also expected to increase in future periods as the Company continues to create brand awareness for each of the existing companies' products and services and as it continues to expand its international operations.


GENERAL AND ADMINISTRATIVE EXPENSES:

                                                       % of 2000                  % of 1999
                                                        Segment                    Segment
                                         2000         Net Revenue    1999        Net Revenue     2000 vs. 1999  % Change
                                         ----         -----------    ----        -----------     -------------  --------
(in thousands)
Interactive Marketing                     $ 40,783             20%    $ 6,003              22%        $ 34,780       579%
eBusiness and Fulfillment                   20,366              8%     10,739               7%           9,627        90%
Search and Portals                          57,998             18%      9,557             116%          48,441       507%
Infrastructure and Enabling Technologies    39,101             63%      6,189             101%          32,912       532%
Internet Professional Services              13,257             31%        708              18%          12,549     1,773%
Other                                       47,110              -      10,353               -           36,757       355%
                                          --------                    -------                         --------

Total                                     $218,615             24%    $43,549              23%        $175,066       402%
                                          ========             ==     =======             ===         ========     =====

     General and administrative expenses increased $175.1 million, or 402%, to $218.6 million for fiscal year 2000 from $43.5 million for fiscal year 1999. General and administrative expenses consist primarily of compensation, facilities costs and fees for professional services. General and administrative expenses increased slightly as a percentage of net revenue during fiscal year 2000 primarily due to acquisitions and the building of management infrastructure at the corporate level and at several of the Company's existing subsidiaries. The fiscal year 2000 acquisitions accounted for approximately 48% of the increase in general and administrative expenses. The increase in the Interactive Marketing segment was primarily the result of the acquisitions of AdKnowledge, AdForce, Flycast and yesmail.com during fiscal year 2000 and the continued building of management infrastructure at Engage. Approximately $5.0 million of the increase in the Interactive Marketing segment specifically related to acquisition costs incurred by Engage related to its acquisition of Adsmart Corporation (Adsmart) and Flycast from CMGI. The increase in the eBusiness and Fulfillment segment was primarily the result of the acquisition of uBid during fiscal year 2000 and the building of management infrastructure at SalesLink. The increase in the Search and Portals segment was primarily the result of the acquisitions of AltaVista and Signatures Network during fiscal year 2000. The increase in the Infrastructure and Enabling Technologies segment was primarily due to the acquisitions of Activate, Equilibrium, ExchangePath, 1stUp and Tribal Voice during fiscal year 2000 and the building of management infrastructure at NaviSite and NaviPath. The increase in the Internet Professional Services segment was primarily the result of the acquisition of Tallan. The increase in the Other expenses, which includes certain administrative functions such as legal, finance and business development which are not fully allocated to CMGI's subsidiary companies, was primarily the result of the growth of CMGI's corporate infrastructure including higher personnel costs due to increased headcount, increased professional fees and facilities costs. The Company anticipates that its general and administrative expenses will increase in absolute dollars in future periods as it continues to expand its international operations and as a result of reflecting a full year of expenses in fiscal year 2001 for companies acquired during fiscal year 2000.


AMORTIZATION OF INTANGIBLE ASSETS AND STOCK-BASED COMPENSATION:

                                                       % of 2000              % of 1999
                                                        Segment                Segment
                                         2000         Net Revenue  1999      Net Revenue   2000 vs. 1999  % Change
                                         ----         -----------  ----      -----------   -------------  --------
(in thousands)
Interactive Marketing                     $  417,115           46%  $ 9,872           37%     $  407,243     4,125%
eBusiness and Fulfillment                     38,759            4%    2,705            2%         36,054     1,333%
Search and Portals                           839,341          262%    2,230           27%        837,111    37,539%
Infrastructure and Enabling Technologies      71,724          116%        -            -          71,724       N/A
Internet Professional Services                69,725          164%    1,320        1,047%         68,405     5,182%
Other                                            216            -         -            -             216       N/A
                                          ----------                -------                   ----------

Total                                     $1,436,880          160%  $16,127            9%     $1,420,753     8,810%
                                          ==========          ===   =======        =====      ==========    ======

     Amortization of intangible assets and stock-based compensation increased $1.42 billion, or 8,810%, to $1.44 billion for fiscal year 2000 from $16.1 million for fiscal year 1999. Amortization of intangible assets and stock-based compensation consisted primarily of goodwill amortization expense related to acquisitions during fiscal year 2000. The fiscal year 2000 acquisitions accounted for approximately 93% of the increase in amortization of intangible assets and stock-based compensation. The intangible assets recorded as a result of the fiscal 2000 acquisitions are being amortized over periods ranging from two to five years. Included within amortization of intangible assets and stock-based compensation expenses was approximately $80.9 million and $1.5 million of stock-based compensation for fiscal years 2000 and 1999, respectively. Approximately $36.6 million of the $80.9 million fiscal 2000 amortization of stock-based compensation expense was related to the acceleration of the vesting of options to purchase approximately 323,000 shares of CMGI stock previously issued to former executives of Flycast under pre-existing severance agreements. Also included within the amortization of intangible assets and stock-based compensation was approximately $34.2 million of impairment of long-lived assets charges associated with goodwill previously recorded by the Company as a result of management's ongoing business review and impairment analysis performed under its existing policy. The significant components of this balance include an impairment charge of $13.3 million related to the closing of operations at Activerse and a net impairment charge of approximately $11.8 million related to Magnitude Network. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that the Company operates in a volatile business environment. This could result in material impairment charges in future periods. The increase in the Interactive Marketing segment was primarily the result of the acquisitions of AdKnowledge, AdForce, Flycast and yesmail.com during fiscal year 2000. The increase in the eBusiness and Fulfillment segment was primarily the result of the acquisition of uBid during fiscal year 2000. The increase in the Search and Portals segment was primarily the result of the acquisitions of AltaVista and Signatures Network during fiscal year 2000. Intangible assets related to the AltaVista acquisition are being amortized primarily over a three year period. The increase in the Infrastructure and Enabling Technologies segment was primarily the result of the acquisitions of Activate, Equilibrium, ExchangePath, 1stUp and Tribal Voice during fiscal year 2000. The increase in the Internet Professional Services segment was primarily the result of the acquisition of Tallan during fiscal year 2000.

OTHER INCOME/EXPENSE:

     Gains on issuance of stock by subsidiaries and affiliates decreased $50.3 million, or 39%, to $80.4 million for fiscal year 2000 from $130.7 million for fiscal year 1999. Gains on the issuance of stock for fiscal year 2000 primarily related to a pre-tax gain of approximately $51.9 million on the issuance of stock by NaviSite and a pre-tax gain of approximately $20.9 million on the issuance of stock by Vicinity Corporation (Vicinity) primarily as a result of each company's respective initial public offerings. Gains on issuance of stock by subsidiaries and affiliates for fiscal year 1999 included a pre-tax gain of approximately $81.1 million on the issuance of stock by Engage in its initial public offering, a pre-tax gain of approximately $20.3 million on issuance of stock by Lycos, Inc. (Lycos) and a pre-tax gain of approximately $29.4 million on issuance of stock by GeoCities.

     Other gains, net decreased $233.0 million, or 31%, to $525.3 million for fiscal 2000 from $758.3 million for fiscal 1999. Other gains, net for fiscal 2000 primarily consisted of a pre-tax gain of approximately $499.5 million on the sale of Yahoo! Inc. (Yahoo!) common stock and a pre-tax gain of approximately $53.6 million on the acquisition of Half.com, Inc. (Half.com) by eBay, Inc. (eBay), partially offset by a pre-tax loss of $35.0 million on the write-down of the Company's Marketing Services Group, Inc. (MSGI) common stock under the provisions of Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Other gains, net for fiscal 1999 consisted primarily of pre-tax gains of approximately $661.2 million on the conversion of the Company's GeoCities investment to Yahoo! common stock, $45.5 million on the sale of Lycos common stock, $23.2 million on the sale of the Company's investment in Reel.com, and $19.1 million on the sale of the Company's investment in Sage Enterprises, Inc.

     Interest income increased $36.9 million to $41.5 million for fiscal 2000 from $4.6 million for fiscal 1999, reflecting increased interest income associated with higher average corporate cash equivalent balances compared with the prior year and interest income earned by Engage and NaviSite on cash raised from their initial public offerings. Interest expense increased $52.2 million to $56.6 million for fiscal 2000 from $4.4 million for fiscal 1999, primarily due to approximately $596.9 million in notes issued as part of the AltaVista and Tallan acquisitions.

     Equity in losses of affiliates resulted from the Company's minority ownership in certain investments that are accounted for under the equity method. Under the equity method of accounting, the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity
in losses of affiliates.   Equity in losses of affiliates increased $32.6
million to $51.9 million for fiscal year 2000, from $15.7 million for fiscal 1999, primarily reflecting an increased level of investment activity by the Company during fiscal 2000. Equity in losses of affiliates for fiscal 2000 included the results from the Company's minority ownership in AnswerLogic, Inc., BizBuyer.com, Inc., Boatscape, Inc., CarParts.com, Inc., Corrigo, Inc., Domania.com, Inc., eCircles Corporation, Engage Technologies Japan (until June 2000 when Engage's ownership increased above 50%) Ensera, Inc. (formerly buyersedge.com), EXP.com, Inc., FindLaw, Inc., FoodBuy.com, Inc., GXMedia, Half.com (until July 2000 when the Company's investment was converted into shares of eBay), HotLinks Network, Inc., Idapta,Inc. (formerly Intelligent/Digital, Inc.), IronMax.com, Inc., KnowledgeFirst, Inc., MyFamily.com, Inc., NameTree Corporation, NextMonet.com, Inc., NextOffice.com, Inc., Oncology.com, Inc., OneCore Financial Network, Inc., PlanetOutdoors.com, Inc., Productopia, Inc., Radiate, Inc. (formerly Aureate Media Corporation), ThingWorld.com LLC, Vicinity, Virtual Ink Corporation, and WebCT, Inc. Equity in losses of affiliates for fiscal 1999 include the results from the Company's minority ownership in Lycos (until January 1999 when the Company's ownership in Lycos was reduced below 20%), GeoCities (until May 1999 when GeoCities investment was converted into Yahoo! common stock), ThingWorld.com LLC, Silknet Software, Inc. (until its initial public offering in May 1999), Speech Machines plc, MotherNature.com, Inc., Engage Technologies Japan, Magnitude Network (until February 1999 when the Company's ownership in Magnitude Network increased above 50%) and WebCT, Inc. The Company expects its affiliate companies to continue to invest in development of their products and services, and to recognize operating losses, which will result in future charges recorded by the Company to reflect its proportionate share of such losses.

     Minority interest increased to $165.3 million for fiscal 2000 from $2.3 million for fiscal 1999, primarily reflecting minority interest in net losses of four subsidiaries during fiscal 2000, including AltaVista, Engage, MyWay.com and NaviSite compared to $2.3 million for fiscal year 1999.

     The Company's effective tax rates for fiscal 2000 and 1999 were 8% and 43%, respectively. The Company's effective tax rate differs materially from the federal statutory rate primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization and in-process research and development charges.

Fiscal 1999 Compared to Fiscal 1998
-----------------------------------

NET REVENUE:

                                                        As a % of FY               As a % of FY
                                                      1999 Total Net              1998 Total Net
                                           1999           Revenue      1998          Revenue       1999 vs. 1998    % Change
                                           ----           -------      ----          -------       -------------    --------
(in thousands)
Interactive Marketing                       $ 26,830              14%   $ 2,685                3%        $24,145        899%
eBusiness and Fulfillment                    145,094              78%    73,488               80%         71,606         97%
Search and Portals                             8,238               5%    15,568               17%         (7,330)       (47%)
Infrastructure and Enabling Technologies       6,101               3%       456                -           5,645      1,238%
Internet Professional Services                   126               -          -                -             126        N/A
                                            --------                    -------                          -------

Total                                       $186,389             100%   $92,197              100%        $94,192        102%
                                            ========             ===    =======              ===         =======      =====


     Net revenue increased $94.2 million, or 102%, to $186.4 million for fiscal year 1999 from $92.2 million for fiscal year 1998. The increase was largely attributable to increases within the Interactive Marketing and eBusiness and Fulfillment segments, as a result of acquisitions and increased net revenue growth at existing companies during fiscal year 1999. The increase in net revenue within the Interactive Marketing segment was primarily the result of the acquisitions of Internet Profiles Corporation (I/PRO) and 2CAN Media Inc. (2CAN) as well as a full year's impact of the acquisition of Accipiter, Inc. (Accipiter) in April of 1998. The increase in net revenue in the eBusiness and Fulfillment segment was primarily the result of increased volume of turnkey business from Cisco and a full year's impact of the acquisitions of On-Demand Solutions, Inc. (On-Demand Solutions) and InSolutions, Inc. (InSolutions) in fiscal 1998. The decrease in net revenue within the Search and Portals segment was a result of deconsolidating Lycos in the second quarter of fiscal year 1998 and Vicinity in the first quarter of fiscal year 1999. Lycos and Vicinity represented approximately $9.3 million and $4.8 million, respectively, of the Search and Portals segment net revenue for fiscal year 1998. Absent the impact of Lycos and Vicinity, net revenue in the Search and Portals segment increased
approximately $5.2 million in fiscal year 1999.   The increase in the
Infrastructure and Enabling Technologies segment was primarily due to an increase in net revenue at NaviSite which resulted from an increase in its customer base during fiscal 1999.


COST OF REVENUE:

                                                      % of 1999                % of 1998
                                                       Segment                  Segment
                                         1999        Net Revenue    1998      Net Revenue    1999 vs. 1998  % Change
                                         ----        -----------    ----      -----------    -------------  --------
(in thousands)
Interactive Marketing                     $ 20,866            78%   $ 5,870            219%        $14,996       256%
eBusiness and Fulfillment                  122,728            85%    63,315             86%         59,413        94%
Search and Portals                          10,041           121%     8,319             53%          1,722        21%
Infrastructure and Enabling Technologies    25,827           423%     5,517         12,099%         20,310       368%
Internet Professional Services                  91            72%         -              -              91       N/A
                                          --------                  -------                        -------

Total                                     $179,553            96%   $83,021             90%        $96,532       116%
                                          ========           ===    =======         ======         =======       ===


     Cost of revenue increased $96.5 million, or 116%, to $179.6 million for fiscal year 1999 from $83.0 million for fiscal year 1998. Cost of revenue consisted primarily of expenses related to the content, connectivity and production associated with delivering the Company's products and services. The increase was primarily attributable to higher net revenue, the acceleration of operations in each of the segments and the impact of acquisitions, partially offset by lower cost of revenue resulting from deconsolidating Lycos beginning in the second quarter of fiscal 1998 and deconsolidating Vicinity beginning in the second quarter of fiscal 1999. The primary reason that cost of revenue as a percentage of net revenue increased to 96% in fiscal 1999 from 90% in the prior year related to the effects of the start up of operations with minimal associated net revenue during early stages across each of the Company's segments, and the impact of deconsolidating Lycos and Vicinity.

RESEARCH AND DEVELOPMENT EXPENSES:

                                                      % of 1999                  % of 1998
                                                       Segment                    Segment
                                           1999      Net Revenue    1998        Net Revenue     1999 vs. 1998    % Change
                                           ----      -----------    ----        -----------     --------------   --------
(in thousands)
Interactive Marketing                     $ 8,699         32%      $ 6,120          228%            $2,579         42%
eBusiness and Fulfillment                       -          -             -            -                  -         N/A
Search and Portals                         10,694        130%       11,181           72%              (487)        (4%)
Infrastructure and Enabling Technologies    2,709         44%        1,807          396%               902         50%
Internet Professional Services                151        120%            -            -                151         N/A
                                          -------                  -------                          ------

Total                                     $22,253         12%      $19,108           21%            $3,145         17%
                                          =======        ===       =======          ===             ======         ==


     Research and development expenses increased $3.2 million, or 17%, to $22.3 million for fiscal 1999 from $19.1 million for fiscal 1998. Research and development expenses consisted primarily of personnel and related costs to design, develop, enhance, test and deploy the Company's product and service efforts either prior to the development effort reaching technological feasibility or once the product had reached the maintenance phase of its life cycle. Research and development expenses as a percentage of net revenue decreased during fiscal 1999 primarily due to the impact of deconsolidating Lycos and Vicinity. The increase within the Interactive Marketing segment was primarily the result of increased development efforts at Engage. The decrease within the Search and Portals segment was primarily related to deconsolidating Lycos and Vicinity offset by increased development efforts at iCAST and MyWay.com. The increase within the Infrastructure and Enabling Technologies segment was primarily the result of increased costs associated with the development of NaviPath's technology platform.


IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSES:

                                                     % of 1999                  % of 1998
                                                      Segment                    Segment
                                          1999      Net Revenue    1998        Net Revenue     1999 vs. 1998    % Change
                                          ----      -----------    ----        -----------     --------------   --------
(in thousands)
Interactive Marketing                     $4,500        17%      $ 9,200           343%           $(4,700)        (51%)
eBusiness and Fulfillment                      -         -             -             -                  -         N/A
Search and Portals                           551         7%            -             -                551         N/A
Infrastructure and Enabling Technologies       -         -             -             -                  -         N/A
Internet Professional Services             1,010       801%            -             -              1,010         N/A
Other                                          -         -         1,125             -             (1,125)       (100%)
                                          ------                 -------                          -------

Total                                     $6,061         3%      $10,325            11%           $(4,264)        (41%)
                                          ======       ===       =======           ===            =======         ====

     In-process research and development expenses decreased $4.3 million, or 41%, to $6.0 million for fiscal 1999 from $10.3 million for fiscal 1998. In-process research and development expenses in fiscal year 1999 of $6.0 million related to the Company's acquisitions of I/PRO (Interactive Marketing segment), Magnitude Network (Search and Portals segment) and Nascent (Internet Professional Services segment). In-process research and development expenses of $10.3 million in fiscal 1998 primarily related to the Company's acquisition of Accipiter (Interactive Marketing segment). (See further discussion in "In-process Research and Development Expense" below).

SELLING EXPENSES:

                                                     % of 1999                  % of 1998
                                                      Segment                    Segment
                                          1999      Net Revenue    1998        Net Revenue     1999 vs. 1998    % Change
                                          ----      -----------    ----        -----------     -------------    --------
(in thousands)
Interactive Marketing                     $19,368        72%      $ 6,264          233%            $13,104        209%
eBusiness and Fulfillment                   3,300         2%        3,681            5%               (381)       (10%)
Search and Portals                         11,849       144%       15,442           99%             (3,593)       (23%)
Infrastructure and Enabling Technologies    9,119       150%        2,807          616%              6,312        225%
Internet Professional Services                 76        60%            -            -                  76        N/A
Other                                       1,793         -           650            -               1,143        176%
                                          -------                 -------                          -------

Total                                     $45,505        24%      $28,844           31%            $16,661         58%
                                          =======       ===       =======          ===             =======        ===

     Selling expenses increased $16.7 million, or 58%, to $45.5 million for fiscal year 1999 from $28.8 million for fiscal year 1998. Selling expenses consisted primarily of advertising and other general marketing related expenses, compensation and employee-related expenses, sales commissions, facilities costs, trade show expenses and travel costs. Selling expenses decreased as a percentage of net revenue during fiscal year 1999 primarily due to deconsolidating Lycos and Vicinity as well as the impact of increased net revenue. The increase in the Interactive Marketing segment was primarily due to the acquisitions of 2CAN and I/PRO during fiscal 1999. The decrease in the eBusiness and Fulfillment segment was primarily related to headcount reductions at SalesLink. The decrease in the Search and Portals segment was primarily due to deconsolidating Lycos and Vicinity. The increase in the Infrastructure and Enabling Technologies segment was primarily related to the continued growth of sales and marketing infrastructure at NaviSite and NaviPath. The increase in the Other expenses was primarily related to the continued growth of corporate marketing infrastructure at CMGI's corporate level.


GENERAL AND ADMINISTRATIVE EXPENSES:

                                                     % of 1999                  % of 1998
                                                      Segment                    Segment
                                          1999      Net Revenue    1998        Net Revenue     1999 vs. 1998    % Change
                                          ----      -----------    ----        -----------     --------------   --------
(in thousands)
Interactive Marketing                     $ 6,003       22%        $ 2,844        106%             $ 3,159         111%
eBusiness and Fulfillment                  10,739        7%          3,644          5%               7,095         195%
Search and Portals                          9,557      116%          5,964         38%               3,593          60%
Infrastructure and Enabling Technologies    6,189      101%          1,559        342%               4,630         297%
Internet Professional Services                708       18%              -          -                  708         N/A
Other                                      10,353        -           4,054          -                6,299         155%
                                          -------                  -------                         -------

Total                                     $43,549       23%        $18,065         20%             $25,484         141%
                                          =======      ===         =======        ===              =======         ===

     General and administrative expenses increased $25.5 million, or 141%, to $43.6 million for fiscal year 1999 from $18.1 million for fiscal 1998. General and administrative expenses consist primarily of compensation, facilities costs and fees for professional services. General and administrative expenses increased slightly as a percentage of net revenue during fiscal year 1999 primarily due to acquisitions and the building of management infrastructure at CMGI's corporate level and at several of the Company's existing subsidiaries. The increase was partially offset by reductions associated with deconsolidating Lycos and Vicinity. The increase in the Interactive Marketing segment was primarily due to the acquisitions of 2CAN and I/PRO, the full year impact of the fiscal 1998 acquisition of Accipiter and the building of management infrastructure at Engage. The increase in the eBusiness and Fulfillment segment was primarily related to the full year impact of the fiscal 1998 acquisitions of On-Demand Solutions and InSolutions. The increase in the Search and Portals segment was primarily the result of the building of management infrastructures at Blaxxun Interactive, Inc.(Blaxxun), iCAST and MyWay.com. The increase in the Infrastructure and Enabling Technologies segment was primarily related to building of management infrastructure at NaviSite and NaviPath. The increase in Other expense, which includes certain administrative functions such as legal, finance and business development which are not fully allocated to CMGI's subsidiary companies, was primarily due to the building of infrastructure at CMGI's corporate level.

AMORTIZATION OF INTANGIBLE ASSETS AND STOCK-BASED COMPENSATION:

                                                     % of 1999                  % of 1998
                                                      Segment                    Segment
                                          1999      Net Revenue    1998        Net Revenue     1999 vs. 1998    % Change
                                          ----      -----------    ----        -----------     -------------    --------
(in thousands)
Interactive Marketing                     $ 9,872             37%    $1,669             62%          $ 8,203        491%
eBusiness and Fulfillment                   2,705              2%     1,177              2%            1,528        130%
Search and Portals                          2,230             27%         -              -             2,230        N/A
Infrastructure and Enabling Technologies        -              -          -              -                 -        N/A
Internet Professional Services              1,320          1,047%         -              -             1,320        434%
Other                                           -              -        247              -              (247)      (100%)
                                          -------                    ------                          -------

Total                                     $16,127              9%    $3,093              3%          $13,034        421%
                                          =======          =====     ======             ==           =======       ====

     Amortization of intangible assets and stock-based compensation increased $13.0 million, or 421%, to $16.1 million for fiscal year 1999 from $3.1 million for fiscal year 1998. Amortization of intangible assets and stock-based compensation consisted primarily of goodwill amortization expense related to the acquisitions during fiscal year 1999. The increase in the Interactive Marketing segment was primarily due to the acquisitions of I/PRO and 2CAN during fiscal year 1999 and a full year's impact of the acquisition of Accipiter in fiscal year 1998. The increase in the eBusiness and Fulfillment segment was primarily the result of a full year's impact of the acquisitions of On-Demand Solutions and InSolutions during fiscal year 1998. The increase in the Search and Portals segment was primarily due to the acquisition of Magnitude Network during fiscal year 1999. Included within the amortization of intangible assets and stock-based compensation expense was approximately $1.5 million and $500,000 of stock-based compensation for fiscal years 1999 and 1998, respectively.


OTHER INCOME/EXPENSE:

     Gains on issuance of stock by subsidiaries and affiliates increased $84.4 million, or 182%, to $130.7 million for fiscal 1999 from $46.3 million for fiscal year 1998. The increase is primarily due to a pre-tax gain of approximately $81.1 million on the issuance of stock by Engage in its initial public offering. Gains on issuance of stock by subsidiaries and affiliates for fiscal year 1999 also included a pre-tax gain of approximately $20.3 million on issuance of stock by Lycos and a pre-tax gain of approximately $29.4 million on issuance of stock by GeoCities. The fiscal 1998 amount represents a pre-tax gain on the issuance of stock by Lycos.

     Other gains, net increased $661.7 million, or 685%, to $758.3 million for fiscal year 1999 from $96.6 million for fiscal year 1998. The increase was largely due to a pre-tax gain of $661.2 million on the conversion of the Company's GeoCities investment to Yahoo! common stock. Fiscal 1999 Other gains, net also included pre-tax gains of approximately $45.5 million on the sale of Lycos common stock, $23.2 million on the sale of the Company's investment in Reel.com and $19.1 million on the sale of the Company's investment in Sage Enterprises, Inc. Fiscal 1998 Other gains, net included pre-tax gains of approximately $92.4 million on the sale of Lycos common stock and $4.2 million on the sale of Premiere Technologies, Inc. common stock.

     Interest income increased $2.2 million to $4.6 million for fiscal year 1999 from $2.4 million for fiscal year 1998, reflecting increased income associated with higher average corporate cash equivalent balances compared with the prior year, partially offset by a $540,000 decrease from deconsolidating Lycos. Interest expense increased $1.1 million to $4.4 million for fiscal year 1999 from $3.3 million for fiscal year 1998, primarily due to higher corporate collateralized borrowings and borrowings incurred in conjunction with the Company's acquisition of InSolutions.

     Equity in losses of affiliates resulted from the Company's minority ownership in certain investments that are accounted for under the equity method. Under the equity method of accounting, the Company's proportionate share of each affiliate's operating losses and amortization of the Company's net excess investment over its equity in each affiliate's net assets is included in equity in losses of affiliates. Equity in losses of affiliates for fiscal year 1999 included the results from the Company's minority ownership in Lycos (until January 1999 when the Company's ownership in Lycos was reduced below 20%), GeoCities (until May 1999 when the Company's GeoCities investment was converted into Yahoo! common stock), ThingWorld.com LLC, Silknet Software, Inc. (until May 1999 when the Company's ownership in Silknet was reduced below 20%), Speech Machines plc, MotherNature.com, Engage Technologies Japan, Magnitude Network (until February 1999 when the Company's ownership in Magnitude Network increased above 50%) and WebCT, Inc. Equity in losses of affiliates for fiscal year 1998 included the results from the Company's minority ownership in Ikonic Interactive, Inc., ThingWorld.com LLC, Silknet Software, Inc., GeoCities, Reel.com, Ventro Corporation (Ventro, formerly Chemdex Corporation), Sage Enterprises, Inc., MotherNature.com, and Speech Machines plc and the results from Lycos beginning in November 1997.

     Minority interest increased to $2.3 million for fiscal year 1999 from ($28,000) for fiscal year 1998, primarily reflecting minority interest in net losses of three subsidiaries that raised outside equity financing during fiscal 1999, including Engage, Blaxxun and NaviSite.

     The Company's effective tax rates for fiscal years 1999 and 1998 were 43% and 54%, respectively. The Company's effective tax rate differs materially from the federal statutory rate primarily due to valuation allowances provided on certain deferred tax assets, the provision for state income taxes, and non-deductible goodwill amortization and in-process research and development charges.

     Discontinued operations, net, increased to $52.4 million for fiscal year 1999 from $4.6 million for fiscal year 1998, due primarily to the gain on the sale of CMG Direct Corporation to MSGI during the fourth quarter of fiscal 1999.


In-Process Research and Development Expense
--------------------------------------------

Flycast and yesmail.com Acquisitions

     During fiscal 2000, CMGI recorded in-process research and development
(IPRD) charges of $65.7 million, representing purchased in-process research and development that had not reached technological feasibility and had no alternative future use. These IPRD charges related primarily to the Company's acquisitions of Flycast and yesmail.com, for total purchase consideration of approximately $897.5 million and $588.6 million, respectively. The portion of the purchase price allocated to in-process research and development for these acquisitions was $29.3 million or approximately 3.2% of the total purchase price for Flycast, and $18.5 million or approximately 3.1% of the total purchase price for yesmail.com. CMGI management was primarily responsible for estimating the fair value of purchased in-process research and development. The total consideration allocated to projects identified as IPRD has been charged to operations during fiscal 2000.

     At the acquisition dates, Flycast was in the process of developing technology which would add functionality and features, and developing a new platform for its product, and yesmail.com was in the process of developing technology which would add functionality and features to expand the yesmail.com product offerings. In the case of both Flycast and yesmail.com, the IPRD had not yet reached technological feasibility, had no alternative uses, and may not have achieved commercial viability. The technological feasibility of the in-process product is established when the enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.

     At the acquisition date, management estimated that completion of the Flycast IPRD would be accomplished in May 2000. The initial development effort had commenced in late April through November 1999. At the valuation date, the new technology had not reached a completed prototype stage, although some beta testing on portions of the technology had begun. At the valuation date, the IPRD was approximately 65% complete, based on costs incurred on the IPRD through the acquisition date versus the total costs estimated to complete the project. The Flycast IPRD was substantially completed within the time originally estimated.

     At the acquisition date, management estimated that completion of the yesmail.com IPRD would be accomplished in June 2000. The initial development effort had commenced in December 1999. At the valuation date, the new technology had not reached a completed prototype stage, although some beta testing on portions of the technology had begun. At the valuation date, the IPRD was approximately 40% complete, based on costs incurred on the IPRD through the acquisition date versus the total costs estimated to complete the project. The yesmail.com IPRD was substantially completed within the time originally estimated.

     In the Flycast and yesmail.com acquisitions, the IPRD projects were valued using an income approach. This approach took into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including assembled workforce, working capital and fixed assets. The cash flows were then discounted to present value at an appropriate rate. Discount rates were determined by an analysis of the risks associated with each of the identified intangible assets. The resulting net cash flows to which the discount rates (ranging from 25% to 30%) were applied were based on management's estimates of revenues, operating expenses and income taxes from such acquired in-process technology.

Other

     During fiscal 2000, CMGI or its subsidiaries also recorded IPRD charges related to four other acquisitions, including AdForce, AdKnowledge, Equilibrium and ExchangePath, and the Company's investment in AnswerLogic. The portion of the total consideration allocated to IPRD for each of these acquisitions and investments were as follows: AdForce ($9.3 million, or approximately 1.7% of the total consideration), AdKnowledge ($2.3 million, or approximately 1.4% of the total consideration), Equilibrium ($2.6 million, or approximately 15.2% of the total consideration), ExchangePath ($2.4 million, or approximately 19.2% of the total consideration) and AnswerLogic ($1.2 million or approximately 13.3% of the total consideration). The total consideration allocated to projects identified as IPRD has been charged to operations during fiscal 2000.

     During fiscal 1999, CMGI or its subsidiaries, recorded IPRD charges related to the acquisitions of I/PRO, Magnitude Network and Nascent. The portion of the total consideration allocated to IPRD for each of these acquisitions were as follows: I/PRO ($4.5 million, or approximately 14% of the total consideration), Magnitude Network ($551,000, or approximately 2% of the total consideration), and Nascent ($1.0 million or approximately 21% of the total consideration). The total consideration allocated to projects identified as IPRD was charged to operations during fiscal 1999.

     During fiscal 1998, CMGI or its subsidiaries, recorded an IPRD charge related to the acquisition of Accipiter. The portion of the total consideration allocated to IPRD for the Accipiter acquisition was $9.2 million, or approximately 29% of the total consideration. The total consideration allocated to projects identified as IPRD was charged to operations during fiscal 1998.

     At the acquisition dates, the projects in development for AdForce, AdKnowledge, Equilibrium, ExchangePath, AnswerLogic, I/PRO, Magnitude Network, Nascent and Accipiter, had not yet reached technological feasibility, had no alternative uses and may not have achieved commercial viability.

     The value of in-process research and development for these acquisitions was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. The resulting net cash flows to which the discount rates (ranging from 24.5% to 35%) were applied were based on management's estimates of revenues, operating expenses and income taxes from such acquired technology.

Liquidity and Capital Resources

     Working capital at July 31, 2000 decreased to $1.1 billion compared to $1.4 billion at July 31, 1999. The $300 million decrease in working capital is attributable to the increase of approximately $500 million in notes payable, primarily related to the issuance of notes as a portion of the consideration for the Tallan acquisition, partially offset by the increase in available-for-sale securities of approximately $63 million. The Company's principal sources of capital during the twelve months ended July 31, 2000 were from the sales of Yahoo! common stock in the open market and the forward sale of Yahoo! common stock, net proceeds from the issuances of common stock, primarily by NaviSite in its initial public offering and Engage's issuance of common stock to Compaq, the conversion of the Company's investment in Half.com into eBay common stock as a result of eBay's acquisition of Half.com and net cash acquired through acquisitions of subsidiaries. The Company's principal uses of capital during the twelve months ended July 31, 2000 were approximately $763.7 million for funding of operations and $177.6 million for purchases of property and equipment.

     During fiscal year 2000 the Company sold 9,092,304 shares of Yahoo! common stock, 260,000 shares of Open Market, Inc. common stock and 87,698 shares of Amazon.com, Inc. and received proceeds of approximately $1.1 billion, $9.2 million and $5.7 million, respectively. In April 2000, the Company entered into a forward sale agreement with an investment bank. The transaction hedges a portion of the Company's investment in common stock of Yahoo! Under the terms of the contract the Company agreed to deliver, at its discretion, either cash or Yahoo! common stock in three separate tranches, with maturity dates ranging from August 2000 to February 2001. Under the first tranche, which was executed in April 2000, the Company agreed to deliver 581,499 shares of Yahoo! common stock or the cash equivalent, to the investment bank in August 2000 and in exchange, received $106.4 million, or 90.75% of the fair market value of the shares on the execution date, in cash. Under the terms of the second and third tranches, both executed in May 2000, the Company agreed to deliver an additional 581,499 shares of Yahoo! common stock in November 2000 and 47,684 shares of Yahoo! common stock in February 2001 and in exchange, received $74.2 million, or 87.9% of the fair market value of the shares on the execution date, in cash. In August 2000, the Company settled the first tranche by delivering 581,499 shares of its Yahoo! common stock to the investment bank.

     On October 22, 1999, NaviSite commenced its initial public offering at $7 per share, raising $69.6 million, net of issuance and other costs. In November 1999, NaviSite raised an additional $10.8 million pursuant to the exercise of the underwriters' over-allotment option. On June 13, 2000, CMGI invested $50 million in NaviSite in exchange for 980,873 shares of NaviSite's common stock. CMGI currently owns approximately 40.1 million shares of NaviSite common stock.

     In July 2000, CMGI@Ventures IV's investment in Half.com was acquired by eBay. As a result of the acquisition the Company's investment in Half.com was converted into eBay common stock. Excluding shares attributable to CMGI@Ventures IV's profit partners, the carrying value of CMGI's eBay shares is $58.9 million at July 31, 2000.

     During fiscal year 2000, the Company, or its subsidiaries, completed the acquisitions of 24 companies for combined consideration of approximately $6.36 billion. This consideration was in the form of CMGI and subsidiary common stock, options and warrants valued at approximately $5.69 billion, $607.2 million in notes payable, and $15.9 million in cash. Total direct acquisition costs incurred by the Company in connection with these acquisitions totaled approximately $44.0 million. The notes payable were issued in connection with the Company's acquisitions of AltaVista and Tallan. The Company issued the three-year notes in the aggregate principal amount of $220.0 million due August 2002 to Compaq as part of the consideration for the Company's acquisition of AltaVista. The Company also issued three short-term promissory notes totaling approximately $376.9 million due in September and December 2000 as consideration for the Company's acquisition of Tallan. These notes are payable in cash, CMGI common stock, or any combination thereof, at the option of CMGI.

     During fiscal year 2000, the Company, through its limited liability company subsidiaries, CMG@Ventures I, CMG@Ventures II, CMG@Ventures III, CMGI@Ventures IV, the B2B Fund, the Tech Fund, and CMG@Ventures Expansion Fund acquired initial or follow-on minority ownership interests in 47 Internet companies for a total of approximately $267.5 million. On October 29, 1999, the Company purchased 250,000 shares of Akamai Technologies, Inc. common stock at a cost of $26 per share. On March 14, 2000, the Company purchased preferred shares of divine Interventures, Inc. (divine), which were subsequently converted into 3,047,387 common shares, at a purchase price of $6 per common share. On November 29, 1999, the Company and Pacific Century CyberWorks Limited (PCCW), completed an exchange of stock. The Company received approximately 448.3 million shares of PCCW stock in exchange for approximately 8.2 million shares of the Company's common stock. On April 7, 2000, the Company and Netcentives, Inc. (Netcentives), completed an exchange of stock. The Company received approximately 1.7 million shares of Netcentives common stock in exchange for approximately 425,000 shares of the Company's common stock. On May 19, 2000, the Company and Primedia, Inc. (Primedia), completed an exchange of stock. The Company received approximately 8.0 million shares of Primedia common stock in exchange for approximately 1.5 million shares of CMGI common stock. On July 18, 2000, the Company and divine completed an exchange of stock. The Company received approximately 1.7 million shares of divine common stock in exchange for approximately 372,000 shares of CMGI common stock. The shares of stock issued and received in the aforementioned transactions are subject to restrictions on transferability for periods ranging from one to three years from dates of issuance.

     During fiscal year 2000, CMGI formed an expansion fund to the @Ventures III Fund to provide follow-on financing to existing @Ventures III Fund investee companies, pursuant to which CMGI's commitment increased by $38.2 million through its limited liability company affiliate CMG@Ventures Expansion. Also during fiscal year 2000, CMGI announced the formation of three new venture capital funds including CMGI@Ventures IV, the B2B Fund and the Tech Fund. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMGI@Ventures IV, the B2B Fund and the Tech Fund. The remaining interest in the net capital gains on these investments are attributed to profit members. In September 2000, CMGI announced that it would be merging CMGI@Ventures IV, the B2B Fund and the Tech Fund into a single evergreen fund called CMGI@Ventures IV, LLC.

     MotherNature.com commenced its IPO on December 9, 1999. (CMG@Ventures II currently holds 1.2 million shares of MotherNature.com common stock.) On November 4, 1999, Tickets.com, Inc. commenced its IPO. (CMG@Ventures II currently holds approximately 800,000 shares of Tickets.com, Inc. common stock.) On February 8, 2000, Vicinity commenced its IPO. (CMG@Ventures I and CMG@Ventures II collectively hold 5.8 million shares of Vicinity common stock.)

     On February 29, 2000, the Company announced an agreement with Cable & Wireless plc to issue $500 million in shares of CMGI common stock in exchange for $500 million in shares of PCCW, which Cable & Wireless plc was to receive upon the completion of Cable & Wireless plc sale of their Cable & Wireless HKT subsidiary to PCCW. This share exchange was completed in August 2000.

     The Company leases facilities and certain equipment under various noncancelable operating leases expiring through June 2013. At July 31, 2000, the Company has future minimum payments related to these leases of approximately $549.7 million.

     Subsequent to July 31, 2000, the Company's subsidiary, NaviSite, did not comply with a covenant associated with an equipment leasing facility it had established with a bank. NaviSite had approximately $30 million in outstanding obligations under this leasing facility at July 31, 2000.

     In August 1999, the Company entered into a Strategic Alliance Partnership with Compaq. This partnership is intended to create mutually beneficial ways of bundling, distributing and promoting products and services of companies in the CMGI network on Compaq's products. Under this partnership, each party has committed to spend $50.0 million to co-market products and services over the first six quarters of the term of the agreement. Also, under this partnership, the Company is obligated to pay Compaq a fee based on the number of redirect messages directed to the Company's sites from Compaq.

     On August 23, 2000, the Company announced it has acquired the exclusive naming and sponsorship rights to the New England Patriots' new stadium, to be known as "CMGI Field", for a period of fifteen years. In return for the naming and sponsorship rights, CMGI will pay $7.6 million per year for the first ten years, with consumer price index adjustments for years eleven through fifteen. CMGI will not make its first semi-annual payment under this agreement until January 2002.

     On August 18, 2000, the Company issued 312,547 shares of its common stock to Compaq as a semi-annual interest payment of $11.5 million related to notes payable issued in the acquisition of AltaVista. On September 30, 2000, the Company issued 7,250,615 shares of its common stock as payment of principal and interest totaling approximately $249.8 million related to notes payable that had been issued in the Company's acquisition of Tallan.

     During the period from August 1, 2000 through October 27, 2000, the Company sold the following shares of stock in transactions on the open market: approximately 8.4 million shares of Lycos for proceeds of $394.7 million; approximately 241.0 million shares of PCCW for proceeds of $190.2 million; approximately 1.3 million shares of Critical Path for proceeds of $72.8 million; and approximately 3.7 million shares of Kana Communications, Inc. for proceeds of $137.6 million.

     The Company intends to continue to fund existing and future Internet efforts, acquire additional companies for cash, stock, or other consideration and to actively seek new CMGI@Ventures investment opportunities. Similar to CMGI's current subsidiaries, future Internet company acquisitions will likely be in early stages of business development and therefore are expected to require additional cash funding by the Company to fund their operations. The Company believes that existing working capital and the availability of available-for-sale securities which could be sold or posted as additional collateral for additional loans, will be sufficient to fund its operations, investments and capital expenditures for the foreseeable future. Should additional capital be needed to fund future investment and acquisition activity, the Company may seek to raise additional capital through public or private offerings of the Company's or its subsidiaries' stock, or through debt financing. There can be no assurance, however, that the Company will be able to raise additional capital on terms that are favorable to the Company.

Year 2000 Compliance

     The Company and its subsidiaries have not experienced any material problems with network infrastructure, software, hardware and computer systems relating to the inability to recognize appropriate dates related to the year 2000. The Company and its subsidiaries are also not aware of any material Year 2000 problems with customers, suppliers or vendors. Accordingly, the Company and its subsidiaries do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 issues.

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

  During the fiscal year ended July 31, 2000, CMGI had an operating loss of approximately $2.19 billion and a net loss of approximately $1.38 billion. CMGI anticipates continuing to incur significant operating expenses in the future, including significant costs of revenue and selling, general and administrative and amortization expenses. As a result, CMGI expects to continue to incur operating losses and may not have enough money to grow its business in the future. CMGI can give no assurance that it will achieve profitability or be capable of sustaining profitable operations.


CMGI may have problems raising money it needs in the future.

  In recent years, CMGI has financed its operating losses in part with profits from selling some of the stock of companies in which CMGI had invested through the @Ventures funds. This funding source may not be sufficient in the future, and CMGI may need to obtain funding from outside sources. However, CMGI may not be able to obtain funding from outside sources. In addition, even if CMGI finds outside funding sources, CMGI may be required to issue to such outside sources securities with greater rights than those currently possessed by holders of CMGI's currently outstanding securities. CMGI may also be required to take other actions, which may lessen the value of its common stock, including borrowing money on terms that are not favorable to CMGI.


CMGI may incur significant costs to avoid investment company status and may suffer adverse consequences if deemed to be an investment company.

  CMGI may incur significant costs to avoid investment company status and may suffer other adverse consequences if deemed to be an investment company under the Investment Company Act of 1940. Some of CMGI's equity investments in other businesses and its venture subsidiaries may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exclusion or safe harbor provision applies. If CMGI were to be deemed an investment company, CMGI would become subject to the requirements of the Investment Company Act. As a consequence, CMGI would be prohibited from engaging in business or issuing securities as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of CMGI contracts might be voidable, and a court-appointed receiver could take control of CMGI and liquidate its business.

  Although CMGI's investment securities currently comprise less than 40% of its total assets, fluctuations in the value of these securities or of CMGI's other assets may cause this limit to be exceeded. Unless an exclusion or safe harbor was available to CMGI, CMGI would have to attempt to reduce its investment securities as a percentage of its total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If CMGI were required to sell investment securities, CMGI may sell them sooner than it otherwise would. These sales may be at depressed prices and CMGI may never realize anticipated benefits from, or may incur losses on, these investments. CMGI may be unable to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, CMGI may incur tax liabilities when selling assets. CMGI may also be unable to purchase additional investment securities that may be important to its operating strategy. If CMGI decides to acquire non-investment security assets, CMGI may not be able to identify and acquire suitable assets and businesses or the terms on which CMGI is able to acquire such assets may be unfavorable.

If CMGI fails to successfully execute on its segmentation strategy, its revenue, earnings prospects and business may be materially and adversely affected.

  On September 7, 2000, CMGI announced that it had formally organized its majority-owned operating companies and venture capital affiliates into six segments. These six segments include five operational disciplines - Interactive Marketing; eBusiness and Fulfillment; Search and Portals; Infrastructure and Enabling Technologies; and Internet Professional Services - as well as CMGI's affiliated venture capital arm, CMGI@Ventures. The segmentation strategy includes a focus on:

  .  market segments in which CMGI can establish a leadership position;

  . a planned reduction in the number of operating companies to an optimal number of five to ten in total;

  .  improved future financial performance including continued revenue growth;
     and

  . a significant reduction in cash flow requirements through improved operating efficiencies in acquisitions, consolidations and divestitures.

To successfully implement its segmentation strategy, CMGI must achieve each of the following:

  .  overcome the difficulties of integrating its operating companies;

  .  decrease its cash burn rate;

  .  improve its cash position and revenue run rate; and

  .  increase its holdings of marketable securities.

  If CMGI fails to address each of these factors, its business prospects for achieving and sustaining profitability, and the market value of its securities may be materially and adversely affected. Even if its implementation of this segmentation strategy is successful, the revised structure and reporting procedures of the new segmentation strategy may not lead to increased market clarity or stockholder value. In addition, the execution of the segmentation strategy, including planned reductions in the number of operating companies, could result in restructuring charges being recorded by CMGI in future periods.


CMGI depends on certain important employees, and the loss of any of those employees may harm CMGI's business.

  CMGI's performance is substantially dependent on the performance of its executive officers and other key employees, in particular, David S. Wetherell, CMGI's chairman, president and chief executive officer, Andrew J. Hajducky III, CMGI's executive vice president, chief financial officer and treasurer, and David Andonian, CMGI's president, corporate development. The familiarity of these individuals with the Internet industry makes them especially critical to CMGI's success. In addition, CMGI's success is dependent on its ability to attract, train, retain and motivate high quality personnel, especially for its management team. The loss of the services of any of CMGI's executive officers or key employees may harm its business. CMGI's success also depends on its continuing ability to attract, train, retain and motivate other highly qualified technical and managerial personnel. Competition for such personnel is intense.


There may be conflicts of interest among CMGI's network companies, CMGI's officers, directors and stockholders and CMGI.

  Some of CMGI's officers and directors also serve as officers or directors of one or more of CMGI's network companies. As a result CMGI, CMGI's officers and directors, and CMGI's network companies may face potential conflicts of interest with each other and with its stockholders. Specifically, CMGI's officers and directors may be presented with situations in their capacity as officers or directors of one of CMGI's network companies that conflict with their fiduciary obligations as officers or directors of CMGI's company or of another network company.

In fiscal 2000, CMGI derived a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI's business.

  During the fiscal year ended July 31, 2000, sales to Cisco accounted for 11% of CMGI's total net revenue and 36% of CMGI's net revenue from its eBusiness and Fulfillment segment. CMGI currently does not have any agreements with Cisco which obligate this customer to buy a minimum amount of products from CMGI or to designate CMGI as its sole supplier of any particular products or services. During the fiscal year ended July 31, 2000, approximately 12% of CMGI's total net revenue and 35% of net revenue from CMGI's Search and Portals segment was derived from customer advertising contracts serviced by DoubleClick, Inc. CMGI believes that it will continue to derive a significant portion of its operating revenue from sales to a small number of customers.


CMGI's strategy of selling assets of or investments in the companies that it has acquired and developed presents risks.

  One element of CMGI's business plan involves raising cash for working capital for its business by selling, in public or private offerings, some of the companies, or portions of the companies, that it has acquired and developed or in which it has invested. Market and other conditions largely beyond CMGI's control affect:

  .  its ability to engage in such sales;

  .  the timing of such sales; and

  .  the amount of proceeds from such sales.

  As a result, CMGI may not be able to sell some of these assets. In addition, even if CMGI is able to sell, CMGI may not be able to sell at favorable prices. If CMGI is unable to sell these assets at favorable prices, its business will be harmed.


CMGI's stock price may fluctuate because the value of some of its companies fluctuates.

  A portion of CMGI's assets include the equity securities of both publicly traded and non-publicly traded companies. For example, as of October 4, 2000, CMGI directly or through its @Ventures funds owned shares of common stock of Critical Path, divine, eBay, Engage, Hollywood Entertainment, Kana Communications, Inc., Lycos, MSGI, MotherNature.com, NaviSite, Netcentives, PCCW, Primedia, Ventro, Vicinity and Yahoo!, which are publicly traded companies. The market price and valuations of the securities that CMGI holds in these and other companies may fluctuate due to market conditions and other conditions over which CMGI has no control. Fluctuations in the market price and valuations of the securities that CMGI holds in other companies may result in fluctuations of the market price of CMGI's common stock and may reduce the amount of working capital available to CMGI.


CMGI's strategy of expanding its business through acquisitions of other businesses and technologies presents special risks.

  CMGI intends to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

  . difficulty integrating acquired technologies, operations, and personnel with the existing businesses;

  . diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

  . strain on managerial and operational resources as management tries to oversee larger operations;

  .  exposure to unforeseen liabilities of acquired companies;

  . potential issuance of securities in connection with an acquisition with rights that are superior to the rights of holders of CMGI's currently outstanding securities;

  .  the need to incur additional debt; and

  . the requirement to record potentially significant additional future operating costs for the amortization of goodwill and other intangible assets.

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


CMGI faces competition from other acquirors of and investors in Internet-related ventures which may prevent CMGI from realizing strategic opportunities.

  Although CMGI creates many of its network companies, it also acquires or invests in existing companies that it believes are complementary to its network and further its vision of the Internet. In pursuing these opportunities, CMGI faces competition from other capital providers and incubators of Internet-related companies, including publicly-traded Internet companies, venture capital companies and large corporations. Some of these competitors have greater financial resources than CMGI does. This competition may limit CMGI's opportunity to acquire interests in companies that could advance its vision of the Internet and increase its value.


CMGI's growth places strain on its managerial, operational and financial resources.

  CMGI's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Further, as the number of CMGI's users, advertisers and other business partners grows, CMGI will be required to manage multiple relationships with various customers, strategic partners and other third parties. CMGI's further growth or an increase in the number of its strategic relationships will increase this strain on its managerial, operational and financial resources, inhibiting its ability to achieve the rapid execution necessary to successfully implement its business plan.


CMGI  must develop and maintain positive brand name awareness.

  CMGI believes that establishing and maintaining its brand names is essential to expanding its business and attracting new customers. CMGI also believes that the importance of brand name recognition will increase in the future because of the growing number of Internet companies that will need to differentiate themselves. Promotion and enhancement of CMGI's brand names will depend largely on its ability to provide consistently high-quality products and services. If CMGI is unable to provide high-quality products and services, the value of its brand names may suffer.


CMGI's quarterly results may fluctuate widely.

  CMGI's operating results have fluctuated widely on a quarterly basis during the last several years, and it expects to experience significant fluctuation in future quarterly operating results. Many factors, some of which are beyond CMGI's control, have contributed to these quarterly fluctuations in the past and may continue to do so. Such factors include:

  .  demand for its products and services;

  . payment of costs associated with its acquisitions, sales of assets and investments;

  .  timing of sales of assets;

  .  market acceptance of new products and services;

  .  charges for impairment of long-lived assets in future periods;

  . potential restructuring charges in connection with CMGI's segmentation strategy;

  .  specific economic conditions in the industries in which CMGI competes; and

  .  general economic conditions.

  The emerging nature of the commercial uses of the Internet makes predictions concerning CMGI's future revenues difficult. CMGI believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of its future performance. It is also possible that in some fiscal quarters, CMGI's operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of CMGI's common stock may decline.


The price of CMGI's common stock has been volatile.

  The market price of CMGI's common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations, which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of CMGI's common stock.


Ownership of CMGI is concentrated.

  David S. Wetherell, CMGI's chairman, president and chief executive officer, beneficially owned approximately 12% of CMGI's outstanding common stock as of September 30, 2000. As a result, Mr. Wetherell possesses significant influence over CMGI on matters, including the election of directors. Additionally, Compaq owned approximately 13% of CMGI's outstanding common stock as of September 30, 2000. The concentration of CMGI's share ownership may:

  .  delay or prevent a change in its control;

  . impede a merger, consolidation, takeover, or other transaction involving CMGI; or

  . discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of CMGI.


CMGI relies on NaviSite for Web site hosting.

  CMGI and many of its operating companies rely on NaviSite for network connectivity and hosting of servers. If NaviSite fails to perform such services, CMGI's internal business operations may be interrupted, and the ability of CMGI's operating companies to provide services to customers may also be interrupted. Such interruptions may have an adverse impact on CMGI's business and revenues and its operating companies.


The success of CMGI's network companies depends greatly on increased use of the Internet by business and individuals.

  The success of CMGI's network companies depends greatly on increased use of the Internet for advertising, marketing, providing services and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. The businesses of CMGI's network companies will suffer if commercial use of the Internet fails to grow in the future.


CMGI network companies are subject to intense competition.

  The market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with the products and services of CMGI network companies. In addition, many of the current and potential competitors of CMGI network companies have greater financial, technical, operational and marketing resources than those of CMGI network companies. CMGI network companies may not be able to compete successfully against these competitors. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce the revenues of CMGI network companies.

Growing concerns about the use of "cookies" may limit Engage's ability to develop user profiles.

  Web sites typically place small files of information commonly known as "cookies" on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Engage's technology currently uses cookies to collect information about an Internet user's movement through the Internet. Most of the currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users currently choose to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and recently, the Federal Trade Commission initiated an informal inquiry into the data collection practices of DoubleClick, Inc. The effectiveness of Engage's technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, Engage would likely have to switch to other technology that would allow it to gather demographic and behavioral information. This could require significant reengineering time and resources, might not be completed in time to avoid negative consequences to CMGI's business, financial condition or results of operations, and might not be possible at all.


If the United States or other governments regulate the Internet more closely, the businesses of CMGI network companies may be harmed.

  Because of the Internet's popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as privacy, pricing, taxation and content. The enactment of any additional laws or regulations may impede the growth of the Internet and the Internet-related business of CMGI network companies and could place additional financial burdens on their businesses.


To succeed, CMGI network companies must respond to the rapid changes in technology and distribution channels related to the Internet.

  The markets for the Internet products and services of our network companies are characterized by:

  .  rapidly changing technology;

  .  evolving industry standards;

  .  frequent new product and service introductions;

  .  shifting distribution channels; and

  .  changing customer demands.

  The success of CMGI network companies will depend on their ability to adapt to this rapidly evolving marketplace. They may not be able to adequately adapt their products and services or to acquire new products and services that can compete successfully. In addition, CMGI network companies may not be able to establish and maintain effective distribution channels.


CMGI  network companies face security risks.

  Consumer concerns about the security of transmissions of confidential information over public telecommunications facilities is a significant barrier to electronic commerce and communications on the Internet. Many factors may cause compromises or breaches of the security systems CMGI network companies or other Internet sites use to protect proprietary information, including advances in computer and software functionality or new discoveries in the field of cryptography. A compromise of security on the Internet would have a negative effect on the use of the Internet for commerce and communications and negatively impact CMGI network companies' businesses. Security breaches of their activities or the activities of their customers and sponsors involving the storage and transmission of proprietary information, such as credit card numbers, may expose CMGI network companies to a risk of loss or litigation and possible liability. CMGI cannot assure that the security measures of CMGI network companies will prevent security breaches.

The success of the global operations of CMGI network companies is subject to special risks and costs.

  CMGI network companies have begun, and intend to continue, to expand their operations outside of the United States. This international expansion will require significant management attention and financial resources. The ability of CMGI network companies to expand their offerings of CMGI's products and services internationally will be limited by the general acceptance of the Internet and intranets in other countries. In addition, CMGI and its network companies have limited experience in such international activities. Accordingly, CMGI and its network companies expect to commit substantial time and development resources to customizing the products and services of its network companies for selected international markets and to developing international sales and support channels.

  CMGI expects that the export sales of its network companies will be denominated predominantly in United States dollars. As a result, an increase in the value of the United States dollar relative to other currencies may make the products and services of its network companies more expensive and, therefore, potentially less competitive in international markets. As CMGI network companies increase their international sales, their total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.


CMGI  network companies could be subject to infringement claims.

  From time to time, CMGI network companies have been, and expect to continue to be, subject to third party claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights. Any such claims may damage the businesses of CMGI network companies by:

  .  subjecting them to significant liability for damages;

  .  resulting in invalidation of their proprietary rights;

  . being time-consuming and expensive to defend even if such claims are not meritorious; and

  .  resulting in the diversion of management time and attention.


CMGI network companies may have liability for information retrieved from the Internet.

  Because materials may be downloaded from the Internet and subsequently distributed to others, CMGI network companies may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials.