Form 10-K, Exhibit 13
period 2000-07-31
CMGI INC
filed 2000-10-31
CIK 914712

                                                                    EXHIBIT 13.3
                                                                    ------------
                          CMGI, Inc. and Subsidiaries
                          Consolidated Balance Sheets

(in thousands, except share and per share amounts)                                                                   July 31,
ASSETS                                                                                                            2000      1999
                                                                                                                  ----      -----
Current assets:
  Cash and cash equivalents                                                                                   $  639,666 $  468,912
  Available-for-sale securities                                                                                1,595,011  1,532,327
  Accounts receivable, trade, net of allowance for doubtful accounts of $34,618 in 2000 and $3,034 in 1999       232,104     41,794
  Prepaid expenses and other current assets                                                                      105,094     14,301
                                                                                                              ---------- ----------
Total current assets                                                                                           2,571,875  2,057,334
                                                                                                              ---------- ----------

Property and equipment, net                                                                                      259,270     24,832
Investments in affiliates                                                                                        583,648     44,623
Goodwill and other intangible assets, net of accumulated amortization of $1,516,045 in 2000 and $18,712 in
  1999                                                                                                         4,955,076    149,703

Other assets                                                                                                     187,238    128,102
                                                                                                              ---------- ----------
                                                                                                              $8,557,107 $2,404,594
                                                                                                              ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable                                                                                               $  523,022 $   20,000
  Current installments of long-term debt                                                                           6,649      5,258
  Accounts payable                                                                                               128,627     31,812
  Accrued income taxes                                                                                            36,318     11,777
  Accrued expenses                                                                                               246,289     42,559
  Deferred income taxes                                                                                          392,340    508,348
  Deferred revenue                                                                                                27,898      6,726
  Other current liabilities                                                                                      100,627     49,849
                                                                                                              ---------- ----------
Total current liabilities                                                                                      1,461,770    676,329
                                                                                                              ---------- ----------
Long-term debt, less current installments                                                                        228,023     15,060
Deferred income taxes                                                                                             61,365     35,140
Other long-term liabilities                                                                                       50,945     19,807
Minority interest                                                                                                586,062    184,514
Commitments and contingencies
Preferred stock, $0.01 par value.  Authorized 5,000,000 shares; issued 35,000 shares Series B redeemable, convertible preferred stock at July 31, 1999, conversion premium at 4% per annum and issued 375,000 Series
  C redeemable,convertible preferred stock at July 31, 2000 and 1999, dividend at 2% per annum; both carried
  at liquidation value                                                                                           383,140    411,283


Stockholders' equity:
  Common stock, $0.01 par value per share. Authorized  1,400,000,000 and 400,000,000 shares at July 31, 2000 and 1999, respectively; issued and outstanding 296,487,502 and 191,168,280 shares at July 31, 2000 and
   1999, respectively                                                                                              2,965      1,912

Additional paid-in capital                                                                                     6,190,182    234,273
Deferred compensation                                                                                            (45,202       (180)
Retained earnings (accumulated deficit)                                                                         (857,814)   518,102
                                                                                                              ---------- ----------
                                                                                                               5,290,131    754,107
Accumulated other comprehensive income                                                                           495,671    308,354
                                                                                                              ---------- ----------
Total stockholders' equity                                                                                     5,785,802  1,062,461
                                                                                                               --------- ----------
                                                                                                              $8,557,107 $2,404,594
                                                                                                              ========== ==========

See accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                     Consolidated Statements of Operations

                                                                                                    Years ended July 31,
                                                                                            2000             1999         1998
                                                                                        -----------      -------------   --------
(in thousands, except per share amounts)
Net revenue                                                                             $   898,050      $     186,389   $ 92,197
Operating expenses:
  Cost of revenue                                                                           737,264            179,553     83,021
  Research and development                                                                  153,974             22,253     19,108
  In-process research and development                                                        65,683              6,061     10,325
  Selling                                                                                   475,441             45,505     28,844
  General and administrative                                                                218,615             43,549     18,065
  Amortization of intangible assets and stock-based compensation                          1,436,880             16,127      3,093
                                                                                        -----------      -------------   --------
   Total operating expenses                                                               3,087,857            313,048    162,456
                                                                                        -----------      -------------   --------
   Operating loss                                                                        (2,189,807)          (126,659)   (70,259)
                                                                                        -----------      -------------   --------

Other income (expense):
  Interest income                                                                            41,521              4,640      2,426
  Interest expense                                                                          (56,617)            (4,371)    (3,296)
  Gains on issuance of stock by subsidiaries and affiliates                                  80,387            130,729     46,285
  Other gains, net                                                                          525,265            758,312     96,562
  Equity in losses of affiliates                                                            (51,886)           (15,737)   (12,871)
  Minority interest                                                                         165,271              2,331        (28)
                                                                                        -----------      -------------   --------
                                                                                            703,941            875,904    129,078
                                                                                        -----------      -------------   --------
Income (loss) from continuing operations before income taxes                             (1,485,866)           749,245     58,819
Income tax expense (benefit)                                                               (121,173)           325,402     31,555
                                                                                        -----------      -------------   --------
Income (loss) from continuing operations                                                 (1,364,693)           423,843     27,264
Discontinued operations, net of income taxes:
  Gain on sale of CMG Direct Corporation                                                         --             53,203         --
  Loss from discontinued operations                                                              --               (806)      (338)
  Gain on sale of data warehouse product rights                                                  --                 --      4,978
                                                                                        -----------      -------------   --------
Net income (loss)                                                                        (1,364,693)           476,240     31,904
Preferred stock accretion and amortization of discount                                      (11,223)            (1,662)        --
                                                                                        -----------      -------------   --------
Net income (loss) available to common stockholders                                      $(1,375,916)     $     474,578   $ 31,904
                                                                                        ===========      =============   ========

Earnings (loss) per share:
  Basic:
    Earnings (loss) from continuing operations available to common stockholders
                                                                                        $     (5.26)     $        2.26   $   0.16
    Gain on sale of CMG Direct Corporation                                                       --               0.29         --
    Loss from discontinued operations                                                            --              (0.01)        --
    Gain on sale of data warehouse product rights                                                --                 --       0.03
                                                                                        -----------      -------------   --------
    Net earnings (loss) available to common stockholders                                $     (5.26)     $        2.54   $   0.19
                                                                                        ===========      =============   ========

Diluted:
  Earnings (loss) from continuing operations available to common stockholders
                                                                                        $     (5.26)     $        2.05   $   0.15
  Gain on sale of CMG Direct Corporation                                                         --               0.26         --
  Loss from discontinued operations                                                              --              (0.01)        --
  Gain on sale of data warehouse product rights                                                  --                 --       0.03
                                                                                        -----------      -------------   --------
  Net earnings (loss) available to common stockholders                                  $     (5.26)     $        2.30   $   0.18
                                                                                        ===========      =============   ========

Shares used in computing earnings (loss) per share:

Basic                                  261,555            186,532    166,664
                                   ===========      =============   ========
Diluted                                261,555            206,832    180,120
                                   ===========      =============   ========

see accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                Consolidated Statements of Stockholders' Equity


                                                                             Accumulated                   Retained
                                                                                other                      earnings        Total
                                                 Common   Additional paid   comprehensive    Deferred    (accumulated  stockholders'
                                                 stock      in capital      income (loss)  compensation    deficit)       equity
                                                 -----      ----------      -------------  ------------    --------       ------
(in thousands, except share amounts)
Balance at July 31, 1997 (154,552,688 shares)    $1,546      $   15,430        $     852    $     --      $    11,620  $    29,448
  Comprehensive income, net of taxes:
    Net income                                       --              --               --          --           31,904       31,904
    Other comprehensive income:
      Net unrealized holding gain arising
         during period                               --              --            1,167          --               --        1,167
      Less:  Reclassification adjustment for
         gain realized in net income                 --              --           (2,455)         --               --       (2,455)
-----------------------------------------------                                                                        -----------
         Total comprehensive income                                                                                         30,616
-----------------------------------------------                                                                        -----------
  Issuance of common stock pursuant to
    employee stock purchase plans and stock
    options (4,078,072 shares)                       41           2,795               --          --               --        2,836
  Issuance of common stock and common stock
    equivalents for acquisitions and
    investments (25,640,784 shares)                 256          66,439               --      (1,731)              --       64,964
  Amortization of deferred compensation              --              --               --         289               --          289
  Tax benefit of stock option exercises              --           3,114               --          --               --        3,114
  Effect of subsidiaries' equity transactions        --           1,869               --          --               --        1,869
-----------------------------------------------  ------      ----------        ---------    --------      -----------  -----------
Balance at July 31, 1998 (184,271,544 shares)     1,843          89,647             (436)     (1,442)          43,524      133,136
  Comprehensive income, net of taxes:
    Net income                                       --              --               --          --          476,240      476,240
    Other comprehensive income:
      Net unrealized holding gain arising
         during period                               --              --          314,910          --               --      314,910
      Less: Reclassification adjustment for
         gain realized in net income                 --              --           (6,120)         --               --       (6,120)
-----------------------------------------------                                                                        -----------
         Total comprehensive income                                                                                        785,030
-----------------------------------------------                                                                        -----------
  Conversion of redeemable preferred stock to
      common stock (1,168,008 shares)                12          15,175               --          --               --       15,187
  Preferred stock accretion                          --              --               --          --           (1,662)      (1,662)
  Issuance of common stock pursuant to
      employee stock purchase plans and stock
      options (3,890,344 shares)                     39           7,915               --          --               --        7,954
  Issuance of common stock and common stock
      equivalents for acquisitions and
      investments (1,838,384 shares)                 18          63,882               --          --               --       63,900
  Amortization of deferred compensation              --              --               --       1,262               --        1,262
  Tax benefit of stock option exercises              --          43,202               --          --               --       43,202
  Effect of subsidiaries' equity transactions        --          14,452               --          --               --       14,452
-----------------------------------------------  ------      ----------        ---------    --------      -----------  -----------
Balance at July 31, 1999  (191,168,280 shares)    1,912         234,273          308,354        (180)         518,102    1,062,461
  Comprehensive loss, net of taxes:
    Net loss                                         --              --               --          --       (1,364,693)  (1,364,693)
    Other comprehensive income:
      Net unrealized holding gain arising
         during period                               --              --          496,304          --               --      496,304

 Less:  Reclassification adjustment for gain
  realized in net loss                               --              --          (308,987)         --               --    (308,987)
------------------------------------------------                                                                        ----------
     Total comprehensive loss                        --              --                --          --               --  (1,177,376)
------------------------------------------------                                                                        ----------
Preferred stock accretion                            --              --                --          --           (8,516)     (8,516)
Amortization of discount on preferred stock          --           2,707                --          --           (2,707)         --
Conversion of redeemable preferred stock to
 common stock (2,834,520 shares)                     28          36,357                --          --               --      36,385
Issuance of common stock pursuant to employee
 stock purchase plans and stock options
 (8,279,232 shares)                                  83          39,137                --          --               --      39,220
Issuance of common stock and common stock
 equivalents for acquisitions and investments
 (94,205,470 shares)                                942       5,676,877                --     (75,265)              --   5,602,554
Amortization of deferred compensation                --              --                --      30,243               --      30,243
Tax benefit of stock option exercises                --         189,944                --          --               --     189,944
Effect of subsidiaries' equity transactions, net     --          10,887                --          --               --      10,887
------------------------------------------------ ------      ----------         ---------    --------      -----------  ----------
Balance at July 31, 2000  (296,487,502 shares)   $2,965      $6,190,182         $ 495,671    $(45,202)     $  (857,814) $5,785,802
                                                 ======      ==========         =========    ========      ===========  ==========

see accompanying notes to consolidated financial statements

                          CMGI, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows

(in thousands)                                                                                          Years ended July 31,
                                                                                                    2000         1999        1998
                                                                                                    ----         ----        ----
Cash flows from operating activities:
  Income (loss) from continuing operations                                                      $(1,364,693)  $ 423,843   $  27,264
  Adjustments to reconcile income (loss) from continuing operations to net cash used for continuing operations:
    Depreciation and amortization                                                                 1,501,583      22,669       6,953
    Deferred income taxes                                                                          (280,450)    312,445       4,206
    Non-operating gains, net                                                                       (605,652)   (889,041)   (142,847)
    Equity in losses of affiliates                                                                   51,886      15,737      12,871
    Minority interest                                                                              (165,271)     (2,331)         28
    In-process research and development                                                              65,683       6,061      10,325
    Changes in operating assets and liabilities, excluding effects from acquisitions and deconsolidation of subsidiaries:
      Trade accounts receivable                                                                     (91,383)    (17,208)     (8,977)
      Prepaid expenses and other current assets                                                     (42,191)     (2,764)     (5,195)
      Accounts payable and accrued expenses                                                          19,984      34,749       8,019
      Deferred revenue                                                                                9,514       5,879       3,618
      Refundable and accrued income taxes, net                                                      (46,712)    (41,003)     11,917
      Tax benefit from exercise of stock options                                                    189,944      43,202       3,114
      Other assets and liabilities                                                                   (5,976)     (2,322)       (636)
                                                                                                -----------   ---------   ---------
Net cash used for operating activities of continuing operations                                    (763,734)    (90,084)    (69,340)
Net cash used for operating activities of discontinued operations                                        --        (280)     (2,385)
                                                                                                -----------   ---------   ---------
Net cash used for operating activities                                                             (763,734)    (90,364)    (71,725)
                                                                                                -----------   ---------   ---------

Cash flows from investing activities:
  Additions to property and equipment - continuing operations                                      (177,637)    (16,211)     (8,043)
  Additions to property and equipment - discontinued operations                                          --         (63)       (146)
  Proceeds from sale of stock investments                                                         1,143,574      84,668     116,431
  Proceeds from sale of data warehouse product rights- discontinued operations                           --          --       9,543
  Proceeds from sale of CMG Direct Corporation - discontinued operations                                 --      12,835          --
  Cash paid for acquisitions of subsidiaries, net of cash acquired                                 (185,127)    (54,016)     (6,551)
  Investments in affiliates                                                                        (299,330)    (48,211)    (27,961)
  Net proceeds from maturities of (purchases of) available-for-sale securities                       11,182     (31,123)     (5,000)
  Reduction in cash due to deconsolidation of Lycos, Inc.                                                --          --     (41,017)
  Other, net                                                                                           (301)      1,510        (338)
                                                                                                -----------   ---------   ---------
Net cash provided by (used for) investing activities                                                492,361     (50,611)     36,918
                                                                                                -----------   ---------   ---------

Cash flows from financing activities:
  Net proceeds from (repaments of) notes payable                                                    160,672      (6,654)      4,456
  Proceeds from issuance of long-term debt                                                               --          --      10,250
  Repayments of long-term debt                                                                       (4,935)     (5,609)     (7,521)
  Net proceeds from issuance of Series B and Series C redeemable, convertible preferred stock            --     424,805          --
  Net proceeds from issuance of common stock                                                         47,237       7,613      23,206
  Net proceeds from issuance of stock by subsidiaries                                               209,207     129,461       3,526
  Other                                                                                              29,946      (1,266)      2,665
                                                                                                -----------   ---------   ---------
Net cash provided by financing activities                                                           442,127     548,350      36,582
                                                                                                -----------   ---------   ---------
Net increase in cash and cash equivalents                                                           170,754     407,375       1,775
Cash and cash equivalents at beginning of year                                                      468,912      61,537      59,762
                                                                                                -----------   ---------   ---------
Cash and cash equivalents at end of year                                                        $   639,666   $ 468,912   $  61,537
                                                                                                ===========   =========   =========

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

(2)  Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

          The consolidated financial statements of the Company include its wholly-owned and majority-owned subsidiaries which at July 31, 2000 include, 1/st/ Up.com Corporation (1/st/ Up), Activate.Net Corporation (Activate), AdForce, Inc. (AdForce), AltaVista Company (AltaVista), Clara Vista Corporation (Clara Vista), CMG Securities Corporation, CMG@Ventures Capital Corporation, CMG@Ventures Securities Corporation, CMG@Ventures, Inc., CMG@Ventures I, LLC (CMG@Ventures I), CMG@Ventures II, LLC (CMG@Ventures II), CMG@Ventures III, LLC (CMG@Ventures III), CMG@Ventures Expansion, LLC (CMG@Ventures Expansion), CMGI@Ventures IV, LLC (CMGI@Ventures IV), CMGI@Ventures B2B, LLC (B2B Fund), CMGI@Ventures Technology Fund (Tech Fund), CMGI Solutions, Inc., CMGion, Inc. (CMGion), Engage, Inc., (Engage, formerly Engage Technologies Inc.), Equilibrium Technologies, Inc. (Equilibrium), ExchangePath, LLC (ExchangePath), Green Witch, LLC (Green Witch), iCAST Corporation (iCAST), MyWay.com Corporation, Nascent Technologies, Inc. (Nascent), NaviPath, Inc., (NaviPath, formerly NaviNet, Inc.), NaviSite, Inc. (NaviSite), SalesLink Corporation (SalesLink), Tallan, Inc. (Tallan), Tribal Voice, Inc., uBid, Inc. (uBid) and yesmail.com, inc. (yesmail.com). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in businesses in which it owns less than 50% using the equity method, if the Company has the ability to exercise significant influence over the investee company. All other investments for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, are accounted for under the cost method of accounting. Certain amounts for prior periods have been reclassified to conform to current year presentations.

Revenue Recognition

          The Company's advertising revenue is derived primarily from the delivery of advertising impressions through its own or third party Web sites. Revenue is recognized in the period that the advertising impressions are delivered, provided the collection of the resulting receivable is probable.

          Prior to August 1, 1998, revenue from the sales of product licenses to customers were generally recognized when the product was shipped, provided no significant obligations remained and collectability was probable, in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 91-1, "Software Revenue Recognition". Effective August 1, 1998, the Company adopted the provisions of SOP 97-2, "Software Revenue Recognition" (SOP 97-2). For transactions after August 1, 1998, revenues from software product licenses, database services and web-site traffic audit reports are generally recognized when (i) a signed non-cancelable software license exists, (ii) delivery has occurred, (iii) the Company's fee is fixed or determinable, and (iv) collectability is probable. Revenue from license agreements that have that have significant customizations and modifications of the software product is deferred and recognized using the percentage of completion method. The Company adopted SOP 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition', with Respect to Certain Transactions" (SOP 98-
9), which modified SOP 97-2 with respect to certain transactions during the year ended July 31, 2000. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2 or SOP 98-9.

          Revenue from periodic subscriptions is recognized ratably over the subscription term, typically twelve months. Revenue from usage based subscriptions is recognized monthly based on actual usage.

          Revenue from sales of merchandise is recognized upon shipment of the merchandise and verification of the customer's credit card authorization or receipt of cash.

          Service and support revenue includes software maintenance and other professional service revenues, primarily from consulting, implementation and training. Revenue from software maintenance is deferred and recognized ratably over the term of each maintenance agreement, typically twelve months. Revenue from professional services is recognized as the services are performed, collectability is probable and such revenues are contractually nonrefundable.

          Substantially all media and media management revenue is recognized on a gross basis and amounts paid to Web sites are recorded as cost of revenue. Revenue is generally recognized at gross in arrangements in which the Company acts as principal in the transaction. Revenue is recognized net of the related Web site expense in arrangements in which the Company acts primarily as a sales agent.

          Revenue also consists of monthly fees for server hosting, systems administration, application rentals and Web site management services. Revenue for these services (other than installation fees) is generally billed and recognized over the term of the contract, generally one to three years, based on actual usage. Installation fees are typically recognized at the time that installation occurs.

          Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue.

Gains on Issuance of Stock by Subsidiaries

          At the time a subsidiary sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that subsidiary increases. If at that time, the subsidiary is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the subsidiary's ability to continue in existence, the Company records the increase in its Consolidated Statements of Operations. Otherwise, the increase is reflected in "effect of subsidiaries' equity transactions" in the Company's Consolidated Statements of Stockholders' Equity.

          If gains have been recognized on issuances of a subsidiary's stock and shares of the subsidiary are subsequently repurchased by the subsidiary or by the Company, gain recognition does not occur on issuance subsequent to the date of a repurchase until such time as shares have been issued in an amount equivalent to the number of repurchased shares. Such transactions are reflected as equity transactions, and the net effect of these transactions is reflected in the Consolidated Statements of Stockholders' Equity.

Cash Equivalents and Statement of Cash Flows Supplemental Information

          Highly liquid investments with maturity of three months or less at the time of acquisition are considered cash equivalents.

          Net cash used for operating activities reflect cash payments for interest and income taxes, net of income tax refunds received, as follows:

                                                                     Year ended July 31,
          (in thousands)                               2000                 1999                  1998
                                                    -------              -------               -------
          Interest                                  $16,143              $ 3,910               $ 2,856
                                                    =======              =======               =======
          Income taxes                              $14,574              $10,764               $15,720
                                                    =======              =======               =======

          Portions of the consideration for acquisitions of businesses by the Company, or its subsidiaries, during fiscal years 2000 1999 and 1998 included the issuance of shares of the Company's and its subsidiaries' common stock and the issuance of seller's notes (see note 8).

          During fiscal year 2000, significant non-cash investing activities included the following transactions:

          On July 18, 2000, the Company and divine Interventures, inc. (divine) completed an exchange of stock. The Company received 1,701,900 shares of divine for 372,000 shares of the Company's common stock.

          On July 11, 2000, eBay, Inc. (eBay) acquired Half.com, Inc. (Half.com), an affiliate of the Company. In connection with the merger, the Company received 1,480,267 shares of eBay common stock.

          On June 9, 2000, the Company received 4,350,000 units in Freeup, LLC, a joint venture between the Company and Compaq Computer Corporation (Compaq), in exchange for 61,234 shares of the Company's common stock.

          On May 19, 2000, the Company and Primedia, Inc. (Primedia), completed an exchange of stock. The Company received 8 million shares of Primedia stock in exchange for 1,532,567 million shares of CMGI common stock.

          On April 10, 2000, Netcentives, Inc. (Netcentives) completed an exchange of stock. The Company received 1,694,492 shares of Netcentives common stock in exchange for 425,317 shares of the Company's common stock.

          On November 29, 1999, the Company and Pacific Century CyberWorks Limited (PCCW) completed an exchange of stock. The Company received 448,347,107 shares of PCCW stock in exchange for 4,057,971 shares of the Company's common stock.

     During fiscal year 2000, CMG@Ventures I distributed to its profit members options to purchase 200,242 shares of Yahoo! Inc. (Yahoo!) common stock, 274,141 shares of Yahoo! common stock, 1,318,003 shares of Lycos, Inc. (Lycos) common stock and 10,079 shares of PTEK Holdings, Inc. (PTEK Holdings, formerly Premiere Technologies, Inc.) common stock to its profit members; CMG@Ventures II distributed to its profit members 213,819 shares of Critical Path, Inc. (Critical Path) common stock, 260,036 shares of Hollywood Entertainment Corporation (Hollywood Entertainment) common stock, 713,533 shares of Kana Communications, Inc. (Kana) common stock, 19,891 shares of Yahoo! common stock and 54,400 shares of Amazon.com, Inc. (Amazon.com) common stock; and CMG@Ventures III distributed 51,935 shares of Ventro Corporation (formerly Chemdex Corporation) common stock to its profit members.

     During fiscal year 1999, significant non-cash investing activities included the sale of the Company's investments in GeoCities, Reel.com, Inc. (Reel.com) and Sage Enterprises, Inc. (Sage Enterprises) in exchange for common stock of Yahoo!, Hollywood Entertainment and Amazon.com, respectively (see note 11). In addition, the Company completed the sale of its wholly-owned subsidiary, CMG Direct Corporation (CMG Direct) to Marketing Services Group, Inc. (MSGI) in exchange for cash and shares of MSGI common stock (see note 4).

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

     During fiscal year 1998, significant non-cash investing activities included the sale of data warehouse product rights by the Company's subsidiary, Engage, in exchange for available-for-sale securities in addition to $9.5 million in cash (see note 4). In addition, CMG@Ventures I distributed 593,164 shares of Lycos stock and 24,843 shares of PTEK Holdings stock to its profit members. Also, portions of the consideration for acquisitions of businesses by the Company, or its subsidiaries, during fiscal 1998 included the issuance of shares of the Company's common stock and the issuance of seller's notes (see note 8).

Fair Value of Financial Instruments

     The carrying value for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt approximates its fair value, as estimated by using discounted future cash flows based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Investments

     Marketable securities held by the Company which meet the criteria for classification as available-for-sale are carried at fair value, net of market discount to reflect any restrictions on transferability. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive income in stockholders' equity.

     Other investments in which the Company's interest is less than 20% and which are not classified as available-for-sale securities are carried at the lower of cost or net realizable value unless it is determined that the Company exercises significant influence over the investee company, in which case the equity method of accounting is used. For those investments in affiliates in which the Company's voting interest is between 20% and 50%, the equity method of accounting is generally used. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization difference between the Company's investment and its share of the underlying net assets of the investee. Amortization is recorded on a straight-line basis over period ranging from three to five years. These adjustments are reflected in "equity in losses of affiliates" in the Company's Consolidated Statements of Operations.

     At the time an equity method investee sells its stock to unrelated parties at a price in excess of its book value, the Company's net investment in that affiliate increases. If at that time, the affiliate is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the affiliate's ability to continue in existence, the Company records the increase as a gain in its Consolidated Statements of Operations.

     The Company assesses the need to record impairment losses on investments and records such losses when the impairment of an investment is determined to be more than temporary in nature.

Accounting for Impairment of Long-Lived Assets

     The Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including goodwill and other intangible assets. During this review, the Company reevaluates the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets based upon events or circumstances, which have occurred since acquisition. The impairment policy is consistently applied in evaluating impairment for each of the Company's wholly-owned and majority-owned subsidiaries and investments. It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that the Company operates in a volatile business environment. This could result in material impairment charges in future periods.

Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization is provided on the straight-line basis over the estimated useful lives of the respective assets (three to seven years). Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

     Maintenance and repairs are charged to operating expenses as incurred. Major renewals and betterment are added to property and equipment accounts at cost.

Intangible Assets

     Goodwill and other intangible assets are being amortized principally over periods expected to be benefited, ranging from two to fifteen years.

Research and Development Costs and Software Costs

     Expenditures that are related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, capitalized software development costs have not been significant. Additionally, at the date of acquisition or investment, the Company evaluates the components of the purchase price of each acquisition or investment to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

    The Company adopted SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) in the first quarter of fiscal 2000. The adoption of SOP 98-1 did not have a material impact on the Company's financial position or its results of operations.

Advertising Costs

     Advertising costs are expensed in the year incurred. Advertising expenses were approximately $161.7 million, $6.8 million and $3.5 million for the years ended July 31, 2000, 1999 and 1998, respectively.

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

Earnings (Loss) Per Share

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents and convertible preferred stock are included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive. Approximately 13.1 million weighted average common stock equivalents and approximately 11.5 million shares representing the weighted average effect of assumed conversion of convertible preferred stock were excluded from the denominator in the diluted loss per share calculation for the year ended
July 31, 2000.

     If a subsidiary has dilutive stock options or warrants outstanding, diluted earnings per share is computed by first deducting from net income (loss), the income attributable to the potential exercise of the dilutive stock options or warrants of the subsidiary. The effect of income attributable to dilutive subsidiary stock equivalents was immaterial during the years ended July 31, 2000, 1999 and 1998.

     The reconciliation of the denominators of the basic and diluted earnings
(loss) per share computations for the Company's reported net income (loss) is as follows:

                                                                                      Years Ended July 31,
                                                                                      --------------------
(in thousands)                                                                    2000             1999           1998
                                                                               -------          -------        -------
Weighted average number of common shares outstanding - basic                   261,555          186,532        166,664
Weighted average number of dilutive common stock equivalents outstanding
                                                                                    --           17,810         13,456
Weighted average effect of assumed conversion of convertible preferred
 stock                                                                              --            2,490             --
                                                                               -------          -------        -------
Weighted average number of common shares outstanding - diluted                 261,555          206,832        180,120
                                                                               =======          =======        =======

Stock-Based Compensation Plans

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." (SFAS No. 123) As permitted by SFAS No. 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. The pro forma impact on earnings per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (see note 16).

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

Diversification of Risk

     Sales to one customer, Cisco Systems, Inc. (Cisco), accounted for 11% and 34% of consolidated net revenue and 36% and 43% of eBusiness and Fulfillment segment net revenue for fiscal 2000 and 1999, respectively. Accounts receivable from this customer amounted to approximately 2% and 18% of total trade accounts receivable at July 31, 2000 and 1999, respectively. Customer advertising contracts serviced by DoubleClick, Inc. accounted for approximately 12% and 0% of consolidated net revenue and 35% and 0% of Search and Portals segment net revenue for fiscal 2000 and 1999, respectively. The Company's products and services are provided to customers primarily in North America.

     Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash equivalents, available-for-sale securities, and accounts receivable. The Company's cash equivalent investment portfolio is diversified and consists primarily of short-term investment grade securities. To reduce risk, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company has not incurred any material write-offs related to its accounts receivable.

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

Comprehensive Income

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130) during fiscal 1999 which established standards for the reporting and display of comprehensive income and its components in a full set of comparative general-purpose financial statements. SFAS No. 130 requires certain financial statement components, such as net unrealized holding gains or losses and cumulative translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income
(loss). The Company reports comprehensive income in the Consolidated Statements of Stockholders' Equity.

Segment and Related Information

     The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information"(SFAS No. 131) during fiscal 1999. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. In the fourth quarter of fiscal 2000, the Company adjusted its segment reporting set forth in Note 3 of the Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements

     In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company will adopt the provisions of SAB No. 101 in the first quarter of fiscal 2001 and expects that its adoption will have no material impact on its financial position or its results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."(SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS No. 133 until that time. The Company expects that the adoption of SFAS No. 133 will not have a material impact on the its financial position or its results of operations.


(3) Segment Information

     In fiscal 1999, the Company adopted SFAS No. 131, which requires the reporting of segment information using the "management approach" versus the "industry approach" previously required by SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise."

    Based on the information provided to the Company's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company's continuing operations have been classified in five operating segments that are strategic business units offering distinctive products and services that are marketed through different channels.

     The five operating segments are: (i) Interactive Marketing, (ii) eBusiness and Fullfillment, (iii) Search and Portals, (iv) Infrastructure and Enabling Technologies and (v) Internet Professional Services. The Interactive Marketing segment companies provide a portfolio of online marketing products including enterprise wide promotion management, profiling and ad serving software, media, media management and analytics. The eBusiness and Fulfillment segment companies provide services across the entire ebusiness value chain to sell and deliver goods from the manufacturer to the customer. Search and Portals segment companies provide services and content which connect Internet users to information and entertainment. The Infrastructure and Enabling Technologies segment companies provide products and services essential to business operations on the Internet, including outsourced managed applications, private-label Internet access and technology platforms. The Internet Professional Services Segment provides applications strategy, development, design, and implementation services for companies seeking to initiate, enhance or redirect their presence on the Internet.

     The Company's accounting policies for segments are the same as those described in note 2 "Summary of Significant Accounting Policies". Management evaluates segment performance based on segment operating income or loss excluding in-process research and development expenses and amortization of intangible assets and stock based compensation.

     Summarized financial information of the Company's continuing operations by business segment is as follows:

                                                                           Years Ended July 31,
(in thousands)                                                2000                  1999                 1998
                                                              ----                  ----                 ----
Net revenue:
   Interactive Marketing                               $   204,179            $   26,830             $  2,685
   eBusiness and Fulfillment                               269,765               145,094               73,488
   Search and Portals                                      319,819                 8,238               15,568
   Infrastructure and Enabling Technologies                 61,789                 6,101                  456
   Internet Professional Services                           42,498                   126                   --
                                                       -----------            ----------             --------
                                                       $   898,050            $  186,389             $ 92,197
                                                       ===========            ==========             ========
Operating income (loss):
   Interactive Marketing                               $  (610,208)           $  (42,478)            $(29,282)
   eBusiness and Fulfillment                               (33,116)                5,622                1,671
   Search and Portals                                   (1,144,616)              (36,684)             (25,338)
   Infrastructure and Enabling Technologies               (263,195)              (37,743)             (11,234)
   Internet Professional Services                          (83,520)               (3,230)                (247)
   Other                                                   (55,152)              (12,146)              (5,829)
                                                       -----------            ----------             --------
                                                       $(2,189,807)           $ (126,659)            $(70,259)
                                                       ===========            ==========             ========

Operating income (loss), excluding in-process
 research and development expenses and
 amortization of intangible assets and
 stock-based compensation:
   Interactive Marketing                               $  (133,676)           $  (28,106)            $(18,413)
   eBusiness and Fulfillment                                 5,643                 8,327                2,848
   Search and Portals                                     (305,275)              (33,903)             (25,338)
   Infrastructure and Enabling Technologies               (186,451)              (37,743)             (11,234)
   Internet Professional Services                          (13,795)                 (900)                  --
   Other                                                   (53,690)              (12,146)              (4,704)
                                                       -----------            ----------             --------
                                                       $  (687,244)           $ (104,471)            $(56,841)
                                                       ===========            ==========             ========
                                                                      July 31,
                                                                      -------
(in thousands)                                                2000                  1999
                                                             -----                  ----
Total assets:
   Interactive Marketing                               $ 2,073,279            $  205,407
   eBusiness and Fulfillment                               470,800                74,260
   Search and Portals                                    2,153,474                29,072
   Infrastructure and Enabling Technologies                365,290                39,432
   Internet Professional Services                          848,332                 4,639
   Other                                                 2,645,932             2,051,784
                                                       -----------            ----------
                                                       $ 8,557,107            $2,404,594
                                                       ===========            ==========

     "Other" includes certain cash equivalents, available-for-sale securities, certain other assets and corporate infrastructure expenses, which are not identifiable to the operations of the Company's five operating business segments.

(4) Discontinued operations

     In May 1999, the Company completed the sale of its subsidiary, CMG Direct to MSGI. At the time, CMG Direct comprised the Company's entire lists and database services segment. As a result of the sale of CMG Direct the Company received total proceeds valued at approximately $91.4 million consisting of approximately $12.3 million in cash and approximately 2.3 million shares of MSGI common stock. As a result of the sale, the net gain of approximately $53.2 million recorded by the Company and the historical operations of the Company's lists and database services segment have been reflected as income from discontinued operations in the accompanying consolidated financial statements. The gain on sale of data warehouse product rights by Engage in the first quarter of fiscal 1998 has also been reflected as discontinued operations. These data warehouse products were developed by Engage during fiscal 1996 and 1997, when Engage was included in the Company's lists and database services segment. Certain prior period amounts in the consolidated financial statements have been reclassified in accordance with generally accepted accounting principles to reflect the Company's lists and database services segment as discontinued operations. Summarized financial information for discontinued operations is as follows:

                                                              Years ended July 31,
                                                              --------------------
                                                               1999              1998
                                                               ----              ----
(in thousands)
Net revenues                                                 $ 6,998           $ 9,568
Operating expenses                                             8,343            10,125
                                                             -------           -------
Operating loss                                                (1,345)             (557)
Gain on sale of CMG Direct                                    90,444                --
Gain on sale of data warehouse product rights                     --             8,437
                                                             -------           -------
Income before income taxes                                    89,099             7,880
Income tax expense                                            36,702             3,240
                                                             -------           -------
Net income from discontinued operations                      $52,397           $ 4,640
                                                             =======           =======

(5) Deconsolidation of Lycos, Inc. and Vicinity Corporation

     During the first quarter of fiscal year 1998, the Company owned in excess of 50% of Lycos and accounted for its investment under the consolidation method. Through subsequent sale and distribution of Lycos shares, the Company's ownership percentage in Lycos was reduced to below 50% beginning in November 1997. As such, beginning in November 1997, the Company began accounting for its remaining investment in Lycos under the equity method of accounting, rather than the consolidated method. Prior to these events, the operating results of Lycos were consolidated with those of CMGI's other majority-owned subsidiaries in the Company's consolidated financial statements.

     As a result of the Company's sale of Lycos shares during January 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares. With this decline in ownership below 20%, CMGI began accounting for its investment in Lycos (net of shares attributable to CMG@Ventures I's profit members) as available-for-sale securities, carried at fair value.

     The Company's consolidated operating results for the fiscal quarter ended October 31, 1997 included Lycos net revenue and operating loss of approximately $9.3 million and ($433,000), respectively.

     Beginning in November 1998, CMGI's ownership interest in Vicinity Corporation (Vicinity) was reduced to below 50% as a result of employee stock option exercises. As such, beginning in November 1998, the Company began to account for its investment in Vicinity under the equity method of accounting, rather than the consolidation method. Prior to these events, the operating results of Vicinity were consolidated within the operating results of the Company's Search and Portals segment, and the assets and liabilities of Vicinity were consolidated with those of CMGI's other majority-owned subsidiaries in the Company's consolidated balance sheets. The Company's historical quarterly consolidated operating results for the fiscal quarter ended October 31, 1998 included Vicinity net revenues of approximately $1.5 million and operating losses of approximately ($621,000.)

(6) Available-for-Sale Securities

At July 31, 2000 and 1999, available-for-sale securities primarily consist of common stock investments carried at fair value and based on quoted market prices, net of a market value discount to reflect any remaining restrictions on transferability. Available-for-sale securities at July 31, 2000 primarily consist of approximately: 12.9 million shares of Lycos valued at $781.6 million,
1.2 million shares of Yahoo! valued at $155.8 million, 8.0 million shares of Primedia valued at $150.0 million, 3.7 million shares of Kana valued at $135.7 million, 1.3 million shares of Critical Path valued at $73.3 million and 1.5 million shares of eBay valued at $69.6 million. Available-for-sale securities at July 31, 1999 primarily consist of approximately: 4.6 million shares of Yahoo! valued at $631.3 million,

13.1 million shares of Lycos valued at $541.5 million, 2.8 million shares of Silknet Software, Inc. (Silknet) valued at $86.0 million, 4.7 million shares of Hollywood Entertainment valued at $83.0 million, 2.7 million shares of Ventro valued at $76.0 million and 1.6 million shares of Critical Path valued at $54.0 million. Shares of publicly traded companies held by CMG@Ventures I and CMG@Ventures II which have been allocated to CMG@Ventures I's and CMG@Ventures II's profit members have been classifies in other non-current assets in the accompanying Consolidated Balance Sheets and valued at carrying value as of the date of allocation. Certain shares included in available-for-sale securities at July 31, 2000 and 1999 may be required to be allocated to CMG@Ventures I's and CMG @Venture II's profit members in the future. The net unrealized holding gain of approximately $495.7 million and $308.4 million, net of deferred income taxes, has been presented as "accumulated other comprehensive income" within the Consolidated Statement of Stockholders' Equity at July 31, 2000 and 1999, respectively. Also included in available-for-sale securities at July 31, 2000 and 1999, were approximately 1.2 million and 1.5 million shares, respectively, of Lycos common stock which the Company may be required to sell to Lycos, at prices ranging from $0.0025 to $2.40 per share, pursuant to employee stock option exercises. Corresponding liabilities, carried at market value, of approximately $71.0 million have been included in other current liabilities as of July 31, 2000 and liabilities of approximately $47.8 million and $11.1 million have been included in other current and other non-current liabilities, respectively, as of July 31, 1999 to reflect these potential obligations.

(7) Property and Equipment

        Property and equipment consists of the following:
                                                                  July 31,
                                                                  --------
(in thousands)                                                2000      1999
                                                              ----      ----
Machinery and equipment                                     $143,677   $14,974
Leasehold improvements                                        76,621    11,632
Software                                                      55,904     7,941
Office furniture and equipment                                24,808     3,015
Land and building                                             16,913        --
                                                            --------   -------
                                                             317,923    37,562
Less: Accumulated depreciation and amortization               58,653    12,730
                                                            --------   -------
Net Property and Equipment                                  $259,270   $24,832
                                                            ========   =======
(8) Business Combinations

Fiscal 2000

       In August 1999, CMGI completed its acquisition of approximately 81.5% of AltaVista, a Web portal that integrates proprietary Internet technology and services to deliver relevant results for both individuals and Web-based businesses, for 37,989,950 CMGI common shares valued at approximately $1.8 billion, 18,090.45 shares of the Company's Series D preferred stock, which were converted into approximately 3,618,090 million shares of CMGI common stock in October 1999 valued at approximately $173.0 million, two three-year notes totaling $220.0 million and the exchange of CMGI and subsidiary stock options for AltaVista stock options. The AltaVista acquisition included the assets and liabilities constituting the AltaVista Internet search service and also included former Compaq subsidiaries Zip2 Corporation and Shopping.com. The shares issued by the Company in connection with the AltaVista acquisition are not registered under the Securities Act of 1933 and are subject to restrictions on transferability for a period of one year from the date of issuance. The total purchase price for AltaVista was valued at approximately $2.4 billion, including costs of acquisition of $4.0 million. The value of the Company's shares included in the purchase price was recorded net of a weighted average 10% market value discount to reflect the restrictions on transferability.

       In January 2000, CMGI completed its acquisition of AdForce, a leading online provider of centralized, outsourced ad management and delivery services. The total purchase price for AdForce was valued at approximately $545.0 million, consisting of 11,270,209 shares of CMGI common stock valued at approximately $473.0 million, options and warrants to purchase CMGI common stock valued at approximately $70.9 million, and direct acquisition costs of approximately $1.1 million. Of the purchase price, $9.3 million was allocated to in-process research and development, which was charged to operations during the third quarter of fiscal 2000.

       In January 2000, CMGI completed its acquisition of Flycast Communications Corporation (Flycast), a leading provider of Web-based direct response advertising solutions. The total purchase price for Flycast was valued at approximately $897.5 million consisting of 14,620,975 shares of CMGI common stock valued at approximately $717.0 million, options and warrants to purchase CMGI common stock valued at approximately $168.2 million, and direct acquisition costs of approximately $12.3 million. Of the purchase price, $29.3 million was allocated to in-process research and development, which was charged to operations during the third quarter of fiscal 2000.

       In March 2000, CMGI completed its acquisition of yesmail.com, a leading outsourcer of permission email marketing technologies and services. The total purchase price for yesmail.com was valued at approximately $588.6 million consisting of 5,035,774 shares of CMGI common stock valued at approximately $537.8 million, options to purchase CMGI common stock valued at approximately $45.3 million, and direct acquisition costs of approximately $5.5 million. The value of the Company's shares included in the purchase price was recorded net of a weighted average 2% market value discount to reflect the restrictions on transferability on certain shares. Of the purchase price, $18.5 million was allocated to in-process research and development, which was charged to operations during the fourth quarter of fiscal 2000. Approximately $9.5 million of deferred compensation was recorded during fiscal 2000 relating to approximately 93,000 shares of the Company's common stock issued to certain of the then employee stockholders of yesmail.com. These shares are subject to certain restrictions, including repurchase by the Company, upon termination of employment prior to the end of the required service periods. Deferred compensation expense is being recognized over the service periods which expire on December 14, 2000.

       In April 2000, CMGI completed its acquisition of approximately 94.2% of Tallan, a leading provider of Internet and e-commerce professional services to Fortune 500 and Global 2000 companies. The total purchase price for Tallan was valued at approximately $905.2 million consisting of cash totaling $342.3 million, options to purchase CMGI common stock valued at approximately $188.3 million, short-term promissory notes valued at approximately $368.7 million, and direct acquisition costs of approximately $5.9 million.

       In April 2000, CMGI completed its acquisition of uBid, a leading e-commerce auction site. The total purchase price for uBid was valued at approximately $390.8 million consisting of 3,068,374 shares of CMGI common stock valued at approximately $360.6 million, options to purchase CMGI common stock valued at approximately $26.5 million, and direct acquisition costs of approximately $3.7 million.

       In April 2000, CMGI contributed Flycast and Adsmart Corporation (Adsmart) to Engage, a majority-owned subsidiary of CMGI. Upon completion of the transaction, CMGI received approximately 64 million shares of Engage common stock, and Flycast and Adsmart became wholly-owned subsidiaries of Engage. As a result of the transaction, CMGI's ownership interest in Engage increased to approximately 87% and CMGI recorded a decrease to its consolidated stockholders' equity of approximately $54.0 million to reflect this transaction.

       During fiscal year 2000, the Company, or its subsidiaries, also completed the acquisitions of eighteen other companies for combined consideration of approximately $586.1 million in CMGI and subsidiary common stock, options and warrants to purchase common stock of CMGI and subsidiaries, notes which are payable only in CMGI common stock and cash and commitments to fund a total of approximately $83.0 million in operating capital. Those acquisitions included 1stUp ($35.9 million purchase price), Activate ($61.6 million), AdKnowledge, Inc. (AdKnowledge) ($164.1 million), AdTECH Advertising Service Providing GmbH (AdTECH) (in which the Company acquired an 80.29% ownership interest) ($20.2 million), Clara Vista ($17.2 million), ClickHear, Inc. (ClickHear) ($50,000), Equilibrium ($17.1 million), ExchangePath (formerly 1ClickCharge) ($12.5 million), GreenWitch ($3.0 million), iAtlas, Inc. (iAtlas) ($23.3 million), Interactive Solutions (ISI) ($5.0 million), Raging Bull, Inc. (Raging Bull), a CMGI affiliate ($165.8 million), Shortbuzz.com, LLC (ShortBuzz) ($330,000), Signatures SNI, Inc. (Signatures Network) ($30.0 million), Transium Corporation (Transium) ($9.6 million), Tribal Voice, Inc. (Tribal Voice) ($13.8 million), Virtual BillBoard Network (VBN) ($4.7 million), and the remaining 33% minority interest in Netwright, LLC (Netwright) ($2.0 million) not already owned by CMGI. In the first step of the AdKnowledge transaction, CMGI acquired an 88% equity stake in AdKnowledge. The second step of the AdKnowledge transaction, the contribution of AdKnowledge shares held by AdKnowledge shareholders, including CMGI, to Engage in exchange for approximately 10.3 million shares of Engage common stock, closed in December 1999. Upon completion of the transaction, CMGI received approximately 9.8 million shares of Engage, and AdKnowledge became a wholly-owned subsidiary of Engage. In connection with these acquisitions, the Company recorded approximately $85.3 million of deferred compensation during fiscal 2000 relating to approximately 1.0 million shares of the Company's common stock issued to certain of the then employee stockholders of the acquired companies. These shares are subject to certain restrictions, including repurchase by the Company, upon termination of employment prior to the end of the required service periods.

Fiscal 1999

       During the third fiscal quarter of 1999, CMGI exercised its right to invest an additional $22 million in cash to increase its ownership in Magnitude Network, Inc. (Magnitude Network) from 23% to 92%. Magnitude Network is a company that focuses on opportunities surrounding the integration of radio and the Internet. CMGI had previously invested total cash of $2.5 million in Magnitude Network in June and October 1998. Accordingly, beginning in February 1999, CMGI began accounting for its investment in Magnitude Network under the consolidation method of accounting, rather than the equity method. CMGI's ownership interest in Magnitude Network was contributed to CMGI's subsidiary, iCAST, during fiscal 2000.

       In March 1999, CMGI completed the acquisition of 2CAN Media, Inc. (2CAN) for initial consideration of approximately $27.5 million. Immediately following the completion of the acquisition, 2CAN was merged with and into CMGI's subsidiary, Adsmart. 2CAN is an interactive media company serving the online advertising community with site-focused sales and advertising representation. As the primary component of the initial consideration paid for 2CAN, CMGI and Adsmart jointly issued convertible promissory notes in the aggregate principal amount of approximately $27.0 million. Pursuant to the conversion terms of the notes, approximately $26.7 million of the convertible notes have been converted as of July 31, 2000. Additionally, the initial consideration was subject to increase if certain revenue targets were achieved by Adsmart and 2CAN. During the second quarter of fiscal 2000, CMGI recorded additional purchase consideration of approximately $5.2 million as a result of contingent consideration performance goals having been met by Adsmart and 2CAN. The additional consideration was paid in shares of CMGI common stock and cash. The shares of CMGI common stock issued in the 2CAN acquisition are not registered under the Securities Act of 1933, as amended, and were subject to restrictions on transferability for a period of twelve months following the date of the issuance.

       In April 1999, the Company's subsidiary, Engage, acquired Internet Profiles Corporation (I/PRO), which provides Web site traffic measurement and audit services, for approximately $32.7 million including acquisition costs of $244,000. The purchase price consisted of approximately $1.6 million in net cash, $20.9 million in shares of CMGI common stock and $10.2 million in shares of Engage common stock and options. Of the purchase price, $4.5 million was allocated to in-process research and development which was charged to operations during fiscal 1999. The shares of CMGI common stock are not registered under the Securities Act of 1933, as amended, and were subject restrictions on transferability for periods of up to twelve months following the date of the issuance. The value of the CMGI shares included in the purchase price was recorded net of a 9% weighted average market value discount to reflect the restrictions on transferability.

       Also during fiscal 1999, the Company, or its subsidiaries, completed the acquisitions of four other companies for purchase prices valued at a combined total of approximately $19.8 million including acquisition costs of $300,000. Those acquisitions were Activerse, Inc. ($14.1 million purchase price), Nascent ($4.9 million), Netwright (66% ownership in exchange for $5.0 million in future funding commitments) and Digiband, Inc. ($845,000). The combined consideration for these acquisitions consisted primarily of 253,060 shares of the Company's common stock valued at approximately $19.5 million. The shares of CMGI common stock issued by the Company are not registered under the Securities Act of 1933, as amended, and are subject restrictions on transferability for periods of up to twelve months following the date of the issuance. The value of the CMGI shares included in the purchase price was recorded net of a 10% market value discount to reflect the restrictions on transferability.

Fiscal 1998

       In fiscal 1998, the Company acquired Accipiter, Inc. (Accipter), a company specializing in Internet advertising management solutions, in exchange for 10,109,536 shares of the Company's common stock. The total purchase price for Accipiter was valued at approximately $31.3 million, including acquisition costs of $198,000. The value of the Company's shares included in the purchase price was recorded net of a 10% market value discount to reflect the restrictions on transferability. The shares issued by the Company in the acquisition of Accipiter were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging from six to twenty-four months from the date of issuance. Of the purchase price, $9.2 million was allocated to in-process research and development which has been charged to operations during fiscal 1998. In August 1998, Accipiter was merged with Engage. Approximately $1.7 million of deferred compensation was recorded during fiscal 1998 relating to approximately 344,000 of the Company's common shares issued to the then employee stockholders of Accipiter which were being held in escrow. These shares were subject to forfeiture upon termination of employment over a two-year period. Deferred compensation expense was recognized over the two-year service period beginning April 1, 1998.

       Also during fiscal 1998, the Company, or its subsidiaries, completed the acquisitions of three other companies, including InSolutions, Inc. (Insolutions), Servercast Communications, LLC (Servercast) and On-Demand Solutions, Inc. (On-Demand Solutions). The combined consideration for these acquisitions consisted of a combination of the Company's common stock, cash and seller's notes. The shares issued by the Company were not registered under the Securities Act of 1933 and were subject to restrictions on transferability for periods ranging from twelve to twenty-four months. The value of the Company's shares included in the purchase prices of these acquisitions were recorded net of market value discount of 10% to reflect the restrictions on transferability. Of the cash consideration, $5 million was provided through additional bank borrowings by the Company's subsidiary, SalesLink. During fiscal 2000 and 1999, the Company recorded additional purchase price for the InSolutions acquisition of approximately $1.5 million in each year as a result of contingent consideration performance goals having been met. Also during fiscal 2000, InSolutions and On-Demad Solutions were contributed to SalesLink.

       The acquisitions completed during fiscal 2000, 1999 and 1998 have been accounted for using the purchase method, and, accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. Goodwill and other intangible assets totaling approximately $5.98 billion and $103.8 million were recorded related to acquisitions in fiscal 2000 and 1999, respectively, and are being amortized on a straight-line basis over periods ranging from two or five years. The portions of the purchase prices allocated to goodwill are being amortized on a straight-line basis over five years for all fiscal year 1998 acquisitions with the exception of InSolutions and On-Demand Solutions whose goodwill is being amortized over 15 years. The acquired companies are included in the Company's consolidated financial statements from the dates of acquisition.

       The purchase prices for fiscal year 2000 and 1999 acquisitions were allocated as follows:

                                                                       Fiscal 2000
                                                                       -----------
                                                AltaVista     AdForce     Flycast    yesmail.com   Tallan
                                               -----------   ---------   ---------   -----------  --------
(in thousands)
Working capital, including cash (cash
 overdraft) acquired                           $  (39,604)   $ 33,808    $ 36,880      $ 15,378   $ 14,024
Property and equipment                             44,460      10,360      11,751         3,195      3,062
Other assets (liabilities), net                    15,786     (15,997)     (9,490)       21,068     32,167
Goodwill                                        2,199,426     449,269     735,202       514,540    809,935
Developed technology                              128,128      29,440      35,000         8,000         --
Other identifiable intangible assets               40,575      28,820      58,820         7,940     46,000
In-process research and development                    --       9,300      29,300        18,500         --
Minority interest                                      --          --          --            --         --
Losses recorded under equity method                    --          --          --            --         --
                                               ----------    --------    --------      --------   --------
Purchase price                                 $2,388,771    $545,000    $897,463      $588,621   $905,188
                                               ==========    ========    ========      ========   ========

                                                           Fiscal 2000                Fiscal 1999
                                                           -----------                -----------
(in thousands)                                      uBid      Others      Total          Total
                                                    ----      ------      -----          -----
Working capital, including cash (cash
 overdraft) acquired                             $ 22,927    $ 32,397  $  115,810      $ (6,859)
Property and equipment                              5,423      11,583      89,834         2,388
Other assets (liabilities), net                      (889)     12,108      54,753          (646)
Goodwill                                          323,371     500,335   5,532,078       103,808
Developed technology                               12,700       7,150     220,418         3,000
Other identifiable intangible assets               27,300      15,160     224,615         1,920
In-process research and development                    --       7,337      64,437         6,061
Minority interest                                      --          --          --          (119)
Losses recorded under equity method                    --          --           -           388
                                                 --------    --------  ----------      --------
Purchase price                                   $390,832    $586,070  $6,301,945      $109,941
                                                 ========    ========  ==========      ========


       The above allocations of the AltaVista and Tallan purchase prices represent the Company's 81.5% and 94.2% interest in the fair values of the acquired underlying assets and liabilities of AltaVista and Tallan, respectively. The purchase price allocations for each of the acquisitions which were consummated during fiscal 2000 are preliminary and are subject to adjustment upon finalization of the purchase accounting.

     Amortization of intangible assets and stock-based compensation consists of the following:

                                                            Year ended July 31,
                                                            -------------------
                                                  2000         1999         1998
                                               ----------     -------      ------
(in thousands)
Amortization of intangible assets              $1,317,795     $14,672      $2,593
Amortization of stock-based compensation
                                                   84,880       1,455         500
Impairment of intangible assets, net               34,205          --          --
                                               ----------     -------      ------

Total                                          $1,436,880     $16,127      $3,093
                                               ==========     =======      ======

       The Company has recorded impairment charges totaling approximately $34.2 million during fiscal 2000 as a result of management's ongoing business review and impairment analysis performed under its existing policy regarding impairment of long-lived assets. The significant components of this balance include an impairment charge of approximately $13.3 million related to the closing of operations at Activerse and a net impairment charge of approximately $11.8 million related to the sale of substantially all of the assets of Magnitude Network. An impairment charge of approximately $16.7 million for Magnitude Network was initially recorded in the third quarter of fiscal 2000, based on an evaluation of the net realizable value of the entity at that date. In the fourth quarter of fiscal 2000, approximately $4.9 million was recorded as a reduction of the previously recorded impairment charge due to the estimated value of the consideration to be received upon the consummation of the sale of substantially all of the assets of Magnitude Network, which occurred during the first quarter of fiscal 2001.

       The following unaudited pro forma financial information presents the consolidated operations of the Company as if the fiscal year 2000 acquisitions of AltaVista, AdForce, Flycast, yesmail.com, Tallan, and uBid, and the fiscal year 1999 acquisitions of Magnitude Network, 2CAN, I/PRO, Activerse, and Nascent had occurred as of the beginning of fiscal 2000 and 1999, respectively, after giving effect to certain adjustments including increased amortization of goodwill and other intangible assets related to the acquisitions and increased interest expense related to long-term debt issued in conjunction with the acquisitions. In-process research and development charges totaling $57.1 million and $6.1 million which were recorded in fiscal 2000 and 1999, respectively, related to the acquisitions of AdForce, Flycast and yesmail.com in fiscal 2000 and I/PRO, Magnitude Network and Nascent in fiscal 1999 are excluded from the pro forma results as they are non-recurring and not indicative of normal operating results. The unaudited pro forma information excludes the impact of all other fiscal year 2000 and 1999 acquisitions since they are not material to the Company's consolidated financial statements. The unaudited pro forma financial information is provided for informational purposes only and should not be construed to be indicative of the Company's consolidated results of operations had the acquisitions been consummated on the dates assumed and do not project the Company's results of operations for any future period:

                                                      Year ended July 31,
                                                      -------------------
(in thousands, except per share data)                  2000          1999
                                                       ----          ----
Net revenue                                        $ 1,228,633   $   481,290
Net loss                                           $(1,918,717)  $(1,179,750)
Net loss per share (basic and diluted)             $     (6.68)  $     (4.51)

(9) CMGI@Ventures Investments

       The Company's first Internet venture fund, CMG@Ventures I was formed in February 1996. The Company owns 100% of the capital and is entitled to approximately 77.5% of the net capital gains of CMG@Ventures I. The Company completed its $35 million commitment to this fund during fiscal year 1997. The Company's second Internet venture fund, CMG@Ventures II, was formed during fiscal year 1997. The Company owns 100% of the capital and is entitled to 80% of the net capital gains of CMG@Ventures II. The remaining interest in the net capital gains on these investments are attributed to profit members, including the Chief Executive Officer and the Chief Financial Officer of the Company. The Company is responsible for all operating expenses of CMG@Ventures I and CMG@Ventures II. CMG@Ventures II invested a total of approximately $27.6 million in fifteen companies during fiscal year 1998, approximately $26.4 million in nine companies during fiscal year 1999 and approximately $7.3 million in four companies during fiscal year 2000.

       In fiscal year 1999, CMGI formed the @Ventures III venture capital fund (@Ventures III Fund). The @Ventures III Fund secured capital commitments from outside investors, and CMGI, to be invested in emerging Internet service and technology companies. 78.1% of amounts committed to the @Ventures III Fund are provided through two entities, @Ventures III, L.P. and @Ventures Foreign Fund III, L.P. CMGI does not have a direct ownership interest in either of these entities, but CMGI is entitled to 2% of the net capital gains realized by both entities. Management of these entities is the responsibility of @Ventures Partners III, LLC (@Ventures Partners III), which is entitled to 20% of their net gains. The Company has committed to contribute up to $56 million to its limited liability company subsidiary, CMG@Ventures III, equal to 19.9% of total amounts committed to the @Ventures III Fund, of which approximately $49.9 million has been funded as of July 31, 2000. CMG@Ventures III will take strategic positions side by side with the @Ventures III Fund. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMG@Ventures III. @Ventures Partners III is entitled to the remaining 20% of the net capital gains realized by CMG@Ventures III. The remaining 2% committed to the @Ventures III Fund is provided by a fourth entity, @Ventures Investors, LLC (@Ventures Investors), in which CMGI has no ownership. The Company's Chief Executive Officer and Chief Financial Officer each have individual ownership interests in @Ventures Investors and, as members of @Ventures Partners III, are entitled to a portion of net gains distributed to @Ventures Partners III. CMG@Ventures III invested a total of approximately $20.3 million in 23 companies during fiscal year 1999 and approximately $29.7 million in 25 companies during fiscal year 2000.

       During fiscal year 2000, CMGI formed an expansion fund to the @Ventures III Fund to provide follow-on financing to existing @Venture III Fund investee companies pursuant to which CMGI's commitment increased by $38.2 million through its limited liability company subsidiary CMG@Ventures Expansion. CMG@Ventures Expansion invested a total of approximately $9.3 million in 14 companies during fiscal year 2000.

       Also during fiscal year 2000, CMGI announced the formation of three new venture capital funds including: CMGI@Ventures IV, the B2B Fund, the Tech Fund. CMGI owns 100% of the capital and is entitled to 80% of the net capital gains realized by CMGI@Ventures IV, the B2B Fund and the Tech Fund. During fiscal year 2000, CMGI@Ventures IV, the B2B Fund, and the Tech Fund invested approximately $28.9 million, $155.0 million and $37.3 million in three, eleven and six companies, respectively.

(10) Gains on Issuance of Stock by Subsidiaries and Affiliates

       The following schedule reflects the components of "Gains on issuance of stock by subsidiaries and affiliates":

                                                   Years ended July 31,
                                                   --------------------
                                               2000        1999       1998
                                               ----        ----       ----
(in thousands)
Gain on stock issuance by NaviSite            $51,279    $     --    $    --
Gain on stock issuance by Vicinity             20,903          --         --
Gain on stock issuance by Engage                8,205      81,103         --
Gain on stock issuance by GeoCities                --      29,373         --
Gain on stock issuance by Lycos                    --      20,253     46,285
                                              -------    --------    -------
                                              $80,387    $130,729    $46,285
                                              =======    ========    =======

       For the fiscal year ended July 31, 2000, gain on issuance of stock by NaviSite related primarily to the issuance of approximately 12.8 million shares of NaviSite's common stock in its initial public offering at a price of $7 per share, raising approximately $80.4 million in net proceeds for NaviSite. The Company recorded a pre-tax gain of approximately $51.9 million as a result of the initial public offering. As a result, the Company's ownership interest in NaviSite was reduced from approximately 89% to approximately 69%. The Company provided for deferred income taxes resulting from the gain on issuance of stock by NaviSite.

       Also during the fiscal year ended July 31, 2000, the Company's affiliate, Vicinity, completed its initial public offering of common stock, issuing approximately 8.0 million shares at a price of $17 per share, raising approximately $126.1 million in net proceeds for Vicinity. As a result of the initial public offering, the Company's ownership interest in Vicinity was reduced from approximately 29% to approximately 21%. The Company recorded a pre-tax gain of approximately $20.9 million as a result of this initial public offering. The gains were recorded net of the interests attributable to CMG@Ventures I's and CMG@Ventures II's profit members. The Company provided for deferred income taxes resulting from the gain on issuance of stock by Vicinity.

       Also during the fiscal year ended July 31, 2000, gain on issuance of stock by Engage, related primarily to the issuance of approximately 1.7 million shares of its common stock to Compaq at a price of $15 per share, raising approximately $24.2 million in net proceeds for Engage. The Company recorded a pre-tax gain of approximately $12.6 million as a result of the issuance of stock by Engage to Compaq. The Company's ownership interest in Engage remained approximately 87% as a result of the Compaq transaction. The Company provided for deferred income taxes resulting from the gain on issuance of stock by Engage.

       During the fiscal year ended July 31, 1999, the gain on issuance of stock by Engage related primarily to the issuance by Engage of approximately 15.6 million shares of its common stock in its initial public offering ($7.50 per share) and in a private placement of its common stock ($6.98 per share). Engage received net proceeds totaling approximately $108.0 million from these stock issuances and the Company's ownership in Engage was reduced from approximately 96% to 79%. The Company provided for deferred income taxes resulting from the gain on issuance of stock by Engage.

       Also during the fiscal year 1999, the Company's affiliate, GeoCities, completed its initial public offering of common stock, issuing approximately 5.5 million shares at a price of $17 per share, which raised approximately $84.5 million in net proceeds for GeoCities. As a result of the initial public offering, the Company's ownership interest in GeoCities was reduced from approximately 34% to 28%. The Company recorded a pre-tax gain of approximately $24.1 million related to the issuance of stock by GeoCities in its initial public offering. The Company also recorded net pre-tax gains totaling approximately $5.3 million related to other issuances of stock by GeoCities during fiscal year 1999 which included stock issued by GeoCities in its acquisition of Starseed, Inc. (known as WebRing) and Futuretouch.

       The gain on issuance of stock by Lycos in fiscal year 1999 was primarily related to the issuance of approximately 4.1 million shares by Lycos, valued at approximately $158.0 million during August 1998 in its acquisition of WhoWhere? Inc. With this transaction, the Company's ownership interest in Lycos was reduced from approximately 24% to 22%.

       During the fiscal year 1998, the Company recorded a pre-tax gain of approximately $16.8 million relating to Lycos' issuance of 1.3 million shares of its common stock, valued at approximately $61.0 million, in its acquisition of Tripod, Inc. during February 1998. With this transaction, the Company's ownership in Lycos was reduced from approximately 46% to 42%. The Company's pre-tax gain was recorded net of the impact of a $7.2 million in-process research development charge recorded by Lycos in conjunction with the acquisition of Tripod, Inc. In June 1998, the Company recorded a pre-tax gain of approximately $23.0 million relating to Lycos' secondary public offering of approximately 2.3 million shares of common stock at $50 per share, which raised net proceeds of approximately $111.2 million for Lycos. With this transaction, the Company's ownership in Lycos was reduced from approximately 35% to 31%. The Company also recorded net pre-tax gains totaling approximately $6.6 million on other issuances of stock by Lycos during fiscal year 1998, which included stock issued by Lycos relating to other acquisitions and minority investments during fiscal year 1998, net of the impact of in-process research and development charges recorded by Lycos, and stock issued by Lycos as a result of employee stock option exercises. The gains on issuance of stock by Lycos in fiscal years 1999 and 1998 were recorded net of the interests attributable to CMG@Ventures I's profit members. The Company provided for deferred income taxes resulting from the gains on stock issuances by Lycos during fiscal years 1999 and 1998.

(11) Other Gains, Net

       The following schedule reflects the components of "Other gains, net":

                                                      Years ended July 31,
                                                      --------------------
                                                     2000     1999    1998
                                                     ----     ----    ----
(in thousands)
Gain on sale of Yahoo! common stock               $499,533  $     -- $    --
Gain on sale of investment in Half.com              53,641        --      --
Loss on impairment of MSGI common stock            (35,000)       --      --
Gain on sale of investment in GeoCities                 --   661,171      --
Gain on sale of investment in Sage Enterprises          --    19,057      --
Gain on sale of investment in Reel.com                  --    23,158      --
Gain on sale of Lycos common stock                      --    45,475  92,388
Other                                                7,091     9,451   4,174
                                                  --------  -------- -------
                                                  $525,265  $758,312 $96,562
                                                  ========  ======== =======

       During fiscal year 2000, the Company sold 9,092,304 shares of Yahoo! common stock on the open market for proceeds of approximately $1.1 billion and recorded a pre-tax gain of approximately $499.5 million on the sales. In addition, the Company recorded a pre-tax gain of approximately $53.6 million on the sale of its investment in Half.com to eBay. The Company's subsidiary, CMGI@Ventures IV converted its holdings in Half.com into 1,480,267 shares of eBay common stock valued at a total of approximately $61.2 million. This gain was recorded net of the 20% interest attributable to CMGI@Ventures IV's profit members.

       During fiscal year 1999, the Company recorded a pre-tax gain of approximately $661.2 million on the sale of its investment in GeoCities to Yahoo!. The Company's subsidiaries, CMG@Ventures I and CMG@Ventures II converted their holdings in GeoCities into 5,595,706 shares and 341,423 shares of Yahoo! common stock, respectively, valued at a total of approximately $878.7 million. The gain was recorded net of the interests attributable to CMG@Ventures I's and II's profit members. In addition, the Company recorded a pre-tax gain of approximately $19.1 million on the sale of CMG@Ventures II's investment in Sage Enterprises CMG@Ventures II converted its holdings in Sage Enterprises into 225,558 shares of Amazon.com common stock, valued at approximately $26.5 million, as part of a merger wherein Amazon.com acquired Sage Enterprises. This gain was recorded net of the 20% interest attributable to CMG@Ventures II's profit members.

       During fiscal 1999, the Company recorded a pre-tax gain of approximately $23.2 million on the sale of CMG@Ventures II's investment in Reel.com. CMG@Ventures II's holdings in Reel.com were converted into 1,943,783 restricted common and 485,946 restricted, convertible preferred shares of Hollywood Entertainment, valued at a total of approximately $32.8 million, as part of a merger wherein Hollywood Entertainment acquired Reel.com. The preferred shares were subsequently converted into common shares on a 1-for-1 basis. The gain is reported net of the 20% interest attributable to CMG@Ventures II's profit members.

       Also during fiscal 1999, the Company sold 818,000 of its Lycos shares on the open market. As a result of the sale, the Company received proceeds of approximately $53.1 million, and recognized a pre-tax gain of approximately $45.5 million, reported net of the associated interest attributed to CMG@Ventures I's profit members. As a result of the Company's sale of Lycos shares, during fiscal 1999, the Company's ownership interest in Lycos fell below 20% of Lycos' outstanding shares. With this decline in ownership below 20%, CMGI began accounting for its investment in Lycos (net of shares attributable to CMG@Ventures I's profit members) as available-for-sale securities, carried at fair value, rather than under the equity method.

       During fiscal 1998, the Company sold 1,955,015 of its Lycos shares, including 1,705,015 sold on the open market throughout the year and 250,000 shares sold as part of Lycos' secondary public offering in June 1998. The Company received net proceeds of approximately $108.9 million from its sales of Lycos shares in fiscal 1998 and recorded pre-tax gains on the sales totaling approximately $92.4 million. The pre-tax gains on the Company's sales of Lycos shares are reported net of the associated interest attributed to CMG@Ventures I's profit members.

       Also included in "Other gains, net" in fiscal 2000 were a pre-tax gain on the sale of Amazon.com common stock of approximately $4.2 million, a pre-tax gain on the sale of Open Market, Inc. common stock of approximately $5.8 million and an impairment charge of approximately $35.0 million related to CMGI's MSGI common shares securities. Also, included in "Other gains, net" in fiscal year 1999 were a gain on the sale of Amazon.com common stock of approximately $7.0 million, a gain on the sale of Critical Path common stock of approximately $3.4 million and an impairment charge of approximately ($952,000) related to CMG@Ventures II's investment in Softway Systems, Inc. Included in "Other gains, net" in fiscal year 1998 was a pre-tax gain on the sale of Premiere Technologies, Inc. common stock of approximately $4.2 million. These gains were reported net of the interest, if any, attributable to CMG@Ventures I's and II's profit members.

(12) Borrowing Arrangements

       At July 31, 2000, notes payable totaling approximately $523.0 million consisted of three short-term promissory notes issued in connection with the Company's acquisition of Tallan and a forward sale agreement entered into by the Company for its Yahoo! common stock. Notes payable at July 31, 1999 consisted of $20.0 million in collateralized corporate borrowings. These borrowings were repaid in full in January 2000.

       In March 2000, the Company issued three short-term promissory notes totaling approximately $376.9 million as consideration for the Company's acquisition of Tallan. Interest on each note is payable at a rate of 6.5% per annum. Principal and interest payments due on the notes are payable in September 2000 and December 2000, at the option of CMGI, in cash, marketable securities or any combination thereof. The value of the promissory notes included in the purchase price was recorded net of a discount of $8.2 million to reflect the difference between the actual interest rates of the promissory notes and the Company's current incremental borrowing rates for similar types of borrowing transactions. The discounts are being amortized over the life of the notes.

       In April 2000, the Company entered into a forward sale agreement that hedges a portion of the Company's investment in common stock of Yahoo!. Under the terms of the contract, the Company agreed to deliver, at its discretion, either cash or Yahoo! common stock in three separate tranches, with maturity dates ranging from August 2000 to February 2001. The Company executed the first tranche in April 2000 and received approximately $106.4 million. The Company subsequently settled this tranche through the delivery of 581,499 shares of Yahoo! common stock in August 2000. In May 2000, the Company received approximately $68.5 million and $5.7 million upon the execution of the second and third tranches, respectively. The Company has agreed to deliver, at its discretion, either cash or an additional 581,499 and 47,684 shares of Yahoo! common stock in November 2000 and February 2001 to settle these tranches, respectively.

       SalesLink has a revolving credit agreement with a bank. The revolving credit agreement provides for the option of interest at LIBOR or the higher of
1) Prime, or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (8.12% and 7.22% effective rates at July 31, 2000 and 1999, respectively). At July 31, 2000, SalesLink's revolving line of credit agreement totaled $9 million, of which $800,000 had been reserved in support of outstanding letters of credit for operating leases, and $8.2 million was available for future borrowings. The line of credit matures November 11, 2002 and includes a commitment fee payable quarterly at a rate of 0.05% per annum on the average daily unused portion of the line. Also, as of July 31, 2000, SalesLink, had an interest rate swap agreement with the lender providing SalesLink's bank borrowing arrangements. The agreement effectively set a maximum LIBOR interest rate base on debt for a notional principal amount of $6.2 million at a rate of 5.84% through October 31, 2002. At July 31, 2000, based on prices quoted from the bank, interest rate hedge agreement values would indicate an asset of $82,000 if the contract were to be terminated.

       Long-term debt consists of the following:

                                                                           July 31,
                                                                       2000       1999
                                                                       ----       ----
(in thousands)
Notes payable to Compaq                                              $220,000    $    --
Term notes payable to a bank issued by SalesLink                       12,400     14,338
Notes payable to former shareholders of 2CAN                              325      3,034
Note payable to former shareholder of InSolutions                       1,947      1,946
Notes payable to former members of Servercast issued by NaviSite           --      1,000
                                                                     --------    -------
                                                                      234,672     20,318
Less: Current portion                                                   6,649      5,258
                                                                     --------    -------
                                                                     $228,023    $15,060
                                                                     ========    =======

       In August 1999, the Company issued two three-year notes totaling $220.0 million to Compaq as consideration for the Company's acquisition of AltaVista. The notes bear interest at an annual rate of 10.5% and are due and payable in full in August 2002. Interest is due and payable semiannually on each February 18 and August 18 until the notes are paid in full. Principal and interest payments due on the notes are payable in cash, marketable securities, or any combination thereof at the option of CMGI.

       SalesLink's term notes payable to a bank provide for the option of interest at LIBOR or the higher of 1) Prime, or 2) 0.5% above the Federal Funds Effective Rate plus, in any case, an applicable margin based on SalesLink's leverage ratio (8.12% and 7.22% effective rates at July 31, 2000 and 1999, respectively). The bank term notes outstanding at July 31, 2000 provide for repayment in quarterly installments through October 2002.

       The obligations of SalesLink, under its bank line of credit and bank term loans have been guaranteed by CMGI. As of July 31, 2000, SalesLink was not in compliance with a certain covenant of its borrowing arrangements. SalesLink has received a waiver for such covenant violation. In fiscal year 1999, CMGI invested a $10 million original principal amount of subordinated convertible notes and warrants to purchase SalesLink Series A Convertible Preferred Stock in order to cure certain covenant defaults under the SalesLink fiscal year 1998 borrowing arrangements. The bank subsequently waived all covenant defaults and amended certain financial and operating covenants contained in the SalesLink bank facility. There were no defaults as of July 31, 1999.

       The Company and its subsidiary, Adsmart, jointly issued convertible notes payable to former shareholders of 2CAN in March 1999 as partial purchase consideration. The notes bear interest at an annual rate of 6.5% and are due and payable in full in March 2004, if not previously converted by the holders.

       The Company issued a note payable to a former shareholder of InSolutions in June 1998 as part of consideration for the Company's acquisition of InSolutions. The note bears interest at 5.71% and the initial tranche of the note was payable in twelve monthly installments beginning in November 1998. In accordance with the purchase agreement, InSolutions was required to meet certain performance goals in order for the contingent second and third tranches of the note to become payable. During fiscal year 1999 and 2000, InSolutions met its performance goals, and accordingly additional principal amounts of approximately $1.5 million and $1.5 million, respectively, became due under this note. The amounts related to the second and third tranches are each payable in twelve monthly installments beginning in November 1999 and 2000, respectively.

       The Company's subsidiary, NaviSite, issued $1 million in notes payable to former members of Servercast as consideration for the acquisition of Servercast in July 1998. These notes were repaid in January 2000.

       Maturities of long-term debt are approximated as follows: 2001, $6.6 million; 2002, $6.1 million; 2003, $221.6 million; 2004, $.4 million.

(13) Commitments and Contingencies

       The Company leases facilities and certain other machinery and equipment under various noncancelable operating leases expiring through June 2013. Future minimum lease payments as of July 31, 2000 are as follows:

       (in thousands)
       2001                                               $139,604
       2002                                                119,880
       2003                                                 73,372
       2004                                                 56,537
       2005                                                 50,206
       Thereafter                                          110,065
                                                          --------
                                                          $549,664
                                                          ========

       Total future minimum lease payments have not been reduced by future minimum sublease rentals of approximately $11.9 million.

       Total rent and equipment lease expense charged to continuing operations was approximately $79.0 million, $16.3 million and $10.5 million for the years ended July 31, 2000, 1999 and 1998, respectively.

       The Company leases facilities and certain machinery and equipment under non-cancelable capital lease arrangements. The present value of net minimum capital lease obligations included in other current liabilities and other long term liabilities are $23.0 million and $43.8 million, respectively.

       Subsequent to July 31, 2000, the Company's subsidiary, NaviSite, did not comply with a covenant associated with an equipment leasing facility it had established with a bank NaviSite had approximately $30 million in outstanding obligations under this leasing facility at July 31, 2000.

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

       In June 2000, the Company's subsidiary, NaviSite, completed its financing of certain of its data center infrastructure and capital equipment under a sale-leaseback arrangement. The transaction has been accounted for as a financing arrangement, wherein the property remains on NaviSite's books and will continue to be depreciated. The total proceeds of $30 million was recorded as a capital lease obligation and is being reduced based on payments under the lease. The lease bears interest at 9.15% and has a term of four years. NaviSite is required to repurchase the leased assets at the end of the agreement at an agreed upon price. The lease contains certain financial covenants which NaviSite was in compliance with as of and for the year ended July 31, 2000.

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

(14) Redeemable, Convertible Preferred Stock

       On June 29, 1999, CMGI completed a $375 million private placement of 375,000 shares of newly issued Series C Redeemable, Convertible Preferred Stock ("Series C Preferred Stock"). Each share of Series C Preferred Stock has a stated value of $1,000 per share. The Company will pay a semi-annual dividend of 2% per annum, in arrears, on June 30 and December 30 of each year at the Company's option, in cash or through an adjustment to the liquidation preference of the Series C Preferred Stock. Such adjustments, if any, will also increase the number of shares into which the Series C Preferred Stock is convertible into common stock. The Series C

Preferred Stock is segregated into three separate tranches of 125,000 shares each. The shares in each tranche have identical rights and preferences to shares in other tranches except as to conversion price. The three tranches are convertible into common stock at prices of $45.72, $37.58 and $37.66 per share. The conversion price calculated for each tranche is also subject to adjustment for certain actions taken by the Company. The Series C Preferred Stock may be converted into common stock by the holders any time and automatically converts into common stock on June 30, 2002. The Series C Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events.

       On December 22, 1998, CMGI completed a $50 million private placement of 50,000 shares of newly issued Series B Redeemable, Convertible Preferred Stock ("Series B Preferred Stock"). Each share of Series B Preferred Stock has a stated value of $1,000 per share, and accretes an incremental conversion premium at a rate of 4% per year. In April 1999, 15,000 shares of Series B Preferred Stock, with a face amount of $15,000,000 and accumulated conversion premium of $184,000, were converted into 1,168,008 shares of the Company's common stock. In April 2000, 35,000 shares of Series B Preferred Stock, with a face amount of $35,000,000 and accumulated conversion premium of approximately $1.6 million, were converted into 2,834,520 shares of the Company's common stock.

(15) Stockholders' Equity

       On May 5, 2000, stockholders of CMGI approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 405,000,000 to 1,405,000,000 shares.

       On May 11, 1998, January 11, 1999, May 27, 1999 and January 11, 2000 the
Company effected 2-for-1 common stock splits in the form of stock dividends. Accordingly, all data shown in the accompanying consolidated financial statements have been retroactively adjusted to reflect these events.

       Pursuant to a stock purchase agreement entered into as of December 19, 1997, the Company sold 8,048,032 shares of its common stock to Intel Corporation (Intel). The CMGI shares sold to Intel were priced at $1.359 per share, with proceeds to CMGI totaling approximately $10.9 million. On February 27,1998 the Company sold 5 million shares of its common stock to Sumitomo Corporation (Sumitomo). The CMGI shares sold to Sumitomo were priced at $2.00 per share, with proceeds to CMGI totaling approximately $10.0 million.

       Effect of subsidiaries' equity transactions in fiscal 1998 relate to the issuance by Blaxxun Interactive, Inc. (Blaxxun) of common and preferred shares for total proceeds of $690,000, including $500,000 invested by the Company. As a result of the fiscal 1998 transactions, the Company's ownership in Blaxxun was reduced from 92% to 81%. An increase of approximately $3.1 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statements of Stockholders' Equity to reflect the increase in the Company's net equity in Blaxxun as a result of this transaction.

       Effect of subsidiaries' equity transactions during fiscal 1999 primarily related to equity transactions of NaviSite and Engage, prior to its initial public offering. In June 1999, NaviSite completed a private equity placement of approximately 4.2 million preferred shares at $3.70 per share, raising net proceeds to NaviSite of approximately $15.4 million. With this transaction, the Company's ownership in NaviSite was reduced from approximately 99% to 89%. An increase of approximately $7.9 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statements of Stockholders' Equity to reflect the increase in the Company's net equity in NaviSite as a result of NaviSite's private placement. During April 1999, Engage acquired I/PRO for consideration which included the issuance of 1 million shares of Engage common stock and Engage stock options valued at a total of approximately $10.2 million. As a result of the issuance, the Company's ownership in Engage was reduced from approximately 98% to 96%. An increase of approximately $4.7 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statement of Stockholders' Equity to reflect the increase in the Company's net equity in Engage as a result of this transaction.

       Effect of subsidiaries' equity transactions during fiscal 2000 was primarily related to the equity transactions of Engage, AltaVista, CMGion and NaviSite. In April 2000, Engage completed its acquisition of Flycast and Adsmart from CMGI. As a result of this transaction, CMGI received approximately 64.3 million shares of Engage stock and the Company's ownership percentage in Engage increased from approximately 81% to 87%. A decrease of approximately $54.0 million has been recorded in the accompanying Consolidated Statements of Stockholders' Equity to reflect the decrease in the Company's net equity in Engage as a result of Engage's purchase of Flycast and Adsmart. In June 2000, CMGI invested $50.0 million in Engage in exchange for approximately 3.3 million shares of Engage common stock. As a result of the transaction, the Company's ownership percentage in Engage remained approximately 87%. A decrease of approximately $5.1 million has been recorded in the accompanying Consolidated Statements of Stockholders' Equity as a result of the transaction. During the third quarter of fiscal 2000, AltaVista acquired Raging Bull and Transium in exchange for AltaVista common stock. In addition, during the third quarter, AltaVista also issued shares of its stock to CMGI and Compaq to satisfy AltaVista's borrowings from CMGI and Compaq. As a result of these transactions, CMGI's ownership in AltaVista decreased from approximately 82% to 78%. An increase of approximately $38.8 million has been recorded in the accompanying Consolidated Statements of Stockholders' Equity as a result of these transactions. During April and May fiscal 2000, CMGion completed a private placement of approximately 2.7 million preferred shares raising approximately $60.0 million in net proceeds. With these transactions, the Company's ownership percentage in CMGion decreased from 100% to approximately 85%. An increase of approximately $30.0 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statements of Stockholders' Equity as a result of CMGion's private placement of its stock. In May 2000, CMGI invested $50.0 million in NaviSite in exchange for approximately 981,000 shares of NaviSite common stock. As a result of the transaction, the Company's ownership percentage in NaviSite remained approximately 70%. A decrease of approximately $14.7 million, net of deferred income taxes, has been recorded in the accompanying Consolidated Statements of Stockholders' Equity as a result of the transaction.

     During fiscal 2000, the Company completed stock exchanges with four companies. On November 29, 1999, the Company received approximately 448.3 million shares of PCCW common stock in exchange for approximately 8.2 million shares of CMGI common stock. On April 7, 2000, the Company received approximately 1.7 million shares of Netcentives common stock in exchange for approximately 425,000 shares of CMGI common stock. On May 19, 2000, the Company received approximately 8.0 million shares of Primedia, Inc. common stock in exchange for approximately 1.5 million shares of CMGI common stock. On July 18, 2000, the Company received approximately 1.7 million shares of divine common stock in exchange for approximately 372,000 shares of CMGI common stock.

(16) Stock Option Plans

     The Company currently awards stock options under two plans: the 1986 Stock Option Plan (1986 Plan) and the 1999 Stock Option Plan For Non-Employee Directors (1999 Directors' Plan), which replaced the 1995 Directors' Plan (1995 Directors' Plan). Options under both plans are granted at fair market value on the date of the grant. Options granted under the 1986 Plan are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Options under the 1999 Directors' Plan become exercisable in five equal installments beginning immediately after each Annual Stockholders' Meeting following the date of grant.

     In addition, the Company assumed several stock option plans of companies which were acquired during fiscal 2000. Options to purchase a total of approximately 10.2 million shares of CMGI common stock were assumed. The terms and conditions of these assumed options were consistent with the terms of the plans under which they were initially granted by the acquired companies.

     Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to the Company's or its subsidiaries' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. Outstanding options under the 1986 Plan at July 31, 2000 expire through 2005. The maximum number of the Company's common shares available under the 1986 Plan is 56,000,000 shares. The number of shares reserved for issuance pursuant to the 1986 Plan is reduced by the number of shares issued under the Company's 1995 Employee Stock Purchase Plan (see note 17).

     During fiscal 2000, the 1999 Directors' Plan replaced the Company's 1995 Directors' Plan, however, all outstanding options under the 1995 Directors' Plan remained in effect. Options under the plans are granted at fair market value on the date of the grant. Options under the 1995 Directors' Plan were amended in fiscal year 2000 to provide that all options previously granted under the plan vest monthly for the remainder of the five-year vesting term (in contrast to the previous vesting schedule which consisted of five annual 20% installments). Options under the 1999 Directors' Plan are exercisable as to 1/48th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date. Outstanding options under the 1995 Directors' Plan and the 1999 Directors' Plan at July 31, 2000 expire through 2010.

     Pursuant to the 1995 Directors' Plan, 4,512,000 shares of the Company's common stock were initially reserved. Under the 1995 Directors' Plan, options for 752,000 shares were to be granted to each Director who is neither an officer or full time employee of the Company, nor an affiliate of an institutional investor which owns shares of common stock of the Company. Options were granted to existing Directors with five years of continuous service at the date the Plan was adopted, and were granted to subsequent Directors at the time of election to the Board.

     The 1999 Directors' Plan, approved in fiscal year 2000, replaces the Company's 1995 Directors' Plan. No further option grants shall be made under the 1995 Directors' Plan, however, all outstanding options under the 1995 Directors' Plan remain in effect. Pursuant to the 1999 Directors' Plan, 2,000,000 shares of the Company's common stock were initially reserved. Each eligible director who is elected to the Board for the first time will be granted an option to acquire 96,000 shares of Common Stock (the "Initial Option"). Each Affiliated Director who ceases to be an Affiliated Director and is not otherwise an employee of the Company or any of its subsidiaries or affiliates will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the

Board of Directors, an Initial Option to acquire 96,000 shares of Common Stock under the plan. Each Initial Option will vest and become exercisable as to 1/48th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date. On each anniversary of the grant of the Initial Option to an eligible director, each eligible director will automatically be granted an option to purchase 24,000 shares of Common Stock (an "Annual Option"), provided that such eligible director serves as a director on the applicable anniversary date. In addition, each eligible director who received an option under the 1995 Directors' Plan will receive an Annual Option on the second anniversary of the date on which such option was granted, and on each subsequent anniversary date thereof, provided that the optionee serves as a director on the applicable anniversary date. Each Annual Option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date, provided that the optionee then serves as a director on such monthly anniversary date.

     The status of the plans during the three fiscal years ended July 31, 2000, was as follows:

                                                        2000                          1999                      1998
                                     -----------------------------------------------------------------------------------------------
                                                              Weighted                   Weighted
                                              Number of   average exercise  Number of     average     Number of     Weighted average
                                               shares          price         shares    exercise price   shares       exercise price
                                               ------          -----         ------    --------------   ------       --------------
(in thousands, except exercise price data)
Options outstanding, beginning of
 year                                          20,829          $ 7.29           17,819       $ 1.11          15,483        $0.48
Granted                                        23,727           40.63            7,378        18.97           7,050         2.17
Exercised                                      (8,152)           4.43           (3,781)        1.55          (3,812)        0.61
Canceled                                       (2,477)          28.46             (587)        3.08            (902)        0.73
                                               ------                           ------                       ------
Options outstanding, end of year               33,927          $30.09           20,829       $ 7.29          17,819        $1.11
                                               ======          ======           ======       ======          ======        =====

Options exercisable, end of year                8,974          $10.21            5,993       $ 0.41           5,170        $0.31
                                               ======          ======           ======       ======          ======        =====

Options available for grant, end of year        8,713                           20,936                        7,836
                                               ======                           ======                       ======

Included in the options granted during fiscal year 2000 are approximately 10.2 million shares assumed from acquired companies.

     The following table summarizes information about the Company's stock options outstanding at July 31, 2000:

                                                      Options Outstanding                           Options Exercisable
                                  -----------------------------------------------------    ------------------------------------

                                                   Weighted average       Weighted                            Weighted
                                   Number of          remaining        average exercise    Number of        average exercise
  Range of exercise prices          shares          contractual life       price            shares              price
  ------------------------          ------          ----------------       -----            ------              -----
(number of shares in thousands)
$    0.07 - $   1.34                   7,080             3.5 years        $  0.41           4,238              $  0.40
$    1.35 - $   3.94                   3,448             4.3                 2.05           1,683                 2.09
$    5.00 - $  12.95                   4,592             4.5                 6.18           1,439                 6.56
$   14.31 - $  28.87                   2,165             5.6                23.00             896                21.89
$   29.23 - $  42.94                   8,465             4.7                40.70              74                37.05
$   43.13 - $  69.50                   6,011             5.2                55.87             445                57.00
$   70.14 - $ 105.94                     559             6.3                87.53              20                85.94
$  106.07 - $ 119.94                     986             4.8               113.36              30               111.36
$  120.81 - $ 195.97                     581             6.0               140.14             103               134.94
$  221.65 - $ 510.13                      40             6.6               256.12              41               256.12
                                      ------                                                -----
                                      33,927             4.6 years        $ 30.09           8,969              $ 10.21
                                      ======             =========        =======           =====              =======

     SFAS No. 123 sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1998, 1997 and 1996 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS No. 123, the pro forma effect on the Company's net income (loss) and earnings (loss) per share would have been as follows:

                                                 Years Ended July 31,
     (in thousands, except per share data)      2000          1999        1998
                                                ----          ----        ----

     Pro forma net income (loss)              $(2,108,145)   $ 454,631   $28,604
                                              ===========    =========   =======

     Pro forma net income (loss) per share:
       Basic                                  $     (8.06)   $   2.44    $  0.17
                                              ===========    ========    =======
       Diluted                                $     (8.06)   $   2.20    $  0.16
                                              ===========    ========    =======

     The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model, assuming no expected dividends and the following weighted average assumptions:

                                                    Years Ended July 31,
                                                    --------------------
                                              2000          1999         1998
                                              ----          ----         ----
     Volatility                               103.4%        97.3%        90.1%
     Risk-free interest rate                    6.3%         5.7%         5.5%
     Expected life of options (in years)        3.1          3.1          4.2

     The weighted average fair value per share of options granted during fiscal years 2000, 1999 and 1998 was $33.89, $13.01 and $1.46, respectively.

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

     At the beginning of each of the Company's fiscal quarters, commencing with February 1, 1995, participants are granted an option to purchase shares of the Company's common stock at an option price equal to 85% of the fair market value of the Company's common stock on either the first business day or last business day of the applicable quarterly period, whichever is lower.

     Employees purchased 118,719, 109,060, and 132,784 shares of common stock of the Company under the Plan during fiscal years 2000, 1999 and 1998, respectively.

(18) Income Taxes

     The total income tax provision (benefit) was allocated as follows:

                                                                         Years Ended July 31,
                                                                      2000        1999        1998
                                                                      ----        ----        ----
(in thousands)
Income from continuing operations                                  $(121,173)    $325,402    $31,555
Discontinued operations                                                   --       37,240      3,240
Unrealized holding gain included in comprehensive income, but
 excluded from net income                                            167,020      215,835         --
Subsidiaries' equity transactions charged directly to
 stockholders' equity                                                (43,230)       4,538      1,297
Compensation expense for tax purposes in excess of amounts
 recognized for financial reporting purposes charged directly
 to stockholders' equity                                            (189,943)     (43,202)    (3,114)
                                                                   ----------    --------    -------
Total tax provision (benefit)                                      $(187,326)    $539,813    $32,978
                                                                   ==========    ========    =======

     The income tax expense (benefit) from continuing operations consists of the following:

                                         Current    Deferred       Total
                                        ---------  -----------  -----------
(in thousands)
July 31, 1998:
    Federal                              $ 17,229   $   7,424    $  24,653
    State                                  10,120      (3,218)       6,902
                                         --------   ---------    ---------
                                         $ 27,349   $   4,206    $  31,555
                                         ========   =========    =========

July 31, 1999:
    Federal                              $  7,262   $ 237,980    $ 245,242
    State                                   5,695      74,465       80,160
                                         --------   ---------    ---------
                                         $ 12,957   $ 312,445    $ 325,402
                                         ========   =========    =========
July 31, 2000:
    Federal                              $137,197   $(209,903)   $ (72,706)
    State                                  22,080     (70,547)     (48,467)
                                         --------   ---------    ---------
                                         $159,277   $(280,450)   $(121,173)
                                         ========   =========    =========

     Deferred income tax assets and liabilities have been classified on the accompanying Consolidated Balance Sheets in accordance with the nature of the item giving rise to the temporary differences. The components of deferred tax assets and liabilities are as follows:

                                                         July 31, 2000                             July 31, 1999
                                             --------------------------------------    --------------------------------------
(in thousands)                                 Current    Non-current      Total         Current    Non-current      Total
                                             -----------  ------------  -----------    -----------  ------------  -----------
Deferred tax assets:
  Accruals and reserves                       $ 185,924     $      --    $ 185,924      $  10,765      $     --    $  10,765
  Tax basis in excess of financial basis
   of available-for-sale securities              29,770            --       29,770         16,554            --       16,554
  Tax basis in excess of financial basis
   of investments in subsidiaries and
   affiliates                                        --        31,353       31,353             --         8,879        8,879
  Net operating loss carryforwards of
   acquired subsidiaries                             --       208,124      208,124             --        12,865       12,865
  Tax basis in excess of financial basis
   for intangible assets                             --       144,588      144,588                           --           --
                                              ---------     ---------    ---------      ---------      --------    ---------
  Total gross deferred tax assets               215,694       384,065      599,759         27,319        21,744       49,063
  Less:  valuation allowance                   (110,682)     (331,298)    (441,980)        (1,733)      (19,977)     (21,710)
                                              ---------     ---------    ---------      ---------      --------    ---------
  Net deferred tax assets                       105,012        52,767      157,779         25,586         1,767       27,353
                                              ---------     ---------    ---------      ---------      --------    ---------

Deferred tax liabilities:
  Financial basis in excess of tax basis
   of investments in subsidiaries and
   affiliates                                        --       (17,536)     (17,536)            --       (36,798)     (36,798)
  Financial basis in excess of tax basis
   of available-for-sale securities            (497,352)           --     (497,352)      (533,934)           --     (533,934)
  Tax basis in excess of financial basis
   for intangible assets and fixed assets            --       (96,596)     (96,596)            --          (109)        (109)
                                              ---------     ---------    ---------      ---------      --------    ---------
Total gross deferred tax liabilities           (497,352)     (114,132)    (611,484)      (533,934)      (36,907)    (570,841)
                                              ---------     ---------    ---------      ---------      --------    ---------
Net deferred tax asset (liability)            $(392,340)    $ (61,365)   $(453,705)     $(508,348)     $(35,140)   $(543,488)
                                              =========     =========    =========      =========      ========    =========

     Subsequently reported tax benefits relating to the valuation allowance for deferred tax assets as of July 31, 2000 and July 31, 1999 will be allocated as follows:

                                                                                       July 31,
                                                                                  2000          1999
                                                                                  ----          ----
(in thousands)
Income tax benefit recognized in the Consolidated Statements of Operations       $271,968      $ 8,173
Goodwill and other intangible assets                                              105,988       13,537
Accumulated other comprehensive income                                             64,024           --
                                                                                 --------      -------
                                                                                 $441,980      $21,710
                                                                                 ========      =======

     The net change in the total valuation allowance for the year ended July 31, 2000 was an increase of $420.2 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at July 31, 2000.

     The Company has net operating loss carryforwards for federal and state tax purposes of approximately $543.2 million and 367.2 million, of which, approximately $316.4 million and $187.5 million, respectively, are attributable to majority-owned subsidiaries not included in the Company's consolidated tax return group. The federal net operating losses will expire from 2009 through 2020 and the state net operating losses will expire from 2001 through 2015. In addition, approximately $156.8 million and $109.8 million of the federal and state net operating losses, respectively, are attributable to the pre-acquisition periods of acquired subsidiaries. The utilization of these net operating loss carryforwards may be limited pursuant to Internal Revenue Code
Section 382 as a result of prior ownership changes.

     Income tax expense attributable to income (loss) from continuing operations differs from the computed expense computed by applying the U.S. federal income tax rate of 35 percent to pre-tax income (loss) from continuing operations as a result of the following:

                                                                         Years Ended July 31,
                                                                      2000        1999       1998
                                                                      ----        ----       ----
(in thousands)
Computed "expected" tax expense (benefit)                          $(520,035)   $262,236    $20,587
Increase (decrease) in income tax expense resulting from:
   Non-deductible goodwill amortization                              250,797       5,316        859
   Losses not benefited                                              144,393      (2,813)     2,465
   Non-deductible in-process research and development charge
   related to acquisition of subsidiary                               22,989       2,121      3,220
   Utilization of  research and development credits                       --          --       (612)
   State income taxes, net of federal benefit                        (31,504)     52,104      4,486
   Other                                                              12,187       6,438        550
                                                                   ---------    --------    -------
Actual income tax expense                                          $(121,173)   $325,402    $31,555
                                                                   =========    ========    =======


(19) Selected Quarterly Financial Information (unaudited)

     The following table sets forth selected quarterly financial for the years ended July 31, 2000 and 1999. The operating results for any given quarter are not necessarily indicative of results for any future period. The Company's common stock is traded on the Nasdaq National Market System (NASDAQ/NMS) under the symbol CMGI. Included below are the high and low sales prices (adjusted for 2-for-1 stock splits effected on January 11, 1999, May 27, 1999 and January 11,
2000) during each quarterly period for the shares of common stock as reported by NASDAQ/NMS.


                                                       Fiscal 2000 Quarter ended                     Fiscal 1999 Quarter ended
                                             ---------------------------------------------  ---------------------------------------
                                              Oct. 31    Jan. 31    Apr. 30    Jul. 31    Oct. 31   Jan. 31    Apr. 30     Jul. 31
                                             ---------  ---------  ---------  ---------  --------  --------   ---------   ---------
(in thousands)
Net revenue                                  $ 129,118  $ 158,540  $ 233,144  $ 377,248  $ 40,724  $ 41,043    $ 48,158   $  56,464
Cost of revenue                                113,560    126,820    188,318    308,566    38,942    39,192      46,670      54,749
Research and development expenses               20,188     31,424     49,671     52,691     5,308     5,194       5,008       6,743
In-process research and development expenses        --      4,717     41,220     19,746        --        --       4,500       1,561
Selling, general and administrative expenses   102,554    156,301    190,226    244,975    14,963    16,228      21,150      36,713
Amortization of intangible assets and stock
 based compensation                            170,039    253,831    481,987    531,023     1,639     1,498       4,897       8,093
                                             ---------  ---------  ---------  ---------  --------  --------    --------   ---------

Operating loss                                (277,223)  (414,553)  (718,278)  (779,753)  (20,128)  (21,069)    (34,067)    (51,395)
Interest income (expense), net                     171      2,819      1,443    (19,529)     (509)     (417)       (210)      1,405
Non-operating gains, net                        94,717    171,720    233,525    105,690    88,600    54,859         859     744,723
Equity in losses of affiliates                  (1,796)    (3,633)   (10,290)   (36,167)   (3,359)   (6,189)     (3,553)     (2,636)
Minority interest                               23,288     31,576     55,980     54,427       101       103         275       1,852
Income tax benefit (expense)                    43,431     26,496      9,581     41,665   (26,316)  (14,138)      9,473    (294,421)
                                             ---------  ---------  ---------  ---------  --------  --------    --------   ---------
Income (loss) from continuing operations      (117,412)  (185,575)  (428,039)  (633,667)   38,389    13,149     (27,223)    399,528
Discontinued operations, net of income taxes        --         --         --         --      (131)     (148)       (527)     53,203
                                             ---------  ---------  ---------  ---------  --------  --------    --------   ---------
Net income (loss)                            $(117,412) $(185,575) $(428,039) $(633,667) $ 38,258  $ 13,001    $(27,750)  $ 452,731
                                             =========  =========  =========  =========  ========  ========    ========   =========

Market Price
High                                            $57.59    $163.50    $151.50     $75.13    $11.25    $38.75      $82.50      $64.59
                                             =========  =========  =========  =========  ========  ========    ========   =========
Low                                             $33.13     $48.09     $49.38     $33.56     $4.31     $7.27      $20.50      $35.75
                                             =========  =========  =========  =========  ========  ========    ========   =========

(20) Subsequent Events

     On August 18, 2000, the Company issued 312,547 shares of its common stock to Compaq as a semi-annual interest payment of approximately $11.5 million related to notes payable issued in the acquisition of AltaVista.

     On August 25, 2000, the Company and Cable and Wireless plc, completed their previously agreed to exchange of stock. CMGI received 241,013,597 shares of PCCW stock in exchange for 13,413,816 shares of the CMGI's common stock.

     On August 31, 2000, Engage acquired Space Media Holdings Limited (Space Media), an independent marketing network in Asia, in an all-stock transaction for approximately $64.5 million including acquisition costs of $400,000 and net cash acquired of $71,000. Engage expects to record goodwill for substantially the entire purchase price for Space Media. As part of this transaction, Engage issued approximately 6.1 million shares of its common stock. Approximately 915,493 shares are being held in escrow for a period of at least one year. These shares in escrow are intended to secure the obligations of the former Space Media stockholders to indemnify Engage under the acquisition agreement. In addition, 1,403,750 shares are being held in escrow to ensure the satisfaction of certain performance objectives by Space Media.

     On September 11, 2000, Engage completed its acquisition of MediaBridge Technologies, Inc. (MediaBridge), a provider of closed-looped, targeted marketing systems for approximately $225.8 million including acquisition costs of approximately $482,000 and net of cash acquired of approximately $2.7 million. As part of this transaction, Engage issued approximately 11.7 million shares of its common stock to MediaBridge shareholders and approximately 2.5 million Engage stock options to the MediaBridge employees. Ten percent of the shares issued are subject to an escrow period of one year to secure certain indemnification obligations of the MediaBridge shareholders. Engage expects to allocate the majority of the purchase price to goodwill and other intangible assets.

     On September 30, 2000, the Company issued 7,250,615 shares of its common stock as payment of principal and interest totaling approximately $249.8 million related to notes payable that had been issued in the Company's acquisition of Tallan.

     In September 2000, CMGI announced that it will be merging CMGI@Ventures IV, the B2B Fund and the Tech Fund into a single evergreen fund called CMGI@Ventures IV.

     On October 11, 2000, CMGI contributed AdForce to CMGion, a majority-owned subsidiary of CMGI. Upon completion of the transaction, AdForce became a wholly-owned subsidiary of CMGion, whose results are reported in the Infrastructure and Enabling Technologies business segment. In fiscal year 2000, AdForce's operating results were reported in the Interactive Marketing business segment. Beginning with the date of contribution, AdForce's results will be reported in the Infrastructure and Enabling Technologies segment.

     On October 18, 2000, the Board of Directors approved, subject to stockholder approval, the 2000 Stock Incentive Plan, which reserves 15.5 million shares of common stock available for future issuance under the plan. The 2000 Stock Incentive Plan is intended to replace the Company's 1986 Stock Option Plan, however all outstanding options under the 1986 plan shall remain in effect.

     During the period from August 1, 2000 through October 27, 2000, the Company sold the following shares of stock in transactions on the open market: approximately 8.4 million shares of Lycos for proceeds of $394.7 million; approximately 241.0 million shares of PCCW for proceeds of $190.2 million; approximately 1.3 million shares of Critical Path for proceeds of $72.8 million; and approximately 3.7 shares of Kana Communications, Inc. for proceeds of $137.6 million.

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



The Board of Directors and Stockholders
CMGI, Inc.:


We have audited the accompanying consolidated balance sheets of CMGI, Inc. and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CMGI, Inc. and subsidiaries as of July 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                                  /s/ KPMG LLP


Boston, Massachusetts
September 21, 2000, except as to Note 20, which is as of October 27, 2000